                       Filed with the Securities and Exchange Commission on November 9, 2001
Registration No. 333-68714                                                              Investment Company Act No. 811-5438
===================================================================================================================

                                        SECURITIES AND EXCHANGE COMMISSION
                                              WASHINGTON, D.C. 20549

                                                     FORM N-4
                              Registration Statement under The Securities Act of 1933
                                           Pre-Effective Amendment No. 1
                                                        and
                          Registration Statement under The Investment Company Act of 1940
                                                  Amendment No. 1

                          AMERICAN SKANDIA LIFE ASSURANCE CORPORATION VARIABLE ACCOUNT B
                          --------------------------------------------------------------
                                              (CLASS 1 SUB-ACCOUNTS)
                                              ----------------------
                                            (Exact Name of Registrant)

                                    AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                                    -------------------------------------------
                                                (Name of Depositor)

                                  ONE CORPORATE DRIVE, SHELTON, CONNECTICUT 06484
                                  -----------------------------------------------
                               (Address of Depositor's Principal Executive Offices)

                                                  (203) 926-1888
                                                  --------------
                                          (Depositor's Telephone Number)

                                     KATHLEEN A. CHAPMAN, CORPORATE SECRETARY
                                  One Corporate Drive, Shelton, Connecticut 06484
                                  -----------------------------------------------
                                (Name and Address of Agent for Service of Process)

                                                     Copy To:
                                             SCOTT K. RICHARDSON, ESQ.
                                                  SENIOR COUNSEL
                          One Corporate Drive, Shelton, Connecticut 06484 (203) 925-3830
                          --------------------------------------------------------------

                                 Approximate Date of Proposed Sale to the Public:

      NOVEMBER 9, 2001 or AS SOON AS PRACTICABLE FOLLOWING THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                           It is proposed that this filing become effective:  (check appropriate space)
                                    __  immediately upon filing pursuant to paragraph (b) of Rule 485
                                    __ on ___________  pursuant to paragraph (b) of Rule 485
                                    __ 60 days after filing pursuant to paragraph (a) (i) of Rule 485
                                    __ on                       pursuant to paragraph (a) (i) of Rule 485
                                          ---------------------
                                    __ 75 days after filing pursuant to paragraph (a) (ii) of Rule 485
                                    __ on ______________pursuant to paragraph (a) (ii) of Rule 485
                           If appropriate, check the following box:
                                    __ This post-effective amendment designates a new effective date for a previously filed post-effective amendment.
===================================================================================================================
                         CALCULATION OF REGISTRATION FEE UNDER THE SECURITIES ACT OF 1933
                                                          Proposed               Proposed
                                                          Maximum                 Maximum
                                    Amount                Offering              Aggregate               Amount of
        Title of Securities          to be                 Price                 Offering             Registration
          to be Registered        Registered              Per Unit                 Price                   Fee
-------------------------------------------------------------------------------------------------------------------
   American Skandia Life Assurance
    Corporation Annuity Contracts Indefinite*            Indefinite*                                        $
===================================================================================================================
                           *Pursuant to Rule 24f-2 of the Investment Company Act of 1940
Registrant has registered an indefinite number or amount of securities under the Securities Act of 1933 pursuant to Rule 24f-2 of the Investment Company Act of 1940.  The Rule 24f-2 Notice for Registrant's fiscal year 2000 was filed within 90 days of the close of the fiscal year.
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
Wells Apex

                                                                                            AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                                                                                        One Corporate Drive, Shelton, Connecticut 06484

This Prospectus  describes  Stagecoach(TM)ApexSM, a flexible  premium deferred annuity (the "Annuity")  offered by American Skandia Life
Assurance  Corporation  ("American  Skandia",  "we",  "our" or "us")  exclusively  through  Wells Fargo Bank,  N.A.  The Annuity may be offered as an individual  annuity contract or as an interest in a group annuity.  This Prospectus  describes the important  features of the Annuity and what you should  consider  before  purchasing  the Annuity.  We have also filed a Statement of  Additional  Information that is available from us, without  charge,  upon your request.  The contents of the Statement of Additional  Information are described on page 56. The Annuity or certain of its  investment  options and/or  features may not be available in all states.  Various rights and benefits may differ  between states to meet  applicable  laws and/or  regulations.  Certain terms are  capitalized in this  Prospectus.
Those terms are either defined in the Glossary of Terms or in the context of the particular section.

=======================================================================================================================================
American  Skandia  offers  several  different  annuities  which your  investment  professional  may be authorized to offer to you. Each annuity has different  features and benefits that may be appropriate  for you based on your financial  situation,  your age and how you intend to use the annuity.  The different features and benefits include variations in death benefit  protection,  the ability to access your  annuity's  account  value and the  charges  that you will be subject  to if you choose to  surrender  the  annuity.  The fees and charges may also be different between each annuity.

If you are purchasing the Annuity as a replacement  for existing  variable  annuity or variable life coverage,  you should consider any surrender or penalty  charges you may incur when replacing your existing  coverage and that this Annuity may be subject to a contingent deferred  sales charge if you elect to surrender  the Annuity or take a partial  withdrawal.  You should  consider  your need to access the annuity's account value and whether the annuity's liquidity features will satisfy that need.
=======================================================================================================================================

WHY WOULD I CHOOSE TO PURCHASE THIS ANNUITY?
This Annuity is frequently used for retirement  planning because it allows you to accumulate  retirement savings and also offers payout options  when you are ready to begin  receiving  income.  The Annuity  also  offers one or more death  benefits  that can protect  your retirement  savings  if you die  during  a period  of  declining  markets.  It may be used as an  investment  vehicle  for  "qualified"
investments,  including an IRA, SEP-IRA,  Roth IRA or Tax Sheltered Annuity (or 403(b)).  It may also be used as an investment  vehicle for  "non-qualified"  investments.  The Annuity allows you to invest your money in a number of variable  investment  options as well as in one or more fixed investment options.

When an Annuity is purchased as a  "non-qualified"  investment,  you generally are not taxed on any investment  gains the Annuity earns until you make a withdrawal or begin to receive annuity payments.  This feature,  referred to as  "tax-deferral",  can be beneficial to the growth of your  Account  Value  because  money that would  otherwise be needed to pay taxes on  investment  gains each year remains invested and can earn additional money.  However,  because the Annuity is designed for long-term  retirement savings, a 10% penalty tax may be applied on withdrawals  you make before you reach age 59 1/2.  Annuities  purchased as a  non-qualified  investment are not subject to the maximum  contribution  limits that may apply to a qualified  investment,  and are not subject to required minimum  distributions after age 701/2.

When an Annuity is purchased as a "qualified"  investment,  you should  consider that the Annuity does not provide any  additional  tax advantages to the preferential  treatment  already  available  through your retirement plan under the Internal Revenue Code. An Annuity may offer features and benefits in addition to providing tax deferral that other  investment  vehicles may not offer,  including  death benefit  protection for your  beneficiaries,  lifetime  income options,  and the ability to make transfers  between  numerous  variable investment  options  offered  under the  Annuity.  You should  consult  with your  investment  professional  as to whether  the overall benefits and costs of the Annuity are appropriate considering your overall financial plan.

These  annuities are NOT deposits or  obligations  of, or issued,  guaranteed or endorsed by, any bank  subsidiary of Wells Fargo Bank,
N.A. are NOT insured or guaranteed by the U.S.  government,  the Federal  Deposit  Insurance  Corporation  (FDIC),  the Federal Reserve
Board or any other agency.  An investment in this annuity involves investment risks, including possible loss of value.
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THESE  SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE  COMMISSION OR ANY STATE  SECURITIES  COMMISSION
NOR  HAS  THE  COMMISSION  OR ANY  STATE  SECURITIES  COMMISSION  PASSED  UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS  PROSPECTUS.  ANY
REPRESENTATION  TO THE CONTRARY IS A CRIMINAL  OFFENSE.  PLEASE READ THIS  PROSPECTUS  AND THE CURRENT  PROSPECTUS  FOR THE  UNDERLYING
MUTUAL FUNDS.  KEEP THEM FOR FUTURE REFERENCE.
---------------------------------------------------------------------------------------------------------------------------------------
                                             FOR FURTHER INFORMATION CALL 1-800-752-6342.
Prospectus Dated: November 9, 2001                                       Statement of Additional Information Dated: November 9, 2001
WFVAPEXPROS- (11/2001)                                                                                                   WFVAPEXPROS

WHAT ARE SOME OF THE KEY FEATURES OF THE ANNUITY?

|X|      The  Annuity is a  "flexible  premium  deferred  annuity."  It is called  "flexible  premium"  because  you have  considerable flexibility in the timing and amount of premium  payments.  Generally,  investors "defer" receiving annuity payments until after an accumulation period.

|X|      This Annuity  offers both variable and fixed  investment  options.  If you allocate your Account Value to variable  investment options, the value of your Annuity will vary daily to reflect the investment  performance of the underlying  investment options.
       Fixed  investment  options of different  durations are offered that are guaranteed by us, but may have a Market Value Adjustment if you withdraw your Account Value before the Maturity Date.

|X|      The Annuity  features two distinct  periods - the accumulation  period and the payout period.  During the accumulation  period your Account Value is allocated to one or more underlying  investment options.  The variable investment options,  each a Class 1
       Sub-account of American Skandia Life Assurance  Corporation  Variable Account B, invest in an underlying  mutual fund portfolio.
       Currently,  portfolios of the following underlying mutual funds are being offered:  Wells Fargo Variable Trust, American Skandia
       Trust, Montgomery Variable Series and INVESCO Variable Investment Funds, Inc.

|X|      During the payout period,  commonly called  "annuitization,"  you can elect to receive annuity  payments (1) for life; (2) for life with a guaranteed  minimum number of payments;  (3) based on joint lives;  or (4) for a guaranteed  number of payments.  We currently make annuity payments available on a fixed or variable basis.

|X|      This  Annuity  offers a basic  Death  Benefit.  It also offers  optional  Death  Benefits  that  provide an enhanced  level of protection for your beneficiary(ies) for an additional charge.

|X|      Annuity Owners can purchase an optional life insurance  rider called Plus40(TM)which provides an income  tax-free life insurance benefit to the Owner's beneficiary(ies) equal to 40% of the Account Value of your Annuity.

|X|      You are  allowed to  withdraw a limited  amount of money from your  Annuity on an annual  basis  without  any  charges.  Other product  features  allow you to access your Account Value as necessary,  although a charge may apply.  After Annuity Year 4, you are allowed to make unlimited withdrawals from your Annuity without any charges.

|X|      Transfers  between  investment  options are tax-free.  Currently,  you may make twenty transfers each year free of charge.  We also offer several  programs that enable you to manage your Account Value as your  financial  needs and  investment  performance change.

HOW DO I PURCHASE THIS ANNUITY?
We sell the Annuity  through  licensed,  registered  investment  professionals.  You must complete an application  and submit a minimum initial  purchase  payment of  $10,000.  We may allow you to make a lower  initial  purchase  payment  provided  you  establish  a bank drafting program under which purchase  payments  received in the first Annuity Year total at least $10,000.  If the Annuity is owned by an  individual  or  individuals,  the oldest of those  persons  must be age 85 or under.  If the  Annuity  is owned by an  entity,  the annuitant must be age 85 or under.

   WHAT TAX CONSIDERATIONS ARE THERE FOR TAX-QUALIFIED RETIREMENT PLANS OR QUALIFIED

   UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS OF AMERICAN SKANDIA LIFE
     ASSURANCE CORPORATION.........................................................................................................2
   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF AMERICAN SKANDIA LIFE
     ASSURANCE CORPORATION........................................................................................................22

APPENDIX B - CONDENSED FINANCIAL INFORMATION ABOUT SEPARATE ACCOUNT B..............................................................1

APPENDIX C - CALCULATION OF OPTIONAL DEATH BENEFITS................................................................................1

APPENDIX D - Plus40(TM)OPTIONAL LIFE INSURANCE RIDER.................................................................................1

                                                           GLOSSARY OF TERMS

Many terms used  within this  Prospectus  are  described  within the text where they  appear.  The  description  of those terms are not repeated in this Glossary of Terms.

Account  Value:  The value of each  allocation to a Sub-account  or a Fixed  Allocation  prior to the Annuity Date,  plus any earnings, and/or less any losses,  distributions  and  charges.  The  Account  Value is  calculated  before we assess any  applicable  Contingent
Deferred Sales Charge  ("CDSC")  and/or any Annual  Maintenance  Fee. The Account Value is determined  separately for each  Sub-account and for each Fixed  Allocation,  and then totaled to determine  Account Value for your entire Annuity.  The Account Value of each Fixed
Allocation on other than its Maturity Date may be calculated using a market value adjustment.

Annuitization:  The  application of Account Value to one of the available  annuity  options to begin  receiving  periodic  payments for life, for a guaranteed minimum number of payments or for life with a guaranteed minimum number of payments.

Annuity Date: The date you choose for annuity payments to commence.  A maximum Annuity Date may apply.

Annuity Year: A 12-month period commencing on the Issue Date of the Annuity and each successive 12-month period thereafter.

Code: The Internal Revenue Code of 1986, as amended from time to time.

Fixed  Allocation:  An  allocation of Account  Value that is to be credited a fixed rate of interest for a specified  Guarantee  Period during the accumulation period.

Guarantee Period: A period of time during the accumulation period where we credit a fixed rate of interest on a Fixed Allocation.

Interim  Value:  The value of the Fixed  Allocation  on any date  other  than the  Maturity  Date.  The  Interim  Value is equal to the initial value allocated to the Fixed  Allocation plus all interest  credited to the Fixed  Allocation as of the date  calculated,  less any transfers or withdrawals from the Fixed Allocation.

Issue Date: The effective date of your Annuity.

MVA: A market value  adjustment used in the  determination  of Account Value of each Fixed  Allocation on a day more than 30 days prior to the Maturity Date of such Fixed Allocation.

Owner:  With an Annuity  issued as an individual  annuity  contract,  the Owner is either an eligible  entity or person named as having ownership  rights in relation to the Annuity.  With an Annuity  issued as a  certificate  under a group annuity  contract,  the "Owner"
refers to the person or entity who has the rights and benefits designated as to the "Participant" in the certificate.

Surrender  Value:  The value of your Annuity  available upon surrender prior to the Annuity Date. It equals the Account Value as of the date we price the surrender minus any applicable CDSC, Annual Maintenance Fee, Tax Charge and the charge for any optional benefits.

Unit:  A measure used to calculate your Account Value in a Sub-account during the accumulation period.

Valuation  Day:  Every day the New York Stock  Exchange is open for trading or any other day the  Securities  and  Exchange  Commission requires mutual funds or unit investment trusts to be valued.

SUMMARY OF CONTRACT FEES AND CHARGES

Below is a summary of the fees and expenses we charge for the Annuity.  Some  charges are  assessed  against your Annuity  while others are assessed against assets  allocated to the variable  investment  options.  The charges that are assessed against the Annuity include the Contingent  Deferred Sales Charge,  Annual Maintenance Fee, Transfer Fee, the Tax Charge and any charge for optional benefits.  The charge that is assessed against the variable  investment  options is the Insurance Charge,  which is the combination of a mortality and expense risk charge and a charge for  administration  of the  Annuity.  Each  underlying  mutual fund  portfolio  assesses a charge for investment  management,  other expenses and with some funds, a 12b-1 charge.  The prospectus for each  underlying  mutual fund provides more detailed  information  about the expenses for the underlying  funds.  In certain  states,  a premium tax charge may be applicable.
All of these fees and expenses are described in more detail within this Prospectus.

----------------------------------------------------------------------------------------------------------------------------------------
                                                       YOUR TRANSACTION EXPENSES
----------------------------------------------------------------------------------------------------------------------------------------
---------------------------------------- -------------------------------------------------------------- --------------------------------
                                                               AMOUNT DEDUCTED/
---------------------------------------                      DESCRIPTION OF CHARGE                               WHEN DEDUCTED
              FEE/EXPENSE
---------------------------------------- -------------------------------------------------------------- --------------------------------
---------------------------------------- ------------ ------------ ------------ ------------ ---------- --------------------------------

                                            Yr. 1        Yr. 2        Yr. 3        Yr. 4      Yrs. 5+
Contingent Deferred Sales Charge                                                                               Upon Surrender or
                                                                                                              Partial Withdrawal

---------------------------------------- ------------ ------------ ------------ ------------ ---------- --------------------------------
---------------------------------------- ------------ ------------ ------------ ------------ ---------- --------------------------------

                                            8.5%         8.0%         7.0%         6.0%        0.0%
---------------------------------------- ------------ ------------ ------------ ------------ ---------- --------------------------------
---------------------------------------- -------------------------------------------------------------- --------------------------------
                                           The charge is a percentage of the Purchase Payments being
                                          withdrawn where the time period is measured from the Issue
                                                               Date of Annuity.
---------------------------------------- -------------------------------------------------------------- --------------------------------
---------------------------------------- -------------------------------------------------------------- --------------------------------
Annual Maintenance Fee                               Smaller of $35 or 2% of Account Value                Annually on the contract's
                                            (Only applicable if Account Value is $100,000 or less)         anniversary date or upon
                                                                                                                   surrender
---------------------------------------- -------------------------------------------------------------- --------------------------------
----------------------------------------
Transfer Fee                                                        $10.00                               After the 20th transfer each
                                                                                                                 annuity year
---------------------------------------- -------------------------------------------------------------- --------------------------------
---------------------------------------- -------------------------------------------------------------- --------------------------------
Tax Charge                                Depends on the requirements of the applicable jurisdiction                Various

---------------------------------------- -------------------------------------------------------------- --------------------------------

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                                                  ANNUAL CHARGES OF THE SUB-ACCOUNTS
                                 (as a percentage of the average daily net assets of the Sub-accounts)
---------------------------------------- -------------------------------------------------------------- --------------------------------
Mortality & Expense Risk Charge
                                                                     1.25%
Administration Charge                                                                                                Daily
                                                                     0.15%
Total Annual Charges of the                                                                             Applies to Variable Investment
Sub-accounts*                                   1.40% per year of the value of each Sub-account                  Options only

---------------------------------------- -------------------------------------------------------------- --------------------------------
*  The combination of the Mortality and Expense Risk Charges and Administration Charge is referred to as the "Insurance Charge"
elsewhere in this prospectus.

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                                                           OPTIONAL BENEFITS
----------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------- --------------------------------
GUARANTEED RETURN OPTION
We offer a program  that  guarantees a "return of premium" at a future  date,  while  allowing you to       0.25% of Account Value
allocate all or a portion of your Account Value to the  Sub-accounts of your choice.  Please refer to
the discussion of the Guaranteed Return Option for a description of restrictions under the program.        (Amounts are deducted in
                                                                                                          arrears each Annuity Year)
------------------------------------------------------------------------------------------------------- --------------------------------
------------------------------------------------------------------------------------------------------- --------------------------------
ENHANCED BENEFICIARY PROTECTION DEATH BENEFIT
We  offer an  Optional  Death  Benefit  that  provides  an  enhanced  level  of  protection  for your       0.25% of Account Value
beneficiary(ies)  by providing  additional amounts that can be used to offset federal and state taxes
payable on any taxable gains in your Annuity at the time of your death.                                    (Amounts are deducted in
                                                                                                          arrears each Annuity Year)
------------------------------------------------------------------------------------------------------- --------------------------------
------------------------------------------------------------------------------------------------------- --------------------------------
GUARANTEED MINIMUM DEATH BENEFIT
We  offer an  Optional  Death  Benefit  that  provides  an  enhanced  level  of  protection  for your     0.30% of the current Death
beneficiary(ies)  by providing the greater of the current  Account Value,  a 5.0% annual  increase on               Benefit
Purchase Payments minus proportional withdrawals or the Highest Anniversary Value.                         (Amounts are deducted in
                                                                                                          arrears each Annuity Year)
------------------------------------------------------------------------------------------------------- --------------------------------
----------------------------------------------------------------------------------------------------------------------------------------

 Please refer to the section entitled "Death Benefit" for a complete discussion of the optional Death Benefits, including restrictions on the age of the Owner/ Annuitant and limits on the amount payable.
----------------------------------------------------------------------------------------------------------------------------------------

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                                                     OPTIONAL LIFE INSURANCE RIDER
----------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------- --------------------------------
Plus40(TM)OPTIONAL LIFE INSURANCE RIDER                                                                   The charge is based on age and
We offer an income  tax-free life insurance  benefit to your  Beneficiary(ies)  that may be useful in       is a percentage of your
offsetting  federal and state taxes  payable on any taxable gains in your Annuity at the time of your       Account Value as of the
death.  Please refer to the Appendix for a detailed description of this Rider.                           anniversary of the Issue Date
                                                                                                          of your Annuity. The charge
                                                                                                          ranges from .80% for Owners
                                                                                                           age 40 - 75 to 10.50% for
                                                                                                          Owners age 95. Please refer
                                                                                                        to the Appendix for a detailed
                                                                                                           breakdown of the charge.
------------------------------------------------------------------------------------------------------- --------------------------------

----------------------------------------------------------------------------------------------------------------------------------------
                                           UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES
                               (as a percentage of the average net assets of the underlying Portfolios)
----------------------------------------------------------------------------------------------------------------------------------------

Below are the investment  management fees, other expenses,  and the total annual expenses for each underlying  Portfolio as of December
31,  2000,  except as noted.  Each figure is stated as a  percentage  of the  underlying  Portfolio's  average  daily net  assets.  For certain of the  underlying  Portfolios,  a portion of the  management  fee is being waived  and/or other  expenses are being  partially reimbursed.  "N/A"  indicates that no portion of the management fee and/or other expenses is being waived and/or  reimbursed.  The "Net
Annual Fund Operating  Expenses"  reflect the combination of the fund's  investment  management fee, other expenses and any 12b-1 fees, net of any fee waivers and expense  reimbursements.  The  expenses  shown below are  deducted by the  underlying  mutual fund before it provides  American  Skandia with the daily net asset value.  Any footnotes  about expenses appear after the list of all the portfolios.
The underlying mutual fund portfolio  information was provided by the underlying mutual funds and has not been  independently  verified by us. See the  prospectuses  or statements of additional  information of the underlying  Portfolios for further  details.  The current prospectus and statement of additional information for the underlying Portfolios can be obtained by calling 1-800-680-8920.

---------------------------------------------- ----------------- ------------ --------------- -------------- ------------ -------------
                                                  Management      Other          (12b-1)      Total Annual    Fee         Net
                                                     Fees         Expenses        Fees          Portfolio    Waivers      Annual
            UNDERLYING PORTFOLIO                                                                Operating    and          Fund
                                                                                                Expenses     Expense      Operating
                                                                                                             Reimburse-mentExpenses
---------------------------------------------- ----------------- ------------ --------------- -------------- ------------ -------------
Wells Fargo Variable Trust:
  Asset Allocation                                  0.70%          0.18%          0.25%          1.13%         0.13%         1.00%
  Corporate Bond                                    0.60%          0.40%          0.25%          1.25%         0.35%         0.90%
  Equity Income                                     0.70%          0.22%          0.25%          1.17%         0.17%         1.00%
  Equity Value                                      0.70%          0.62%          0.25%          1.57%         0.57%         1.00%
  Growth                                            0.70%          0.28%          0.25%          1.23%         0.23%         1.00%
  International Equity (2)                          0.90%          1.25%          0.25%          2.40%         1.40%         1.00%
  Large Company Growth                              0.70%          0.48%          0.25%          1.43%         0.43%         1.00%
  Small Cap Growth                                  0.90%          1.26%          0.25%          2.41%         1.21%         1.20%
  Money Market                                      0.55%          0.35%          0.00%          0.90%         0.05%         0.85%

American Skandia Trust: (3)
  AST American Century International                1.00%          0.24%          0.00%          1.24%          N/A          1.24%
  Growth (4)
  AST PBHG Small-Cap Growth                         0.90%          0.16%          0.01%          1.07%          N/A          1.07%
  AST Scudder Small-Cap Growth                      0.95%          0.16%          0.02%          1.13%          N/A          1.13%
  AST Goldman Sachs Small-Cap Value                 0.95%          0.20%          0.00%          1.15%          N/A          1.15%
  AST Gabelli Small-Cap Value                       0.90%          0.21%          0.01%          1.12%          N/A          1.12%
  AST Janus Mid-Cap Growth                          1.00%          0.28%          0.00%          1.28%          N/A          1.28%
  AST Neuberger Berman Mid-Cap Growth               0.90%          0.16%          0.03%          1.09%          N/A          1.09%
  AST Neuberger Berman Mid-Cap Value                0.90%          0.18%          0.16%          1.24%          N/A          1.24%
  AST Alger All-Cap Growth                          0.95%          0.24%          0.05%          1.24%          N/A          1.24%
  AST MFS Growth                                    0.90%          0.30%          0.00%          1.20%          N/A          1.20%
  AST Marsico Capital Growth                        0.90%          0.14%          0.02%          1.06%         0.02%         1.04%
  AST JanCap Growth                                 0.90%          0.13%          0.01%          1.04%         0.04%         1.00%
  AST Cohen & Steers Realty                         1.00%          0.22%          0.06%          1.28%          N/A          1.28%
  AST American Century Income & Growth              0.75%          0.19%          0.00%          0.94%          N/A          0.94%
  AST INVESCO Equity Income                         0.75%          0.17%          0.03%          0.95%         0.01%         0.94%
  AST PIMCO Total Return Bond                       0.65%          0.17%          0.00%          0.82%          N/A          0.82%
  AST PIMCO Limited Maturity Bond                   0.65%          0.22%          0.00%          0.87%          N/A          0.87%

Montgomery Variable Series:
  Emerging Markets                                  1.25%          0.56%           0.00%         1.81%         0.25%         1.56%

INVESCO Variable Investment Funds, Inc.:
  Technology                                         0.72%         0.30%           0.00%          1.02%          N/A          1.02%
  Health Sciences                                    0.75%         0.32%           0.00%          1.07%          N/A          1.07%
---------------------------------------------------------------------------------------------------------------------------------------

1.       The Investment  Manager of American  Skandia Trust has agreed to reimburse  and/or waive fees for certain  Portfolios until at least April 30, 2002. The caption "Total Annual Fund Operating  Expenses"  reflects the Portfolios'  fees and expenses before such waivers and  reimbursements,  while the caption  "Net Annual Fund  Operating  Expenses"  reflects  the effect of such  waivers and reimbursements.
2.       This Portfolio was first offered as a Sub-account  on July 3, 2000.  "Other  Expenses" are based on estimated  amounts for the fiscal year ended December 31, 2000.
3.       American  Skandia  Trust  (the  "Trust")  adopted a  Distribution  Plan (the  "Distribution  Plan")  under  Rule  12b-1 of the
     Investment  Company Act of 1940 to permit an affiliate  of the Trust's  Investment  Manager to receive  brokerage  commissions  in connection  with purchases and sales of securities  held by Portfolios of the Trust,  and to use these  commissions to promote the sale of shares of such  Portfolios.  While the  brokerage  commission  rates and amounts  paid by the various  Portfolios  are not expected to increase as a result of the Distribution Plan, the staff of the Securities and Exchange  Commission takes the position that commission amounts received under the Distribution Plan should be reflected as distribution  expenses of the Portfolios.  The
     Distribution  Fee estimates are derived and annualized  from data regarding  commission  amounts  directed under the  Distribution
     Plan.  Although there are no maximum amounts  allowable,  actual commission amounts directed under the Distribution Plan will vary and the  amounts  directed  during the last full fiscal year of the Plan's  operations  may differ from the amounts  listed in the above chart.
4.       "Other Expenses" shown are based on current and anticipated amounts for the fiscal year ending December 31, 2001.

EXPENSE EXAMPLES
These  examples  are  designed to assist you in  understanding  the various  costs and  expenses  you will incur with the Annuity  over certain periods of time based on specific  assumptions.  The examples reflect the Insurance Charge,  Contingent  Deferred Sales Charges
(when  applicable),  the Annual Maintenance Fee (when  applicable),  the charges deducted by the underlying mutual fund portfolios,  as well as the charges for the optional  benefits that are offered  under the Annuity.  The  Securities  and Exchange  Commission  ("SEC")
requires these examples.

The  examples  shown  assume  that:  (a) you only  allocate  Account  Value to the  Sub-accounts,  not to a Fixed  Allocation;  (b) the
Insurance  Charge is assessed as 1.40% per year;  (c) the Annual  Maintenance  Fee (when  applicable) is reflected as a charge equal to
0.05% based on an assumed  average  contract size;  (d) you make no withdrawals of Account Value during the period shown;  (e) you make no  transfers,  withdrawals,  surrender  or other  transactions  that we charge a fee for during the  period  shown;  (f) no tax charge applies;  (g) the  expenses  throughout  the period for the  underlying  mutual fund  portfolios  are the "Net  Annual  Fund  Operating
Expenses," as shown above in the section  entitled  "Underlying  Mutual Fund Portfolio Annual  Expenses";  and (h) the optional charges are reflected as charges equal to 0.25% for the Guaranteed  Return Option,  0.25% for the Enhanced  Beneficiary  Protection,  and 0.30%
for the Guaranteed  Minimum Death Benefit.  The charges for the optional  benefits are deducted on an annual basis in arrears.  Amounts shown in the examples are rounded to the nearest dollar.

Expense  Examples are provided for the basic Annuity contract without any optional  benefits,  for the basic Annuity contract  assuming that you elect one of the  following:  the Guaranteed  Return Option,  the Enhanced  Beneficiary  Protection or the Guaranteed  Minimum
Death Benefit;  and for the basic Annuity contract  assuming you elect both the Guaranteed  Return Option and the Enhanced  Beneficiary
Protection, or both the Guaranteed Return Option and the Guaranteed Minimum Death Benefit.

Unlike the annual charge for either the  Guaranteed  Return Option or the Enhanced  Beneficiary  Protection,  the annual charge for the
Guaranteed  Minimum  Death  Benefit  is based on the Death  Benefit  and not the  Account  Value.  You  cannot  purchase  the  Enhanced
Beneficiary Protection with any other optional death benefit or life insurance rider.

Expense Examples are not provided for the Plus40(TM)Optional Life Insurance Rider because it is supported by American  Skandia's  general account and is not subject to, or registered as a security  under,  either the Securities Act of 1933 or the Investment  Company Act of
1940 and because  Owners can pay the annual,  age-based  charge  through funds  outside of the Annuity.  If the Owner elects to pay the annual charge from the Annuity,  charges are deducted as a partial  withdrawal from the Annuity,  subject to applicable  taxes.  Please refer to the Appendix for a detailed description of this Rider.

THE EXAMPLES ARE  ILLUSTRATIVE  ONLY - THEY SHOULD NOT BE  CONSIDERED A  REPRESENTATION  OF PAST OR FUTURE  EXPENSES OF THE  UNDERLYING
MUTUAL FUNDS OR THEIR PORTFOLIOS - ACTUAL EXPENSES MAY BE GREATER OR LESS THAN THOSE SHOWN.

If your Account Value is $100,000 or higher, so that the Annual Maintenance Fee does not apply.

---------------------------------------- ---------------------------------- --------------------------------- ---------------------------------- ---------------------------------
These   Examples   assume  you  do  not    No Optional Benefits Elected       If you elect the Guaranteed      If you elect the Enhanced Death       If you elect EBP and GRO
surrender  your  Annuity  at the end of                                           Return Option (GRO)                   Benefit (EBP)
the applicable period
---------------------------------------- ---------------------------------- --------------------------------- ---------------------------------- ---------------------------------
---------------------------------------- -------- ------- -------- -------- ------- -------- -------- ------- -------- -------- ------- -------- ------- -------- -------- -------
Sub-Account:                                1     3       5 Years  10         1     3 Years  5 Years  10         1     3 Years  5       10         1     3 Years  5 Years  10
                                          Year    Years             Years    Year                     Years    Year             Years    Years    Year                     Years
                                         -------- ------- --------          ------- -------- -------- -------
----------------------------------------                           --------                                   -------- -------- ------- -------- ------- -------- -------- -------
WFVT Asset Allocation                      25       76      129      275      27      83       142     300      27       83      142      300      30      91       155     325
WFVT Corporate Bond                        24       73      124      265      26      80       137     290      26       80      137      290      29      88       150     316
WFVT Equity Income                         25       76      129      275      27      83       142     300      27       83      142      300      30      91       155     325
WFVT Equity Value                          25       76      129      275      27      83       142     300      27       83      142      300      30      91       155     325
WFVT Growth                                25       76      129      275      27      83       142     300      27       83      142      300      30      91       155     325
WFVT International Equity                  25       76      129      275      27      83       142     300      27       83      142      300      30      91       155     325
WFVT Large Company Growth                  25       76      129      275      27      83       142     300      27       83      142      300      30      91       155     325
WFVT Small Cap Growth                      27       82      140      296      29      89       152     320      29       89      152      320      32      97       164     344
WFVT Money Market                          23       71      122      260      26      79       134     286      26       79      134      286      28      86       147     310

AST American Century International         27       83      142      300      30      91       154     324      30       91      154      324      32      98       166     347
Growth
AST PBHG Small-Cap Growth                  25       78      133      282      28      85       145     307      28       85      145      307      30      93       158     331
AST Scudder Small-Cap Growth               26       80      136      288      28      87       148     313      28       87      148      313      31      95       161     338
AST Goldman Sachs Small-Cap Value          26       80      137      290      29      88       150     315      29       88      150      315      31      95       162     339
AST Gabelli Small-Cap Value                26       79      135      287      28      87       148     311      28       87      148      311      31      95       161     336
AST Janus Mid-Cap Growth                   27       84      143      303      30      92       156     328      30       92      156      328      33      100      169     352
AST Neuberger Berman Mid-Cap Growth        26       79      134      285      28      86       147     310      28       86      147      310      31      94       159     334
AST Neuberger Berman Mid-Cap Value         27       83      142      300      30      91       154     324      30       91      154      324      32      98       166     347
AST Alger All-Cap Growth                   27       83      142      300      30      91       154     324      30       91      154      324      32      98       166     347
AST MFS Growth                             27       82      140      296      29      89       152     320      29       89      152      320      32      97       164     344
AST Marsico Capital Growth                 25       77      132      280      28      85       144     304      28       85      144      304      30      92       156     328
AST JanCap Growth                          25       76      129      275      27      83       142     300      27       83      142      300      30      91       155     325
AST Cohen & Steers Realty                  27       84      143      303      30      92       156     328      30       92      156      328      33      100      169     352
AST American Century Income & Growth       24       74      126      269      27      82       139     295      27       82      139      295      29      89       152     319
AST INVESCO Equity Income                  24       74      126      269      27      82       139     295      27       82      139      295      29      89       152     319
AST PIMCO Total Return Bond                23       70      120      257      25      78       133     283      25       78      133      283      28      85       145     307
AST PIMCO Limited Maturity Bond            23       71      122      261      26      79       135     287      26       79      135      287      28      87       148     312

MV Emerging Markets                        30       92      157      330      33      100      170     354      33       100     170      354      35      107      181     376

INVESCO VIF Technology                     25       76      130      277      27      84       143     303      27       84      143      303      30      91       155     327
INVESCO VIF Health Sciences                25       78      133      282      28      85       145     307      28       85      145      307      30      93       158     331
---------------------------------------- -------- ------- -------- -------- ------- -------- -------- ------- -------- -------- ------- -------- ------- -------- -------- -------

---------------------------------------- --------------------------------- ---------------------------------- --------------------------------- ----------------------------------
These  Examples  assume  you  Surrender    No Optional Benefits Elected       If you elect the Guaranteed     If you elect the Enhanced Death       If you elect EBP and GRO
your   Annuity   at  the   end  of  the                                           Return Option (GRO)                  Benefit (EBP)
applicable period
---------------------------------------- --------------------------------- ---------------------------------- --------------------------------- ----------------------------------
---------------------------------------- -------- ------- -------- ------- -------- -------- -------- ------- -------- -------- ------- ------- -------- -------- -------- -------
Sub-Account:                                1     3       5 Years  10         1     3 Years  5 Years  10         1     3 Years  5       10         1     3 Years  5 Years  10
                                          Year    Years            Years    Year                      Years    Year             Years   Years    Year                      Years
                                         -------- ------- --------         -------- -------- -------- -------
----------------------------------------                           -------                                    -------- -------- ------- ------- -------- -------- -------- -------
WFVT Asset Allocation                      110     146      129     275      112      153      142     300      112      153     142     300      115      161      155     325
WFVT Corporate Bond                        109     143      124     265      111      150      137     290      111      150     137     290      114      158      150     316
WFVT Equity Income                         110     146      129     275      112      153      142     300      112      153     142     300      115      161      155     325
WFVT Equity Value                          110     146      129     275      112      153      142     300      112      153     142     300      115      161      155     325
WFVT Growth                                110     146      129     275      112      153      142     300      112      153     142     300      115      161      155     325
WFVT International Equity                  110     146      129     275      112      153      142     300      112      153     142     300      115      161      155     325
WFVT Large Company Growth                  110     146      129     275      112      153      142     300      112      153     142     300      115      161      155     325
WFVT Small Cap Growth                      112     152      140     296      114      159      152     320      114      159     152     320      117      167      164     344
WFVT Money Market                          108     141      122     260      111      149      134     286      111      149     134     286      113      156      147     310

AST American Century International         112     153      142     300      115      161      154     324      115      161     154     324      117      168      166     347
Growth
AST PBHG Small-Cap Growth                  110     148      133     282      113      155      145     307      113      155     145     307      115      163      158     331
AST Scudder Small-Cap Growth               111     150      136     288      113      157      148     313      113      157     148     313      116      165      161     338
AST Goldman Sachs Small-Cap Value          111     150      137     290      114      158      150     315      114      158     150     315      116      165      162     339
AST Gabelli Small-Cap Value                111     149      135     287      113      157      148     311      113      157     148     311      116      165      161     336
AST Janus Mid-Cap Growth                   112     154      143     303      115      162      156     328      115      162     156     328      118      170      169     352
AST Neuberger Berman Mid-Cap Growth        111     149      134     285      113      156      147     310      113      156     147     310      116      164      159     334
AST Neuberger Berman Mid-Cap Value         112     153      142     300      115      161      154     324      115      161     154     324      117      168      166     347
AST Alger All-Cap Growth                   112     153      142     300      115      161      154     324      115      161     154     324      117      168      166     347
AST MFS Growth                             112     152      140     296      114      159      152     320      114      159     152     320      117      167      164     344
AST Marsico Capital Growth                 110     147      132     280      113      155      144     304      113      155     144     304      115      162      156     328
AST JanCap Growth                          110     146      129     275      112      153      142     300      112      153     142     300      115      161      155     325
AST Cohen & Steers Realty                  112     154      143     303      115      162      156     328      115      162     156     328      118      170      169     352
AST American Century Income & Growth       109     144      126     269      112      152      139     295      112      152     139     295      114      159      152     319
AST INVESCO Equity Income                  109     144      126     269      112      152      139     295      112      152     139     295      114      159      152     319
AST PIMCO Total Return Bond                108     140      120     257      110      148      133     283      110      148     133     283      113      155      145     307
AST PIMCO Limited Maturity Bond            108     141      122     261      111      149      135     287      111      149     135     287      113      157      148     312

MV Emerging Markets                        115     162      157     330      118      170      170     354      118      170     170     354      120      177      181     376

INVESCO VIF Technology                     110     146      130     277      112      154      143     303      112      154     143     303      115      161      155     327
INVESCO VIF Health Sciences                110     148      133     282      113      155      145     307      113      155     145     307      115      163      158     331
---------------------------------------- -------- ------- -------- ------- -------- -------- -------- ------- -------- -------- ------- ------- -------- -------- -------- -------

If your Account Value is less than $100,000, so that the Annual Maintenance Fee does apply.

---------------------------------------- --------------------------------- ---------------------------------- --------------------------------- ----------------------------------
These   Examples   assume  you  do  not    No Optional Benefits Elected       If you elect the Guaranteed     If you elect the Enhanced Death       If you elect EBP and GRO
surrender  your  Annuity  at the end of                                           Return Option (GRO)                  Benefit (EBP)
the applicable period
---------------------------------------- --------------------------------- ---------------------------------- --------------------------------- ----------------------------------
---------------------------------------- -------- ------- -------- ------- -------- -------- -------- ------- -------- -------- ------- ------- -------- -------- -------- -------
Sub-Account:                                1     3       5 Years  10         1     3 Years  5 Years  10         1     3 Years  5       10         1     3 Years  5 Years  10
                                          Year    Years            Years    Year                      Years    Year             Years   Years    Year                      Years
                                         -------- ------- --------         -------- -------- -------- -------
----------------------------------------                           -------                                    -------- -------- ------- ------- -------- -------- -------- -------
WFVT Asset Allocation                      26       79      134     284      28       86       146     308      28       86      146     308      31       94       159     333
WFVT Corporate Bond                        24       75      128     273      27       83       141     298      27       83      141     298      30       91       154     324
WFVT Equity Income                         26       79      134     284      28       86       146     308      28       86      146     308      31       94       159     333
WFVT Equity Value                          26       79      134     284      28       86       146     308      28       86      146     308      31       94       159     333
WFVT Growth                                26       79      134     284      28       86       146     308      28       86      146     308      31       94       159     333
WFVT International Equity                  26       79      134     284      28       86       146     308      28       86      146     308      31       94       159     333
WFVT Large Company Growth                  26       79      134     284      28       86       146     308      28       86      146     308      31       94       159     333
WFVT Small Cap Growth                      28       85      144     304      30       92       156     328      30       92      156     328      33       100      169     352
WFVT Money Market                          24       74      126     268      27       82       139     294      27       82      139     294      29       89       151     318

AST American Century International         28       86      146     308      31       94       159     332      31       94      159     332      33       101      171     356
Growth
AST PBHG Small-Cap Growth                  26       80      137     290      29       88       150     315      29       88      150     315      31       95       162     339
AST Scudder Small-Cap Growth               27       82      140     297      29       90       153     321      29       90      153     321      32       97       165     345
AST Goldman Sachs Small-Cap Value          27       83      141     298      30       91       154     323      30       91      154     323      32       98       166     347
AST Gabelli Small-Cap Value                27       82      140     296      29       89       152     320      29       89      152     320      32       97       165     345
AST Janus Mid-Cap Growth                   28       87      148     311      31       94       160     335      31       94      160     335      33       102      173     359
AST Neuberger Berman Mid-Cap Growth        26       81      138     292      29       89       151     318      29       89      151     318      32       97       164     342
AST Neuberger Berman Mid-Cap Value         28       86      146     308      31       94       159     332      31       94      159     332      33       101      171     356
AST Alger All-Cap Growth                   28       86      146     308      31       94       159     332      31       94      159     332      33       101      171     356
AST MFS Growth                             28       85      144     304      30       92       156     328      30       92      156     328      33       100      169     352
AST Marsico Capital Growth                 26       79      135     287      28       87       148     311      28       87      148     311      31       95       161     336
AST JanCap Growth                          26       79      134     284      28       86       146     308      28       86      146     308      31       94       159     333
AST Cohen & Steers Realty                  28       87      148     311      31       94       160     335      31       94      160     335      33       102      173     359
AST American Century Income & Growth       25       76      130     277      27       84       143     302      27       84      143     302      30       92       156     328
AST INVESCO Equity Income                  25       76      130     277      27       84       143     302      27       84      143     302      30       92       156     328
AST PIMCO Total Return Bond                24       73      124     265      26       80       137     290      26       80      137     290      29       88       150     315
AST PIMCO Limited Maturity Bond            24       74      127     270      27       82       140     296      27       82      140     296      29       89       152     320

MV Emerging Markets                        31       95      161     338      34       103      174     362      34       103     174     362      36       110      186     385

INVESCO VIF Technology                     26       79      135     286      28       86       147     310      28       86      147     310      31       94       160     335
INVESCO VIF Health Sciences                26       80      137     290      29       88       150     315      29       88      150     315      31       95       162     339
---------------------------------------- -------- ------- -------- ------- -------- -------- -------- ------- -------- -------- ------- ------- -------- -------- -------- -------

---------------------------------------- ---------------------------------- --------------------------------- ---------------------------------- ---------------------------------
These  Examples  assume  you  surrender    No Optional Benefits Elected       If you elect the Guaranteed      If you elect the Enhanced Death       If you elect EBP and GRO
your   Annuity   at  the   end  of  the                                           Return Option (GRO)                   Benefit (EBP)
applicable period
---------------------------------------- ---------------------------------- --------------------------------- ---------------------------------- ---------------------------------
---------------------------------------- -------- ------- -------- -------- ------- -------- -------- ------- -------- -------- ------- -------- ------- -------- -------- -------
Sub-Account:                                1     3       5 Years  10         1     3 Years  5 Years  10         1     3 Years  5       10         1     3 Years  5 Years  10
                                          Year    Years             Years    Year                     Years    Year             Years    Years    Year                     Years
                                         -------- ------- --------          ------- -------- -------- -------
----------------------------------------                           --------                                   -------- -------- ------- -------- ------- -------- -------- -------
WFVT Asset Allocation                      111     149      134      284     113      156      146     308      113      156     146      308     116      164      159     333
WFVT Corporate Bond                        109     145      128      273     112      153      141     298      112      153     141      298     115      161      154     324
WFVT Equity Income                         111     149      134      284     113      156      146     308      113      156     146      308     116      164      159     333
WFVT Equity Value                          111     149      134      284     113      156      146     308      113      156     146      308     116      164      159     333
WFVT Growth                                111     149      134      284     113      156      146     308      113      156     146      308     116      164      159     333
WFVT International Equity                  111     149      134      284     113      156      146     308      113      156     146      308     116      164      159     333
WFVT Large Company Growth                  111     149      134      284     113      156      146     308      113      156     146      308     116      164      159     333
WFVT Small Cap Growth                      113     155      144      304     115      162      156     328      115      162     156      328     118      170      169     352
WFVT Money Market                          109     144      126      268     112      152      139     294      112      152     139      294     114      159      151     318

AST American Century International         113     156      146      308     116      164      159     332      116      164     159      332     118      171      171     356
Growth
AST PBHG Small-Cap Growth                  111     150      137      290     114      158      150     315      114      158     150      315     116      165      162     339
AST Scudder Small-Cap Growth               112     152      140      297     114      160      153     321      114      160     153      321     117      167      165     345
AST Goldman Sachs Small-Cap Value          112     153      141      298     115      161      154     323      115      161     154      323     117      168      166     347
AST Gabelli Small-Cap Value                112     152      140      296     114      159      152     320      114      159     152      320     117      167      165     345
AST Janus Mid-Cap Growth                   113     157      148      311     116      164      160     335      116      164     160      335     118      172      173     359
AST Neuberger Berman Mid-Cap Growth        111     151      138      292     114      159      151     318      114      159     151      318     117      167      164     342
AST Neuberger Berman Mid-Cap Value         113     156      146      308     116      164      159     332      116      164     159      332     118      171      171     356
AST Alger All-Cap Growth                   113     156      146      308     116      164      159     332      116      164     159      332     118      171      171     356
AST MFS Growth                             113     155      144      304     115      162      156     328      115      162     156      328     118      170      169     352
AST Marsico Capital Growth                 111     149      135      287     113      157      148     311      113      157     148      311     116      165      161     336
AST JanCap Growth                          111     149      134      284     113      156      146     308      113      156     146      308     116      164      159     333
AST Cohen & Steers Realty                  113     157      148      311     116      164      160     335      116      164     160      335     118      172      173     359
AST American Century Income & Growth       110     146      130      277     112      154      143     302      112      154     143      302     115      162      156     328
AST INVESCO Equity Income                  110     146      130      277     112      154      143     302      112      154     143      302     115      162      156     328
AST PIMCO Total Return Bond                109     143      124      265     111      150      137     290      111      150     137      290     114      158      150     315
AST PIMCO Limited Maturity Bond            109     144      127      270     112      152      140     296      112      152     140      296     114      159      152     320

MV Emerging Markets                        116     165      161      338     119      173      174     362      119      173     174      362     121      180      186     385

INVESCO VIF Technology                     111     149      135      286     113      156      147     310      113      156     147      310     116      164      160     335
INVESCO VIF Health Sciences                111     150      137      290     114      158      150     315      114      158     150      315     116      165      162     339
---------------------------------------- -------- ------- -------- -------- ------- -------- -------- ------- -------- -------- ------- -------- ------- -------- -------- -------

If your Account Value is:
                                      less than $100,000,                                                          $100,000 or higher,
                                      so that the Annual Maintenance Fee does apply.                               so that the Annual
Maintenance Fee does not apply.

---------------------------------------- ---------------------------------- --------------------------------- ---------------------------------- ---------------------------------
These  Examples  assume  you  surrender     If you elect the Guaranteed      If you elect the GMDB and GRO       If you elect the Guaranteed      If you elect the GMDB and GRO
your   Annuity   at  the   end  of  the    Minimum Death Benefit (GMDB)                                         Minimum Death Benefit (GMDB)
applicable period
---------------------------------------- ---------------------------------- --------------------------------- ---------------------------------- ---------------------------------
---------------------------------------- -------- ------- -------- -------- ------- -------- -------- ------- -------- -------- ------- -------- ------- -------- -------- -------
Sub-Account:                                1     3       5 Years  10         1     3 Years  5 Years  10         1     3 Years  5       10         1     3 Years  5 Years  10
                                          Year    Years             Years    Year                     Years    Year             Years    Years    Year                     Years
                                         -------- ------- --------          ------- -------- -------- -------
----------------------------------------                           --------                                   -------- -------- ------- -------- ------- -------- -------- -------
WFVT Asset Allocation
WFVT Corporate Bond
WFVT Equity Income
WFVT Equity Value
WFVT Growth
WFVT International Equity
WFVT Large Company Growth
WFVT Small Cap Growth
WFVT Money Market

AST American Century International
Growth
AST PBHG Small-Cap Growth
AST Scudder Small-Cap Growth
AST Goldman Sachs Small-Cap Value
AST Gabelli Small-Cap Value
AST Janus Mid-Cap Growth
AST Neuberger Berman Mid-Cap Growth
AST Neuberger Berman Mid-Cap Value
AST Alger All-Cap Growth
AST MFS Growth
AST Marsico Capital Growth
AST JanCap Growth
AST Cohen & Steers Realty
AST American Century Income & Growth
AST INVESCO Equity Income
AST PIMCO Total Return Bond
AST PIMCO Limited Maturity Bond

MV Emerging Markets

INVESCO VIF Technology
INVESCO VIF Health Sciences
---------------------------------------- -------- ------- -------- -------- ------- -------- -------- ------- -------- -------- ------- -------- ------- -------- -------- -------

If your Account Value is:
                                      less than $100,000,                                                          $100,000 or higher,
                                      so that the Annual Maintenance Fee does apply.                               so that the Annual
Maintenance Fee does not apply.

---------------------------------------- ---------------------------------- --------------------------------- ---------------------------------- ---------------------------------
These   Examples   assume  you  do  not     If you elect the Guaranteed      If you elect the GMDB and GRO       If you elect the Guaranteed      If you elect the GMDB and GRO
surrender  your  Annuity  at the end of    Minimum Death Benefit (GMDB)                                         Minimum Death Benefit (GMDB)
the applicable period
---------------------------------------- ---------------------------------- --------------------------------- ---------------------------------- ---------------------------------
---------------------------------------- -------- ------- -------- -------- ------- -------- -------- ------- -------- -------- ------- -------- ------- -------- -------- -------
Sub-Account:                                1     3       5 Years  10         1     3 Years  5 Years  10         1     3 Years  5       10         1     3 Years  5 Years  10
                                          Year    Years             Years    Year                     Years    Year             Years    Years    Year                     Years
                                         -------- ------- --------          ------- -------- -------- -------
----------------------------------------                           --------                                   -------- -------- ------- -------- ------- -------- -------- -------
WFVT Asset Allocation
WFVT Corporate Bond
WFVT Equity Income
WFVT Equity Value
WFVT Growth
WFVT International Equity
WFVT Large Company Growth
WFVT Small Cap Growth
WFVT Money Market

AST American Century International
Growth
AST PBHG Small-Cap Growth
AST Scudder Small-Cap Growth
AST Goldman Sachs Small-Cap Value
AST Gabelli Small-Cap Value
AST Janus Mid-Cap Growth
AST Neuberger Berman Mid-Cap Growth
AST Neuberger Berman Mid-Cap Value
AST Alger All-Cap Growth
AST MFS Growth
AST Marsico Capital Growth
AST JanCap Growth
AST Cohen & Steers Realty
AST American Century Income & Growth
AST INVESCO Equity Income
AST PIMCO Total Return Bond
AST PIMCO Limited Maturity Bond

MV Emerging Markets

INVESCO VIF Technology
INVESCO VIF Health Sciences
---------------------------------------- -------- ------- -------- -------- ------- -------- -------- ------- -------- -------- ------- -------- ------- -------- -------- -------

INVESTMENT OPTIONS

WHAT ARE THE INVESTMENT OBJECTIVES AND POLICIES OF THE PORTFOLIOS?

Each variable investment option is a Class 1 Sub-account of American Skandia Life Assurance  Corporation  Variable Account B (see "What
are Separate Accounts" for more detailed  information.)  Each Sub-account  invests  exclusively in one Portfolio.  You should carefully read the prospectus for any Portfolio in which you are  interested.  The following  chart  classifies  each of the Portfolios  based on our  assessment  of their  investment  style (as of the date of this  Prospectus).  The  chart  also  provides  a  description  of each
Portfolio's  investment  objective (in italics) and a short,  summary  description  of their key policies to assist you in  determining which  Portfolios may be of interest to you.  There is no guarantee that any underlying  mutual fund portfolio will meet its investment objective.

The name of the  advisor/sub-advisor  for each Portfolio  appears next to the  description.  Those  portfolios  whose name includes the prefix "AST" are  portfolios of American  Skandia  Trust.  The  investment  manager for AST is American  Skandia  Investment  Services,
Incorporated  ("ASISI"),  an affiliated  company of American  Skandia.  However,  a sub-advisor,  as noted below, is engaged to conduct day-to-day investment decisions.

The Portfolios are not publicly traded mutual funds.  They are only available as investment  options in variable annuity  contracts and variable life insurance  policies issued by insurance  companies,  or in some cases, to  participants in certain  qualified  retirement plans.  However,  some of the  Portfolios  available as  Sub-accounts  under the Annuity are managed by the same  portfolio  advisor or sub-advisor  as a retail  mutual fund of the same or similar  name that the  Portfolio  may have been modeled  after at its  inception.
Certain  retail mutual funds may also have been modeled  after a Portfolio.  While the  investment  objective and policies of the funds may be  substantially  similar,  the  actual  investments  made by the  funds  will  differ  to  varying  degrees.  Differences  in the performance of the funds can be expected,  and in some cases could be  substantial.  Contract Owners should not compare the performance of a publicly  traded mutual fund with the performance of any similarly  named  Portfolio  offered as a Sub-account.  Details about the investment  objectives,  policies,  risks,  costs and  management of the Portfolios  are found in the  prospectuses  for the underlying mutual funds.

Please refer to Appendix B for certain required financial information related to the historical performance of the Sub-accounts.

------------------- ------------------------------------------------------------------------------------------------ -----------------------
                                                                                                                           PORTFOLIO
      STYLE/                                        INVESTMENT OBJECTIVES/POLICIES                                          ADVISOR/
       TYPE                                                                                                               SUB-ADVISOR
------------------- ------------------------------------------------------------------------------------------------ -----------------------
------------------- ------------------------------------------------------------------------------------------------ -----------------------
                    WFVT Money Market:  seeks high current  income,  while  preserving  capital and liquidity.  The
   MONEY MARKET     Investment Advisor actively manages a portfolio of U.S.  dollar-denominated  high-quality money    Wells Fargo Funds
                    market  instruments,  including  debt  obligations.  They also make certain other  investments,     Management, LLC
                    including repurchase agreements.
------------------- ------------------------------------------------------------------------------------------------ -----------------------
------------------- ------------------------------------------------------------------------------------------------ -----------------------
                    WFVT Corporate  Bond:  seeks a high level of current income,  consistent with reasonable  risk.
                    The Portfolio  pursues its objective by actively  managing a diversified  portfolio  consisting primarily of corporate  debt  securities of any maturity.  Under normal market  conditions,  it
                    expects to maintain a dollar-weighted  average maturity for portfolio  securities of between 10    Wells Fargo Funds
                    and 15 years.  The Portfolio may invest up to 25% of its total assets in debt  securities  that     Management, LLC
                    are below  investment  grade (junk bonds) or in  securities of foreign  issuers.  The Portfolio also may invest in U.S. Government obligations.

       BOND
------------------- ------------------------------------------------------------------------------------------------ -----------------------
------------------- ------------------------------------------------------------------------------------------------ -----------------------
                    AST PIMCO Limited  Maturity Bond: seeks to maximize total return  consistent with  preservation
                    of capital  and prudent  investment  management.  The  Portfolio  will invest in a  diversified    Pacific Investment
                    portfolio of fixed-income  securities of varying maturities.  The average portfolio duration of    Management Company
                    the  Portfolio  generally  will  vary  within  a one- to  three-year  time  frame  based on the
                    Sub-advisor's forecast for interest rates.
------------------- ------------------------------------------------------------------------------------------------ -----------------------
------------------- ------------------------------------------------------------------------------------------------ -----------------------
                    AST PIMCO Total Return Bond:  seeks to maximize total return  consistent  with  preservation of
                    capital  and  prudent  investment  management.  The  Portfolio  will  invest  in a  diversified    Pacific Investment
                    portfolio of fixed-income  securities of varying maturities.  The average portfolio duration of    Management Company
                    the  Portfolio  generally  will  vary  within a three-  to  six-year  time  frame  based on the
                    Sub-advisor's forecast for interest rates.
------------------- ------------------------------------------------------------------------------------------------ -----------------------
------------------- ------------------------------------------------------------------------------------------------ -----------------------
                    WFVT Asset  Allocation:  seeks  long-term total return,  consistent  with reasonable  risk. The
                    Portfolio  pursues its objective by allocating and reallocating its assets among common stocks,
ASSET ALLOCA-TION   U.S.  Treasury  Bonds  and  money  market  instruments.  The  Investment  Advisor  manages  the
                    allocation of  investments  in the Portfolio  assuming a "normal"  allocation of 60% stocks and    Wells Fargo Funds
                    40% bonds.  The stock portion of the Portfolio is invested to replicate the  weightings of each     Management, LLC
                    company  comprising  the S&P 500  Index.  The bond  portion of the  Portfolio  is  invested  to replicate the Lehman Brothers 20+ Bond Index.
------------------- ------------------------------------------------------------------------------------------------ -----------------------
------------------- ------------------------------------------------------------------------------------------------ -----------------------
                    AST INVESCO  Equity  Income:  seeks capital  growth and current  income while  following  sound investment  practices.  The Portfolio seeks to achieve its objective by investing in securities
                    that are expected to produce  relatively high levels of income and consistent,  stable returns.   INVESCO Funds Group,
                    The  Portfolio  normally will invest at least 65% of its assets in  dividend-paying  common and           Inc.
                    preferred  stocks of domestic and foreign issuers.  Up to 30% of the Portfolio's  assets may be
  EQUITY INCOME     invested in equity securities that do not pay regular dividends.

------------------- ------------------------------------------------------------------------------------------------ -----------------------
------------------- ------------------------------------------------------------------------------------------------ -----------------------
                    WFVT Equity Income:  seeks long-term capital  appreciation and  above-average  dividend income.
                    The  Portfolio  pursues its  objective  primarily by  investing in the common  stocks of large, high-quality  domestic  companies with  above-average  return potential based on current market
                    valuations and above-average  dividend income.  Under normal market  conditions,  the Portfolio    Wells Fargo Funds
                    invests at least 65% of its total assets in income  producing  equity  securities and in issues     Management, LLC
                    of companies with market capitalizations greater than the median of the Russell 1000 Index.
------------------- ------------------------------------------------------------------------------------------------ -----------------------
------------------- ------------------------------------------------------------------------------------------------ -----------------------
                    AST American  Century Income & Growth:  seeks capital growth with current income as a secondary objective.  The Portfolio  invests  primarily in common stocks that offer potential for capital
      GROWTH        growth,  and may,  consistent  with its  investment  objective,  invest  in stocks  that  offer     American Century
        &           potential for current income.  The  Sub-advisor  utilizes a quantitative  management  technique        Investment
      INCOME        with a goal of building an equity  portfolio  that  provides  better  returns  than the S&P 500     Management, Inc.
                    Index without taking on significant  additional risk and while  attempting to create a dividend yield that will be greater than the S&P 500 Index.
------------------- ------------------------------------------------------------------------------------------------ -----------------------

------------------- ------------------------------------------------------------------------------------------------ -----------------------
                                                                                                                           PORTFOLIO
      STYLE/                                        INVESTMENT OBJECTIVES/POLICIES                                          ADVISOR/
       TYPE                                                                                                               SUB-ADVISOR
------------------- ------------------------------------------------------------------------------------------------ -----------------------
                    ------------------------------------------------------------------------------------------------ -----------------------
                    AST Cohen & Steers Realty:  seeks to maximize  total return  through  investment in real estate securities.  The Portfolio  pursues its  investment  objective by seeking,  with  approximately
   REAL ESTATE      equal emphasis,  capital growth and current income. Under normal  circumstances,  the Portfolio
      (REIT)        will invest  substantially all of its assets in the equity securities of real estate companies,      Cohen & Steers
                    i.e., a company that derives at least 50% of its  revenues  from the  ownership,  construction,   Capital Management,
                    financing,  management  or sale of real  estate or that has at least 50% of its  assets in real           Inc.
                    estate. Real estate companies may include real estate investment trusts or REITs.
------------------- ------------------------------------------------------------------------------------------------ -----------------------
------------------- ------------------------------------------------------------------------------------------------ -----------------------
                    AST JanCap Growth:  seeks growth of capital in a manner  consistent  with the  preservation  of capital.  Realization of income is not a significant  investment  consideration  and any income realized on the  Portfolio's  investments,  therefore,  will be incidental  to the  Portfolio's
                    objective.  The Portfolio will pursue its objective by investing  primarily in common stocks of      Janus Capital
                    companies that the Sub-advisor  believes are  experiencing  favorable demand for their products       Corporation
                    and services,  and which operate in a favorable  competitive  and regulatory  environment.  The
                    Sub-advisor  generally takes a "bottom up" approach to choosing  investments for the Portfolio.
                    In other words,  the Sub-advisor  seeks to identify  individual  companies with earnings growth potential that may not be recognized by the market at large.

 LARGE CAP EQUITY
                    ------------------------------------------------------------------------------------------------ -----------------------
                    ------------------------------------------------------------------------------------------------ -----------------------
                    AST Marsico  Capital  Growth:  seeks capital  growth.  Income  realization is not an investment objective  and  any  income  realized  on  the  Portfolio's  investments,  therefore,  will  be incidental to the Portfolio's  objective.  The Portfolio will pursue its objective by investing primarily in common stocks of larger,  more  established  companies.  In selecting  investments
                    for the Portfolio,  the Sub-advisor uses an approach that combines "top down" economic analysis     Marsico Capital
                    with "bottom up" stock selection.  The "top down" approach identifies  sectors,  industries and     Management, LLC
                    companies that should benefit from the trends the  Sub-advisor  has observed.  The  Sub-advisor then looks for individual  companies with earnings growth  potential that may not be recognized by the market at large. This is called "bottom up" stock selection.
                    ------------------------------------------------------------------------------------------------ -----------------------
                    ------------------------------------------------------------------------------------------------ -----------------------
                    AST MFS  Growth:  seeks  long-term  capital  growth  and future  income.  Under  normal  market conditions,  the  Portfolio  invests  at least 80% of its total  assets  in common  stocks  and
                    related securities,  such as preferred stocks,  convertible securities and depositary receipts,      Massachusetts
                    of companies that the  Sub-advisor  believes offer better than average  prospects for long-term    Financial Services
                    growth.  The Sub-advisor seeks to purchase  securities of companies that it considers  well-run         Company
                    and  poised  for  growth.  The  Portfolio  may  invest up to 35% of its net  assets in  foreign securities.
                    ------------------------------------------------------------------------------------------------ -----------------------
                    ------------------------------------------------------------------------------------------------ -----------------------
                    WFVT Equity Value:  seeks long-term capital  appreciation.  The Portfolio pursues its objective by investing in a  diversified  portfolio  composed  primarily  of equity  securities  that are trading at low  price-to-earnings  ratios,  as measured  against the stock market as a whole or
                    against  the  individual  stock's  own price  history.  Under  normal  market  conditions,  the    Wells Fargo Funds
                    Portfolio  invests  primarily in common  stocks of both large,  well-established  companies and     Management, LLC
                    smaller  companies  with market  capitalization  exceeding $50 million at the time of purchase.
                    The Portfolio may also invest in debt  instruments that may be converted into the common stocks of both U.S. and foreign companies.
                    ------------------------------------------------------------------------------------------------ -----------------------
                    ------------------------------------------------------------------------------------------------ -----------------------
                    WFVT Growth:  seeks  long-term  capital  appreciation.  The Portfolio  pursues its objective by investing  primarily in common  stocks and other  equity  securities  of companies  that have a strong earnings growth trend that the Investment Advisor believes have above-average  prospects
                    for future  growth.  Under normal  market  conditions,  the  Portfolio  invests at least 65% of    Wells Fargo Funds
                    total  assets in equity  securities,  including  common and  preferred  stocks  and  securities     Management, LLC
                    convertible  into common stocks.  The investment  strategy is focused on larger  capitalization stocks that fall within, but towards the higher end of, the range of the Russell 1000 Index.
                    ------------------------------------------------------------------------------------------------ -----------------------
                    ------------------------------------------------------------------------------------------------ -----------------------
                    WFVT Large Company Growth:  seeks long-term  capital  appreciation.  The Portfolio  pursues its objective by investing  primarily in common stocks of large,  high-quality  domestic  companies
                    that the Investment  Advisor believes have superior growth  potential.  The Investment  Advisor    Wells Fargo Funds
                    looks for companies  that are  attractively  valued with  fundamental  characteristics  that it     Management, LLC
                    believes are significantly  better than the market average and support internal earnings growth capability.
------------------- ------------------------------------------------------------------------------------------------ -----------------------

------------------- ------------------------------------------------------------------------------------------------ -----------------------
                                                                                                                           PORTFOLIO
      STYLE/                                        INVESTMENT OBJECTIVES/POLICIES                                          ADVISOR/
       TYPE                                                                                                               SUB-ADVISOR
------------------- ------------------------------------------------------------------------------------------------ -----------------------
------------------- ------------------------------------------------------------------------------------------------ -----------------------
                    AST Janus Mid-Cap Growth:  seeks long-term  capital growth.  The Portfolio invests primarily in common stocks,  selected for their growth  potential,  and normally invests at least 65% of its
                    equity  assets  in  medium-sized  companies.  For  purposes  of  the  Portfolio,   medium-sized
                    companies  are those whose market  capitalizations  (measured at the time of  investment)  fall      Janus Capital
                    within the range of  companies  in the  Standard & Poor's  MidCap  400 Index.  The  Sub-advisor       Corporation
                    seeks  to  identify  individual  companies  with  earnings  growth  potential  that  may not be recognized by the market at large.

  MID-CAP EQUITY
                    ------------------------------------------------------------------------------------------------ -----------------------
                    ------------------------------------------------------------------------------------------------ -----------------------
                    AST Neuberger Berman Mid-Cap Growth:  seeks capital growth. The Portfolio  primarily invests in
                    the common stocks of mid-cap  companies,  i.e.,  companies  with equity market  capitalizations     Neuberger Berman
                    from $300 million to $10 billion at the time of investment.  The Portfolio is normally  managed        Management
                    using a growth-oriented  investment approach.  The Sub-advisor looks for fast-growing companies       Incorporated
                    that are in new or rapidly evolving industries.
                    ------------------------------------------------------------------------------------------------ -----------------------
                    ------------------------------------------------------------------------------------------------ -----------------------
                    AST Neuberger Berman Mid-Cap Value:  seeks capital growth.  The Portfolio  primarily invests in the  common  stocks of  mid-cap  companies.  Under the  Portfolio's  value-oriented  investment
                    approach,  the Sub-advisor looks for well-managed  companies whose stock prices are undervalued     Neuberger Berman
                    and that may rise in price  before  other  investors  realize  their  worth.  Factors  that the        Management
                    Sub-advisor may use to identify these companies  include strong  fundamentals,  including a low       Incorporated
                    price-to-earnings  ratio,  consistent cash flow, and a sound track record through all phases of the market cycle.
                    ------------------------------------------------------------------------------------------------ -----------------------
------------------- ------------------------------------------------------------------------------------------------ -----------------------
                    AST PBHG  Small-Cap  Growth:  seeks  capital  growth.  The  Portfolio  pursues its objective by
                    normally  investing  at least  80% of its  total  assets in the  common  stocks of  small-sized     Pilgrim Baxter &
                    companies,  i.e., whose market  capitalizations  or annual revenues are less than $1 billion at     Associates, Ltd.
                    the time of purchase.

 SMALL CAP EQUITY

                    ------------------------------------------------------------------------------------------------ -----------------------
                    ------------------------------------------------------------------------------------------------ -----------------------
                    AST Scudder  Small-Cap  Growth (f/k/a AST Kemper  Small-Cap  Growth):  seeks maximum  growth of investors' capital from a portfolio  primarily of growth stocks of smaller companies.  At least
                    65% of the  Portfolio's  total assets  normally  will be invested in the equity  securities  of
                    smaller  companies,  i.e.,  those having a market  capitalization  of $2 billion or less at the      Zurich Scudder
                    time of  investment,  many of which  would be in the early  stages  of their  life  cycle.  The    Investments, Inc.
                    Portfolio seeks  attractive  areas for investment that arise from factors such as technological advances, new marketing methods, and changes in the economy and population.
                    ------------------------------------------------------------------------------------------------ -----------------------
                    ------------------------------------------------------------------------------------------------ -----------------------
                    AST Goldman  Sachs  Small-Cap  Value (f/k/a AST Lord Abbett Small Cap Value):  seeks  long-term capital  appreciation.  The Portfolio will seek its objective through investments  primarily in equity  securities  that are  believed to be  undervalued  in the  marketplace.  The  Portfolio
                    primarily  seeks  companies  that  are  small-sized,  based on the  value of their  outstanding   Goldman Sachs Asset
                    stock. Specifically,  under normal circumstances,  at least 65% of the Portfolio's total assets        Management
                    will be invested in common stocks issued by smaller,  less  well-known  companies  (with market capitalizations of less than $4 billion at the time of investment).
                    ------------------------------------------------------------------------------------------------ -----------------------
                    ------------------------------------------------------------------------------------------------ -----------------------
                    AST Gabelli  Small-Cap  Value (f/k/a AST T. Rowe Price Small Company  Value):  seeks to provide long-term capital growth by investing primarily in  small-capitalization  stocks that appear to be  undervalued.  The Portfolio will normally invest at least 65% of its total assets in stocks
                    and   equity-related   securities   of  small   companies   ($1   billion  or  less  in  market          GAMCO
                    capitalization).  Reflecting a value approach to investing,  the Portfolio will seek the stocks     Investors, Inc.
                    of companies  whose current stock prices do not appear to adequately  reflect their  underlying value as measured by assets, earnings, cash flow or business franchises.
------------------- ------------------------------------------------------------------------------------------------ -----------------------

------------------- ------------------------------------------------------------------------------------------------ -----------------------
                                                                                                                           PORTFOLIO
      STYLE/                                        INVESTMENT OBJECTIVES/POLICIES                                          ADVISOR/
       TYPE                                                                                                               SUB-ADVISOR
------------------- ------------------------------------------------------------------------------------------------ -----------------------
------------------- ------------------------------------------------------------------------------------------------ -----------------------
                    WFVT Small Cap  Growth:  seeks  long-term  capital  appreciation.  The  Portfolio  pursues  its objective by investing in a diversified  portfolio of common  stocks issued by companies  whose market  capitalization  falls with the range of the Russell 2000 Index.  The Portfolio  invests
                    in common stocks of domestic and foreign  companies that the Investment  Advisor  believes have    Wells Fargo Funds
 SMALL CAP EQUITY   above-average  prospects  for capital  growth,  or that may be  involved  in new or  innovative     Management, LLC
     (Cont.)        products,  services and processes.  Under normal market conditions, the Portfolio invests in an actively managed, broadly diversified portfolio of small-cap  growth-oriented common stocks and in at least 20 common stock issues spread across  multiple  industry  groups and sectors of the economy.
------------------- ------------------------------------------------------------------------------------------------ -----------------------
                    AST American Century  International  Growth:  seeks capital growth.  The Portfolio will seek to achieve its  investment  objective  by  investing  primarily  in equity  securities  of foreign companies  that the  Sub-advisor  believes  will  increase  in value  over time.  Under  normal
                    conditions,  the  Portfolio  will  invest at least 65% of its  assets in equity  securities  of     American Century
                    issuers from at least three  countries  outside of the United States.  The  Sub-advisor  uses a        Investment
                    growth  investment  strategy it developed  that looks for  companies  with earnings and revenue     Management, Inc.
                    growth.  The  Sub-advisor  will  consider  a  number  of other  factors  in  making  investment selections,  including the prospects for relative  economic  growth among countries or regions, economic and political  conditions,  expected inflation rates,  currency exchange  fluctuations
  INTER-NATIONAL    and tax considerations.
      EQUITY
                    ------------------------------------------------------------------------------------------------ -----------------------
                    ------------------------------------------------------------------------------------------------ -----------------------
                    WFVT International Equity: seeks total return, with an emphasis on capital  appreciation,  over the  long-term.  The Portfolio  pursues its  objective by investing  primarily in a diversified portfolio of equity  securities  of  companies  based in developed  non-U.S.  countries  and in
                    emerging markets of the world. Under normal market  conditions,  the Portfolio invests at least    Wells Fargo Funds
                    80% of its total  assets in equity  securities  of companies  located or operating  outside the     Management, LLC
                    U.S. and in a minimum of five  countries  exclusive of the U.S. The  Portfolio may invest up to
                    50% of its total assets in any one country and up to 25% of total  assets in emerging  markets.
                    Generally,  the  Portfolio  invests in issuers  with an average  market  capitalization  of $10 billion  or  more,  although  it may  invest  in  equity  securities  of  issuers  with  market capitalization as low as $250 million.
------------------- ------------------------------------------------------------------------------------------------ -----------------------
------------------- ------------------------------------------------------------------------------------------------ -----------------------
                    Montgomery  Variable Series - Emerging  Markets:  seeks long-term capital  appreciation,  under
                    normal  conditions  by investing at least 65% of its total assets in stocks of companies of any     Montgomery Asset
 EMERGING MARKETS   size based in the world's  developing  economies.  Under  normal  conditions,  investments  are     Management, LLC
                    maintained  in at least six  countries at all times and no more than 35% of total assets in any single one of them.
------------------- ------------------------------------------------------------------------------------------------ -----------------------

------------------- ------------------------------------------------------------------------------------------------ -----------------------
                                                                                                                           PORTFOLIO
      STYLE/                                        INVESTMENT OBJECTIVES/POLICIES                                          ADVISOR/
       TYPE                                                                                                               SUB-ADVISOR
------------------- ------------------------------------------------------------------------------------------------ -----------------------
--------------------------------------------------------------------------------------------------------------------------------------------
Sector funds generally  diversify their investments across particular economic sectors.  However,  because those investments are limited to a  comparatively  narrow segment of the economy,  sector funds are generally not as diversified as most mutual funds.  Sector funds tend to be more  volatile  than other types of funds.  The value of fund shares may go up and down more rapidly  than other  funds.  Each sector of the economy may also have different  regulatory or other risk factors that can cause greater  fluctuations in the share price.  Please read the prospectus for the underlying sector fund for further details about the risks of the particular sector of the economy.
--------------------------------------------------------------------------------------------------------------------------------------------
------------------- ------------------------------------------------------------------------------------------------ -----------------------
                    INVESCO  Variable  Investment  Funds  -  Health  Sciences:  seeks  capital  appreciation.   The
                    Portfolio  invests  primarily in the equity  securities of companies  that develop,  produce or distribute  products or services related to health care. These companies  include,  but are not
                    limited to,  medical  equipment  or  supplies,  pharmaceuticals,  health care  facilities,  and   INVESCO Funds Group,
                    applied research and development of new products or services.  The investment  advisor attempts           Inc.
                    to blend  well-established  healthcare  firms with  faster-growing,  more  dynamic  health care
      SECTOR        companies, which have new products or are increasing their market share of existing products.

------------------- ------------------------------------------------------------------------------------------------ -----------------------
                    ------------------------------------------------------------------------------------------------ -----------------------
                    INVESCO  Variable  Investment  Funds - Technology:  seeks capital  appreciation.  The Portfolio invests  primarily  in  the  equity  securities  of  companies  engaged  in  technology-related
                    industries.  These include,  but are not limited to,  communications,  computers,  electronics,   INVESCO Funds Group,
                    Internet, IT services and consulting,  oceanography, office and factory automation, networking,           Inc.
                    applied  technology,  biotechnology,  robotics  and video.  A core  portion of the  Portfolio's holdings are invested in  market-leading  technology  companies  which the  investment  advisor
                    believes  will  maintain  or  improve  their  market  share   regardless  of  overall  economic
                    conditions.  The  remainder  of  the  Portfolio's  holdings  consist  of  faster-growing,  more volatile  technology  companies which the investment advisor believes to be emerging leaders in their fields.
------------------- ------------------------------------------------------------------------------------------------ -----------------------

WHAT ARE THE FIXED INVESTMENT OPTIONS?
We offer fixed investment options of different  durations during the accumulation  period.  These "Fixed Allocations" earn a guaranteed fixed rate of interest  for a specified  period of time,  called the  "Guarantee  Period." In most states,  we offer Fixed  Allocations with  Guarantee  Periods  from 1 to 10 years.  We may also offer  special  purpose  Fixed  Allocations  for use with  certain  optional investment  programs.  We guarantee  the fixed rate for the entire  Guarantee  Period.  However,  if you  withdraw or transfer  Account
Value before the end of the Guarantee  Period,  we will adjust the value of your  withdrawal or transfer  based on a formula,  called a
"Market Value  Adjustment."  The Market Value  Adjustment  can either be positive or negative,  depending on the movement of applicable interest  rates  payable on Strips of the  appropriate  duration.  Please  refer to the  section  entitled  "How does the Market  Value
Adjustment  Work?" for a  description  of the formula along with examples of how it is  calculated.  You may allocate  Account Value to more than one Fixed Allocation at a time.

Fixed Allocations are currently not available in the state of Maryland, Nevada, Oregon, Utah and Washington.

FEES AND CHARGES

WHAT ARE THE CONTRACT FEES AND CHARGES?
(The Contingent Deferred Sales Charge is often referred to as a "Surrender Charge" or "CDSC".)

Contingent  Deferred Sales Charge:  We do not deduct a sales charge from Purchase  Payments you make to your Annuity.  However,  we may deduct a Contingent  Deferred  Sales Charge or CDSC if you  surrender  your  Annuity or when you make a partial  withdrawal.  This CDSC reimburses us for expenses  related to sales and  distribution of the Annuity,  including  commissions,  marketing  materials and other promotional  expenses.  The CDSC is  calculated as a percentage of your Purchase  Payment  being  surrendered  or withdrawn  during the applicable  Annuity Year. For purposes of  calculating  the CDSC, we consider the year following the Issue Date of your Annuity as Year
1.  The amount of the CDSC decreases over time, measured from the Issue Date of the Annuity.  The CDSC percentages are shown below.

                           ------------------ ------------- ------------- ------------ ------------- -------------

                           YEARS                   1             2             3            4             5+
                           ------------------ ------------- ------------- ------------ ------------- -------------
                           ------------------ ------------- ------------- ------------ ------------- -------------

                           CHARGE (%)             8.5%          8.0%         7.0%          6.0%          0.0%
                           ------------------ ------------- ------------- ------------ ------------- -------------

The CDSC period is based on the Issue Date of the Annuity,  not on the date each Purchase  Payment is applied to the Annuity.  Purchase
Payments  applied to the  Annuity  after the Issue Date do not have their own CDSC  period.  During the first four (4)  Annuity  Years, under certain  circumstances  you can withdraw a limited amount of Account Value without paying a CDSC.  This is referred to as a "Free
Withdrawal."  After four (4) complete Annuity Years, you can surrender your Annuity or make a partial  withdrawal  without a CDSC being deducted from the amount being withdrawn.

We may waive the CDSC under certain  medically-related  circumstances or when taking a Minimum  Distribution  from an Annuity purchased as a "qualified"  investment.  Free Withdrawals,  Medically-Related  Waivers and Minimum Distributions are each explained more fully in the section entitled "Access to Your Account Value".

Exceptions to the Contingent Deferred Sales Charge
We do not apply the CDSC  provision on Annuities  owned by: (a) any parent  company,  affiliate or subsidiary of ours;  (b) an officer, director,  employee,  retiree, sales representative,  or in the case of an affiliated broker-dealer,  registered representative of such company;  (c) a director,  officer or trustee of any  underlying  mutual fund;  (d) a director,  officer or employee of any  investment manager,  sub-advisor,  transfer agent,  custodian,  auditing,  legal or administrative  services provider that is providing investment management,  advisory, transfer agency,  custodianship,  auditing, legal and/or administrative services to an underlying mutual fund or any affiliate of such firm; (e) a director,  officer,  employee or registered  representative  of a broker-dealer  or insurance  agency that has a then current  selling  agreement with us and/or with American  Skandia  Marketing,  Incorporated;  (f) a director,  officer, employee  or  authorized  representative  of  any  firm  providing  us or our  affiliates  with  regular  legal,  actuarial,  auditing, underwriting,  claims,  administrative,  computer support, marketing, office or other services; (g) the then current spouse of any such person noted in (b) through (f),  above;  (h) the parents of any such person noted in (b) through (g),  above;  (i) the  child(ren)  or other legal  dependent  under the age of 21 of any such person noted in (b) through (h); and (j) the siblings of any such persons noted
in (b) through (h) above.

Annual  Maintenance Fee: During the accumulation  period we deduct an Annual  Maintenance Fee. The Annual  Maintenance Fee is $35.00 or
2% of your Account Value invested in the variable  investment  options,  whichever is less.  This fee will be deducted  annually on the anniversary  of the Issue Date of your Annuity or, if you surrender  your Annuity  during the Annuity Year,  the fee is deducted at the time of  surrender.  Currently,  the Annual  Maintenance  Fee is only  deducted  if your  Account  Value is less than  $100,000  on the anniversary  of the Issue Date or at the time of surrender.  We may increase the Annual  Maintenance  Fee.  However,  any increase will only apply to Annuities issued after the date of the increase.

Optional  Benefits:  If you elect to purchase either  optional Death Benefit,  we will deduct the annual charge from your Account Value on the  anniversary  of your  Annuity's  Issue Date or, under certain  circumstances  on a date other than the  anniversary  date.  The charge is deducted  in addition to the  Insurance  Charge due to the  increased  insurance  risk  associated  with the  optional  Death
Benefits.  Under certain  circumstances,  we may deduct a pro-rata portion of the annual charge for the optional Death Benefit.  Please refer to the section  entitled  "Death  Benefit" for a  description  of the charge for each  Optional  Death  Benefit.  If you elect to purchase the Guaranteed  Return Option,  we will deduct the annual charge from your Account Value on the  anniversary of your Annuity's
Issue Date.  Under certain  circumstances,  we may deduct a pro-rata  portion of the annual charge for the  Guaranteed  Return  Option.
Please refer to the section entitled  "Managing Your Account Value - Do you offer programs  designed to guarantee a "return of premium"
at a future date?" for a description of the charge for the Guaranteed Return Option.

Transfer Fee:  Currently,  you may make twenty (20) free transfers between  investment options each Annuity Year. We will charge $10.00 for each  transfer  after the  twentieth in each Annuity Year.  We do not consider  transfers  made as part of a dollar cost  averaging program when we count the twenty free  transfers.  Transfers  made as part of a  rebalancing,  market timing or third party  investment advisory  service will be subject to the  twenty-transfer  limit.  However,  all transfers  made on the same day will be treated as one
(1)  transfer.  Renewals or transfers of Account Value from a Fixed  Allocation  at the end of its Guarantee  Period are not subject to the  Transfer Fee and are not counted  toward the twenty free  transfers.  We may reduce the number of free  transfers  allowable  each
Annuity Year (subject to a minimum of eight) without  charging a Transfer Fee unless you make use of electronic  means to transmit your transfer  requests.  We may eliminate the Transfer Fee for transfer  requests  transmitted  electronically  or through other means that reduce our processing costs.

Tax  Charges:  Several  states  and some  municipalities  charge  premium  taxes or  similar  taxes.  The  amount of tax will vary from jurisdiction  to  jurisdiction  and is subject to change.  The tax charge  currently  ranges up to 3 1/2%.  We  generally  will deduct the amount of tax payable at the time the tax is  imposed,  but may also decide to deduct tax  charges  from each  Purchase  Payment at the time of a  withdrawal  or  surrender  of your Annuity or at the time you elect to begin  receiving  annuity  payments.  We may assess a charge against the Sub-accounts and the Fixed Allocations equal to any taxes which may be imposed upon the separate accounts.

WHAT CHARGES APPLY SOLELY TO THE SUB-ACCOUNTS?

Insurance  Charge:  We deduct an Insurance Charge daily against the average daily assets allocated to the  Sub-accounts.  The Insurance
Charge is the combination of the Mortality & Expense Risk Charge (1.25%) and the  Administration  Charge  (0.15%).  The total charge is equal to 1.40% on an annual  basis.  The  Insurance  Charge is intended to  compensate  American  Skandia for  providing  the insurance benefits under the Annuity,  including the Annuity's basic death benefit that provides  guaranteed  benefits to your beneficiaries even if the market declines and the risk that persons we guarantee  annuity  payments to will live longer than our  assumptions.  The charge also covers administrative costs associated with providing the Annuity benefits,  including  preparation of the contract,  confirmation statements,  annual account  statements and annual reports,  legal and accounting fees as well as various  related  expenses.  Finally, the charge  covers the risk that our  assumptions  about the  non-mortality  expenses  under the Annuity are incorrect and that we have guaranteed not to increase these charges  regardless of our actual  expenses.  We may increase the portion of the Insurance  Charge for administrative costs.  However, any increase will only apply to Annuities issued after the date of the increase.

American  Skandia may make a profit on the  Insurance  Charge if, over time,  the actual cost of  providing  the  guaranteed  insurance obligations  under the  Annuity  are less than the amount we deduct  for the  Insurance  Charge.  To the extent we make a profit on the
Insurance Charge,  such profit may be used for any other corporate  purpose,  including payment of other expenses that American Skandia incurs in promoting, distributing, issuing and administering the Annuity.

The Insurance  Charge is not deducted against assets allocated to a fixed  investment  option.  However,  the amount we credit to Fixed
Allocations may also reflect similar assumptions about the insurance guarantees provide to Contract Owners under the Annuity.

WHAT CHARGES ARE ASSESSED BY THE PORTFOLIOS?
We do not assess any charges  directly  against the  Portfolios.  However,  each  Portfolio  charges a total annual fee comprised of an investment  management fee,  operating  expenses and any distribution and service (12b-1) fees that may apply.  These fees are deducted daily by each  Portfolio  before it provides  American  Skandia  with the net asset value as of the close of  business  each day.  More detailed  information  about fees and charges can be found in the  prospectuses  for the  Portfolios.  Please  also see  "Service  Fees
Payable by Underlying Funds".

WHAT CHARGES APPLY TO THE FIXED ALLOCATIONS?
No specific fee or expenses are deducted  when  determining  the rate we credit to a Fixed  Allocation.  However,  for some of the same reasons that we deduct the Insurance  Charge  against  Account Value  allocated to the  Sub-accounts,  we also take into  consideration mortality,  expense,  administration,  profit and other factors in determining the interest rates we credit to Fixed  Allocations.  Any
CDSC or Tax Charge  applies to amounts that are taken from the variable  investment  options or the Fixed  Allocations.  A Market Value
Adjustment may also apply to transfers, certain withdrawals, surrender or annuitization from a Fixed Allocation.

WHAT CHARGES APPLY IF I CHOOSE AN ANNUITY PAYOUT?
In certain  states a tax is due if and when you exercise  your right to receive  periodic  annuity  payments.  The amount  payable will depend on the applicable  jurisdiction and on the annuity payment option you select.  If you select a fixed payment option,  the amount of each fixed  payment  will depend on the Account  Value of your Annuity when you elected to  annuitize.  There is no specific  charge deducted from these payments;  however,  the amount of each annuity payment reflects  assumptions about our insurance expenses.  If you select a  variable  payment  option  that we may offer,  then the amount of your  benefits  will  reflect  changes in the value of your
Annuity and will continue to be subject to an insurance charge.

EXCEPTIONS/REDUCTIONS TO FEES AND CHARGES
We may reduce or  eliminate  certain  fees and  charges  or alter the manner in which the  particular  fee or charge is  deducted.  For example,  we may  reduce  the  amount of the CDSC or the  length of time it  applies,  reduce or  eliminate  the  amount of the  Annual
Maintenance  Fee or reduce the portion of the Insurance  Charge for  administrative  costs.  Generally,  these types of changes will be based on a reduction to our sales,  maintenance or administrative  expenses due to the nature of the individual or group purchasing the
Annuity.  Some of the  factors we might  consider  in making  such a decision  are:  (a) the size and type of group;  (b) the number of
Annuities  purchased by an Owner; (c) the amount of Purchase Payments or likelihood of additional  Purchase Payments;  and/or (d) other transactions where sales,  maintenance or administrative  expenses are likely to be reduced. We will not discriminate  unfairly between
Annuity purchasers if and when we reduce the portion of the Insurance Charge attributed to the charge covering administrative costs.

PURCHASING YOUR ANNUITY

WHAT ARE OUR REQUIREMENTS FOR PURCHASING THE ANNUITY?

Initial Purchase Payment:  You must make a minimum initial Purchase Payment of $10,000.  However,  if you decide to make payments under a systematic  investment or "bank drafting"  program,  we will accept a lower initial Purchase Payment provided that,  within the first
Annuity Year, you make at least $10,000 in total Purchase Payments.

Where  allowed by law,  initial  Purchase  Payments in excess of  $1,000,000  require our approval  prior to  acceptance.  We may apply certain limitations and/or  restrictions on the Annuity as a condition of our acceptance,  including limiting the liquidity features or the Death Benefit protection provided under the Annuity,  limiting the right to make additional Purchase Payments,  changing the number of transfers  allowable under the Annuity or restricting the Sub-accounts  that are available to the Contract Owner.  Other limitations and/or restrictions may apply.

Except as noted below,  Purchase  Payments  must be  submitted  by check drawn on a U.S.  bank,  in U.S.  dollars,  and made payable to
American  Skandia.  Purchase  Payments  may  also  be  submitted  via  1035  exchange  or  direct  transfer  of  funds.  Under  certain circumstances,  Purchase  Payments may be  transmitted  to American  Skandia via wiring funds  through your  investment  professional's broker-dealer  firm.  Our acceptance of a check is subject to our ability to collect funds.  Additional  Purchase  Payments may also be
                                                                                             ----------
applied to your Annuity under an  arrangement  called "bank  drafting"  where you authorize us to deduct money  directly from your bank account.  We may reject any payment if it is received in an unacceptable form.

Age Restrictions:  The Owner must be age 85 or under as of the Issue Date of the Annuity.  If the Annuity is owned jointly,  the oldest of the Owners must be age 85 or under on the Issue Date. If the Annuity is owned by an entity,  the  Annuitant  must be age 85 or under as of the Issue  Date.  You  should  consider  your need to access the value in your  contract  and  whether  the  Annuity's  liquidity features  will  satisfy  that need.  If you take a  distribution  prior to age 591/2, you may be subject to a 10% penalty in addition to ordinary income taxes on any gain.

Owner, Annuitant and Beneficiary  Designations:  On your Application,  we will ask you to name the Owner(s),  Annuitant and one or more
Beneficiaries for your Annuity.

|X|      Owner:  The  Owner(s)  holds all  rights  under the  Annuity.  You may name  more than one Owner in which  case all  ownership
         -----
       rights are held jointly.  However,  this Annuity does not provide a right of survivorship.  Refer to the Glossary of Terms for a complete description of the term "Owner."
|X|      Annuitant:  The  Annuitant  is the person we agree to make  annuity  payments  to and upon whose life we continue to make such
         ---------
       payments.  You must name an Annuitant who is a natural  person.  We do not accept a designation of joint  Annuitants  during the accumulation  period. Where allowed by law, you may name one or more Contingent  Annuitants.  A Contingent Annuitant will become the Annuitant if the Annuitant dies before the Annuity Date.  Please refer to the discussion of  "Considerations  for Contingent
       Annuitants" in the Tax Considerations section of the Prospectus.
|X|      Beneficiary:  The  Beneficiary  is the person(s) or entity you name to receive the death  benefit.  If no beneficiary is named
         -----------
       the death benefit will be paid to you or your estate.

Your right to make certain  designations  may be limited if your Annuity is to be used as an IRA or other  "qualified"  investment that is given  beneficial  tax  treatment  under  the Code.  You  should  seek  competent  tax  advice on the  income,  estate  and gift tax implications of your designations.

MANAGING YOUR ANNUITY

MAY I CHANGE THE OWNER, ANNUITANT AND BENEFICIARY DESIGNATIONS?
You may change the Owner,  Annuitant  and  Beneficiary  designations  by sending us a request in writing.  Where  allowed by law,  such changes will be subject to our acceptance.  Some of the changes we will not accept include, but are not limited to:
|X|      a new Owner  subsequent to the death of the Owner or the first of any joint Owners to die,  except where a  spouse-Beneficiary has become the Owner as a result of an Owner's death;
|X|      a new Annuitant subsequent to the Annuity Date;
|X|      for "non-qualified" investments, a new Annuitant prior to the Annuity Date if the Annuity is owned by an entity; and
|X|      a change in Beneficiary if the Owner had previously made the designation irrevocable.

Spousal Owners/Spousal Beneficiaries
If an Annuity is co-owned by spouses,  we will assume that the sole primary  Beneficiary  is the  surviving  spouse unless you elect an alternative  Beneficiary  designation.  Unless  you elect an  alternative  Beneficiary  designation,  upon the death of either  spousal
Owner,  the  surviving  spouse may elect to assume  ownership of the Annuity  instead of taking the Death  Benefit  payment.  The Death
Benefit  that  would  have been  payable  will be the new  Account  Value of the  Annuity  as of the date of due proof of death and any required proof of a spousal  relationship.  As of the date the assumption is effective,  the surviving  spouse will have all the rights and benefits that would be available  under the Annuity to a new purchaser of the same  attained age. For purposes of  determining  any future Death Benefit for the surviving  spouse,  the new Account Value will be  considered  as the initial  Purchase  Payment.  No CDSC will apply to the new Account Value.  However,  any  additional  Purchase  Payments  applied after the date the assumption is effective will be subject to all provisions of the Annuity.

Spousal Contingent Annuitant
If the Annuity is owned by an entity and the  surviving  spouse is named as a Contingent  Annuitant,  upon the death of the  Annuitant, the surviving  spouse will become the  Annuitant.  No Death Benefit is payable upon the death of the  Annuitant.  However,  the Account
Value of the Annuity as of the date of due proof of death of the Annuitant  (and any required proof of the spousal  relationship)  will reflect the amount that would have been payable had a Death Benefit been paid.

MAY I RETURN THE ANNUITY IF I CHANGE MY MIND?
(The right to return the Annuity is often referred to as the "free-look" right or "right to cancel.")

If after  purchasing  your  Annuity  you change  your mind and decide that you do not want it, you may return it to us within a certain period of time known as a right to cancel period.  Depending on the state in which you purchased  your Annuity and, in some states,  if you purchased the Annuity as a  replacement  for a prior  contract,  the right to cancel period may be ten (10) days,  twenty-one  (21)
days or longer,  measured from the time that you received your Annuity.  If you return your Annuity  during the applicable  period,  we will refund your current  Account Value plus any tax charge  deducted.  This amount may be higher or lower than your original  Purchase
Payment.  Where required by law, we will return your current Account Value or the amount of your initial  Purchase  Payment,  whichever is greater.  The same rules may apply to an Annuity  that is  purchased  as an IRA. In any  situation  where we are  required to return the greater of your Purchase Payment or Account Value, we may allocate your Account Value to the WFVT Money Market  Sub-account  during the right to cancel period and for a reasonable additional amount of time to allow for delivery of your Annuity.

MAY I MAKE ADDITIONAL PURCHASE PAYMENTS?
The minimum  amount that we accept as an  additional  Purchase  Payment is $100 unless you  participate  in "Auto  Saver" or a periodic purchase  payment  program.  We will  allocate  any  additional  Purchase  Payments you make  according to your most recent  allocation instructions, unless you request new allocations when you submit a new Purchase Payment.

MAY I MAKE SCHEDULED PAYMENTS DIRECTLY FROM MY BANK ACCOUNT?
You can make  additional  Purchase  Payments to your  Annuity by  authorizing  us to deduct money  directly  from your bank account and
              ----------
applying it to your Annuity.  This type of program is often called "bank  drafting".  We call our bank  drafting  program "Auto Saver."
Purchase  Payments made through Auto Saver may only be allocated to the variable  investment  options when  applied.  Auto Saver allows you to invest in an Annuity with a lower initial Purchase Payment,  as long as you authorize  payments that will equal at least $10,000 during the first 12 months of your  Annuity.  We may suspend or cancel bank drafting  privileges if sufficient  funds are not available from the applicable financial institution on any date that a transaction is scheduled to occur.

MAY I MAKE PURCHASE PAYMENTS THROUGH A SALARY REDUCTION PROGRAM?
These types of programs are only available with certain types of qualified  investments.  If your employer sponsors such a program,  we may agree to accept  periodic  Purchase  Payments  through  a salary  reduction  program  as long as the  allocations  are made only to variable investment options and the periodic Purchase Payments received in the first year total at least $10,000.

MANAGING YOUR ACCOUNT VALUE

HOW AND WHEN ARE PURCHASE PAYMENTS INVESTED?
(See "Valuing Your Investment" for a description of our procedure for pricing initial and subsequent Purchase Payments.)

Initial  Purchase  Payment:  Once we accept your  application,  we invest your net Purchase  Payment in the  Annuity.  The net Purchase
Payment is your initial  Purchase  Payment  minus any tax charges  that may apply.  On your  application  we ask you to provide us with instructions  for allocating your Account Value.  You can allocate  Account Value to one or more variable  investment  options or Fixed
Allocations.

In those states where we are required to return your Purchase  Payment if you exercise  your right to return the Annuity,  we initially allocate all amounts that you choose to allocate to the variable  investment options to the WFVT Money Market  Sub-account.  At the end of the right to cancel  period we will  reallocate  your Account Value  according to your most recent  allocation  instructions.  Where permitted by law, we will allocate your Purchase Payments according to your initial  instructions,  without  temporarily  allocating to the WFVT Money Market  Sub-account.  To do this, we will ask that you execute our form called a "return  waiver" that  authorizes us to allocate your Purchase  Payment to your chosen  Sub-accounts  immediately.  If you submit the "return waiver" and then decide to return your  Annuity  during the right to cancel  period,  you will receive  your  current  Account  Value which may be more or less than your initial Purchase Payment (see "May I Return the Annuity if I Change my Mind?").

Subsequent  Purchase  Payments:  We will  allocate  any  additional  Purchase  Payments you make  according to your current  allocation instructions.  If any rebalancing or asset allocation  programs are in effect,  the allocation  should conform with such a program.  We assume  that your  current  allocation  instructions  are  valid  for  subsequent  Purchase  Payments  until you make a change to those allocations or request new allocations when you submit a new Purchase Payment.

ARE THERE RESTRICTIONS OR CHARGES ON TRANSFERS BETWEEN INVESTMENT OPTIONS?
During the accumulation  period you may transfer  Account Value between  investment  options.  Transfers are not subject to taxation on any gain.  We currently  limit the number of  Sub-accounts  you can invest in at any one time to twenty (20).  However,  you can invest in an unlimited  number of Fixed  Allocations.  We may require a minimum of $500 in each  Sub-account you allocate  Account Value to at the time of any  allocation or transfer.  If you request a transfer and, as a result of the transfer,  there would be less than $500 in the Sub-account,  we may transfer the remaining Account Value in the Sub-account pro rata to the other investment  options to which you transferred.

Currently,  we charge $10.00 for each transfer  after the twentieth  (20th) in each Annuity Year,  including  transfers made as part of any  rebalancing,  market timing,  asset  allocation or similar program which you have  authorized.  Transfers made as part of a dollar cost  averaging  program do not count  toward the twenty free  transfer  limit.  Renewals or  transfers  of Account  Value from a Fixed
Allocation  at the end of its  Guarantee  Period are not subject to the  transfer  charge.  We may reduce the number of free  transfers allowable  each Annuity Year (subject to a minimum of eight)  without  charging a Transfer Fee unless you make use of electronic  means to transmit your transfer  requests.  We may eliminate the Transfer Fee for transfer  requests  transmitted  electronically  or through other means that reduce our processing costs.

We reserve the right to limit the number of transfers  in any Annuity  Year for all  existing or new Owners.  We also reserve the right to limit the number of  transfers  in any Annuity  Year or to refuse any  transfer  request  for an Owner or certain  Owners if: (a) we believe that  excessive  trading or a specific  transfer  request or group of transfer  requests may have a detrimental  effect on Unit
Values or the share prices of the  Portfolios;  or (b) we are informed by one or more of the Portfolios that the purchase or redemption of  shares  must be  restricted  because  of  excessive  trading  or a  specific  transfer  or group of  transfers  is deemed to have a detrimental  effect on the share prices of affected  Portfolios.  Without  limiting the above, the most likely scenario where either of the above could occur would be if the  aggregate  amount of a trade or trades  represented a relatively  large  proportion of the total assets of a  particular  Portfolio.  Under such a  circumstance,  we will process  transfers  according to our rules then in effect and provide notice if the transfer request was denied.  If a transfer request is denied, a new transfer request may be required.

DO YOU OFFER DOLLAR COST AVERAGING?
Yes. We offer Dollar Cost Averaging during the accumulation  period.  Dollar Cost Averaging  allows you to  systematically  transfer an amount  each month from one  investment  option to one or more other  investment  options.  You can choose to transfer  earnings  only, principal plus earnings or a flat dollar amount.  Dollar Cost Averaging  allows you to invest  regularly each month,  regardless of the current unit value (or price) of the  Sub-account(s)  you invest in. This  enables you to purchase  more units when the market price is low and fewer units when the market price is high.  This may result in a lower  average cost of units over time.  However,  there is no guarantee  that  Dollar Cost  Averaging  will result in a profit or protect  against a loss in a declining  market.  We do not deduct a charge for participating in a Dollar Cost Averaging program.

You must have a minimum Account Value of at least $10,000 to enroll in a Dollar Cost Averaging program.

You can Dollar Cost Average from variable  investment  options or Fixed  Allocations.  Dollar Cost Averaging from Fixed  Allocations is subject to a number of rules that include, but are not limited to the following:
|X|      You may only use Fixed Allocations with Guarantee Periods of 1, 2 or 3 years.
|X|      You may only Dollar Cost Average  earnings or principal plus earnings.  If transferring  principal plus earnings,  the program must be designed to last the entire Guarantee Period for the Fixed Allocation.
|X|      Dollar Cost Averaging transfers from Fixed Allocations are not subject to a Market Value Adjustment.

NOTE:  When a Dollar  Cost  Averaging  program is  established  from a Fixed  Allocation,  the fixed rate of interest we credit to your
Account  Value is applied to a  declining  balance due to the  transfers  of Account  Value to the  Sub-accounts  during the  Guarantee
Period.  This will reduce the effective rate of return on the Fixed Allocation over the Guarantee Period.

DO YOU OFFER ANY AUTOMATIC REBALANCING PROGRAMS?
Yes.  During the  accumulation  period,  we offer  automatic  rebalancing  among the variable  investment  options you choose.  You can choose  to have your  Account  Value  rebalanced  quarterly,  semi-annually,  or  annually.  On the  appropriate  date,  your  variable investment  options are rebalanced to the allocation  percentages you request.  For example,  over time the performance of the variable investment  options  will  differ,  causing  your  percentage  allocations  to shift.  With  automatic  rebalancing,  we  transfer  the appropriate  amount  from the  "overweighted"  Sub-accounts  to the  "underweighted"  Sub-accounts  to return your  allocations  to the percentages  you  request.  If you request a transfer  from or into any  variable  investment  option  participating  in the  automatic rebalancing  program,  we will assume that you wish to change your rebalancing  percentages as well, and will automatically  adjust the rebalancing percentages in accordance with the transfer unless we receive alternate instructions from you.

You must have a minimum Account Value of at least $10,000 to enroll in automatic  rebalancing.  All  rebalancing  transfers made on the same day as part of an automatic  rebalancing  program are  considered as one transfer when counting the number of transfers  each year toward the maximum number of free transfers. We do not deduct a charge for participating in an automatic rebalancing program.

DO YOU OFFER PROGRAMS DESIGNED TO GUARANTEE A "RETURN OF PREMIUM" AT A FUTURE DATE?
Yes. We offer two  different  programs for  investors  who wish to invest in the variable  investment  options but also wish to protect their  principal,  at least as of a specific  date in the  future.  You may not want to use either of these  programs  if you expect to begin taking annuity payments before the program would be completed.

Balanced Investment Program
We offer a balanced  investment  program  where a portion of your Account  Value is allocated to a Fixed  Allocation  and the remaining
Account Value is allocated to the variable  investment  options that you select.  When you enroll in the Balanced  Investment  program, you choose the  duration  that you wish the  program to last.  This  determines  the  duration  of the  Guarantee  Period for the Fixed
Allocation.  Based on the fixed rate for the  Guarantee  Period  chosen,  we calculate  the portion of your Account  Value that must be allocated to the Fixed Allocation to grow to a specific  "principal amount" (such as your initial Purchase  Payment).  We determine the amount  based on the rates then in effect for the  Guarantee  Period you  choose.  If you  continue  the  program  until the end of the
Guarantee  Period and make no withdrawals or transfers,  at the end of the Guarantee  Period,  the Fixed  Allocation will have grown to equal the  "principal  amount".  Withdrawals  or  transfers  from the Fixed  Allocation  before the end of the  Guarantee  Period  will terminate  the program and may be subject to a Market Value  Adjustment.  You can transfer the Account  Value that is not  allocated to the Fixed  Allocation  between any of the  Sub-accounts  available  under the  Annuity.  Account  Value you  allocate  to the  variable investment  options  is  subject  to market  fluctuations  and may  increase  or  decrease  in  value.  We do not  deduct a charge  for participating in the Balanced Investment Program.

         Example
         Assume you invest  $100,000.  You choose a 10-year program and allocate a portion of your Account Value to a Fixed  Allocation with a 10-year  Guarantee Period.  The rate for the 10-year  Guarantee Period is 5.33%*.  Based on the fixed interest rate for the Guarantee  Period chosen,  the factor is 0.594948 for  determining how much of your Account Value will be allocated to the
         Fixed  Allocation.  That means that  $59,495  will be  allocated  to the Fixed  Allocation  and the  remaining  Account  Value
         ($41,505)  will be  allocated to the variable  investment  options.  Assuming  that you do not make any  withdrawals  from the
         Fixed  Allocation,  it will grow to $100,000 at the end of the Guarantee  Period. Of course we cannot predict the value of the remaining Account Value that was allocated to the variable investment options.

*        The rate in this example is hypothetical and may not reflect the current rate for Guarantee Periods of this duration.

Guaranteed Return OptionSM
We also offer a  seven-year  program  where we monitor your Account  Value daily and  systematically  transfer  amounts  between  Fixed
Allocations  and the variable  investment  options you choose.  American  Skandia  guarantees that at the end of the seventh (7th) year from  commencement  of the  program,  you will  receive  no less than the  original  amount  invested  (such as your  initial  Purchase
Payment).  Account Value is only transferred to and maintained in Fixed  Allocations to the extent we, in our sole discretion,  deem it
                            ----
is necessary to support our  guarantee  under the program.  This  differs from the Balanced  Investment  program  where a set amount is allocated to a Fixed  Allocation  regardless of the  performance of the  underlying  Sub-accounts.  With the Guaranteed  Return Option, your Annuity is able to participate in the upside potential of the Sub-accounts  while only  transferring  amounts to Fixed Allocations to protect against  significant  market downturns.  NOTE: If a significant  amount of your Account Value is systematically  transferred to Fixed Allocations  during prolonged market declines,  less of your Account Value may be immediately  available to participate in the upside potential of the Sub-accounts if there is a subsequent market recovery.

Each  business day we monitor the  performance  of your Account Value to determine  whether it is greater  than,  equal to or below our
"reallocation  trigger",  described  below.  Based on the performance of the  Sub-accounts in which you choose to allocate your Account
Value  relative to the  reallocation  trigger,  we may transfer  some or all of your Account Value to or from a Fixed  Allocation.  You have  complete  discretion  over the  allocation  of your Account  Value that remains  allocated  in the variable  investment  options.
However, we reserve the right to restrict certain Portfolios if you participate in the program.

|X|      Account Value greater than or equal to reallocation  trigger:  Account Value in variable  investment options remains allocated according  to your  most  recent  instructions.  If a  portion  of  Account  Value was  previously  allocated  to a Fixed
              Allocation,  those amounts may be transferred  from the Fixed  Allocation  and  re-allocated  to the variable  investment options pro-rata according to your current allocations.  A Market Value Adjustment will apply.

|X|      Account Value below reallocation  trigger:  A portion of your Account Value in the variable  investment options is transferred to a new Fixed Allocation.  These amounts are transferred on a pro-rata basis from the variable investment  options.  The new Fixed Allocation will have a Guarantee Period equal to the remaining  duration in the Guaranteed  Return Option.  The
              Account Value applied to the new Fixed  Allocation  will be credited with the fixed interest rate then being applied to a new Fixed Allocation of the next higher yearly  duration.  The Account Value will remain invested in the Fixed Allocation until the maturity date of the program  unless,  at an earlier date,  your Account Value is at or above the  reallocation trigger and amounts can be transferred to the variable  investment  options (as described  above) while  maintaining  the guarantee protection under the program.

American  Skandia uses an  allocation  mechanism  based on  assumptions  of expected and maximum  market  volatility  to determine  the reallocation  trigger.  The  allocation  mechanism is used to determine the allocation of Account Value between Fixed  Allocations  and the Sub-accounts you choose.  American  Skandia reserves the right to change the allocation  mechanism and the reallocation  trigger at its discretion.

Program Termination
The Guaranteed  Return Option will  terminate on its maturity  date. You can elect to participate in a new Guaranteed  Return Option or re-allocate  your Account Value at that time.  Any Account Value  allocated to the Fixed  Allocations  will be  transferred to the WFVT
Money Market  Sub-account,  unless you provide us with  alternative  instructions.  On the program maturity date, if your Account Value is below the initial  investment,  American  Skandia will apply  additional  amounts to your  Account  Value so that it is equal to the initial  investment  in the  program.  Any amounts  added to your Account  Value will be applied to the WFVT Money Market  Sub-account, unless you  provide us with  alternative  instructions.  We will  notify  you of any  amounts  added to your  Account  Value  under the program. We do not consider amounts added to your Account Value to be "investment in the contract" for income tax purposes.

Special Considerations under the Guaranteed Return Option
This program is subject to certain rules and restrictions, including, but not limited to the following:
|X|      You may  terminate  the  Guaranteed  Return  Option at any  time.  American  Skandia  does not  provide  any  guarantees  upon termination of the program.
|X|      Withdrawals  from your  Annuity  while the  program  is in effect  will  reduce the  guaranteed  amount  under the  program in proportion  to the  Account  Value at the time of the  withdrawal.  Withdrawals  will be  subject to all other  provisions  of the
     Annuity, including any Contingent Deferred Sales Charge or Market Value Adjustment that would apply.
|X|      Additional  Purchase Payments applied to the Annuity while the program is in effect will only increase the amount  guaranteed;
     however, all or a portion of any additional Purchase Payments may be allocated to the Fixed Allocations.
|X|      Annuity Owners cannot  transfer  Account Value to or from a Fixed  Allocation  while  participating  in the program and cannot participate in any dollar cost averaging program that transfers  Account Value from a Fixed Allocation to the variable  investment options.
|X|      Transfers  from Fixed  Allocations  will be subject to the Market Value  Adjustment  formula under the Annuity;  however,  the
     0.10%  "cushion"  feature of the formula will not apply. A Market Value  Adjustment may be either  positive or negative.  Transfer amounts will be taken from the most recently applied Fixed Allocation.
|X|      Transfers from the  Sub-accounts to Fixed  Allocations or from Fixed  Allocations to the  Sub-accounts  under the program will not count toward the maximum number of free transfers allowable under the Annuity.
|X|      The Guaranteed  Return Option will terminate:  (a) upon the death of the Owner or the Annuitant (in an entity owned contract);
     and (b) as of the date Account Value is applied to begin annuity payments.
|X|      You can elect to  restart  the seven (7) year  program  duration  on any  anniversary  of the Issue Date of the  Annuity.  The
     Account Value on the date the restart is effective  will become the new  guaranteed  amount under the program.  You can only elect the program once per Annuity Year.

Charges under the Program
We charge a fee of 0.25% of  Account  Value per year to  participate  in the  Guaranteed  Return  Option.  The  charge is  deducted  to compensate  American  Skandia  for: (a) the risk that your  Account  Value on the maturity  date of the program is less than the amount guaranteed;  and (b)  administration  of the program.  The charge is deducted in arrears on an annual basis on each  anniversary of the
Issue Date of the  Annuity.  If you choose to begin the  program on a date other than the Issue Date of the  Annuity or an  anniversary of the Issue Date of the  Annuity,  we will charge a pro-rata  portion of the annual  charge for the  remaining  portion of the Annuity
Year. If the program  terminates before  completion for any reason other than death or  medically-related  surrender,  we will assess a pro-rata  portion of the annual charge.  We will deduct the annual charge for  participating  in the program pro-rata from the variable investment options.

MAY I AUTHORIZE MY INVESTMENT PROFESSIONAL TO MANAGE MY ACCOUNT?
Yes.  You may  authorize  your  investment  professional  to direct the  allocation  of your  Account  Value and to  request  financial transactions  between  investment  options  while you are living,  subject to our rules.  We require  that you provide us with  written proof that you have authorized  your investment  professional  to request  financial  transactions on your behalf.  You must contact us immediately  if and when you revoke  such  authority.  We will not be  responsible  for  acting on  instructions  from your  investment professional  if you fail to inform us that such person's  authority has been revoked.  We may also suspend or cancel these  privileges at any time.  We will notify you if we do.

We or an affiliate of ours may provide administrative support to licensed,  registered investment  professionals or investment advisors who you authorize to make financial  transactions on your behalf.  These investment  professionals may be firms or persons who also are appointed by us as authorized  sellers of the Annuity.  However,  we do not offer advice about how to allocate your Account Value under any  circumstance.  Any  investment  professionals  you engage to provide  advice  and/or make  transfers  for you is not acting on our behalf.  We are not  responsible for any  recommendations  such investment  professionals  make, any market timing or asset  allocation programs they choose to follow or any specific transfers they make on your behalf.

We may require  investment  professionals  or investment  advisors,  who are authorized by multiple  contract  owners to make financial transactions,  to enter into an  administrative  agreement with American  Skandia as a condition of our accepting  transactions on your behalf.  The  administrative  agreement may impose  limitations on the investment  professional's  or investment  advisor's  ability to request  financial  transactions on your behalf.  These  limitations  are intended to minimize the detrimental  impact of an investment professional  who is in a position to  transfer  large  amounts of money for  multiple  clients in a  particular  Portfolio  or type of portfolio or to comply with specific  restrictions or limitations  imposed by a Portfolio(s) on American  Skandia.  The  administrative agreement  may limit  the  available  investment  options,  require  advance  notice of large  transactions,  or impose  other  trading limitations on your investment  professional.  Your  investment  professional  will be informed of all such  restrictions on an ongoing basis.  We may also require that your  investment  professional  transmit  all  financial  transactions  using the  electronic  trading functionality  available  through our Internet  website  (www.americanskandia.com).  Limitations  that we may impose on your investment professional or investment advisor under the terms of the  administrative  agreement do not apply to financial  transactions  requested by an Owner on their own behalf, except as otherwise described in this Prospectus.

HOW DO THE FIXED INVESTMENT OPTIONS WORK?
(Fixed Allocations may not be available in all states and may not be available for certain durations.)

We credit  the fixed  interest  rate to the Fixed  Allocation  throughout  a set  period of time  called a  "Guarantee  Period."  Fixed
Allocations  currently are offered with Guarantee  Periods from 1 to 10 years.  We may make Fixed  Allocations  of different  durations available in the future,  including Fixed  Allocations  offered  exclusively for use with certain  optional  investment  programs.  The interest  rate credited to a Fixed  Allocation  is the rate in effect when the  Guarantee  Period begins and does not change during the
Guarantee  Period.  The rates are an effective  annual rate of  interest.  We determine  the interest  rates for the various  Guarantee
Periods.  At the time that we confirm  your Fixed  Allocation,  we will  advise  you of the  interest  rate in effect and the date your
Fixed  Allocation  matures.  We may change the rates we credit new Fixed  Allocations at any time. Any change in interest rate does not affect  Fixed  Allocations  that  were in  effect  before  the date of the  change.  To  inquire  as to the  current  rates  for  Fixed
Allocations, please call 1-800-766-4530.

A Guarantee Period for a Fixed Allocation begins:
|X|      when all or part of a net Purchase Payment is allocated to that particular Guarantee Period;
|X|      upon transfer of any of your Account Value to a Fixed Allocation for that particular Guarantee Period; or
|X|      when you "renew" a Fixed Allocation by electing a new Guarantee Period.

To the extent  permitted by law, we may  establish  different  interest  rates for Fixed  Allocations  offered to a class of Owners who choose to participate in various optional  investment programs we make available.  This may include,  but is not limited to, Owners who elect to use Fixed  Allocations  under a dollar  cost  averaging  program  (see "Do You Offer  Dollar Cost  Averaging?")  or a balanced investment  program (see "Do You Offer a Program to Balance  Fixed and Variable  Investments?").  The interest  rate  credited to Fixed
Allocations  offered to this class of purchasers may be different than those offered to other  purchasers who choose the same Guarantee
Period but who do not participate in an optional investment program.  Any such program is at our sole discretion.

HOW DO YOU DETERMINE RATES FOR FIXED ALLOCATIONS?
We do not have a specific  formula for  determining  the fixed  interest rates for Fixed  Allocations.  Generally the interest rates we offer for Fixed  Allocations  will reflect the  investment  returns  available on the types of investments we make to support our fixed rate  guarantees.  These  investment  types may include  cash,  debt  securities  guaranteed by the United  States  government  and its agencies and  instrumentalities,  money market  instruments,  corporate debt obligations of different  durations,  private  placements, asset-backed  obligations  and municipal  bonds.  In  determining  rates we also  consider  factors such as the length of the Guarantee
Period for the Fixed  Allocation,  regulatory  and tax  requirements,  liquidity  of the markets for the type of  investments  we make, commissions,  administrative  and investment  expenses,  our insurance  risks in relation to the Fixed  Allocations,  general  economic trends and  competition.  Some of these  considerations  are similar to those we consider in determining  the Insurance  Charge that we deduct from Account Value allocated to the Sub-accounts.

We will credit  interest on a new Fixed  Allocation  in an existing  Annuity at a rate not less than the rate we are then  crediting to
Fixed Allocations for the same Guarantee Period selected by new Annuity purchasers in the same class.

The interest rate we credit for a Fixed Allocation is subject to a minimum.  Please refer to the Statement of Additional Information.

HOW DOES THE MARKET VALUE ADJUSTMENT WORK?

If you transfer or withdraw  Account Value from a Fixed  Allocation more than 30 days before the end of its Guarantee  Period,  we will adjust the value of your investment  based on a formula,  called a "Market Value  Adjustment" or "MVA".  The amount of any Market Value
Adjustment  can be either  positive  or  negative,  depending  on the  movement  of a  combination  of Strip  Yields  on Strips  and an
Option-adjusted  Spread  (each as defined  below)  between  the time that you  purchase  the Fixed  Allocation  and the time you make a transfer  or  withdrawal.  The  Market  Value  Adjustment  formula  compares  the  combination  of  Strip  Yields  for  Strips  and the
Option-adjusted  Spreads  as of the  date the  Guarantee  Period  began  with  the  combination  of Strip  Yields  for  Strips  and the
Option-adjusted Spreads as of the date the MVA is being calculated.

|X|      "Strips" are a form of security where  ownership of the interest  portion of United States  Treasury  securities are separated from ownership of the underlying principal amount or corpus.
|X|      "Strip Yields" are the yields payable on coupon Strips of United States Treasury securities.
|X|      "Option-adjusted  Spread" is the difference between the yields on corporate debt securities  (adjusted to disregard options on such  securities)  and  government  debt  securities  of  comparable  duration.  We currently  use the Merrill  Lynch 1 to 10 year
     Investment Grade Corporate Bond Index of Option-adjusted Spreads.

MVA Formula
The MVA formula is applied  separately to each Fixed  Allocation to determine the Account Value of the Fixed Allocation on a particular date.  The formula is as follows:

                                                      [(1+I) / (1+J+0.0010)]N/365
                                                                where:

                  I is the Strip  Yield as of the start date of the  Guarantee  Period for coupon  Strips  maturing at the end of the  applicable  Guarantee  Period  plus the  Option-adjusted  Spread.  If  there  are no
                  Strips  maturing  at that  time,  we will use the Strip  Yield for the  Strips  maturing  as soon as possible after the Guarantee Period ends.

                  J is the Strip Yield as of the date the MVA formula is being applied for coupon  Strips  maturing at the end of the  applicable  Guarantee  Period  plus the  Option-adjusted  Spread.  If  there  are no
                  Strips  maturing  at that  time,  we will use the Strip  Yield for the  Strips  maturing  as soon as possible after the Guarantee Period ends.

                  N is the number of days remaining in the original Guarantee Period.

If you surrender your Annuity under the right to cancel provision, the MVA formula is [(1 + I)/(1 + J)]N/365.

MVA Examples
The following hypothetical examples show the effect of the MVA in determining Account Value.  Assume the following:
|X|      On December 31, 2000,  you allocate  $50,000 into a Fixed  Allocation  with a Guarantee  Period of 5 years (e.g.  the Maturity
         Date is December 31, 2005).
|X|      The Strip Yields for coupon Strips  beginning on December 31, 2000 and maturing on December 31, 2005 plus the  Option-adjusted
         Spread is 5.50% (I = 5.50%).
|X|      You make no  withdrawals  or transfers  until you decided to withdraw  the entire Fixed  Allocation  after  exactly  three (3)
         years, therefore 730 days remain before the Maturity Date (N = 730).

Example of Positive MVA
Assume  that at the  time  you  request  the  withdrawal,  the  Strip  Yields  for  Strips  maturing  on  December  31,  2005  plus the
Option-adjusted Spread is 4.00%  (J = 4.00%).  Based on these assumptions, the MVA would be calculated as follows:

                                  MVA Factor = [(1+I)/(1+J+0.0010)]N/365 = [1.055/1.041]2 = 1.027078
                                                      Interim Value = $57,881.25
                                   Account Value after MVA = Interim Value X MVA Factor = $59,448.56

Example of Negative MVA
Assume  that at the  time  you  request  the  withdrawal,  the  Strip  Yields  for  Strips  maturing  on  December  31,  2005  plus the
Option-adjusted Spread is 7.00% (J = 7.00%).  Based on these assumptions, the MVA would be calculated as follows:

                                  MVA Factor = [(1+I)/(1+J+0.0010)]N/365 = [1.055/1.071)]2 = 0.970345
                                                      Interim Value = $57,881.25
                                  Account Value after MVA = Interim Value X MVA Factor = $56,164.78.

WHAT HAPPENS WHEN MY GUARANTEE PERIOD MATURES?
The "Maturity  Date" for a Fixed  Allocation  is the last day of the  Guarantee  Period.  Before the Maturity  Date,  you may choose to renew the Fixed  Allocation  for a new Guarantee  Period of the same or different  length or you may transfer all or part of that Fixed
Allocation's  Account  Value to another  Fixed  Allocation  or to one or more  Sub-accounts.  We will not charge a MVA if you choose to renew a Fixed  Allocation  on its Maturity  Date or transfer the Account  Value to one or more  variable  investment  options.  We will notify you before  the end of the  Guarantee  Period  about the fixed  interest  rates  that we are  currently  crediting  to all Fixed
Allocations that are being offered.  The rates being credited to Fixed Allocations may change before the Maturity Date.

If you do not specify how you want a Fixed  Allocation  to be allocated on its Maturity  Date,  we will then transfer the Account Value of the Fixed  Allocation  to the WFVT  Money  Market  Sub-account.  You can then  elect to  allocate  the  Account  Value to any of the
Sub-accounts or to a new Fixed Allocation.

ACCESS TO ACCOUNT VALUE

WHAT TYPES OF DISTRIBUTIONS ARE AVAILABLE TO ME?
During the  accumulation  period you can access your Account Value  through  Partial  Withdrawals,  Systematic  Withdrawals,  and where required for tax  purposes,  Minimum  Distributions.  You can also  surrender  your Annuity at any time. We may deduct a portion of the
Account Value being  withdrawn or  surrendered  as a CDSC. If you  surrender  your Annuity,  in addition to any CDSC, we may deduct the
Annual  Maintenance  Fee,  any Tax Charge  that  applies and the charge for any  optional  benefits.  We may also apply a Market  Value
Adjustment  to any Fixed  Allocations.  Certain  amounts  may be  available  to you each  Annuity  Year that are not subject to a CDSC.
These are  called  "Free  Withdrawals."  In  addition,  under  certain  circumstances,  we may waive the CDSC for  surrenders  made for qualified  medical reasons or for  withdrawals  made to satisfy Minimum  Distribution  requirements.  Unless you notify us differently, withdrawals  are taken pro-rata based on the Account Value in the investment  options at the time we receive your  withdrawal  request.
Each of these types of distributions is described more fully below.

ARE THERE TAX IMPLICATIONS FOR DISTRIBUTIONS?
(For more information, see "Tax Considerations")

During the Accumulation Period
A distribution  during the  accumulation  period is deemed to come first from any "gain" in your Annuity and second as a return of your
"tax  basis",  if any.  Distributions  from your  Annuity  are  generally  subject to  ordinary  income  taxation  on the amount of any investment  gain unless the  distribution  qualifies as a non-taxable  exchange or transfer.  If you take a  distribution  prior to the taxpayer's  age 59 1/2, you may be subject to a 10% penalty in addition to ordinary  income  taxes on any gain.  You may wish to consult a professional tax advisor for advice before requesting a distribution.

During the Annuitization Period
During the  annuitization  period,  a portion of each annuity payment is taxed as ordinary income at the tax rate you are subject to at the time of the payment.  The Code and  regulations  have  "exclusionary  rules" that we use to determine  what portion of each annuity payment  should  be  treated  as a  return  of any tax  basis  you have in the  Annuity.  Once the tax  basis in the  Annuity  has been distributed,  the  remaining  annuity  payments  are  taxable as  ordinary  income.  The tax basis in the  Annuity  may be based on the tax-basis from a prior contract in the case of a 1035 exchange or other qualifying transfer.

CAN I WITHDRAW A PORTION OF MY ANNUITY?
Yes, you can make a withdrawal during the accumulation period.

|X|      You can withdraw a limited  amount of your Account  Value during each of Annuity Year 1-4 to meet  liquidity  needs  without a
         CDSC being  applied.  We call this the "Free  Withdrawal"  amount.  After Annuity Year 4, you can make a withdrawal  without a
         CDSC being deducted from the amount being  withdrawn.  The Free Withdrawal  amount is not available if you choose to surrender your Annuity.  The minimum Free Withdrawal you may request is $100.

|X|      You can also make  withdrawals  in excess of the Free  Withdrawal  amount.  We call this a  "Partial  Withdrawal."  The amount that you may withdraw will depend on the Annuity's  Surrender  Value. The Surrender Value is equal to your Account Value minus any CDSC, the Annual  Maintenance Fee, the Tax Charge,  any charges for optional benefits and any Market Value Adjustment that may apply to any Fixed  Allocations.  After any Partial  Withdrawal,  your  Annuity  must have a  Surrender  Value of at least
         $1,000,  or we may treat the Partial  Withdrawal  request as a request to fully  surrender your Annuity.  The minimum  Partial
         Withdrawal you may request is $100.

When we determine if a CDSC applies to Partial  Withdrawals and Systematic  Withdrawals,  we will first determine what, if any, amounts qualify as a Free  Withdrawal.  Those amounts are not subject to the CDSC.  Partial  Withdrawals  or Systematic  Withdrawals of amounts greater than the maximum Free  Withdrawal  amount will be subject to a CDSC.  You may request a withdrawal  for an exact dollar  amount after  deduction of any CDSC that applies  (called a net  withdrawal) or request a gross  withdrawal from which we will deduct any CDSC that  applies,  resulting  in less money  being  payable to you than the amount you  requested.  If you request a net  withdrawal,  the amount deducted from your Account Value to pay the CDSC may also be subject to a CDSC.

Partial Withdrawals may also be available following annuitization but only if you choose certain annuity payment options.

To request the forms necessary to make a withdrawal from your Annuity,  contact our Customer  Service Team at  1-800-680-8920  or visit our Internet Website at www.americanskandia.com.

HOW MUCH CAN I WITHDRAW AS A FREE WITHDRAWAL?

Annuity Year 1-4
The maximum Free  Withdrawal  amount  during each of Annuity  Year 1 through  Annuity  Year 4 (when a CDSC would  otherwise  apply to a partial  withdrawal or surrender of your initial Purchase  Payments) is 10% of all Purchase  Payments.  The 10% Free Withdrawal  amount is not  cumulative.  If you do not  make a Free  Withdrawal  during  an  Annuity  Year,  you are not  allowed  to  carry  over the Free
Withdrawal amount to the next Annuity Year.

Annuity Year 5+
After Annuity Year 4, you can surrender your Annuity or make a partial  withdrawal  without a CDSC being deducted from the amount being withdrawn.

NOTE:  Amounts  that you have  withdrawn  as a Free  Withdrawal  will not reduce  the amount of any CDSC that we deduct if,  during the first four (4) Annuity Years, you make a partial withdrawal or choose to surrender the Annuity.

Examples
1.       Assume  you make an  initial  Purchase  Payment  of  $10,000  and make no  additional  Purchase  Payments.  The  maximum  Free
     Withdrawal amount during each of the first four Annuity Years would be 10% of $10,000, or $1,000.

2.       Assume you make an initial  Purchase  Payment of $10,000 and make an additional  Purchase Payment of $5,000 in Annuity Year 2.
     The maximum  Free  Withdrawal  amount  during  Annuity  Year 3 and 4 would be 10% of $15,000,  or $1,500.  From Annuity Year 5 and
     thereafter,  you can  surrender  your Annuity or make a partial  withdrawal  without a CDSC being  deducted  from the amount being withdrawn.

IS THERE A CHARGE FOR A PARTIAL WITHDRAWAL?
A CDSC may be assessed  against a Partial  Withdrawal  during the first four (4) Annuity  Years.  Whether a CDSC applies and the amount to be charged depends on whether the Partial  Withdrawal  exceeds any Free Withdrawal  amount and, if so, the number of years that have elapsed since the Issue Date of the Annuity.

1.       If you request a Partial  Withdrawal,  we determine if the amount you  requested is available as a Free  Withdrawal  (in which case it would not be subject to a CDSC);
2.       If the amount  requested  exceeds the  available  Free  Withdrawal  amount,  we  determine if a CDSC will apply to the Partial
     Withdrawal  based on the number of years that have  elapsed  since the Annuity was issued.  Any CDSC will only apply to the amount withdrawn that exceeds the Free Withdrawal amount.

|X|      If the  Annuity has been in effect for less than four  complete  years,  a CDSC will be charged on the amount of the  Purchase
         Payment being withdrawn, according to the CDSC table.
|X|      If the Annuity has been in effect for more than four complete years, no CDSC will be charged on the amount being withdrawn.

CAN I MAKE PERIODIC WITHDRAWALS FROM THE ANNUITY DURING THE ACCUMULATION PERIOD?
Yes. We call these "Systematic  Withdrawals."  You can receive  Systematic  Withdrawals of earnings only,  principal plus earnings or a flat  dollar  amount.  Systematic  Withdrawals  during the first four (4)  Annuity  Years may be subject to a CDSC.  We will  determine whether a CDSC applies and the amount in the same way as we would for a Partial Withdrawal.

Systematic  Withdrawals can be made from Account Value allocated to the variable  investment options or Fixed  Allocations.  Generally,
Systematic  Withdrawals from Fixed Allocations are limited to earnings accrued after the program of Systematic  Withdrawals  begins, or payments of fixed dollar  amounts that do not exceed such  earnings.  Systematic  Withdrawals  are  available on a monthly,  quarterly, semi-annual  or annual  basis.  The  Surrender  Value of your  Annuity  must be at least  $20,000  before we will  allow you to begin a program of Systematic Withdrawals.

The minimum  amount for each  Systematic  Withdrawal  is $100.  If any  scheduled  Systematic  Withdrawal is for less than $100, we may postpone the withdrawal and add the expected amount to the amount that is to be withdrawn on the next scheduled Systematic Withdrawal.

DO YOU OFFER A PROGRAM FOR WITHDRAWALS UNDER SECTION 72(t) OF THE INTERNAL REVENUE CODE?
Yes. If your Annuity is used as a funding  vehicle for certain  retirement  plans that receive  special tax  treatment  under  Sections
401, 403(b) or 408 of the Code,  Section 72(t) of the Code may provide an exception to the 10% penalty tax on distributions  made prior to age 59 1/2if you elect to receive  distributions  as a series of  "substantially  equal  periodic  payments".  Distributions  received under this provision in any Annuity Year that exceed the maximum amount  available as a free  withdrawal  will be subject to a CDSC. To request a program  that  complies  with Section  72(t),  you must provide us with  certain  required  information  in writing on a form acceptable to us. We may require  advance  notice to allow us to calculate  the amount of 72(t)  withdrawals.  The  Surrender  Value of your Annuity must be at least $20,000  before we will allow you to begin a program for  withdrawals  under Section  72(t).  The minimum amount for any such withdrawal is $100.

You may also annuitize  your contract and begin  receiving  payments for the remainder of your life (or life  expectancy) as a means of receiving income payments before age 59 1/2that are not subject to the 10% penalty.

WHAT ARE MINIMUM DISTRIBUTIONS AND WHEN WOULD I NEED TO MAKE THEM?
(See "Tax Considerations" for a further discussion of Minimum Distributions.)

Minimum  Distributions  are a type of Systematic  Withdrawal we allow to meet distribution  requirements  under Sections 401, 403(b) or
408 of the Code.  Under the Code,  you may be required to begin  receiving  periodic  amounts from your Annuity.  In such case, we will allow you to make  Systematic  Withdrawals  in amounts that satisfy the minimum  distribution  rules under the Code. We do not assess a
CDSC on Minimum  Distributions  from your Annuity if you are required by law to take such  Minimum  Distributions  from your Annuity at the time it is taken.  However,  a CDSC may be  assessed  on that  portion of a  Systematic  Withdrawal  that is taken to  satisfy  the minimum  distribution  requirements  in relation to other  savings or  investment  plans under  other  qualified  retirement  plans not maintained with American Skandia.

The amount of the required Minimum  Distribution for your particular  situation may depend on other annuities,  savings or investments.
We will only  calculate  the amount of your required  Minimum  Distribution  based on the value of your  Annuity.  We require three (3)
days advance written notice to calculate and process the amount of your payments.  We may charge you for calculating  required  Minimum
Distributions.  You may elect to have Minimum Distributions paid out monthly,  quarterly,  semi-annually or annually.  The $100 minimum that applies to Systematic Withdrawals does not apply to Minimum Distributions.

You may also annuitize  your contract and begin  receiving  payments for the remainder of your life (or life  expectancy) as a means of receiving income payments and satisfying the Minimum Distribution requirements under the Code.

CAN I SURRENDER MY ANNUITY FOR ITS VALUE?
Yes.  During the  accumulation  period you can  surrender  your Annuity at any time.  Upon  surrender,  you will receive the  Surrender
Value.  Upon surrender of your Annuity, you will no longer have any rights under the Annuity.

Under certain annuity payment options, you may be allowed to surrender your Annuity for its then current value.

To request the forms necessary to surrender your Annuity,  contact our Customer  Service Team at  1-800-680-8920  or visit our Internet
Website at www.americanskandia.com.

WHAT IS A MEDICALLY-RELATED SURRENDER AND HOW DO I QUALIFY?
Where  permitted by law,  you may request to surrender  your  Annuity  prior to the Annuity Date without  application  of any CDSC upon occurrence of a medically-related "Contingency Event".  The amount payable will be your Account Value.

This waiver of any applicable CDSC is subject to our rules, including but not limited to the following:
|X|      the Annuitant must be alive as of the date we pay the proceeds of such surrender request;
|X|      if the Owner is one or more natural persons, all such Owners must also be alive at such time;
|X|      we must receive  satisfactory  proof of the Annuitant's  confinement in a Medical Care Facility or Fatal Illness in writing on a form satisfactory to us; and
|X|      this benefit is not available if the total Purchase  Payments  received  exceed  $500,000 for all annuities  issued by us with this benefit where the same person is named as Annuitant.

The  Annuitant  must have been named or any  change of  Annuitant  must have been  accepted  by us,  prior to the  "Contingency  Event"
described above in order to qualify for a medically-related surrender.

The  definitions  of "Medical Care  Facility" and "Fatal  Illness," as well as additional  terms and  conditions,  are provided in your
Annuity.  Specific details and definitions in relation to this benefit may differ in certain jurisdictions.

WHAT TYPES OF ANNUITY OPTIONS ARE AVAILABLE?
We currently make annuity  options  available that provide fixed annuity  payments,  variable  payments or adjustable  payments.  Fixed options  provide the same  amount with each  payment.  Variable  options  generally  provide a payment  which may  increase or decrease depending on the investment  performance of the  Sub-accounts.  However,  currently,  we also make a variable payment option that has a guarantee  feature.  Adjustable  options provide a fixed payment that is periodically  adjusted based on current  interest rates. We do not guarantee to make any Annuity Payment Options  available in the future.  For additional  information on Annuity Payment Options you may request a Statement of Additional Information.

When you  purchase an Annuity,  or at a later date,  you may choose an Annuity  Date,  an annuity  option and the  frequency of annuity payments.  You may change your  choices up to 30 days before the  Annuity  Date.  A maximum  Annuity  Date may be required by law.  Any change to these  options must be in writing.  The Annuity Date may depend on the annuity  option you choose.  Certain  annuity  options may not be available depending on the age of the Annuitant.

Certain of these annuity  options may be available to  Beneficiaries  who choose to receive the Death  Benefit  proceeds as a series of payments instead of a lump sum payment.

Option 1
--------
Payments for Life:  Under this option,  income is payable  periodically  until the death of the "key life".  The "key life" (as used in this section) is the person or persons upon whose life annuity  payments are based. No additional  annuity  payments are made after the death of the key life.  Since no minimum number of payments is guaranteed,  this option offers the largest amount of periodic  payments of the life  contingent  annuity  options.  It is possible  that only one  payment  will be payable if the death of the key life occurs before the date the second  payment was due,  and no other  payments  nor death  benefits  would be payable.  This Option is  currently available on a fixed or variable basis.  Under this option, you cannot make a partial or full surrender of the annuity.

Option 2
--------
Payments  Based on Joint Lives:  Under this option,  income is payable  periodically  during the joint  lifetime of two key lives,  and thereafter  during the remaining  lifetime of the survivor,  ceasing with the last payment prior to the  survivor's  death.  No minimum number of payments is  guaranteed  under this option.  It is possible that only one payment will be payable if the death of all the key lives occurs  before the date the second  payment was due, and no other  payments or death  benefits  would be payable.  This Option is currently available on a fixed or variable basis.  Under this option, you cannot make a partial or full surrender of the annuity.

Option 3
--------
Payments for Life with a Certain  Period:  Under this option,  income is payable until the death of the key life.  However,  if the key life dies before the end of the period  selected (5, 10, or 15 years),  the remaining  payments are paid to the  Beneficiary  until the end of such period.  This Option is currently  available on a fixed or variable basis.  If you elect to receive  payments on a variable basis under this  option,  you can request  partial or full  surrender  of the annuity and receive its then current cash value (if any)
subject to our rules.

Option 4
--------
Fixed Payments for a Certain Period:  Under this option,  income is payable  periodically for a specified number of years. If the payee dies before the end of the specified  number of years,  the remaining  payments are paid to the  Beneficiary to the end of such period.
Note that under this option,  payments are not based on any assumptions of life  expectancy.  Therefore,  that portion of the Insurance
Charge  assessed to cover the risk that key lives  outlive our  expectations  provides no benefit to an Owner  selecting  this  option.
Under this option, you cannot make a partial or full surrender of the annuity.

Option 5
--------
Variable Payments for Life with a Cash Value:  Under this option,  benefits are payable  periodically  until the death of the key life.
Benefits may increase or decrease  depending  on the  investment  performance  of the  Sub-accounts.  This option has a cash value that also  varies  with the  investment  performance  of the  Sub-account.  The cash value  provides a "cushion"  from  volatile  investment performance so that negative  investment  performance  does not  automatically  result in a decrease in the annuity payment each month, and positive  investment  performance  does not  automatically  result in an increase in the annuity  payment  each month.  The cushion generally  "stabilizes"  monthly annuity payments.  Any cash value remaining on the death of the key life is paid to the Beneficiary in a lump sum or as periodic  payments.  Under this option,  you can request partial or full surrender of the annuity and receive its then current cash value (if any) subject to our rules.

Option 6
--------
Variable  Payments for Life with a Cash Value and Guarantee:  Under this option,  benefits are payable as described in Option 5; except
                                                                                                                                 ------
that,  while the key life is alive,  the annuity  payment will not be less than a guaranteed  amount,  which  generally is equal to the first annuity  payment.  We charge an additional  amount for this guarantee.  Under this option,  any cash value remaining on the death of the key life is paid to the Beneficiary in a lump sum or as periodic  payments.  Under this option,  you can request partial or full surrender of the annuity and receive its then current cash value (if any) subject to our rules.

We may make additional annuity payment options available in the future.

HOW AND WHEN DO I CHOOSE THE ANNUITY PAYMENT OPTION?
Unless  prohibited  by law, we require that you elect either a life annuity or an annuity with a certain  period of at least 5 years if any CDSC would apply were you to  surrender  your  Annuity on the Annuity  Date.  Therefore,  choosing an Annuity  Date within four (4)
years of the Issue Date of the Annuity may limit the available  annuity  payment  options.  Certain  annuity payment options may not be available if your Annuity Date occurs during the period that a CDSC would apply.

If you have not provided us with your Annuity Date or Annuity Payment Option in writing, then:
|X|      the Annuity Date will be the first day of the calendar  month  following  the later of the  Annuitant's  85th  birthday or the fifth anniversary of our receipt of your request to purchase an Annuity; and
|X|      the annuity  payments,  where  allowed by law,  will be  calculated on a fixed basis under Option 3, Payments for Life with 10 years certain.

HOW ARE ANNUITY PAYMENTS CALCULATED?

Fixed Annuity Payments (Options 1-4)
If you choose to receive fixed annuity payments,  you will receive equal  fixed-dollar  payments  throughout the period you select. The amount of the fixed payment will vary depending on the annuity payment option and payment  frequency you select.  Generally,  the first annuity  payment is  determined  by  multiplying  the  Account  Value,  minus any state  premium  taxes  that may apply,  by the factor determined  from our table of annuity  rates.  The table of annuity rates differs based on the type of annuity chosen and the frequency of payment  selected.  Our rates will not be less than our guaranteed  minimum rates.  These guaranteed  minimum rates are derived from the a2000  Individual  Annuity  Mortality  Table with an assumed  interest rate of 3% per annum.  Where  required by law or regulation, such  annuity  table will have  rates that do not differ  according  to the gender of the key life.  Otherwise,  the rates will  differ according to the gender of the key life.

Variable Annuity Payments
We offer three  different  types of variable  annuity  payment  options.  The first annuity  payment will be calculated  based upon the assumed  investment  return  ("AIR").  You  select the AIR  before we start to make  Annuity  Payments.  You will not  receive  annuity payments until you choose an AIR. The remaining  annuity  payments will fluctuate based on the  performance of the Portfolios  relative to the AIR, as well as, other factors  described below.  The greater the AIR, the greater the first annuity  payment.  A higher AIR may result in smaller potential growth in the annuity  payments.  A lower AIR results in a lower initial annuity payment.  For example,  if the  Sub-Accounts  you choose  perform  exactly  the same as the AIR,  then the second  annuity  payment  will be the same as the first annuity  payment.  If the  Sub-Accounts you choose perform better than the AIR, then the second annuity payment will be higher than the first.  If the Sub-Accounts you choose perform worse than the AIR, then the second annuity payment will be lower than the first.

|X|      Variable Payments (Options 1-3)
         -----------------
         We calculate  each annuity  payment  amount by  multiplying  the number of units  scheduled to be redeemed under a schedule of units for each  Sub-account by the Unit Value of each  Sub-Account  on the annuity  payment date. We determine the schedule of units  based on your  Account  Value  (minus any premium tax that  applies) at the time you elect to begin  receiving  annuity payments.  The schedule of units will vary based on the annuity  payment  option  selected,  the length of any certain  period
         (if  applicable),  the  Annuitant's  age and gender (if annuity  payments are due for the life of the  Annuitant) and the Unit
         Value of the Sub-Accounts  you initially  selected on the Issue Date. The calculation is performed for each  Sub-Account,  and the sum of the Sub-Account  calculations equals the amount of your annuity payment.  Other than to fund annuity payments,  the number  of units  allocated  to each  Sub-Account  will not  change  unless  you  transfer  among the  Sub-Accounts  or make a withdrawal (if allowed).  You can select one of three AIRs for these options: 3%, 5% or 7%.

|X|      Stabilized Variable Payments (Option 5)
         ----------------------------
         This option  provides  guaranteed  payments for life, a cash value for the Annuitant  (while  alive) and a variable  period of time during which  annuity  payments  will be made  whether or not the  Annuitant  is still  alive.  We calculate  the initial
                                                                                                                                -------
         annuity  payment  amount by  multiplying  the number of units  scheduled to be redeemed  under a schedule of units by the Unit
         Values  determined on the  annuitization  date. The schedule of units is established  for each  Sub-account  you choose on the annuitization  date  based on the  applicable  benchmark  rate and the  annuity  factors.  The  annuity  factors  reflect  our assumptions  regarding the costs we expect to bear in guaranteeing  payments for the lives of the Annuitant and will depend on the benchmark rate, the annuitant's  attained age and gender (where  permitted).  Unlike variable  payments  (described above)
         where each  payment  can vary  based on  Sub-account  performance,  this  payment  option  cushions  the  immediate  impact of
         Sub-account  performance  by adjusting  the length of the time during which  annuity  payments will be made whether or not the
         Annuitant is alive while  generally  maintaining  a level  annuity  payment  amount.  Sub-account  performance  that exceeds a benchmark rate will generally extend this time period,  while Sub-account  performance that is less than a benchmark rate will generally  shorten the period.  If the period  reaches  zero and the  Annuitant  is still alive,  Annuity  Payments  continue, however,  the annuity  payment  amount will vary  depending  on  Sub-account  performance,  similar to  conventional  variable payments.  The AIR for this option is 4%.

|X|      Stabilized Variable Payments with a Guaranteed Minimum (Option 6)
         ------------------------------------------------------
         This option provides  guaranteed  payments for life in the same manner as Stabilized  Variable Payments  (described above). In addition to the  stabilization  feature,  this option also guarantees that variable annuity payments will not be less than the initial annuity payment amount regardless of Sub-account performance.  The AIR for this option is 3%.

The variable  annuity  payment  options are described in greater detail in a separate  prospectus  which will be provided to you at the time you elect one of the variable annuity payment options.

Adjustable Annuity Payments
We may make an adjustable  annuity payment option  available.  Adjustable  annuity  payments are calculated  similarly to fixed annuity payments except that on every fifth (5th) anniversary of receiving  annuity payments,  the annuity payment amount is adjusted upward or downward  depending on the rate we are currently  crediting to annuity payments.  The adjustment in the annuity payment amount does not affect the duration of remaining annuity payments, only the amount of each payment.

DEATH BENEFIT

WHAT TRIGGERS THE PAYMENT OF A DEATH BENEFIT?

The Annuity  provides a Death Benefit  during its  accumulation  period.  If the Annuity is owned by one or more natural  persons,  the
Death  Benefit is payable  upon the first death of an Owner.  If the Annuity is owned by an entity,  the Death  Benefit is payable upon the Annuitant's  death, if there is no Contingent  Annuitant.  If a Contingent  Annuitant was designated  before the Annuitant's  death and the Annuitant  dies,  then the  Contingent  Annuitant  becomes the Annuitant and a Death Benefit will not be paid at that time. The person upon whose death the Death Benefit is paid is referred to below as the "decedent."

The Annuity  provides a basic Death Benefit at no additional  charge.  The Insurance  Charge we deduct from Account Value  allocated to the  Sub-accounts  is used,  in part,  to pay us for the risk we assume  in  providing  the basic  Death  Benefit  guarantee  under the
Annuity.  The Annuity also offers two different  optional Death  Benefits.  Either  benefit can be purchased for an additional  charge.
The additional  charge is deducted to compensate  American  Skandia for providing  increased  insurance  protection  under the optional
Death Benefits.  Notwithstanding  the additional  protection  provided under the optional Death  Benefits,  the additional cost has the impact of reducing the net performance of the investment options.

The basic Death Benefit is the greater of:
|X|      The sum of all Purchase Payments less the sum of all proportional withdrawals.
|X|      The sum of your Account Value in the variable investment options and your Interim Value in the Fixed Allocations.

For purposes of the basic and optional Death Benefits,  "proportional  withdrawals" are determined by calculating the percentage of the
Account  Value that each prior  withdrawal  represented  when  withdrawn.  For example,  a withdrawal  of 50% of Account Value would be considered as a 50% reduction in Purchase Payments.

OPTIONAL DEATH BENEFITS
You can  purchase  either of two  optional  Death  Benefits  with your  Annuity to provide an  enhanced  level of  protection  for your beneficiaries.

NOTE:  You may not elect the Enhanced  Beneficiary  Protection  Optional  Death  Benefit if you have elected any other  Optional  Death
Benefit.

---------------------------------------------------------------------------------------------------------------------------------------
Currently,  these  benefits are only offered and must be elected at the time that you purchase your  Annuity.  We may, at a later date, allow existing  Annuity Owners to purchase  either of the optional Death Benefits  subject to our rules and any changes or restrictions in the  benefits.  Certain  terms and  conditions  may differ if you  purchase  your  Annuity as part of an  exchange,  replacement  or transfer, in whole or in part, from any other Annuity we issue.
---------------------------------------------------------------------------------------------------------------------------------------

Enhanced Beneficiary Protection Optional Death Benefit
The Enhanced  Beneficiary  Protection  Optional Death Benefit can provide  additional  amounts to your  Beneficiary that may be used to offset  federal and state taxes  payable on any  taxable  gains in your  Annuity at the time of your  death.  Whether  this  benefit is appropriate for you may depend on your  particular  circumstances,  including  other financial  resources that may be available to your
Beneficiary to pay taxes on your Annuity  should you die during the  accumulation  period.  No benefit is payable if death occurs on or after the Annuity Date.

The  Enhanced  Beneficiary  Protection  Optional  Death  Benefit  provides a benefit  that is payable in  addition  to the basic  Death
Benefit.  If the  Annuity  has one Owner,  the Owner must be age 75 or less at the time the  benefit is  purchased.  If the Annuity has joint Owners, the oldest Owner must be age 75 or less.  If the Annuity is owned by an entity, the Annuitant must be age 75 or less.

---------------------------------------------------------------------------------------------------------------------------------------
The Enhanced  Beneficiary  Protection  Optional Death Benefit is being offered in those jurisdictions where we have received regulatory approval.  Certain terms and  conditions  may differ  between  jurisdictions  once  approved.  The benefit is currently only offered to
Owners who  purchase  the  Annuity as a  "non-qualified"  investment.  We may make the benefit  available  to Owners who  purchase  the
Annuity as an IRA or other  "qualified"  investment at a later date.  Please refer to the section entitled "Tax  Considerations"  for a discussion of special tax considerations for purchasers of this benefit.
---------------------------------------------------------------------------------------------------------------------------------------

Calculation of Enhanced Beneficiary Protection Optional Death Benefit
If you purchase the Enhanced Beneficiary Protection Optional Death Benefit, the Death Benefit is calculated as follows:

1.       the basic Death Benefit described above

     PLUS

2.       50% of the "Death Benefit Amount" less Purchase Payments reduced by proportional withdrawals.

Death Benefit Amount includes your Account Value and any amounts added to your Account Value under the Annuity's basic Death Benefit
--------------------
when the Death Benefit is calculated.  Under the basic Death Benefit, amounts are added to your Account Value when the Account Value is less than Purchase Payments minus proportional withdrawals.

---------------------------------------------------------------------------------------------------------------------------------------
The Enhanced  Beneficiary  Protection  Optional  Death Benefit is subject to a maximum of 50% of all Purchase  Payments  applied to the
Annuity at least 12 months prior to the death of the decedent that triggers the payment of the Death Benefit.
---------------------------------------------------------------------------------------------------------------------------------------

See Appendix C for examples of how the Enhanced Beneficiary Protection Optional Death Benefit is calculated.

Guaranteed Minimum Death Benefit
If the Annuity has one Owner, the Owner must be age 80 or less at the time either optional Death Benefit is purchased.  If the
Annuity has joint Owners, the oldest Owner must be age 80 or less.  If the Annuity is owned by an entity, the Annuitant must be age
80 or less.

Key Terms Used with the Guaranteed Minimum Death Benefit

|X|      The Death Benefit Target Date is the contract  anniversary  on or after the 80th birthday of the current Owner,  the oldest of
             -------------------------
     either joint Owner or the Annuitant, if entity owned.

|X|      The  Highest  Anniversary  Value  equals the  highest of all  previous  "Anniversary  Values" on or before the  earlier of the
              ---------------------------
     Owner's date of death and the "Death Benefit Target Date".

|X|      The Anniversary  Value is the Account Value as of each anniversary of the Issue Date plus the sum of all Purchase  Payments on
             ------------------
     or after such anniversary less the sum of all "Proportional Reductions" since such anniversary.

Calculation of Guaranteed Minimum Death Benefit
The Guaranteed Minimum Death Benefit depends on whether death occurs before or after the Death Benefit Target Date.

         If the Owner dies before the Death Benefit Target Date, the Death Benefit equals the greatest of:

1.       the Account Value in the  Sub-accounts  plus the Interim Value of any Fixed  Allocations (no MVA) as of the date we receive in writing "due proof of death"; and
2.       the sum of all Purchase  Payments minus the sum of all Proportional  Reductions,  each increasing daily until the Owner's date of death at a rate of 5.0%,  subject to a limit of 200% of the  difference  between the sum of all Purchase  Payments and the sum of all withdrawals as of the Owner's date of death; and
3.       the "Highest Anniversary Value" on or immediately preceding the Owner's date of death.

         The amount determined by this calculation is increased by any Purchase Payments received after the Owner's date of death and decreased by any Proportional Reductions since such date.

         If the Owner dies on or after the Death Benefit Target Date, the Death Benefit equals the greater of:

1.       the  Account  Value as of the date we  receive in writing  "due  proof of death" (an MVA may be  applicable  to amounts in any
              Fixed Allocations); and
2.       the greater of Item 2 & 3 above on the Death  Benefit  Target Date plus the sum of all Purchase  Payments  less the sum of all
              Proportional Reductions since the Death Benefit Target Date.

Annuities with joint Owners
For Annuities  with Joint Owners,  the Death Benefit is calculated as shown above except that the age of the oldest of the Joint Owners is used to  determine  the Death  Benefit  Target Date.  NOTE:  If you and your spouse own the Annuity  jointly,  we will pay the Death
Benefit to the  Beneficiary.  If the sole primary  Beneficiary is the surviving  spouse,  then the surviving spouse can elect to assume ownership of the Annuity and continue the contract instead of receiving the Death Benefit.

Annuities owned by entities
For  Annuities  owned by an entity,  the Death  Benefit is  calculated  as shown above except that the age of the  Annuitant is used to determine  the  Death  Benefit  Target  Date.  Payment  of the Death  Benefit  is based on the death of the  Annuitant  (or  Contingent
Annuitant, if applicable).

Can I terminate the optional Death Benefits?  Do the optional Death Benefits terminate under other circumstances?
You can terminate the Enhanced  Beneficiary  Protection  Optional Death Benefit at any time. Upon termination,  you will be required to pay a pro-rata  portion of the annual charge for the benefit.  The  Guaranteed  Minimum Death Benefit  cannot be terminated  once it is elected.  Both optional  Death  Benefits will  terminate  automatically  on the Annuity Date. We may also  terminate the optional Death
Benefit if necessary to comply with our interpretation of the Code and applicable regulations.

How much do you charge for the optional Death Benefit?
We deduct a charge from your  Account  Value if you elect to purchase  either  optional  Death  Benefit.  No charge  applies  after the
Annuity Date.  We deduct the charge:
1.       on each anniversary of the Issue Date;
2.       when Account Value is transferred to our general account prior to the Annuity Date;
3.       if you surrender your Annuity; and
4.       if you choose to terminate the benefit (Enhanced Beneficiary Protection Optional Death Benefit only)

If you surrender the Annuity,  elect to begin receiving  annuity  payments or terminate the benefit on a date other than an anniversary of the Issue  Date,  the charge will be  prorated.  During the first year after the Issue  Date,  the charge will be prorated  from the
Issue Date.  In all subsequent years, it would be prorated from the last anniversary of the Issue Date.

We first  deduct the amount of the charge  pro-rata  from the Account  Value in the  variable  investment  options.  We only deduct the charge pro-rata from the Fixed  Allocations to the extent there is  insufficient  Account Value in the variable  investment  options to pay the charge.  If your Annuity's  Account Value is  insufficient  to pay the charge,  we may deduct your remaining  Account Value and terminate  your  Annuity.  We will  notify  you if your  Account  Value is  insufficient  to pay the  charge and allow you to submit an additional Purchase Payment to continue your Annuity.

Please refer to the section entitled "Tax Considerations" for additional considerations in relation to the optional Death Benefit.

PAYMENT OF DEATH BENEFITS

Payment of Death Benefit to Beneficiary
Except in the case of a spousal Beneficiary, in the event of your death, the death benefit must be distributed:
|X|      as a lump sum amount at any time within five (5) years of the date of death; or
|X|      as a series  of  annuity  payments  not  extending  beyond  the life  expectancy  of the  Beneficiary  or over the life of the
         Beneficiary.  Payments under this option must begin within one year of the date of death.

Unless you have made an election  prior to death benefit  proceeds  becoming due, a Beneficiary  can elect to receive the Death Benefit proceeds as a series of fixed annuity  payments  (Annuity  Payment  Option 1-4) or as a series of variable  annuity  payments  (Annuity
Payment Option 1-3 or 5-7).  See the section entitled "What Types of Annuity Options are Available."

Spousal Beneficiary - Assumption of Annuity
You may name your  spouse as your  Beneficiary.  If you and your  spouse  own the  Annuity  jointly,  we assume  that the sole  primary
Beneficiary  will be the surviving  spouse unless you elect an  alternative  Beneficiary  designation.  Unless you elect an alternative
Beneficiary  designation,  the spouse  Beneficiary  may elect to assume  ownership of the Annuity  instead of taking the Death  Benefit payment.  Any Death Benefit  (including any optional Death  Benefits) that would have been payable to the  Beneficiary  will become the new Account  Value as of the date we receive due proof of death and any required  proof of a spousal  relationship.  As of the date the assumption is  effective,  the  surviving  spouse will have all the rights and benefits that would be available  under the Annuity to a new  purchaser of the same  attained  age. For purposes of  determining  any future Death  Benefit for the  surviving  spouse,  the new
Account  Value  will be  considered  as the  initial  Purchase  Payment.  No CDSC will apply to the new  Account  Value.  However,  any additional Purchase Payments applied after the date the assumption is effective will be subject to all provisions of the Annuity.

See the section  entitled  "Managing  Your  Annuity - Spousal  Contingent  Annuitant"  for a discussion  of the  treatment of a spousal
Contingent Annuitant in the case of the death of the Annuitant in an entity owned Annuity.

IRA Beneficiary Continuation Option
The Code  provides  for  alternative  death  benefit  payment  options  when an Annuity is used as an IRA,  403(b) or other  "qualified investment"  that requires  Minimum  Distributions.  Upon the Owner's death under an IRA,  403(b) or other  "qualified  investment",  a
Beneficiary may generally elect to continue the Annuity and receive  Minimum  Distributions  under the Annuity instead of receiving the death  benefit in a single  payment.  The available  payment  options will depend on whether the Owner died on or before the date he or she was required to begin receiving Minimum Distributions under the Code and whether the Beneficiary is the surviving spouse.

|X|      If death occurs before the date Minimum  Distributions  must begin under the Code, the Death Benefit can be paid out in either a lump sum, within five years from the date of death,  or over the life or life  expectancy of the designated  Beneficiary (as long as  payments  begin  by  December  31st of the  year  following  the  year  of  death).  However,  if the  spouse  is the
         Beneficiary,  the Death Benefit can be paid out over the life or life  expectancy  of the spouse with such payments  beginning no earlier  than  December  31st of the year  following  the year of death or December  31st of the year in which the deceased would have reached age 70 1/2, which ever is later.

|X|      If death occurs after the date Minimum  Distributions  must begin under the Code,  the Death Benefit must be paid out at least as rapidly as under the method then in effect.

A Beneficiary  has the  flexibility to take out more each year than required under the Minimum  Distribution  rules.  Until  withdrawn, amounts in an IRA,  403(b) or other  "qualified  investment"  continue  to be tax  deferred.  Amounts  withdrawn  each year,  including amounts  that are  required  to be  withdrawn  under the Minimum  Distribution  rules,  are  subject to tax.  You may wish to consult a professional  tax  advisor for tax advice as to your  particular  situation.  See the  section  entitled  "How are  Distributions  From
Qualified Contracts Taxed? - Minimum Distributions after age 70 1/2."

|X|      the Annuity contract will be continued in the Owner's name, for the benefit of the Beneficiary.
|X|      the Account Value will be equal to any Death Benefit  (including  any optional  Death Benefit) that would have been payable to the Beneficiary if they had taken a lump sum distribution.
|X|      the Beneficiary may request  transfers among  Sub-Accounts,  subject to the same limitations and restrictions  that applied to the Owner.  NOTE: The Sub-Accounts offered under the IRA Beneficiary Continuation option may be limited.
|X|      no additional Purchase Payments can be applied to the Annuity.
|X|      the basic Death Benefit and any optional Death Benefits elected by the Owner will no longer apply to the Beneficiary.
|X|      the Beneficiary can request a withdrawal of all or a portion of the Account Value at any time without application of a CDSC.
|X|      upon the death of the  Beneficiary,  any  remaining  Account  Value will be paid in a lump sum to the  person(s)  named by the
              Beneficiary.
|X|      all amounts in the Annuity must be paid out to the Beneficiary according to the Minimum Distribution rules described above.

Please contact  American  Skandia for additional  information on the  availability,  restrictions  and limitations that will apply to a
Beneficiary under the IRA Beneficiary Continuation option.

Are there any exceptions to these rules for paying the Death Benefit?
Yes,  there are  exceptions  that apply no matter how your Death Benefit is  calculated.  There are  exceptions to the Death Benefit if the decedent was not the Owner or  Annuitant  as of the Issue Date and did not become the Owner or Annuitant  due to the prior  Owner's or  Annuitant's  death.  Any minimum Death  Benefit that applies will be suspended for a two-year  period from the date he or she first became Owner or  Annuitant.  After the two-year  suspension  period is  completed,  the Death Benefit is the same as if this person had been an Owner or Annuitant on the Issue Date.

When do you determine the Death Benefit?
We determine the amount of the Death Benefit as of the date we receive "due proof of death",  any  instructions we require to determine the method of payment and any other  written  representations  we require to determine  the proper  payment of the Death Benefit to all
Beneficiaries.  "Due proof of death" may include a certified  copy of a death  certificate,  a certified copy of a decree of a court of competent  jurisdiction as to the finding of death or other  satisfactory  proof of death.  Upon our receipt of "due proof of death" we automatically  transfer the Death  Benefit to the WFVT Money Market  Sub-Account  until we further  determine  the universe of eligible
Beneficiaries.  Once the universe of eligible  Beneficiaries  has been  determined  each eligible  Beneficiary  may allocate his or her eligible share of the Death Benefit to the Sub-Accounts according to our rules.

Each  Beneficiary  must make an election as to the method they wish to receive their portion of the Death  Benefit.  Absent an election of a Death Benefit payment  method,  no Death Benefit can be paid to the  Beneficiary.  We may require  written  acknowledgment  of all named  Beneficiaries  before we can pay the Death  Benefit.  During the period  from the date of death  until we receive  all  required paper work, the amount of the Death Benefit may be subject to market fluctuations.

Plus40(TM)OPTIONAL LIFE INSURANCE RIDER

NOTE:  You may not elect the Plus40(TM)Optional Life Insurance Rider if you have elected the Enhanced Beneficiary Protection Optional
Death Benefit.

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The life insurance  coverage  provided under the Plus40(TM)Optional Life Insurance Rider ("Plus40(TM)rider" or the "Rider") is supported by
American  Skandia's general account and is not subject to, or registered as a security under,  either the Securities Act of 1933 or the
Investment  Company Act of 1940.  Information  about the Plus40(TM)rider is included in this  Prospectus to help you understand the Rider and the  relationship  between the Rider and the value of your Annuity.  It is also included because you can elect to pay for the Rider with taxable  withdrawals  from your Annuity.  The staff of the Securities and Exchange  Commission has not reviewed this  information.
However,  the information may be subject to certain generally  applicable  provisions of the Federal securities laws regarding accuracy and completeness.
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The Plus40(TM)rider provides an income  tax-free life  insurance  benefit to your  Beneficiary(ies)  equal to 40% of the Account Value of your Annuity as of the date we receive due proof of death,  subject to certain  adjustments,  restrictions and  limitations.  The Rider may be  especially  useful in  offsetting  federal and state taxes  payable on any  taxable  gains in your  Annuity at the time of your death.  The Rider is available in addition to the death benefit  payable under the Annuity.  Whether the Rider is  appropriate  for you may depend on your particular  circumstances,  including other financial  resources that may be available to your  Beneficiary(ies)  to pay taxes on the gain in your Annuity  should you die during the  accumulation  period.  No amounts are payable  under the Rider if you die on or after the date your Account Value is applied to begin  receiving  annuity  payments or after you  surrender the Annuity.  The
Rider has no cash value.

Currently,  the  Plus40(TM)rider is only  offered and must be elected at the time that you  purchase  your  Annuity.  We may, at a later date, allow existing Annuity Owners to purchase the Plus40(TM)rider subject to our rules and any changes or restrictions.

Please refer to Appendix D for a more complete description of the Plus40(TM)rider.

VALUING YOUR INVESTMENT

HOW IS MY ACCOUNT VALUE DETERMINED?
During the  accumulation  period,  the Annuity has an Account Value.  The Account Value is determined  separately for each  Sub-account allocation and for each Fixed  Allocation.  The Account Value is the sum of the values of each Sub-account  allocation and the value of each Fixed  Allocation.  The Account  Value does not reflect any CDSC that may apply to a withdrawal  or  surrender.  When  determining the Account  Value on a day more than 30 days prior to a Fixed  Allocation's  Maturity  Date,  the Account Value may include any Market
Value Adjustment that would apply to a Fixed Allocation (if withdrawn or transferred) on that day.

WHAT IS THE SURRENDER VALUE OF MY ANNUITY?
The Surrender Value of your Annuity is the value  available to you on any day during the  accumulation  period.  The Surrender Value is equal to your Account Value minus any CDSC, the Annual  Maintenance  Fee and the charge for any optional  Death Benefit.  The Surrender
Value will also include any Market Value Adjustment that may apply.

HOW AND WHEN DO YOU VALUE THE SUB-ACCOUNTS?
When you allocate Account Value to a Sub-Account,  you are purchasing units of the Sub-account.  Each Sub-account  invests  exclusively in shares of an underlying  Portfolio.  The value of the Units fluctuate with the market  fluctuations of the Portfolios.  The value of the Units also reflect the daily accrual for the Insurance Charge.

Each  Valuation  Day,  we  determine  the price for a Unit of each  Sub-account,  called the "Unit  Price."  The Unit Price is used for determining  the  value of  transactions  involving  Units of the  Sub-accounts.  We  determine  the  number of Units  involved  in any transaction by dividing the dollar value of the transaction by the Unit Price of the Sub-account as of the Valuation Day.

Example
Assume you allocate  $5,000 to a  Sub-account.  On the Valuation  Day you make the  allocation,  the Unit Price is $14.83.  Your $5,000 buys 337.154 Units of the  Sub-account.  Assume that later,  you wish to transfer $3,000 of your Account Value out of that  Sub-account and into  another  Sub-account.  On the  Valuation  Day you  request  the  transfer,  the Unit Price of the  original  Sub-account  has increased to $16.79.  To transfer  $3,000,  we sell 178.677  Units at the current Unit Price,  leaving you 158.477  Units.  We then buy
$3,000 of Units of the new Sub-account at the Unit Price of $17.83.  You would then have 168.255 Units of the new Sub-account.

HOW DO YOU VALUE FIXED ALLOCATIONS?
During the Guarantee  Period,  we use the concept of an Interim  Value.  The Interim Value can be calculated on any day and is equal to the initial value  allocated to a Fixed  Allocation plus all interest  credited to a Fixed  Allocation as of the date  calculated.  The
Interim  Value does not include the impact of any Market  Value  Adjustment.  If you made any  transfers  or  withdrawals  from a Fixed
Allocation,  the Interim  Value will reflect the  withdrawal of those  amounts and any interest  credited to those amounts  before they were  withdrawn.  To determine the Account Value of a Fixed  Allocation on any day other than its Maturity Date or within 30 days prior to its Maturity Date, we multiply the Account Value of the Fixed Allocation times the Market Value Adjustment factor.

WHEN DO YOU PROCESS AND VALUE TRANSACTIONS?
American  Skandia is generally open to process  financial  transactions  on those days that the New York Stock Exchange  (NYSE) is open for trading.  There may be  circumstances  where the NYSE does not open on a regularly  scheduled  date or time or closes at an earlier time  than  scheduled  (normally  4:00 p.m.  EST).  Financial  transactions  requested  before  the  close of the NYSE  which  meet our requirements  will be  processed  according  to the value next  determined  following  the close of  business.  Financial  transactions requested  on a  non-business  day or after the close of the NYSE  will be  processed  based on the  value  next  computed  on the next business day. There may be  circumstances  when the opening or closing time of the NYSE is different than other major stock  exchanges, such as NASDAQ or the American Stock  Exchange.  Under such  circumstances,  the closing time of the NYSE will be used when valuing and processing transactions.

There may be circumstances where the NYSE is open, however,  due to inclement weather,  natural disaster or other circumstances  beyond our control,  our offices may be closed or our business  processing  capabilities may be restricted.  Under those  circumstances,  your
Account  Value may  fluctuate  based on  changes in the Unit  Values,  but you may not be able to  transfer  Account  Value,  or make a purchase or redemption request.

The NYSE is closed on the following  nationally  recognized  holidays:  New Year's Day, Martin Luther King, Jr. Day,  Presidents'  Day,
Good Friday,  Memorial  Day,  Independence  Day,  Labor Day,  Thanksgiving,  and  Christmas.  On those  dates,  we will not process any financial transactions involving purchase or redemption orders.

American Skandia will also not process financial transactions involving purchase or redemption orders or transfers on any day that:
|X|      trading on the NYSE is restricted;
|X|      an emergency exists making redemption or valuation of securities held in the separate account impractical; or
|X|      the SEC, by order, permits the suspension or postponement for the protection of security holders.

Initial Purchase  Payments:  We are required to allocate your initial  Purchase  Payment to the Sub-accounts  within two (2) days after we receive all of our  requirements  to issue the  Annuity.  If we do not have all the required  information  to allow us to issue your
Annuity,  we may retain the Purchase Payment while we try to reach you or your  representative  to obtain all of our  requirements.  If we are unable to obtain all of our required  information  within five (5) days, we are required to return the Purchase  Payment at that time, unless you specifically  consent to our retaining the Purchase Payment while we gather the required  information.  Once we obtain the required  information,  we will invest the Purchase  Payment and issue the Annuity  within two (2) days.  During any period that we are trying to obtain the required information, your money is not invested.

Additional  Purchase  Payments:  We will apply any  additional  Purchase  Payments on the  Valuation  Day that we receive the  Purchase
Payment with satisfactory allocation instructions.

Scheduled  Transactions:  "Scheduled"  transactions include transfers under a Dollar Cost Averaging,  rebalancing,  or asset allocation program,  Systematic  Withdrawals,  Minimum  Distributions or annuity payments.  Scheduled  transactions are processed and valued as of the date they are  scheduled,  unless the scheduled day is not a Valuation  Day. In that case,  the  transaction  will be processed and valued on Valuation Day prior to the scheduled transaction date.

Unscheduled  Transactions:  "Unscheduled"  transactions include any other non-scheduled  transfers and requests for Partial Withdrawals or Free  Withdrawals or Surrenders.  Unscheduled  transactions  are processed and valued as of the Valuation Day we receive the request at our Office and have all of the required information.

Medically-related  Surrenders & Death Benefits:  Medically-related  surrender  requests and Death Benefit claims require our review and evaluation  before  processing.  We price such  transactions  as of the date we receive at our Office all supporting  documentation  we require for such transaction and that are satisfactory to us.

TAX CONSIDERATIONS

WHAT ARE SOME OF THE FEDERAL TAX CONSIDERATIONS OF THIS ANNUITY?
Following  is a brief  summary of some of the Federal tax  considerations  relating to this  Annuity.  However,  since the tax laws are complex and tax  consequences are affected by your individual  circumstances,  this summary of our  interpretation  of the relevant tax laws is not intended to be fully  comprehensive  nor is it intended as tax advice.  Therefore,  you may wish to consult a  professional tax advisor for tax advice as to your particular situation.

HOW ARE AMERICAN SKANDIA AND THE SEPARATE ACCOUNTS TAXED?
The Separate  Accounts are taxed as part of American  Skandia.  American  Skandia is taxed as a life  insurance  company  under Part I, subchapter L of the Code.  No taxes are due on interest,  dividends and  short-term  or long-term  capital gains earned by the Separate
Accounts with respect to the Annuities.

IN GENERAL, HOW ARE ANNUITIES TAXED?
Section 72 of the Code governs the taxation of annuities in general.  Taxation of the Annuity will depend in large part on:

1.       whether the Annuity is used by:
|X|      a qualified  pension plan,  profit sharing plan or other retirement  arrangement that is eligible for special  treatment under the Code (for purposes of this discussion, a "Qualified Contract"); or
|X|      an individual or a corporation, trust or partnership (a "Non-qualified Contract"); and

2.       whether the Owner is:
|X|      an individual person or persons; or
|X|      an entity including a corporation, trust or partnership.

Individual  Ownership:  If one or more  individuals own an Annuity,  the Owner of the Annuity is generally not taxed on any increase in the  value of the  Annuity  until an  amount is  received  (a  "distribution").  This is  commonly  referred  to as "tax  deferral".  A distribution  can be in the form of a lump sum payment  including  payment of a Death Benefit,  or in annuity payments under one of the annuity payment options.  Certain other transactions may qualify as a distribution and be subject to taxation.

Entity  Ownership:  If the  Annuity is owned by an entity and is not a Qualified  Contract,  generally  the Owner of the  Annuity  must currently  include any increase in the value of the Annuity during a tax year in its gross income.  An exception from current  taxation applies for annuities  held by an employer with respect to a terminated  tax-qualified  retirement  plan, a trust holding an annuity as an agent for a natural person,  or by a decedent's  estate by reason of the death of the decedent.  A tax-exempt entity for Federal tax purposes will not be subject to income tax as a result of this provision.

HOW ARE DISTRIBUTIONS TAXED?
Distributions from an Annuity are taxed as ordinary income and not as capital gains.

Distributions  Before  Annuitization:  Distributions  received before annuity payments begin are generally treated as coming first from
"income on the contract" and then as a return of the "investment in the contract".  The amount of any  distribution  that is treated as receipt of "income on the  contract" is includible in the  taxpayer's  gross income and taxable in the year it is received.  The amount of any distribution treated as a return of the "investment in the contract" is not includible in gross income.

|X|      "Income on the contract" is calculated by  subtracting  the taxpayer's  "investment in the contract" from the aggregate  value of all "related contracts" (discussed below).
|X|      "Investment  in the  contract"  is  equal  to  total  purchase  payments  for  all  "related  contracts"  minus  any  previous distributions  or  portions  of such  distributions  from such  "related  contracts"  that were not  includible  in gross  income.
     "Investment  in the contract" may be affected by whether an annuity or any "related  contract" was purchased as part of a tax-free exchange of life insurance,  endowment,  or annuity contracts under Section 1035 of the Code. The "investment in the contract" for a Qualified Contract will be considered zero for tax reporting purposes.

Distributions  After  Annuitization:  A portion of each  annuity  payment  received  on or after the  Annuity  Date will  generally  be taxable.  The taxable  portion of each annuity  payment is determined by a formula which  establishes the ratio that the "investment in the contract"  bears to the total value of annuity  payments to be made.  This is called the  "exclusion  ratio." The investment in the contract is excluded from gross income.  Any portion of an annuity  payment  received that exceeds the exclusion ratio will be entirely includible in gross income.  The formula for  determining  the exclusion  ratio differs  between fixed and variable  annuity  payments.
When annuity  payments  cease because of the death of the person upon whose life  payments are based and, as of the date of death,  the amount of annuity  payments  excluded from taxable income by the exclusion ratio does not exceed the "investment in the contract," then the remaining portion of unrecovered investment is allowed as a deduction by the beneficiary in the tax year of such death.

Penalty  Tax on  Distributions:  Generally,  any  distribution  from an  annuity  not used in  conjunction  with a  Qualified  Contract
(Qualified  Contracts  are  discussed  below) is  subject to a penalty  equal to 10% of the amount  includible  in gross  income.  This penalty does not apply to certain distributions, including:
|X|      Distributions made on or after the taxpayer has attained age 591/2;
|X|      Distributions made on or after the death of the contract owner, or, if the owner is an entity, the death of the annuitant;
|X|      Distributions attributable to the taxpayer's becoming disabled;
|X|      Distributions  which are part of a series of  substantially  equal periodic  payments for the life (or life expectancy) of the taxpayer (or the joint lives of the taxpayer and the taxpayer's Beneficiary);
|X|      Distributions of amounts which are treated as "investments in the contract" made prior to August 14, 1982;
|X|      Payments under an immediate annuity as defined in the Code;
|X|      Distributions under a qualified funding asset under Code Section 130(d); or
|X|      Distributions  from an annuity  purchased by an employer on the  termination  of a qualified  pension plan that is held by the employer until the employee separates from service.

Special  rules  applicable to "related  contracts":  Contracts  issued by the same insurer to the same  contract  owner within the same calendar year (other than certain contracts owned in connection with a tax-qualified  retirement  arrangement) are to be treated as one annuity  contract  when  determining  the  taxation of  distributions  before  annuitization.  We refer to these  contracts as "related contracts."  In  situations  involving  related  contracts we believe that the values under such  contracts  and the  investment in the contracts will be added together to determine the proper taxation of a distribution  from any one contract  described under the section
"Distributions before  Annuitization."  Generally,  distributions will be treated as coming first from income on the contract until all of the income on all such  related  contracts is  withdrawn,  and then as a return of the  investment  in the  contract.  There is some uncertainty  regarding the manner in which the Internal  Revenue  Service would view related  contracts  when one or more contracts are immediate  annuities or are contracts that have been annuitized.  The Internal Revenue Service has not issued guidance  clarifying this issue as of the date of this Prospectus.  You are particularly cautioned to seek advice from your own tax advisor on this matter.

Special concerns regarding  "substantially equal periodic payments":  (also known as "72(t)" or "72(q)" distributions) Any modification to a program of distributions  which are part of a series of substantially  equal periodic  payments that occur before the later of the taxpayer  reaching age 59 1/2or five (5) years from the first of such  payments will result in the  requirement  to pay the 10% premature distribution  penalty that would have been due had the payments  been treated as subject to the 10% premature  distribution  penalty in the years received,  plus interest.  This does not apply when the  modification is by reason of death or disability.  American  Skandia does not currently support a section 72(q) program.

Special concerns  regarding  immediate  annuities:  The Internal Revenue Service has ruled that the immediate  annuity exception to the
10% penalty  described above under "Penalty Tax on Distributions"  for  "non-qualified"  immediate  annuities as defined under the Code may not apply to annuity payments under a contract  recognized as an immediate  annuity under state insurance law obtained  pursuant to an exchange of a contract if: (a) purchase  payments for the  exchanged  contract were  contributed  or deemed to be  contributed  more than one year prior to the annuity  starting  date under the  immediate  annuity;  and (b) the  annuity  payments  under the  immediate annuity do not meet the requirements of any other exception to the 10% penalty.

Special rules in relation to tax-free  exchanges under Section 1035:  Section 1035 of the Code permits certain tax-free  exchanges of a life  insurance,  annuity or  endowment  contract  for an annuity.  If an annuity is  purchased  through a tax-free  exchange of a life insurance,  annuity or endowment  contract that was purchased  prior to August 14, 1982, then any  distributions  other than as annuity payments will be considered to come:
|X|      First, from the amount of "investment in the contract" made prior to August 14, 1982 and exchanged into the annuity;
|X|      Then,  from any  "income on the  contract"  that is  attributable  to the  purchase  payments  made  prior to August 14,  1982
       (including income on such original purchase payments after the exchange);
|X|      Then, from any remaining "income on the contract"; and
|X|      Lastly, from the amount of any "investment in the contract" made after August 13, 1982.

Therefore,  to the extent a  distribution  is equal to or less than the  remaining  investment in the contract made prior to August 14,
1982,  such  amounts are not  included  in taxable  income.  Further,  distributions  received  that are  considered  to be a return of investment on the contract from purchase  payments  made prior to August 14, 1982,  such  distributions  are not subject to the 10% tax penalty.  In all other respects,  the general  provisions of the Code apply to distributions from annuities obtained as part of such an exchange.

Partial  surrenders may be treated in the same way as tax-free 1035 exchanges of entire contracts,  therefore avoiding current taxation of any gains in the  contract as well as the 10% IRS tax penalty on pre-age 59 1/2withdrawals.  The IRS has  reserved the right to treat transactions it considers  abusive as ineligible for this favorable partial 1035 exchange  treatment.  We do not know what transactions may be  considered  abusive.  For example,  we do not know how the IRS may view early  withdrawals  or  annuitizations  after a partial exchange.  As of the date of this  prospectus,  we will  treat a partial  surrender  of this type  involving  a  non-qualified  annuity contract as a "tax-free"  exchange for future tax  reporting  purposes,  except to the extent that we, as a reporting  and  withholding agent,  believe that we would be expected to deem the transaction to be abusive.  However,  some insurance  companies may not recognize these partial  surrenders as tax-free  exchanges and may report them as taxable  distributions to the extent of any gain distributed as well as  subjecting  the taxable  portion of the  distribution  to the 10% IRS early  distribution  penalty.  We  strongly  urge you to discuss any transaction of this type with your tax advisor before proceeding with the transaction.

There is no guidance from the Internal  Revenue  Service as to whether a partial  exchange from a life  insurance  contract is eligible for  non-recognition  treatment  under  Section 1035 of the Code. We will  continue to report a partial  surrender of a life  insurance policy as subject to current  taxation to the extent of any gain. In addition,  please be cautioned that no specific  guidance has been provided as to the impact of such a transaction for the remaining life insurance policy,  particularly as to the subsequent  methods to be used to test for compliance  under the Code for both the  definition of life  insurance and the  definition of a modified  endowment contract.

Special  Considerations  for  Purchasers  of the  Enhanced  Beneficiary  Protection  Optional  Death  Benefit:  As of the  date of this
Prospectus,  it is our understanding  that the charges related to the optional Death Benefit are not subject to current taxation and we will not report them as such.  However,  the IRS could take the position  that these charges  should be treated as partial  withdrawals subject  to  current  taxation  to the extent of any gain and,  if  applicable,  the 10% tax  penalty.  We reserve  the right to report charges for the optional Death Benefit as partial  withdrawals if we, as a reporting and  withholding  agent,  believe that we would be expected to report them as such.

WHAT TAX CONSIDERATIONS ARE THERE FOR TAX-QUALIFIED RETIREMENT PLANS OR QUALIFIED CONTRACTS?
An annuity may be suitable as a funding vehicle for various types of  tax-qualified  retirement  plans.  We have provided  summaries of the types of  tax-qualified  retirement plans with which we may issue an Annuity.  These summaries  provide general  information  about the tax rules and are not intended to be complete  discussions.  The tax rules regarding  qualified plans are complex.  These rules may include limitations on contributions and restrictions on distributions,  including  additional taxation of distributions and additional penalties.  The terms and conditions of the  tax-qualified  retirement plan may impose other  limitations and restrictions  that are in addition  to the  terms of the  Annuity.  The  application  of these  rules  depends  on  individual  facts and  circumstances.  Before purchasing  an Annuity  for use in a  qualified  plan,  you should  obtain  competent  tax  advice,  both as to the tax  treatment  and suitability  of such an  investment.  American  Skandia  does not offer all of its  annuities  to all of these  types of  tax-qualified retirement plans.

Corporate  Pension  and  Profit-sharing  Plans:  Annuities  may be used to fund  employee  benefits  of various  corporate  pension and profit-sharing  plans  established by corporate  employers under Section 401(a) of the Code including  401(k) plans.  Contributions  to such plans are not taxable to the employee  until  distributions  are made from the retirement  plan.  The Code imposes  limitations on the  amount  that may be  contributed  and the  timing of  distributions.  The tax  treatment  of  distributions  is subject to special provisions of the Code,  and also depends on the design of the specific  retirement  plan.  There are also special  requirements  as to participation, nondiscrimination, vesting and nonforfeitability of interests.

H.R.  10 Plans:  Annuities  may also be used to fund  benefits  of  retirement  plans  established  by  self-employed  individuals  for themselves  and their  employees.  These are commonly  known as "H.R.  10 Plans" or "Keogh  Plans".  These plans are subject to most of the same types of limitations and requirements as retirement  plans  established by corporations.  However,  the exact  limitations and requirements may differ from those for corporate plans.

Tax Sheltered  Annuities:  Under Section 403(b) of the Code, a tax sheltered annuity ("TSA") is a contract into which contributions may be made by certain  qualifying  employers  such as public schools and certain  charitable,  educational  and  scientific  organizations specified  in Section  501(c)(3)  for the  benefit of their  employees.  Such  contributions  are not  taxable  to the  employee  until distributions  are made from the TSA.  The Code  imposes  limits  on  contributions,  transfers  and  distributions.  Nondiscrimination requirements also apply.

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Under a TSA, you may be  prohibited  from taking  distributions  from the contract  attributable  to  contributions  made pursuant to a salary reduction agreement unless the distribution is made:
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|X|      After the participating employee attains age 59 1/2;
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|X|      Upon separation from service, death or disability; or
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|X|      In the case of financial hardship (subject to restrictions).
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Section 457 Plans:  Under Section 457 of the Code,  deferred  compensation  plans  established  by  governmental  and certain other tax exempt employers for their employees may invest in annuity  contracts.  The Code limits  contributions and  distributions,  and imposes eligibility  requirements as well.  Contributions  are not taxable to employees until distributed from the plan.  However,  plan assets remain the  property of the  employer  and are subject to the claims of the  employer's  general  creditors  until such assets are made available to participants or their beneficiaries.

Individual  Retirement  Programs or "IRAs":  Section 408 of the Code allows eligible  individuals to maintain an individual  retirement account or  individual  retirement  annuity  ("IRA").  IRAs are  subject to  limitations  on the amount  that may be  contributed,  the contributions  that may be deducted  from  taxable  income,  the persons  who may be  eligible  to  establish  an IRA and the time when distributions  must  commence.  Further,  an Annuity may be  established  with  "roll-over"  distributions  from certain  tax-qualified retirement plans and maintain the tax-deferred status of these amounts.

Roth  IRAs:  A form of IRA is also  available  called  a "Roth  IRA".  Contributions  to a Roth  IRA are not tax  deductible.  However, distributions  from a Roth IRA are free from  Federal  income  taxes and are not  subject to the 10%  penalty tax if five (5) tax years have passed since the first  contribution  was made or any conversion from a traditional IRA was made and the  distribution is made (a)
                                                                                                      ---
once the taxpayer is age 59 1/2or older,  (b) upon the death or disability of the taxpayer,  or (c) for qualified  first-time  home buyer expenses,  subject to certain  limitations.  Distributions  from a Roth IRA that are not  "qualified" as described above may be subject to Federal income and penalty taxes.

Purchasers  of IRAs  and  Roth  IRAs  will  receive  a  special  disclosure  document,  which  describes  limitations  on  eligibility, contributions,  transferability  and distributions.  It also describes the conditions under which distributions from IRAs and qualified plans may be rolled  over or  transferred  into an IRA on a  tax-deferred  basis and the  conditions  under  which  distributions  from traditional IRAs may be rolled over to, or the traditional IRA itself may be converted into, a Roth IRA.

SEP IRAs:  Eligible  employers  that  meet  specified  criteria  may  establish  Simplified  Employee  Pensions  or SEP IRAs.  Employer
contributions  that may be made to employee  SEP IRAs are larger than the amounts  that may be  contributed  to other IRAs,  and may be deductible to the employer.

HOW ARE DISTRIBUTIONS FROM QUALIFIED CONTRACTS TAXED?
Distributions  from  Qualified  Contracts  are  generally  taxed under  Section 72 of the Code.  Under these  rules,  a portion of each distribution  may be  excludable  from income.  The  excludable  amount is the  proportion  of a  distribution  representing  after-tax contributions.  Generally,  a 10% penalty tax applies to the taxable portion of a distribution from a Qualified  Contract made prior to age 59 1/2.  However, the 10% penalty tax does not apply when the distribution:
|X|      is part of a properly executed transfer to another IRA or another eligible qualified account;
|X|      is subsequent to the death or  disability  of the taxpayer (for this purpose  disability is as defined in Section  72(m)(7) of the Code);
|X|      is part of a series of substantially  equal periodic  payments to be paid not less frequently than annually for the taxpayer's life or life expectancy or for the joint lives or life expectancies of the taxpayer and a designated beneficiary;
|X|      is subsequent to a separation from service after the taxpayer attains age 55*;
|X|      does not exceed the employee's allowable deduction in that tax year for medical care*;
|X|      is made to an alternate payee pursuant to a qualified domestic relations order*; and
|X|      is made pursuant to an IRS levy.

The exceptions above which are followed by an asterisk (*) do not apply to IRAs.  Certain other exceptions may be available.

Minimum  Distributions  after age 70 1/2: A participant's  interest in a Qualified Contract must generally be distributed,  or begin to be distributed, by the "required beginning date".  This is April 1st of the calendar year following the later of:
|X|      the calendar year in which the individual attains age 70 1/2; or
|X|      the calendar year in which the individual  retires from service with the employer  sponsoring the plan. The retirement  option is not available to IRAs.

The IRS has released  proposed  Treasury  regulations  containing  new Minimum  Distribution  rules.  Under the new rules,  the Minimum
Distribution  amount  will be  lower  for the vast  majority  of  individuals.  The new  rules  are  available,  at the  option  of the individual,  for  Minimum  Distributions  required  in the year 2001.  For  Minimum  Distributions  required  in 2002 and  beyond,  the individual must utilize the new Minimum Distribution rules.

Under existing Minimum Distribution rules, the participant's  entire interest must be distributed  beginning no later than the required beginning  date over a period which may not extend  beyond a maximum of the life or life  expectancy  of the  participant  (or the life expectancies  of the owner and a  designated  beneficiary).  Each  annual  distribution  must equal or exceed a  "minimum  distribution amount" which is determined by dividing the account value by the applicable life  expectancy or pursuant to an annuity  payout.  If the account  balance is used,  it  generally  is based upon the Account  Value as of the close of business on the last day of the  previous calendar year.

If the  participant  dies  before  reaching  his or her  "required  beginning  date",  his or her entire  interest  must  generally  be distributed  within five (5) years of death.  However,  this rule will be deemed satisfied if  distributions  begin before the close of the calendar  year  following  death to a designated  beneficiary  (or over a period not  extending  beyond the life  expectancy of the beneficiary).  If the Beneficiary is the individual's  surviving  spouse,  distributions  may be delayed until the deceased owner would have  attained  age 701/2. A  surviving  spouse  would also have the option to assume the IRA as his or her own if he or she is the sole designated  beneficiary.  If a  participant  dies  after  reaching  his or her  required  beginning  date or after  distributions  have commenced,  the  individual's  interest must generally be distributed at least as rapidly as under the method of distribution in effect at the time of the individual's death.

If the amount  distributed is less than the minimum required  distribution for the year, the participant is subject to a 50% tax on the amount that was not properly distributed.

Under the new Minimum  Distribution  rules, a uniform life expectancy  table will be utilized by all  participants  except those with a spouse who is more than ten (10) years younger than the  participant.  In that case,  the new rules permit the  participant  to utilize the actual life  expectancies of the participant and the spouse.  In addition,  the designated  beneficiary  under the new rules is not determined  until  December 31 of the year  following  the year of the  participant's  death.  In most cases,  the  beneficiary  may be changed during the participant's  lifetime with no affect on the Minimum  Distributions.  At death, the designated Beneficiary may take
Minimum  Distributions over his/her life expectancy or in a lump sum. In the absence of a designated  beneficiary,  the beneficiary may take a lump sum or distributions over five (5) years.

It is important to note that the new Minimum  Distribution  rules may not apply to certain  qualified  retirement plans (at this time), but currently generally apply to IRA's and 403(b)'s.

GENERAL TAX CONSIDERATIONS

Diversification:  Section 817(h) of the Code provides that a variable annuity  contract,  in order to qualify as an annuity,  must have an "adequately  diversified"  segregated  asset account  (including  investments  in a mutual fund by the  segregated  asset account of insurance  companies).  If the  diversification  requirements  under the Code are not met and the annuity is not treated as an annuity, the taxpayer  will be subject to income tax on the annual gain in the contract.  The Treasury  Department's  regulations  prescribe the diversification  requirements for variable annuity  contracts.  We believe the underlying mutual fund portfolios should comply with the terms of these regulations.

Transfers Between Investment  Options:  Transfers between investment options are not subject to taxation.  The Treasury  Department may promulgate  guidelines  under which a variable  annuity will not be treated as an annuity for tax  purposes if persons  with  ownership rights have  excessive  control over the  investments  underlying  such variable  annuity.  Such  guidelines may or may not address the number of investment options or the number of transfers between  investment  options offered under a variable annuity.  It is not known whether such  guidelines,  if in fact  promulgated,  would have  retroactive  effect.  It is also not known what effect,  if any,  such guidelines may have on transfers  between the investment  options of the Annuity offered pursuant to this Prospectus.  We will take any action, including modifications to your Annuity or the Sub-accounts, required to comply with such guidelines if promulgated.

Federal Income Tax  Withholding:  Section 3405 of the Code provides for Federal income tax withholding on the portion of a distribution which is  includible  in the gross  income of the  recipient.  Amounts  to be  withheld  depend  upon the  nature of the  distribution.
However,  under most  circumstances  a  recipient  may elect not to have income  taxes  withheld  or have  income  taxes  withheld at a different rate by filing a completed election form with us.

Certain distributions,  known as eligible rollover  distributions,  from Qualified Contracts,  are subject to automatic 20% withholding for Federal income taxes.  The following distributions are not eligible rollover distributions and not subject to 20% withholding::
|X|      any portion of a distribution paid as Minimum Distributions;
|X|      direct transfers to the trustee of another retirement plan;
|X|      distributions from an individual retirement account or individual retirement annuity;
|X|      distributions  made as  substantially  equal  periodic  payments for the life or life  expectancy  of the  participant  in the retirement plan or the life or life expectancy of such participant and his or her designated beneficiary under such plan;
|X|      distributions that are part of a series of substantial periodic payments pursuant to Section 72(q) or 72(t) of the Code; and
|X|      certain other distributions where automatic 20% withholding may not apply.

Loans,  Assignments and Pledges:  Any amount received directly or indirectly as a loan from, or any assignment or pledge of any portion of the value of, an  annuity  before  annuity  payments  have  begun are  treated  as a  distribution  subject  to  taxation  under the distribution  rules set forth above.  Any gain in an annuity on or after the  assignment or pledge of an entire  annuity and while such assignment  or pledge  remains in effect is treated as "income on the  contract" in the year in which it is earned.  For  annuities not issued as Qualified  Contracts,  the cost basis of the annuity is increased by the amount of any  assignment  or pledge  includible  in gross  income.  The cost basis is not affected by any  repayment of any loan for which the annuity is  collateral  or by payment of any interest thereon.

Gifts:  The gift of an annuity to someone other than the spouse of the owner (or former spouse  incident to a divorce) is treated,  for income tax purposes, as a distribution.

Estate and Gift Tax  Considerations:  You should obtain competent tax advice with respect to possible federal and state estate and gift tax consequences flowing from the ownership and transfer of annuities.

Generation-Skipping  Transfers:  Under the Code certain taxes may be due when all or part of an annuity is  transferred  to, or a death benefit is paid to, an  individual  two or more  generations  younger than the contract  holder.  These  generation-skipping  transfers generally  include those subject to federal  estate or gift tax rules.  There is an aggregate $1 million  exemption  from taxes for all such  transfers.  We may be required to determine  whether a transaction  is a direct skip as defined in the Code and the amount of the resulting  tax. We will  deduct  from your  Annuity or from any  applicable  payment  treated as a direct skip any amount of tax we are required to pay.

Considerations for Contingent  Annuitants:  There may be adverse tax consequences if a contingent  annuitant succeeds an annuitant when the Annuity is owned by a trust that is neither tax exempt nor qualifies for preferred  treatment  under certain  sections of the Code.
In general,  the Code is designed to prevent indefinite  deferral of tax.  Continuing the benefit of tax deferral by naming one or more contingent  annuitants when the Annuity is owned by a non-qualified  trust might be deemed an attempt to extend the tax deferral for an indefinite  period.  Therefore,  adverse tax treatment may depend on the terms of the trust, who is named as contingent  annuitant,  as well as the  particular  facts and  circumstances.  You should  consult your tax advisor  before  naming a contingent  annuitant if you expect to use an Annuity in such a fashion.

GENERAL INFORMATION

HOW WILL I RECEIVE STATEMENTS AND REPORTS?
We send any  statements and reports  required by applicable  law or regulation to you at your last known address of record.  You should therefore  give us prompt  notice of any address  change.  We reserve  the right,  to the extent  permitted  by law and subject to your prior consent, to provide any prospectus, prospectus supplements,  confirmations,  statements and reports required by applicable law or regulation to you through our Internet Website at  http://www.americanskandia.com  or any other electronic means,  including  diskettes or CD ROMs.  We send a  confirmation  statement  to you each  time a  transaction  is made  affecting  Account  Value,  such as  making additional  Purchase  Payments,  transfers,  exchanges  or  withdrawals.  We also send  quarterly  statements  detailing  the  activity affecting  your Annuity  during the calendar  quarter.  You may request  additional  reports.  We reserve the right to charge up to $50 for each such  additional  report.  Instead of  immediately  confirming  transactions  made pursuant to some type of periodic  transfer program (such as a dollar cost averaging program) or a periodic Purchase Payment program,  such as a salary reduction  arrangement,  we may confirm such transactions in quarterly statements.  You should review the information in these statements carefully.

All errors or  corrections  must be reported to us at our Office as soon as possible to assure proper  accounting to your Annuity.  For transactions  that are confirmed  immediately,  we assume all  transactions  are accurate unless you notify us otherwise within 10 days from the date you receive the  confirmation.  For  transactions  that are first  confirmed on the  quarterly  statement,  we assume all transactions  are accurate  unless you notify us within 10 days from the date you receive the  quarterly  statement.  All  transactions confirmed  immediately or by quarterly  statement are deemed  conclusive after the applicable 10-day period. We may also send an annual report and a  semi-annual  report  containing  applicable  financial  statements  for the Separate  Account and the  Portfolios,  as of
December 31 and June 30,  respectively,  to Owners or, with your prior consent,  make such documents available  electronically  through our Internet Website or other electronic means.

WHO IS AMERICAN SKANDIA?
American  Skandia Life Assurance  Corporation  ("American  Skandia") is a stock life insurance  company  domiciled in Connecticut  with licenses in all 50 states and the District of Columbia.  American  Skandia is a  wholly-owned  subsidiary  of American  Skandia,  Inc., whose ultimate parent is Skandia  Insurance  Company Ltd., a Swedish company.  American Skandia markets its products to  broker-dealers and financial  planners  through an internal field marketing  staff. In addition,  American  Skandia markets through and in conjunction with financial institutions such as banks that are permitted directly, or through affiliates, to sell annuities.

American  Skandia is in the business of issuing  variable annuity and variable life insurance  contracts.  American  Skandia  currently offers the  following  products:  (a) flexible  premium  deferred  annuities  and single  premium  fixed  deferred  annuities  that are registered  with the SEC; (b) certain other fixed deferred  annuities that are not registered  with the SEC; (c) certain group variable annuities  that are exempt from  registration  with the SEC that serve as funding  vehicles for various types of qualified  pension and profit sharing plans;  (d) a single premium  variable life insurance policy that is registered with the SEC; and (e) a flexible premium life  insurance  policy that is registered  with the SEC. No company other than American  Skandia has any legal  responsibility  to pay amounts that it owes under its variable annuity and variable life insurance contracts.

WHAT ARE SEPARATE ACCOUNTS?
The  separate  accounts are where  American  Skandia sets aside and invests the assets of some of our  annuities.  In the  accumulation period,  assets  supporting  Account Values of the Annuities are held in separate  accounts  established under the laws of the State of
Connecticut.  We are the legal  owner of assets in the  separate  accounts.  In the payout  period,  assets  supporting  fixed  annuity payments and any adjustable  annuity payments we make available are held in our general account.  Income,  gains and losses from assets allocated to these  separate  accounts are credited to or charged  against each such separate  account  without regard to other income, gains or losses of  American  Skandia or of any other of our  separate  accounts.  These  assets may only be charged  with  liabilities which  arise  from the  Annuities  issued by  American  Skandia.  The  amount of our  obligation  in  relation  to  allocations  to the
Sub-accounts  is based on the  investment  performance  of such  Sub-accounts.  However,  the  obligations  themselves  are our general corporate obligations.

Separate Account B
During the accumulation  period, the assets supporting  obligations based on allocations to the variable investment options are held in
Class 1 Sub-accounts  of American  Skandia Life Assurance  Corporation  Variable  Account B, also referred to as "Separate  Account B".
Separate  Account  B  consists  of  multiple  Sub-accounts.  The  name of each  Sub-account  generally  corresponds  to the name of the underlying  Portfolio.  Separate Account B was established by us pursuant to Connecticut  law.  Separate Account B also holds assets of other  annuities  issued by us with values and benefits that vary  according to the investment  performance of Separate  Account B. The
Sub-accounts  of this Annuity are all Class 1 Sub-accounts  of Separate  Account B. Each class of  Sub-accounts  in Separate  Account B has a different level of charges  assessed  against such  Sub-accounts.  You will find additional  information  about these  underlying mutual funds and portfolios in the prospectuses for such funds.

Separate  Account  B is  registered  with the SEC  under  the  Investment  Company  Act of 1940  ("Investment  Company  Act") as a unit investment trust, which is a type of investment company.  The SEC does not supervise  investment  policies,  management or practices of
Separate Account B.  Each Sub-account invests only in a single mutual fund or mutual fund portfolio.

We reserve the right to make changes to the  Sub-accounts  available  under the Annuity as we determine  appropriate.  We may offer new
Sub-accounts,  eliminate  Sub-accounts,  or combine  Sub-accounts at our sole discretion.  We may also close Sub-accounts to additional
Purchase  Payments on existing  Annuity  contracts or close  Sub-accounts  for Annuities  purchased on or after specified dates. We may also substitute an underlying  mutual fund or portfolio of an underlying  mutual fund for another  underlying  mutual fund or portfolio of an  underlying  mutual fund,  subject to our receipt of any  exemptive  relief that we are  required to obtain under the  Investment
Company Act of 1940.  We will notify Owners of changes we make to the Sub-accounts available under the Annuity.

Values and benefits based on allocations to the Sub-accounts  will vary with the investment  performance of the underlying mutual funds or fund  portfolios,  as applicable.  We do not guarantee the investment  results of any  Sub-account.  Your Account Value allocated to the  Sub-accounts  may increase or decrease.  You bear the entire  investment  risk.  There is no assurance  that the Account  Value of your Annuity will equal or be greater than the total of the Purchase Payments you make to us.

Separate Account D
During the  accumulation  period,  assets  supporting our  obligations  based on Fixed  Allocations  are held in American  Skandia Life
Assurance  Corporation  Separate  Account D, also referred to as Separate  Account D. Such  obligations are based on the fixed interest rates we credit to Fixed  Allocations  and the terms of the Annuities.  These  obligations do not depend on the investment  performance of the assets in Separate Account D.  Separate Account D was established by us pursuant to Connecticut law.

There are no units in  Separate  Account  D. The Fixed  Allocations  are  guaranteed  by our  general  account.  An  Annuity  Owner who allocates  a portion of their  Account  Value to  Separate  Account D does not  participate  in the  investment  gain or loss on assets maintained  in  Separate  Account  D. Such gain or loss  accrues  solely  to us.  We  retain  the risk that the value of the  assets in
Separate  Account D may drop below the  reserves and other  liabilities  we must  maintain.  Should the value of the assets in Separate
Account D drop below the reserve and other  liabilities  we must  maintain in relation to the  annuities  supported by such assets,  we will transfer  assets from our general account to Separate  Account D to make up the  difference.  We have the right to transfer to our general  account any assets of Separate  Account D in excess of such  reserves and other  liabilities.  We maintain  assets in Separate
Account D supporting a number of annuities we offer.

We currently  employ  investment  managers  retained to manage the assets  maintained in Separate  Account D. Each manager we employ is responsible for investment  management of a different portion of Separate Account D. From time to time additional  investment  managers may be  employed or  investment  managers  may cease being  employed.  We are under no  obligation  to employ or continue to employ any investment manager(s) and have sole discretion over the investment managers we retain.

We are not  obligated to invest  according to specific  guidelines  or strategies  except as may be required by  Connecticut  and other state insurance laws.

WHAT IS THE LEGAL STRUCTURE OF THE UNDERLYING FUNDS?
Each underlying  mutual fund is registered as an open-end  management  investment  company under the Investment  Company Act. Shares of the  underlying  mutual fund  portfolios  are sold to separate  accounts of life  insurance  companies  offering  variable  annuity and variable life insurance products.  The shares may also be sold directly to qualified pension and retirement plans.

Voting Rights
We are the legal owner of the shares of the underlying  mutual funds in which the Sub-accounts  invest.  However,  under SEC rules, you have voting rights in relation to Account Value  maintained in the  Sub-accounts.  If an underlying  mutual fund  portfolio  requests a vote of  shareholders,  we will vote our shares in the manner  directed by Owners with Account  Value  allocated  to that  Sub-account.
Owners have the right to vote an amount equal to the number of shares  attributable  to their  contracts.  If we do not receive  voting instructions  in relation to certain  shares,  we will vote those shares in the same manner and  proportion  as the shares for which we have received  instructions.  We will furnish those Owners who have Account Value allocated to a Sub-account  whose  underlying  mutual fund  portfolio  has  requested  a "proxy"  vote  with  proxy  materials  and the  necessary  forms to  provide  us with  their  voting instructions.  Generally,  you will be asked to  provide  instructions  for us to vote on  matters  such as  changes  in a  fundamental investment  strategy,  adoption of a new investment advisory  agreement,  or matters relating to the structure of the underlying mutual fund that require a vote of shareholders.

American  Skandia  Trust (the  "Trust")  has  obtained an  exemption  from the  Securities  and  Exchange  Commission  that permits its investment adviser, American Skandia Investment Services,  Incorporated ("ASISI"),  subject to approval by the Board of Trustees of the
Trust, to change sub-advisors for a Portfolio and to enter into new sub-advisory  agreements,  without obtaining  shareholder  approval of the changes.  This exemption (which is similar to exemptions  granted to other investment  companies that are organized in a similar manner as the Trust) is  intended  to  facilitate  the  efficient  supervision  and  management  of the  sub-advisors  by ASISI and the
Trustees.  The Trust is required,  under the terms of the exemption,  to provide certain  information to  shareholders  following these types of changes.

Material Conflicts
It is possible  that  differences  may occur  between  companies  that offer  shares of an  underlying  mutual fund  portfolio to their respective  separate  accounts  issuing  variable  annuities  and/or  variable  life  insurance  products.  Differences  may also occur surrounding  the offering of an underlying  mutual fund portfolio to variable life insurance  policies and variable  annuity  contracts that we offer. Under certain  circumstances,  these differences could be considered  "material  conflicts," in which case we would take necessary  action to protect  persons with voting rights under our variable  annuity  contracts and variable  life  insurance  policies against persons with voting rights under other insurance  companies'  variable  insurance  products.  If a "material  conflict" were to arise between owners of variable  annuity  contracts and variable life insurance  policies issued by us we would take necessary  action to treat  such  persons  equitably  in  resolving  the  conflict.  "Material  conflicts"  could  arise  due to  differences  in  voting instructions  between owners of variable life insurance and variable annuity contracts of the same or different  companies.  We monitor any potential conflicts that may exist.

Service Fees Payable by Underlying Funds
American  Skandia or our affiliates have entered into  agreements with the investment  adviser or distributor of many of the underlying
Portfolios.  Under the terms of these agreements,  American Skandia provides  administrative and support services to the Portfolios for which a fee is paid that is generally based on a percentage of the average assets  allocated to the Portfolios  under the Annuity.  Any fees payable will be  consistent  with the  services  rendered or the expected  cost  savings  resulting  from the  arrangement.  These agreements may be different for each underlying mutual fund whose portfolios are offered as Sub-accounts.

WHO DISTRIBUTES ANNUITIES OFFERED BY AMERICAN SKANDIA?
American  Skandia  Marketing,  Incorporated  ("ASM"),  a wholly-owned  subsidiary of American  Skandia,  Inc., is the  distributor  and principal  underwriter of the securities  offered through this prospectus.  ASM acts as the distributor of a number of annuity and life insurance  products we offer and both  American  Skandia  Trust and American  Skandia  Advisor  Funds,  Inc., a family of retail mutual funds. ASM also acts as an introducing  broker-dealer  through which it receives a portion of brokerage  commissions in connection with purchases and sales of  securities  held by portfolios  of American  Skandia Trust which are offered as underlying  investment  options under the Annuity.

ASM's principal  business  address is One Corporate Drive,  Shelton,  Connecticut  06484. ASM is registered as broker-dealer  under the
Securities Exchange Act of 1934 ("Exchange Act") and is a member of the National Association of Securities Dealers, Inc. ("NASD").

The  Annuity is offered on a  continuous  basis.  ASM enters into  distribution  agreements  with  independent  broker-dealers  who are registered  under the Exchange Act and with  entities  that may offer the Annuity but are exempt from  registration.  Applications  for the Annuity are solicited by registered  representatives  of those firms.  Such  representatives  will also be our appointed  insurance agents under state insurance law.  In addition, ASM may offer the Annuity directly to potential purchasers.

Compensation is paid to firms on sales of the Annuity according to one or more schedules.  The individual  representative  will receive a portion of the  compensation,  depending on the practice of the firm.  Compensation  is generally  based on a percentage  of Purchase
Payments  made, up to a maximum of 5.5%.  Alternative  compensation  schedules are  available  that provide a lower initial  commission plus ongoing annual  compensation  based on all or a portion of Account Value. We may also provide  compensation for providing  ongoing service to you in relation to the  Annuity.  Commissions  and other  compensation  paid in relation to the Annuity do not result in any additional charge to you or to the Separate Account.

In addition,  firms may receive separate compensation or reimbursement for, among other things, training of sales personnel,  marketing or other  services  they provide to us or our  affiliates.  We or ASM may enter into  compensation  arrangements  with  certain  firms.
These  arrangements  will  not be  offered  to all  firms  and the  terms of such  arrangements  may  differ  between  firms.  Any such compensation  will be paid by us or ASM and will not result in any  additional  charge to you.  To the extent  permitted  by NASD rules and other applicable laws and regulations,  ASM may pay or allow other promotional  incentives or payments in the form of cash or other compensation.

Advertising:  We may advertise certain  information  regarding the performance of the investment  options.  Details on how we calculate performance  for the  Sub-accounts  are found in the  Statement of Additional  Information.  This  information  may help you review the performance of the investment  options and provide a basis for comparison  with other  annuities.  This  information may be less useful when comparing the  performance of the investment  options with other savings or investment  vehicles.  Such other  investments may not provide some of the benefits of annuities,  or may not be designed for long-term  investment  purposes.  Additionally  other savings or investment vehicles may not be receive the beneficial tax treatment given to annuities under the Code.

We may advertise the  performance  of the  Portfolios in the form of "Standard"  and  "Non-standard"  Total  Returns.  "Standard  Total
Return" figures assume a hypothetical  initial  investment of $1,000 allocated to a Sub-account  during the most recent,  one, five and ten year  periods (or since the  inception  date that the  Portfolio  has been  offered as a  Sub-account,  if less).  "Standard  Total
Return"  figures assume that the Insurance  Charge and the Annual  Maintenance  Fee are deducted and that the Annuity is surrendered at the end of the  applicable  period,  meaning  that any  Contingent  Deferred  Sales  Charge  that would  apply upon  surrender  is also deducted.  "Non-standard  Total Return"  figures  include any  performance  figures that do not meet the SEC's rules for Standard Total
Returns.  "Non-standard  Total Return"  figures may be used that do not reflect all fees and charges.  In  particular,  they may assume no redemption at the end of the applicable  period so that the  Contingent  Deferred  Sales Charge does not apply.  Non-standard  Total
Returns are calculated in the same manner as standardized  returns except that the  calculations may assume no redemption at the end of the applicable  periods.  Consequently,  Non-standard  Total Return figures may not take into  consideration  the Annuity's  contingent deferred sales charge.  Non-standard  Total Returns may also assume that the Annual  Maintenance  Fee does not apply due to the average
Account  Value being  greater than  $100,000,  where the charge is waived.  Standard and  Non-standard  Total  returns will not reflect charges that apply to either Optional Death Benefit.  Non-standard Total Returns must be accompanied by Standard Total Returns.

Some of the  underlying  mutual  fund  portfolios  existed  prior  to the  inception  of  these  Sub-accounts.  Performance  quoted  in advertising  regarding such  Sub-accounts may indicate  periods during which the  Sub-accounts  have been in existence but prior to the initial  offering of the Annuities,  or periods  during which the underlying  mutual fund  portfolios  have been in existence,  but the
Sub-accounts  have not. Such  hypothetical  historical  performance is calculated  using the same  assumptions  employed in calculating actual performance since inception of the Sub-accounts.  Hypothetical  historical  performance of the underlying mutual fund portfolios prior to the existence of the Sub-accounts may only be presented as Non-Standard Total Returns.

Performance  information on the  Sub-accounts is based on past performance  only and is not an indication or  representation  of future performance.  Performance of the Sub-accounts is not fixed.  Actual  performance will depend on the type,  quality and, for some of the
Sub-accounts,  the  maturities  of the  investments  held by the  underlying  mutual funds or  portfolios  and upon  prevailing  market conditions and the response of the underlying  mutual funds to such conditions.  Actual  performance will also depend on changes in the expenses of the underlying mutual funds or portfolios.  Such changes are reflected,  in turn, in the Sub-accounts  which invest in such underlying mutual fund or portfolio.  In addition, the amount of charges assessed against each Sub-account will affect performance.

The information we may advertise  regarding the Fixed  Allocations may include the then current  interest rates we are crediting to new
Fixed  Allocations.  Information  on current rates will be as of the date  specified in such  advertisement.  Rates will be included in advertisements  to the extent  permitted by law. Given that the actual rates  applicable to any Fixed  Allocation are as of the date of any such Fixed  Allocation's  Guarantee Period begins, the rate credited to a Fixed Allocation may be more or less than those quoted in an advertisement.

Advertisements  we distribute  may also compare the  performance  of our  Sub-accounts  with:  (a) certain  unmanaged  market  indices, including  but not limited to the Dow Jones  Industrial  Average,  the Standard & Poor's 500, the NASDAQ 100, the Shearson  Lehman Bond
Index, the Frank Russell non-U.S.  Universal Mean, the Morgan Stanley Capital  International  Index of Europe, Asia and Far East Funds,
and the Morgan Stanley Capital  International World Index; and/or (b) other management  investment companies with investment objectives similar to the mutual  fund or  portfolio  underlying  the  Sub-accounts  being  compared.  This may include  the  performance  ranking assigned by various publications,  including but not limited to the Wall Street Journal,  Forbes,  Fortune,  Money, Barron's,  Business
Week, USA Today and statistical  services,  including but not limited to Lipper Analytical Services Mutual Funds Survey, Lipper Annuity
and Closed End Survey,  the Variable  Annuity  Research Data Survey,  SEI, the  Morningstar  Mutual Fund Sourcebook and the Morningstar
Variable Annuity/Life Sourcebook.

American  Skandia Life Assurance  Corporation  may advertise its rankings  and/or ratings by independent  financial  ratings  services.
Such  rankings may help you in  evaluating  our ability to meet our  obligations  in relation to Fixed  Allocations,  pay minimum death benefits,  pay annuity  payments or  administer  Annuities.  Such rankings and ratings do not reflect or relate to the  performance  of
Separate Account B.

AVAILABLE INFORMATION
A  Statement  of  Additional  Information  is  available  from us without  charge upon your  request.  This  Prospectus  is part of the registration  statement we filed with the SEC regarding this offering.  Additional  information on us and this offering is available in those  registration  statements and the exhibits  thereto.  You may obtain copies of these  materials at the prescribed  rates from the
SEC's  Public  Reference  Section,  450 Fifth  Street  N.W.,  Washington,  D.C.,  20549.  You may inspect  and copy those  registration statements and exhibits  thereto at the SEC's public  reference  facilities at the above address,  Room 1024, and at the SEC's Regional
Offices,  7 World Trade Center,  New York, NY, and the Everett  McKinley Dirksen  Building,  219 South Dearborn  Street,  Chicago,  IL.
These  documents,  as  well as  documents  incorporated  by  reference,  may  also be  obtained  through  the  SEC's  Internet  Website
(http://www.sec.gov) for this registration statement as well as for other registrants that file electronically with the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
To the extent and only to the extent that any statement in a document  incorporated  by reference  into this  Prospectus is modified or superseded by a statement in this  Prospectus or in a later-filed  document,  such statement is hereby deemed so modified or superseded and not part of this  Prospectus.  The Annual Report on Form 10-K for the year ended December 31, 2000 previously  filed by the Company with the SEC under the Exchange Act is incorporated by reference in this Prospectus.

We will furnish you without charge a copy of any or all of the documents  incorporated by reference in this  Prospectus,  including any exhibits to such  documents  which have been  specifically  incorporated  by  reference.  We will do so upon receipt of your written or oral request.

HOW TO CONTACT US
|X|      You can contact us by: calling our Customer  Service Team at  1-800-680-8920  during our normal business hours,  8:30 a.m. EST to 8:00 p.m. EST, Monday through Friday, or Skandia's Telephone Automated Response System (STARS) at 1-800-766-4530.
|X|      writing to us via regular  mail at American  Skandia - Variable  Annuities,  Attention:  Stagecoach  Annuity,  P.O.  Box 7040,
       Bridgeport,  Connecticut  06601-7040 OR for express mail American Skandia - Variable Annuities,  Attention:  Stagecoach Annuity,
       One Corporate  Drive,  Shelton,  Connecticut  06484.  NOTE:  Failure to send mail to the proper address may result in a delay in our receiving and processing your request.
|X|      sending an email to customerservice@skandia.com or visiting our Internet Website at www.americanskandia.com
|X|      accessing information about your Annuity through our Internet Website at www.americanskandia.com

You can obtain account information through Skandia's  Telephone Automated Response System (STARS) and at  www.americanskandia.com,  our
Internet  Website.  Our Customer  Service  representatives  are also available  during  business hours to provide you with  information about your account.  You can request  certain  transactions  through our  telephone  voice  response  system,  our Internet  Website or through a customer service  representative.  You can provide authorization for a third party,  including your  attorney-in-fact  acting pursuant to a power of attorney or an investment  professional,  to access your account information and perform certain transactions on your  account.  You will need to complete a form  provided by us which  identifies  those  transactions  that you wish to authorize via telephonic  and  electronic  means and whether you wish to  authorize a third party to perform any such  transactions.  We require that you or your  representative  provide proper  identification  before performing  transactions over the telephone or through our Internet
Website.  This may include a Personal  Identification  Number  (PIN) that will be provided to you upon issue of your Annuity or you may establish or change your PIN through STARS and at  www.americanskandia.com,  our Internet  Website.  Any third party that you authorize to perform financial transactions on your account will be assigned a PIN for your account.

Transactions  requested via telephone are recorded.  To the extent  permitted by law, we will not be responsible for any claims,  loss, liability  or  expense  in  connection  with a  transaction  requested  by  telephone  or  other  electronic  means if we acted on such transaction  instructions after following  reasonable  procedures to identify those persons authorized to perform  transactions on your
Annuity  using  verification  methods  which may include a request for your Social  Security  number,  PIN or other form of  electronic identification.  We may be liable for losses due to unauthorized or fraudulent instructions if we did not follow such procedures.

American Skandia does not guarantee access to telephonic,  facsimile,  Internet or any other electronic  information or that we will be able to accept  transaction  instructions  via such means at all times.  Regular and/or express mail will be the only means by which we will accept  transaction  instructions when telephonic,  facsimile,  Internet or any other electronic means are unavailable or delayed.
American  Skandia  reserves  the  right to limit,  restrict  or  terminate  telephonic,  facsimile,  Internet  or any other  electronic transaction privileges at any time.

INDEMNIFICATION
Insofar as  indemnification  for  liabilities  arising  under the  Securities  Act of 1933 (the  "Securities  Act") may be permitted to directors,  officers or persons controlling the registrant pursuant to the foregoing provisions,  the registrant has been informed that in the  opinion  of the SEC such  indemnification  is  against  public  policy as  expressed  in the  Securities  Act and is  therefore unenforceable.

LEGAL PROCEEDINGS
As of the date of this Prospectus,  neither we nor ASM were involved in any litigation outside of the ordinary course of business,  and know of no material claims.

EXECUTIVE OFFICERS AND DIRECTORS
Our executive  officers,  directors and certain  significant  employees,  their ages,  positions with us and principal  occupations are indicated  below.  The  immediately  preceding  work  experience  is  provided  for  officers  that have not been  employed by us or an affiliate for at least five years as of the date of this Prospectus.

Name/                                                         Position with American Skandia
Age                                                           Life Assurance Corporation                        Principal Occupation
---                                                           --------------------------                        --------------------

Patricia J. Abram                                             Senior Vice President                           Senior Vice President:
49                                                                                                                 American Skandia
                                                                                                             Marketing, Incorporated

Ms. Abram joined us in 1998. She previously  held the position of Senior Vice President,  Chief  Marketing  Officer with Mutual Service
Corporation.  Ms. Abram was employed there since 1982.

Lori Allen                                                    Vice President                                         Vice President:
31                                                                                                                 American Skandia
                                                                                                             Marketing, Incorporated

Robert M. Arena                                               Vice President                                         Vice President:
32                                                                                                             American Skandia Life
                                                                                                               Assurance Corporation

Gordon C. Boronow                                             Deputy Chief Executive Officer         Deputy Chief Executive Officer:
48                                                                                                             American Skandia Life
                                                                                                               Assurance Corporation

Robert W. Brinkman                                            Senior Vice President                           Senior Vice President:
36                                                                                                                  American Skandia
                                                                                                             Marketing, Incorporated

Carl Cavaliere                                                Vice President                                         Vice President:
38                                                                                                             American Skandia Life
                                                                                                               Assurance Corporation

Mr. Cavaliere joined us in 1998.  He previously held the position of Director of Operations with Aetna, Inc. since 1989.

Lucinda C. Ciccarello                                         Vice President                                         Vice President:
42                                                                                                                 American Skandia
                                                                                                             Marketing, Incorporated

Ms. Ciccarello joined us in 1997.  She previously held the position of Assistant Vice President with Phoenix Duff & Phelps since 1984.

Lincoln R. Collins                                            Senior Vice President                           Senior Vice President:
40                                                            Director (since February, 1996)                  American Skandia Life
                                                                                                               Assurance Corporation

Tim Cronin                                                    Vice President                                         Vice President:
35                                                                                                             American Skandia Life
                                                                                                               Assurance Corporation

Mr. Cronin joined us in 1998.  He previously held the position of Manager/Client Investor with Columbia Circle Investors since 1995.

Harold Darak                                                  Vice President                                         Vice President:
40                                                                                                             American Skandia Life
                                                                                                               Assurance Corporation

Mr. Darak joined us in 1999. He  previously  held the position of  Consultant/Senior  Manager with Deloitte & Touche since 1998 and the positions of Second Vice President with The Guardian since 1996 and The Travelers from October, 1982 until December, 1995.

Wade A. Dokken                                                President and Chief Executive Officer                    President and
41                                                                                                          Chief Executive Officer:
                                                                                                              American Skandia, Inc.

Elaine C. Forsyth                                             Vice President                                         Vice President:
39                                                                                                             American Skandia Life
                                                                                                               Assurance Corporation

Lisa Foote                                                    Vice President                                         Vice President:
43                                                                                                             American Skandia Life
                                                                                                               Assurance Corporation

Ms. Foote joined us in 2001. She previously held the positions of Vice President with Gateway  Computer  Corporation  from January 2000 until August 2000;  Director,  AmericaOne  Operations  with Capital one from July 1998 until  December  1999; and Senior Vice President with Recovery Retailer Financial Services (a division of GE Capital) from December 1994 until July 1998.

Larisa Gromyko                                                Director, Insurance Compliance         Director, Insurance Compliance:
54                                                                                                             American Skandia Life
                                                                                                               Assurance Corporation

Maureen Gulick                                                Director, Business Operations           Director, Business Operations:
38                                                                                                             American Skandia Life
                                                                                                               Assurance Corporation

N. David Kuperstock                                           Vice President                                         Vice President:
49                                                                                                             American Skandia Life
                                                                                                               Assurance Corporation

Robert K. Leach                                               Vice President and                                     Vice President,
46                                                            Chief Actuary                                           Chief Actuary:
                                                                                                               American Skandia Life
                                                                                                               Assurance Corporation

Mr. Robert K. Leach joined us in 2000. He previously  was employed in the U.S.  Retirement  Products and Services  Division of Sun Life
of Canada and held the position of Vice President, Finance and Product.

Thomas M. Mazzaferro                                          Executive Vice President,                    Executive Vice President,
48                                                            Treasurer, Corporate Controller,       Treasurer, Corporate Controller
                                                              Chief Financial Officer and               and Chief Financial Officer:
                                                              Director (since September, 1994)                 American Skandia Life
                                                                                                               Assurance Corporation

Michael A. Murray                                             Senior Vice President                           Senior Vice President:
32                                                                                                                  American Skandia
                                                                                                             Marketing, Incorporated

Polly Rae                                                     Vice President                                         Vice President:
38                                                                                                             American Skandia Life
                                                                                                               Assurance Corporation

Rebecca Ray                                                   Vice President                                  Senior Vice President:
45                                                                                                                  American Skandia
                                                                                                             Marketing, Incorporated

Ms. Ray joined us in 1999. She previously  held the position of First Vice President  with  Prudential  Securities  since 1997 and Vice
President with Merrill Lynch since 1995.

Rodney D. Runestad                                            Vice President                                         Vice President:
51                                                                                                             American Skandia Life
                                                                                                               Assurance Corporation

Hayward L. Sawyer                                             Senior Vice President                           Senior Vice President:
56                                                                                                                 American Skandia
                                                                                                             Marketing, Incorporated

Lisa Shambelan                                                Vice President                                         Vice President:
35                                                                                                             American Skandia Life
                                                                                                               Assurance Corporation

Karen Stockla                                                 Vice President                                         Vice President:
34                                                                                                             American Skandia Life
                                                                                                               Assurance Corporation

Ms. Stockla joined us in 1998. She previously held the position of Manager,  Application  Development with Citizens  Utilities  Company since 1996 and HRIS Tech Support Representative with Yale New Haven Hospital since 1993.

William H. Strong                                             Vice President                                         Vice President:
57                                                                                                             American Skandia Life
                                                                                                               Assurance Corporation

Mr. Strong  joined us in 1997. He previously  held the position of Vice  President  with American  Financial  Systems from June 1994 to
October 1997 and the position of Actuary with Connecticut Mutual Life from June 1965 to June 1994.

Guy Sullivan                                                  Vice President                                         Vice President:
40                                                                                                             American Skandia Life
                                                                                                               Assurance Corporation

Mr.  Sullivan  joined us in 2000.  He  previously  held the  positions of Managing  Director,  Wholesale  Distribution  with  Allmerica
Financial Services since 1999 and Managing Director and Member of the Executive Committee with Putnam Investments since 1995.

Leslie S. Sutherland                                          Vice President                                         Vice President:
47                                                                                                                  American Skandia
                                                                                                             Marketing, Incorporated

Amanda C. Sutyak                                              Vice President                                         Vice President:
43                                                                                                             American Skandia Life
                                                                                                               Assurance Corporation

Bayard F. Tracy                                               Senior Vice President and                       Senior Vice President:
53                                                                                                                  American Skandia
                                                                                                             Marketing, Incorporated

Jeffrey M. Ulness                                             Vice President                                         Vice President:
40                                                                                                             American Skandia Life
                                                                                                               Assurance Corporation

Robert G. Whitcher                                            Director (since October, 2001)                               Director:
55                                                                                                             American Skandia Life
                                                                                                               Assurance Corporation

Kirk Wickman                                                  Senior Vice President and                    Senior Vice President and
                                                              General Counsel                                       General Counsel:
44                                                                                                             American Skandia Life
                                                                                                               Assurance Corporation

Mr.  Wickman  joined us in 2001. He previously  held the position of Senior Vice  President  and General  Counsel with Aetna  Financial
Services since 1992.

Brett M. Winson                                               Senior Vice President                           Senior Vice President:
45                                                                                                            American Skandia, Inc.

Mr. Winson joined us in 1998.  He previously held the position of Senior Vice President with Sakura Bank, Ltd. since 1990.

CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION
The following are the contents of the Statement of Additional Information:

General Information about American Skandia
|X|      American Skandia Life Assurance Corporation
|X|      American Skandia Life Assurance Corporation Variable Account B (Class 1 Sub-accounts-Stagecoach)
|X|      American Skandia Life Assurance Corporation Separate Account D

Principal Underwriter/Distributor - American Skandia Marketing, Incorporated

How Performance Data is Calculated
|X|      Current and Effective Yield
|X|      Total Return

How the Unit Price is Determined

Additional Information on Fixed Allocations
|X|      How We Calculate the Market Value Adjustment

General Information
|X|      Voting Rights
|X|      Modification
|X|      Deferral of Transactions
|X|      Misstatement of Age or Sex
|X|      Ending the Offer

Annuitization

Independent Auditors

Legal Experts

Financial Statements
|X|      Appendix A - American Skandia Life Assurance Corporation Variable Account B (Class 1 Sub-accounts-Stagecoach)

A-46

                                       APPENDIX A - FINANCIAL INFORMATION ABOUT AMERICAN SKANDIA

                                            UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS OF
                                              AMERICAN SKANDIA LIFE ASSURANCE CORPORATION

                                              AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                                     (a wholly-owned subsidiary of Skandia Insurance Company Ltd.)

                                            Consolidated Statements of Financial Condition
                                                            (in thousands)
                                                                        June 30,                   December 31,
                                                                          2001                        2000
                                                                    ----------------            ----------------
                                                                       (unaudited)
ASSETS
------
Investments:
  Fixed maturities - at fair value                                  $       295,902             $       285,708
  Equity securities - at fair value                                          46,767                      20,402
  Derivative instruments
                                                                             10,565                       3,015
  Policy loans                                                                5,265                       3,746
                                                                      --------------              --------------

    Total investments                                                       358,499                     312,871

Cash and cash equivalents                                                    41,425                      76,499
Accrued investment income                                                     5,495                       5,209
Deferred acquisition costs                                                1,399,495                   1,398,192
Reinsurance receivable                                                       21,617                       3,642
Receivable from affiliates                                                                                3,327
                                                                                  -
Income tax receivable
                                                                              2,142                      34,620
State insurance licenses                                                      4,038                       4,113
Fixed assets                                                                 12,363                      10,737
Other assets                                                                104,840                      96,403
Separate account assets                                                  27,691,604                  29,757,092
                                                                    ----------------            ----------------

  Total assets                                                      $    29,641,518             $    31,702,705
                                                                    ================            ================

LIABILITIES AND SHAREHOLDER'S EQUITY
------------------------------------
Liabilities:
Reserves for future insurance policy and contract benefits          $       110,898             $       135,545
Drafts outstanding                                                           48,429                      63,758
Accounts payable and accrued expenses                                       156,575                     137,040
Income tax payable - deferred
                                                                             32,749                       8,949
Payable to affiliates
                                                                             45,291                           -
Future fees payable to parent                                               859,787                     934,410
Short-term borrowing                                                         10,000                      10,000
Surplus notes                                                               159,000                     159,000
Separate account liabilities                                             27,691,604                  29,757,092
                                                                    ----------------            ----------------

  Total Liabilities                                                      29,114,333                  31,205,794
                                                                    ----------------            ----------------

Shareholder's equity:
Common stock, $100 par value, 25,000 shares authorized,
    issued and outstanding                                                    2,500                       2,500
Additional paid-in capital                                                  289,329                     287,329
Retained earnings                                                           233,324                     205,979
Accumulated other comprehensive (loss) income                                 2,032                       1,103
                                                                    ----------------            ----------------

    Total Shareholder's equity                                              527,185                     496,911
                                                                    ----------------            ----------------

    Total liabilities and shareholder's equity                      $    29,641,518             $    31,702,705
                                                                    ================            ================

                                       See notes to unaudited consolidated financial statements.

                                              AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                                     (a wholly-owned subsidiary of Skandia Insurance Company Ltd.)

                                                   Consolidated Statements of Income
                                                            (in thousands)
                                                              (unaudited)

                                                                           Six Months Ended June 30,
                                                                         2001                     2000
                                                                    -------------            --------------

REVENUES
--------

Annuity and life insurance charges and fees                         $                        $
                                                                         200,146                   211,208
Fee income                                                                57,976                    62,056
Net investment income                                                     11,361                     6,504
Premium income                                                             1,012                     2,259
Net realized capital gains                                                 2,275                     (707)
Other                                                                        627                     1,118
                                                                    -------------            --------------

  Total revenues                                                         273,397                   282,438
                                                                    -------------            --------------

EXPENSES
--------

Benefits:
  Annuity and life insurance benefits                                        759                       278
  Change in annuity and life insurance policy reserves                  (29,817)                     9,505
  Return credited to contractowners                                       10,173                   (2,362)
                                                                    -------------            --------------

                                                                        (18,885)                     7,421

Expenses:
  Underwriting, acquisition and other insurance
    expenses                                                             219,348                   164,425
  Interest expense                                                        34,104                    56,220
                                                                    -------------            --------------

                                                                         253,452                   220,645
                                                                    -------------            --------------

  Total benefits and expenses                                            234,567                   228,066
                                                                    -------------            --------------

    Income from operations before income tax                              38,830                    54,372

      Income tax expense
                                                                          11,485                    15,263
                                                                    -------------            --------------

        Net income                                                  $                        $
                                                                          27,345                    39,109
                                                                    =============            ==============

                                       See notes to unaudited consolidated financial statements.

                                              AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                                     (a wholly-owned subsidiary of Skandia Insurance Company Ltd.)

                                                   Consolidated Statements of Income
                                                            (in thousands)
                                                              (unaudited)

                                                                          Three Months Ended June 30,
                                                                         2001                     2000
                                                                    -------------            --------------

REVENUES
--------

Annuity and life insurance charges and fees                         $                        $
                                                                          99,646                   106,375
Fee income                                                                                          30,913
                                                                          28,464
Net investment income                                                                                3,628
                                                                           4,665
Premium income                                                                                       1,656
                                                                             171
Net realized capital gains                                                                         (1,436)
                                                                             373
Other                                                                                                  442
                                                                             384
                                                                    -------------            --------------

  Total revenues                                                         133,703                   141,578
                                                                    -------------            --------------

EXPENSES
--------

Benefits:
  Annuity and life insurance benefits                                                                  145
                                                                             428
  Change in annuity and life insurance policy reserves                                               6,881
                                                                        (33,013)
  Return credited to contractowners                                                                    314
                                                                         (5,421)
                                                                    -------------            --------------

                                                                        (38,006)                     7,340

Expenses:
  Underwriting, acquisition and other insurance
    expenses                                                                                        88,133
                                                                         133,668
  Interest expense                                                                                  25,952
                                                                          14,650
                                                                    -------------            --------------

                                                                         148,318                   114,085
                                                                    -------------            --------------

  Total benefits and expenses                                            110,312                   121,425
                                                                    -------------            --------------

    Income from operations before income tax                              23,391                    20,153

      Income tax expense
                                                                           7,451                     5,225
                                                                    -------------            --------------

        Net income                                                  $                        $
                                                                          15,940                    14,928
                                                                    =============            ==============

                                       See notes to unaudited consolidated financial statements.

                                              AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                                     (a wholly-owned subsidiary of Skandia Insurance Company Ltd.)

                                            Consolidated Statements of Shareholder's Equity
                                                            (in thousands)

                                                             June 30,            December 31,
                                                               2001                  2000
                                                         ---------------      ------------------
                                                           (unaudited)

Common stock:
  Beginning and ending balance                           $                    $
                                                                  2,500                   2,500

Additional paid in capital:
  Beginning balance                                             287,329                 215,879
  Additional contributions                                        2,000                  71,450
                                                         ---------------      ------------------

    Ending balance                                              289,329                 287,329
                                                         ---------------      ------------------

Retained earnings:
  Beginning balance                                             205,979                 141,162
  Net income                                                     27,345                  64,817
                                                         ---------------      ------------------

    Ending balance                                              233,324                 205,979
                                                         ---------------      ------------------

Accumulated other comprehensive (loss) income:
  Beginning balance
                                                                  1,103                   (107)
  Other comprehensive income
                                                                    929                   1,210
                                                         ---------------      ------------------

    Ending balance
                                                                  2,032                   1,103
                                                         ---------------      ------------------

      Total shareholder's equity                         $                    $
                                                                527,185                 496,911
                                                         ===============      ==================

                                       See notes to unaudited consolidated financial statements.

                                              AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                                     (a wholly-owned subsidiary of Skandia Insurance Company Ltd.)

                                                 Consolidated Statements of Cash Flows
                                                            (in thousands)
                                                              (unaudited)
                                                                              Six Months Ended June 30,
                                                                               2001                2000
                                                                          --------------      -------------
Cash flow from operating activities:

  Net income                                                              $                   $
                                                                                 27,345             39,109
  Adjustments to reconcile net income to net
    cash provided by (used in) operating activities:
      Amortization and depreciation
                                                                                    771              2,514
      Deferred tax expense
                                                                                 23,301              9,389
      Change in unrealized losses on derivatives
                                                                                  (813)                  -
      (Decrease)/increase in policy reserves
                                                                               (24,140)              9,381
      Increase in payable to affiliates, net
                                                                                 48,618            128,083
      Change in income tax payable/receivable
                                                                                 32,478           (24,468)
      Increase in other assets
                                                                                (8,842)           (69,523)
      (Increase)/decrease in accrued investment income                                                 356
                                                                                  (286)
      (Increase)/decrease in reinsurance receivable                            (17,975)              2,609
      Net increase in deferred acquisition costs                                (1,303)          (234,485)
      Increase/(decrease) in accounts payable and accrued expenses
                                                                                 19,535            (2,620)
      (Decrease)/Increase in drafts outstanding                                (15,329)              3,172
      Change in foreign currency translation, net                                   261              (248)
      Net realized capital gains on derivatives                                 (5,231)
                                                                                                         -
      Net realized capital gains on investments
                                                                                (2,275)                707
                                                                          --------------      -------------

        Net cash provided by (used in) operating activities                      76,115          (136,024)
                                                                          --------------      -------------

Cash flow from investing activites:

      Purchase of fixed maturity investments                                  (220,174)          (102,374)
      Proceeds from sale and maturity of fixed maturity investments             216,224            100,268
      Purchase of derivatives                                                  (11,383)            (2,274)
      Proceeds from exercise of derivative instruments                            9,877
                                                                                                         -
      Purchase of shares in mutual funds                                       (47,673)           (10,600)
      Proceeds from sale of shares in mutual funds                               18,273              3,274
      Purchase of fixed assets                                                  (1,684)            (2,059)
      Increase in policy loans                                                  (1,519)              (662)
                                                                          --------------      -------------

        Net cash used in investing activities
                                                                               (38,059)           (14,427)
                                                                          --------------      -------------

Cash flow from financing activities:

      Capital contribution from parent                                            2,000              1,600
      (Decrease)/increase in future fees payable to parent, net                (74,623)            130,532
      Net deposits to contractowner accounts                                      (507)             36,106
                                                                          --------------      -------------

        Net cash (used in) provided by financing activities                    (73,130)            168,238
                                                                          --------------      -------------

          Net (decrease)/increase in cash and cash equivalents                 (35,074)             17,787

          Cash and cash equivalents at beginning of period                       76,499             89,212
                                                                          --------------      -------------

            Cash and cash equivalents at end of period                    $      41,425       $    106,999
                                                                          ==============      =============

     Income taxes (received) paid                                         $    (44,294)       $     30,342
                                                                          ==============      =============

      Interest paid                                                       $      27,315       $     50,284
                                                                          ==============      =============
                                       See notes to unaudited consolidated financial statements.

                                              AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                                     (a wholly-owned subsidiary of Skandia Insurance Company Ltd.)

                                         NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

                                                             June 30, 2001

1.       BASIS OF PRESENTATION

         The accompanying  unaudited  consolidated  financial  statements of American Skandia Life Assurance  Corporation (the
         Company) have been prepared in accordance  with  accounting  principles  generally  accepted in the United States for interim financial  information and with the instructions to Form 10-Q and Article 10 of Regulation S-X.  Accordingly,
         they do not include all of the information and footnotes required by accounting  principles generally accepted in the
         United States for complete  financial  statements.  In the opinion of  management,  all  adjustments  (consisting  of normal recurring  accruals)  considered  necessary for a fair presentation have been included.  Operating results for the six-month  period ended June 30, 2001 are not necessarily  indicative of the results that may be expected for the year  ending  December  31,  2001.  For further  information,  refer to the  consolidated  financial  statements  and footnotes  thereto  in the  Company's  audited  consolidated  financial  statements  on Form 10-K for the year  ended
         December 31, 2000.

         Certain reclassifications have been made to prior period amounts to conform to the current period presentation.

2.       NEW ACCOUNTING STANDARD

         Effective January 1, 2001, the Company adopted Statement of Financial  Accounting  Standards No. 133, "Accounting for
         Derivative  Instruments  and Hedging  Activities,"  as amended by SFAS 137 and SFAS 138  (collectively  "SFAS  133").
         Derivative  instruments held by the Company consist of equity option contracts utilized to manage the market risk and reserve  fluctuations  associated with the guaranteed minimum death benefits ("GMDB").  These derivative  instruments are carried at fair market  value.  Unrealized  gains and losses are reported in investment  income.  The adoption of
         SFAS No. 133 did not have a material effect on the Company's financial statements.

3.       RESERVES FOR FUTURE INSURANCE POLICY AND CONTRACT BENEFITS

         Included in reserves for future  insurance  policy and contract  benefits are reserves  related to annuity  contracts with mortality risks as well as the Company's GMDB liability.  Certain  reserve  assumptions  were updated during the first six months of 2001 to reflect more realistic  expectations  as to risks inherent in the GMDB  liability.  These changes  reduced  the GMDB  liability  significantly.  Previous  assumptions  had been based on  statutory  valuation principles as an  approximation  for accounting  principles  generally  accepted in the United  States.  In addition, future mortality rates have been lowered to reflect favorable past experience.

         However,  offsetting the reduction in the GMDB liability certain  assumptions were also updated in the calculation of the deferred  acquisition  cost asset.  The amortization of such costs are determined in large part by changes in the expectations  of future gross profits of the GMDB  business.  In 2001,  the decline in equity  markets  resulted in a significantly lower estimate of future gross profits, thereby decreasing the deferred acquisition cost asset.

                                                AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                                     (a wholly-owned subsidiary of Skandia Insurance Company Ltd.)

                                   NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (continued)

                                                               June 30, 2001

4.       SEGMENT REPORTING

         In recent years,  in order to broaden the array of products  offered by the Company and its affiliates to meet a wide variety of financial planning needs, the Company developed the variable life insurance and qualified  retirement plan annuity  products.  Assets under  management  and sales for the products  other than variable  annuities have not yet been significant enough to warrant full segment  disclosures as required by SFAS 131,  "Disclosures about Segments of an Enterprise and Related Information."

5.       COMPREHENSIVE INCOME

         The components of  comprehensive  (loss) income,  net of tax, for the six months ended June 30, 2001 and 2000 were as follows:

                  (in thousands)                                           2001              2000
                                                                           ----              ----

         Net income                                                       $27,345          $39,109
         Other comprehensive income (loss):
           Net unrealized investment loss on
               available for sale securities                                  759              785

           Foreign currency translation                                       170             (161)
                                                                       ----------       -----------

         Other comprehensive income                                           929              624
                                                                       ----------       ----------

         Comprehensive income                                            $ 28,274          $39,733
                                                                         ========          =======

         The components of accumulated other comprehensive  income, net of tax, as of June 30, 2001 and December 31, 2000 were as follows:

                  (in thousands)                                           2001              2000
                                                                           ----              ----

         Unrealized investment (losses)/gains                            $  1,780          $ 1,021
         Foreign currency translation                                         252               82
                                                                       ----------       ----------

         Accumulated other comprehensive (loss) income                   $  2,032          $ 1,103
                                                                         ========          =======

6.       FOREIGN ENTITY

                  The Company has a 99.9% ownership in Skandia Vida, S.A. de C.V.  ("Skandia  Vida") which is a life insurance company  domiciled in Mexico,  selling  long-term  savings  products within Mexico.  Skandia Vida,  which is fully consolidated in the accompanying  financial  statements,  had total shareholders' equity of $5,196,000 as of June 30, 2001 and  $4,402,000  as of December  31, 2000 and has  generated  losses of  $1,467,000  and
                  $552,000 for the six months ended June 30, 2001 and 2000, respectively.

                                                AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                                     (a wholly-owned subsidiary of Skandia Insurance Company Ltd.)

                                   NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (continued)

                                                             June 30, 2001

7.       RESTRUCTURING CHARGES

         In March 2001,  the Company  recorded a pre-tax  restructuring  charge of  $3,500,000  to better align its  operating infrastructure  with  anticipated  sales volumes under the current equity market  environment.  These charges related primarily to a reduction in the workforce of approximately 140 employees.

                                              AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                                     (a wholly-owned subsidiary of Skandia Insurance Company Ltd.)

                         Management's Discussion and Analysis of Financial Condition and Results of Operations

                                                    SIX MONTHS ENDED JUNE 30, 2001

Management's  Discussion and Analysis of Financial  Condition and Results of Operations should be read in conjunction with the
June 30, 2001 financial statements and the notes included herein.

Management's  Discussion  and Analysis of Financial  Condition  and Results of  Operations  contains  certain  forward-looking statements  pursuant to the Private Securities  Litigation Reform Act of 1995. These  forward-looking  statements are based on estimates and assumptions that involve certain risks and  uncertainties,  therefore actual results could differ materially due to factors not  currently  known.  These  factors  include  significant  changes in financial  markets and other  economic and business conditions, state and federal legislation and regulation, ownership and competition.

American  Skandia Life  Assurance  Corporation  ("the  Company"),  with its principal  offices in Shelton,  Connecticut,  is a wholly-owned  subsidiary of American Skandia, Inc. ("ASI"),  whose ultimate parent is Skandia Insurance Company Ltd. ("SICL"), a Swedish  corporation.  The Company has 99.9%  ownership  in Skandia  Vida,  S.A. de C.V.  ("Skandia  Vida")  which is a life insurance company domiciled in Mexico.

         The Company is primarily in the business of issuing long-term savings and retirement products to individuals,  groups and  qualified  pension  plans.  The Company is one of the largest  providers of variable  annuity  contracts for the individual market in the United States according to Info-One's Variable Annuity Research & Data Service ("VARDS").

Since its business inception in 1988, the Company has offered an increasingly wide array of annuities,  including:  a) certain deferred and  immediate  annuities  that are  registered  with the  Securities  and Exchange  Commission,  including  variable annuities and fixed interest rate annuities that include a market value  adjustment  feature;  b) certain other fixed deferred annuities that are not registered with the Securities and Exchange  Commission;  c)  non-registered  group variable  annuities designed  as funding  vehicles  for various  types of  qualified  retirement  plans;  and d) fixed,  adjustable  and  variable immediate annuities.

The Company also offers  modified  single  premium and  flexible  premium  variable  life  insurance  products and a term life insurance product offered to shareholders of an affiliate's mutual fund products.

Certain variable annuity products contain a benefit feature  (referred to as "Performance  Advantage")  which provides certain benefits if the policyowner's  account value has not reached a "target value" on its tenth  anniversary.  At the option of the policyowner,  the benefit will be distributed in the form of an annual or, if annuitization is selected,  a lump-sum credit to the contractowner's account.

The Company's  products are sold to individuals,  businesses and pension plans to provide for long-term savings and retirement purposes and to address the economic  impact of  premature  death,  estate and  business  planning  concerns and  supplemental retirement needs.

The Company  markets its products to independent  financial  planners and  broker-dealers  through an internal field marketing staff.  In addition,  the Company  markets  through and in  conjunction  with  financial  institutions  such as banks that are permitted directly, or through affiliates, to sell annuities and life insurance.

Results of Operations
---------------------

Annuity  and life  insurance  sales  volume for the six  months  ended  June 30,  2001  totaled  $2,160,319,000,  compared  to
$5,080,947,000  for the first six months of 2000.  The  decrease in sales was  consistent  with the  general  decline in sales throughout the variable  annuity  industry,  attributed in large part to the decline in the equity markets.  Favorable  market conditions and strong  performance  of the  underlying  mutual funds drove the sales to a record level in the first six months of 2000.

Contractowner fees and charges and charges generated from transfer  agency-type and investment  support  activities  decreased
$15,142,000  or 6% for the first six months of 2001 compared to the same period in 2000.  Management  attributes  this decline to a 17% drop in average  assets  under  management  partially  offset by  increases  in fee rates  earned on the assets  from certain fund managers.

Net  investment  income  increased  $4,857,000  for the first six  months of 2001  compared  to the same  period in 2000.  The increase  was  primarily  attributable  to an  unrealized  gain on  derivative  instruments  held to mitigate  the market risk embedded in the guaranteed  minimum death benefit reserve ("GMDB") on variable  annuity  contracts.  Investment  income earned on a higher level of fixed maturity securities also contributed to the increase.

Premium  income  represents  premiums  earned  on the sale of  ancillary  contracts  such as  immediate  annuities  with  life contingencies,  supplementary  contracts with life contingencies and certain life insurance products.  Although sales of these products  were lower in the first six months of 2001  compared  to the first six months of 2000,  management  expects  premium income from supplementary contracts and immediate annuities to grow over time with the maturing of core business lines.

Net realized  investment  gains totaled  $2,275,000  for the first six months of 2001,  compared to losses of $707,000 for the first six months of 2000.  The increase is primarily attributable to gains recognized on sales of fixed maturity securities.

Annuity and life  insurance  benefits  increased  $481,000  over the first six months of 2000 as an increase in  supplementary contract and variable  immediate  annuity  payments,  which has  increased as this  relatively  young segment of the Company's annuity business ages.

The change in annuity policy reserves  includes changes in reserves related to annuity  contracts with mortality risks as well as the Company's  GMDB  liability.  Certain  reserve  assumptions  were updated during the first six months of 2001 to reflect more  realistic  expectations  as to  risks  inherent  in the  GMDB  liability.  These  changes  reduced  the  GMDB  liability significantly.  Previous  assumptions  had been based on statutory  valuation  principles as an  approximation  for accounting principles  generally  accepted  in the United  States.  In  addition,  future  mortality  rates have been  lowered to reflect favorable past  experience.  As a result of these changes,  the GMDB reserve  decreased  $32,902,000 in 2001. The GMDB reserve increased $5,367,000 for the same six month period in 2000.

However,  offsetting  the  resulting  increase in earnings  and equity as a result of changes in the GMDB  liability,  certain assumptions  were also updated in the calculation of the deferred  acquisition  cost asset. The amortization of such costs are determined in large part by changes in the  expectations  of future gross profits of the GMDB  business.  In 2001, the decline in equity  markets  resulted in a  significantly  lower  estimate of future gross  profits,  thereby  increasing  the expenses recognized through amortization.

 Return credited to contractowners  consists of revenues on the variable and market value adjusted annuities and variable life insurance,  offset by the benefit  payments and changes in reserves  required on this business.  Market value adjusted annuity activity  has the largest  impact on this  benefit.  Through the first six months of 2001 and in  particular  during the first three months of 2001, the Separate Account  investment  returns on the assets  supporting the market value adjusted  annuities were less than the expected  returns as calculated in the reserves,  leading to a significant  increase in the return credited to contractholders' benefit.

 Further  contributing to the increase in return  credited to  contractowners  were increases in the  amortization of unearned
Performance  Advantage target value credits.  Additionally,  guaranteed  minimum death benefit payments on variable  annuities were driven higher due to equity market declines.  Offsetting this charge,  the Company booked  experience  rating refunds due from a reinsurer  during the first half of 2001.  Through the first six months of 2000,  the Company had not  recognized  such refunds due.

 Underwriting, acquisition and other insurance expenses for the six months ended June 30, 2001 and 2000 were as follows:

                       (in thousands)                        2001               2000             Change
                                                             ----               ----             ------

         Commissions and purchase credits                  $131,599            $268,571         ($136,972)
         General operating expenses                          89,052             128,289           (39,237)

         Acquisition costs deferred                        (120,652)         (313,522)          192,870
         Acquisition costs amortized                        119,349              81,087            38,262
                                                            -------          ----------        ----------

         Net capitalization of
           deferred acquisition costs                    (1,303)         (232,435)          231,132
                                                         -----------          ----------        ---------

         Underwriting, acquisition and other
           insurance expenses                              $219,348            $164,425         $  54,923
                                                           ========            ========         =========

 Lower sales and asset  levels for the six months  ended June 30, 2001,  compared  with the same period in 2000,  led to a 51%
decrease in commissions and purchase credits.  However,  as a percentage of sales,  commissions grew from 5.3% in 2000 to 6.1%
primarily as a result of a shift in business to contracts with asset-based  commissions and from recent  commission  promotion programs.

 General  operating  expenses  decreased 31% from a year ago as a result of lower  sales-based  compensation  and certain cost savings measures implemented in 2001 (see Note 6 of the Notes to Unaudited Consolidated  Financial  Statements).  In addition, variable  compensation  and  long-term  incentive  plan  expenses  have  decreased due to the slowdown in sales and decline in equity markets.

 The decline in capitalized  deferred  acquisition  costs is  attributable  to lower sales and shifts in sales trends to asset based commission agreements.

 As mentioned in the Company's  discussion of changes in annuity policy reserves,  the Company updated certain  assumptions in the  calculation  of expected  gross profits used to develop  deferred  acquisition  cost  amortization  rates to reflect more recent experience and current equity market  conditions,  specifically with regard to future GMDB  profitability.  As a result of this and the decline in equity markets,  the amortization of such costs increased  significantly  over the six months ended
June 30, 2000.

Interest  expense  decreased  $22,116,000,  or 39%, over the six months ended June 30, 2000  primarily  due to lower  interest expense related to the future fees payable to parent liability.

The effective  income tax rate for the six months ended June 30, 2001, and 2000 was 30% and 28%,  respectively.  The effective rate is lower than the corporate rate of 35% due to permanent  differences,  with the most significant item being the dividend received  deduction.  Management  believes that based on the taxable income produced in 2000 and the first six months of 2001, the Company will produce sufficient taxable income in the future to realize its deferred tax assets.

 The Company  considers  Mexico an emerging  market and has invested in the Skandia Vida  operations  with the  expectation of generating  profits from  long-term  savings  products in future  years.  As such,  Skandia Vida has  generated  net losses of
$1,467,000,000  and $552,000 for the six months ended June 30, 2001 and 2000,  respectively.  The Company  expects to transfer ownership of Skandia Vida to an upstream  affiliate during 2002,  pending approval of the transaction by the Mexican insurance regulators.

 Total assets declined  $2,061,187,000  or 6.5% since December 31, 2000 as a result of market  declines  combined with slowing sales  volume.  Liabilities  declined  $2,091,461,000  or 6.7%,  since  December  31,  2000 as a result of the lower  required separate account reserves.

 Liquidity and Capital Resources
 -------------------------------

 The Company's liquidity requirement was met by cash from insurance  operations,  investment  activities,  borrowings from ASI and the transfer of rights to future fees and charges to ASI.

During the first six months of 2001 and 2000,  the Company  received  capital  contributions  of  $2,000,000  and  $1,600,000, respectively, from ASI to support its investment in Skandia Vida.

 As an additional means of obtaining funding,  the Company  periodically  transfers rights to receive future fees and contract charges  expected  to  be  realized  on  variable  portions  of  designated  blocks  of  deferred  annuity  contracts  to  ASI
("securitization  transactions").  The Company  did not enter into any new  securitization  transactions  in the first half of
2001.  Funds received from new securitization transactions for the first half of 2000 amounted to $169,459,000.

The Company  continues  to extend its  reinsurance  agreements  for new blocks of business.  The  reinsurance  agreements  are modified  coinsurance  arrangements where the reinsurer shares in the experience of a specific book of business.  During 2001, the company amended certain  reinsurance  agreements and recorded amounts due from reinsurers  based on favorable  experience.
The amendments  resulted in a receivable of $2,213,000 and the experience  rating refund resulted in an additional  receivable of $8,341,000.

 The Company expects the continued use of reinsurance  and  securitization  transactions  to fund the cash strain  anticipated from acquisition costs on the coming years' sales volume.

 The Company has long-term surplus notes and short-term borrowings with ASI.  No dividends have been paid to ASI.

 The National  Association of Insurance  Commissioners  ("NAIC") requires insurance companies to report information  regarding minimum Risk Based Capital ("RBC")  requirements.  These  requirements are intended to allow insurance  regulators to identify companies that may need  regulatory  attention.  The RBC model law requires that insurance  companies apply various factors to asset,  premium  and  reserve  items,  all of which have  inherent  risks.  The formula  includes  components  for asset risk, insurance  risk,  interest risk and business  risk.  The Company has complied with the NAIC's RBC reporting  requirements  and has total adjusted capital well above required capital.

                                         AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                                     (a wholly-owned subsidiary of Skandia Insurance Company Ltd.)

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
----------------------------------------------------------

There have been no material changes to the Company's market risk during the first six months of 2001.  The Company has provided a discussion of its market risks in Item 7A of Part II of the December 31, 2000 Form 10-K.

SELECTED FINANCIAL DATA

The following table summarizes information with respect to the operations of the Company:

(in thousands)                                                            For the Year Ended December 31,
                                                         2000           1999           1998            1997           1996
                                                         ----           ----           ----            ----           ----
STATEMENT OF OPERATIONS DATA
----------------------------

Revenues:
Annuity and life insurance charges and fees*         $             $     289,989   $              $     121,158   $     69,780
                                                     424,578                       186,211
Fee income                                                                                                               16,420
                                                     130,610       83,243          50,839         27,593
Net investment income
                                                     11,656        10,441          11,130         8,181           1,586
Premium income and other revenues
                                                     -----------   -----------     ------------   -----------
                                                     4,778         3,688           1,360          1,082           265
                                                     -----         -----           -----          -----           ---

Total revenues                                       $             $     387,361   $              $     158,014   $     88,051
                                                     ======        =============   =======        =============   ============
                                                     571,622                       249,540
                                                     =======                       =======

Benefits and Expenses:
Annuity and life insurance benefits                  $             $               $              $               $
                                                     751           612             558            2,033           613
Change in annuity and life insurance
   policy reserves
                                                     45,018        3,078           1,053          37              635
Cost of minimum death benefit reinsurance                                                                                 2,867
                                                     -             2,945           5,144          4,545
Return credited to contractowners
                                                     9,046         (1,639)         (8,930)        (2,018)         673
Underwriting, acquisition and other insurance
   expenses                                                                                                             49,887
                                                     335,213       206,350         167,790        90,496
Interest expense                                                                                                        10,791
                                                     ---------     ---------       ---------      ---------       ------------
                                                     85,998        69,502          41,004         24,895
                                                     ------        ------          ------         ------

Total benefits and expenses                          $             $     280,848   $     206,619  $     119,988   $    65,466
                                                     ======        =============   =============  =============   ===========
                                                     476,026
                                                     =======

Income tax expense (benefit)                         $             $       30,344  $              $       10,478  $
                                                     ========      ==============  ==========     ==============  =
                                                     30,779                        8,154                          (4,038)
                                                     ======                        =====

Net income                                           $             $               $              $       27,548  $    26,623
                                                     ========      ========        ========       ==============  ===========
                                                     64,817        76,169          34,767
                                                     ======                        ======

STATEMENT OF FINANCIAL CONDITION DATA
-------------------------------------

Total Assets                                         $31,702,705   $30,881,579     $18,848,273    $12,894,290     $8,268,696
                                                     ===========   ===========     ===========    ===========     ==========

Future fees payable to parent                        $             $     576,034   $     368,978  $     233,034   $     47,112
                                                     ======        =============   =============  =============   ============
                                                     934,410
                                                     =======

Surplus Notes                                        $             $     179,000   $              $     213,000   $   213,000
                                                     ======        =============   ======         =============   ===========
                                                     159,000                       193,000
                                                     =======

Shareholder's Equity                                 $             $     359,434   $              $     184,421   $   126,345
                                                     ======        =============   ======         =============   ===========
                                                     496,911                       250,417
                                                     =======

*    On annuity and life insurance  sales of $8,216,167,  $6,862,968,  $4,159,662,  $3,697,990,  and $2,795,114  during the years ended
     December 31, 2000,  1999,  1998,  1997,  and 1996,  respectively,  with  contractowner  assets under  management  of  $29,751,822,
     $29,396,693, $17,854,761, $12,119,191, and $7,764,891 as of December 31, 2000, 1999, 1998, 1997 and 1996, respectively.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management's  Discussion  and  Analysis of Financial  Condition  and Results of  Operations  should be read in  conjunction  with the consolidated financial statements and the notes thereto and Item 6, Selected Financial Data.

Management's  Discussion and Analysis of Financial  Condition and Results of Operations contains certain  forward-looking  statements pursuant to the Private  Securities  Litigation  Reform Act of 1995.  These  forward-looking  statements  are based on estimates  and assumptions  that involve  certain risks and  uncertainties,  therefore  actual  results could differ  materially  due to factors not currently known. These factors include  significant  changes in financial markets and other economic and business  conditions,  state and federal legislation and regulation, ownership and competition.

 Results of Operations
 ---------------------

 Annuity and life insurance sales increased 20% in 2000 to  $8,216,167,000  as compared to 65% in 1999.  Overall sales growth in 2000 was driven by  significant  sales volume in the first  quarter of 2000 due to the strong  equity  market  performance.  However,  the decline in the equity  markets  during the remainder of the year  negatively  impacted sales as the first quarter growth rate was not sustained.  The Company continues to focus on increasing sales through innovative  product  development  activities,  the recruitment and  retention  of top  producers,  high  quality  customer  service  and  improvements  in  web-based  technology.  All three  major distribution channels achieved sales growth in 2000.

 Average assets under management totaled  $31,413,809,000 in 2000 and $21,984,759,000 in 1999,  representing an increase of 43%. As a result of the growth in sales and average  assets under  management,  annuity and life  insurance  charges and fees  increased 46% in
2000 and 56% in 1999. Fee income  generated from transfer  agency-type and investment  support  activities  increased 57% in 2000 and
64% in 1999.

Net  investment  income  increased 12% in 2000  compared to 1999 and  decreased 6% in 1999 compared to 1998.  The increase in 2000 is primarily  due to a higher level of  investments,  partially  offset by  $6,939,000  of  amortization  of premiums paid on derivative instruments.  The  decrease in 1999 was  primarily  the result of  $1,036,000  of  amortization  of the premium  paid on a derivative instrument  purchased  during 1999.  See Note 2D to the  consolidated  financial  statements  for  information  related to derivative
instruments  used  to  hedge  the  guaranteed  minimum  death  benefit  ("GMDB")  reserve  fluctuations.   Excluding  the  derivative
amortization,  net  investment  income  increased  62% in 2000 and  increased 3% in 1999 as a result of increased  bond holdings that support the Company's risk-based capital objectives.

 Premium income represents  premiums earned on the sale of ancillary  contracts such as immediate  annuities with life contingencies, supplementary  contracts with life  contingencies  and certain life insurance  products.  Increased sales of these products led to an increase in premium  income in 2000.  The increase in 2000 and 1999 was  primarily  due to higher sales of  supplementary  contracts.
Management expects supplementary contracts to grow over time with the maturing of core business lines.

Net  realized  investment  losses  totaled  $688,000 in 2000,  compared to gains of $578,000 in 1999 and $99,000 in 1998.  The change from 1999 to 2000 is primarily  due to realized  losses on sales of  securities in the fixed  maturity  portfolio.  These losses were partially  offset by realized gains on sales of fixed  maturities  and mutual funds.  The increase in realized gains in 1999 compared to 1998 is due to higher gains on sales of mutual fund investments.

 The change in annuity policy reserves  includes changes in reserves related to annuity contracts with mortality risks as well as the
Company's GMDB liability.  In 2000,  equity markets  declined and the underlying  fund  performance was lower than the prior year. In contrast,  the equity markets and underlying  fund  performance  were up  significantly  in 1999 compared to 1998. The combination of these events  resulted in an increase in GMDB  reserves of  $39,866,000  in 2000.  This  compares to an increase in GMDB  reserves of
$2,323,000 in 1999.

 In 1999,  the Company began to develop a program  utilizing  equity put options to manage the risks  embedded in the GMDB in annuity contracts that would result from  significant  declines in the equity markets.  Prior to the  implementation  of the hedge strategies utilizing  equity put options,  the Company had reinsured  substantially  all of its exposure on the GMDB liability.  The reinsurance was terminated during the second quarter of 1999 as the reinsurer had exited this market.

 Return  credited to  contractowners  consists of revenues on the variable  and market value  adjusted  annuities  and variable  life insurance,  offset by the  benefit  payments  and changes in  reserves  required on this  business.  Market  value  adjusted  annuity activity has the largest  impact on this  benefit.  In 2000 and 1999,  the Separate  Account  investment  returns on the market value adjusted  annuities were less than the expected  returns as calculated in the reserves,  contributing to the significant  increase in the return credited to  contractholders  benefit.  In addition,  this benefit  increased as a result of the  amortization of unearned
Performance  Advantage  target value credits,  which increased  $6,826,000 in 2000 over 1999. Other  significant  contributors to the change from 1999 to 2000 include  guaranteed  minimum death benefit  payments on variable  annuities  which were driven up due to the market declines in 2000 as well as increased costs associated with processing of backdated  financial  transactions.  These increased costs were partially offset by a 2000 experience refund on certain reinsurance treaties in the amount of $4,339,000.

 Underwriting, acquisition and other insurance expenses for 2000, 1999 and 1998 were as follows:

                     (in thousands)                                  2000                 1999                1998
                                                                     ----                 ----                ----

   Commissions and purchase credits                              $ 393,494            $ 358,279           $ 201,008

   General operating expenses                                      252,206              214,269             141,586

   Acquisition costs deferred during the year                     (495,103)            (450,059)           (261,432)
   Acquisition costs amortized during the year                     184,616               83,861              86,628
                                                                   -------   -           ------   -          ------

   Net capitalization of deferred acquisition costs               (310,487)            (366,198)           (174,804)
                                                       -          ---------            ---------           ---------

   Underwriting, acquisition and other
        insurance expenses                                       $ 335,213            $ 206,350           $ 167,790
                                                                 =========            =========           =========

 Underwriting,  acquisition  and  other  insurance  expenses  increased  62%  and  23% in  2000  and  1999,  respectively.  Increased commissions  and  purchase  credits  reflect the  increase in sales in both 2000 and 1999.  Significant  investments  in new product development  and  internet-based  technology  contributed  to  general  operating  expense  increases  in both  2000 and  1999.  The amortization of acquisition  costs  increased  substantially  in 2000 compared to 1999 as the associated  costs from record sales in late 1999 and early 2000 were  recognized in accordance with accounting  principles  generally  accepted in the United States profit and expense recognition models.

 Interest  expense  increased  $16,496,000  in  2000  and  $28,498,000  in 1999  as a  result  of  additional  securitized  financing transactions,  which  consist of the  transfer of rights to receive  future fees to the Parent  ("securitization  transactions").  In addition,  the  Company  retired  surplus  notes  on  December  10,  2000 and  December  31,  1999 of  $20,000,000  and  $14,000,000,
respectively.  Surplus notes outstanding as of December 31, 2000 and 1999 totaled $159,000,000 and $179,000,000, respectively.

 The  effective  income tax rates for the years ended  December 31,  2000,  1999 and 1998 were 32%,  28% and 19%,  respectively.  The effective  rate is lower than the  corporate  rate of 35% due to  permanent  differences,  with the most  significant  item being the dividend  received  deduction.  Management  believes that based on the taxable income  produced in the past two years, as well as the continued  growth in annuity sales,  the Company will produce  sufficient  taxable income in future years to realize its deferred tax assets.

 The Company  generated net income after tax of  $64,817,000,  $76,169,000  and  $34,767,000  in 2000,  1999 and 1998,  respectively.
Revenue  increases in 2000 were more than offset by higher  benefits and expenses  driven  primarily from the increase in the reserve requirement  related  to the GMDB as a result of the  decline in the equity  markets.  Investments  in new  product  development  and technology  also  contributed  to the  increase in  expenses.  These  factors  resulted in the 15% decline in net income.  Net income increased  119% in 1999 due to strong sales growth and favorable  market  conditions  which led to higher  asset-based  revenue.  The
Company  considers  Mexico an emerging  market and has invested in the Skandia Vida  operations  with the  expectation  of generating profits from long-term  savings  products in future years. As such,  Skandia Vida has generated net losses of $2,540,000,  $2,523,000 and $2,514,000 for the years ended  December 31, 2000,  1999 and 1998,  respectively.  The Company  expects to transfer  ownership of
Skandia Vida to an upstream affiliate during 2001.

 On March 22, 2001, the Company  announced that it will begin an aggressive  operating  expense reduction program to better align its operating  infrastructure  with the current  investment  environment.  The planned  moves  include a reduction of  approximately  150 positions,  representing 13% of the Company's  workforce,  reductions in the compensation and benefit programs and the curtailment of certain discretionary expenses.

 Total assets grew 3% in 2000  partially  as a result of the modest  increase in separate  account  assets  reflecting  the impact of strong  sales  which were  almost  entirely  offset by the  decline in equity  markets.  Increased  deferred  acquisition  costs also contributed  to the  increase in assets.  Liabilities  grew 2% in 2000 due to higher  reserves  required  to support the  increase in annuity and life insurance  business,  and increased  financing activity related to the transfer of rights to receive future fees and charges.

 Liquidity and Capital Resources
 -------------------------------

 The Company's liquidity requirement was met by cash from insurance operations,  investment  activities,  borrowings from ASI and the securitization transactions with ASI.

 The majority of the  operating  cash outflow  resulted  from the sale of variable  annuity and variable  life  products that carry a contingent  deferred  sales charge.  This type of product causes a temporary cash strain in that 100% of the proceeds are invested in separate  accounts  supporting  the  product  leaving a cash (but not  capital)  strain  caused by the  acquisition  cost for the new business.  This cash strain  required the Company to look beyond the cash made available by insurance  operations and  investments of the Company to financing in the form of surplus notes, capital  contributions,  securitization  transactions and modified coinsurance reinsurance arrangements:

o        During 2000 and 1999, the Company received  $69,000,000 and $34,800,000,  respectively,  from ASI to support the capital needs and anticipated  growth in business of its U.S.  operations.  In addition,  the Company received  $2,450,000 and $1,690,000 from
     ASI in 2000 and 1999, respectively, to support its investment in Skandia Vida.

o        Funds received from new securitization  transactions  amounted to $476,288,000 in 2000 and $265,710,000 in 1999 (see Note 8 to
     the consolidated financial statements).

o        During 2000 and 1999, the Company  extended its reinsurance  agreements.  The Company also entered into an agreement with SICL in 2000. The reinsurance  agreements are modified  coinsurance  arrangements  where the reinsurer  shares in the experience of a specific book of business.

 The Company expects the continued use of reinsurance and  securitization  transactions to fund the cash strain  anticipated from the acquisition costs on the coming years' sales volume.

 As of December 31, 2000 and 1999,  shareholder's  equity totaled  $496,911,000 and  $359,434,000,  respectively.  The increases were driven by the previously mentioned capital contributions received from ASI and net income from operations.

 The Company has long-term surplus notes and short-term borrowings with ASI.  No dividends have been paid to ASI.

 The National Association of Insurance  Commissioners  ("NAIC") requires insurance companies to report information  regarding minimum
Risk Based Capital ("RBC")  requirements.  These  requirements are intended to allow insurance  regulators to identify companies that may need  regulatory  attention.  The RBC model law requires that insurance  companies  apply various  factors to asset,  premium and reserve items,  all of which have inherent risks.  The formula  includes  components for asset risk,  insurance  risk,  interest rate risk and business  risk.  The Company has complied with the NAIC's RBC reporting  requirements  and has total  adjusted  capital well above required capital.

 Effects of Inflation
 --------------------

The rate of inflation has not had a significant effect on the Company's financial statements.

Outlook
-------

The Company  believes that it is well positioned to retain and enhance its position as a leading  provider of financial  products for long-term  savings  and  retirement  purposes as well as to address the  economic  impact of  premature  death,  estate and  business planning  concerns and supplemental  retirement needs. The Company  continues to focus on offering  innovative  long-term savings and income products and providing  superior  customer service in order to gain market share and improve  profitability in an increasingly competitive market.

The Gramm-Leach-Bliley  Act of 1999 (the Financial Services Modernization Act) permits affiliation among banks,  securities firms and insurance  companies.  This  legislative  change has created  opportunities  for continued  consolidation  in the financial  services industry and increased competition as large companies offer a wide array of financial products and services.

Various  other  legislative  initiatives  could  impact the Company  such as pension  reform,  capital  gains and estate tax changes, privacy  standards and internet  regulation.  Pension reform may change current tax deferral rules and allow increased  contributions to  retirement  plans,  which may lead to higher  investments  in  tax-deferred  products  and create  growth  opportunities  for the
Company.  A capital gains tax reduction may cause  tax-deferred  products to be less  attractive to consumers,  which could adversely impact the  Company.  New privacy  standards  and internet  regulation  may impact the  Company's  strategic  initiatives  especially related to potential partnerships with web-based technology providers.

 QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Company is subject to potential  fluctuations  in earnings and the fair value of certain of its assets and  liabilities,  as well as variations in expected cash flows due to changes in market interest rates and equity prices.  The following  discussion focuses on specific  exposures the Company has to interest rate and equity price risk and describes  strategies used to manage these risks.  The discussion  is limited to financial  instruments  subject to market risks and is not intended to be a complete  discussion  of all of the risks to which the Company is exposed.

 Interest Rate Risk
 ------------------

 Fluctuations  in interest rates can potentially  impact the Company's  profitability  and cash flows.  The Company has 97% of assets held under  management  that are in  non-guaranteed  Separate  Accounts for which the Company's  exposure is not  significant  as the contractowner  assumes  substantially  all the investment risk. On the remaining 3% of assets,  the interest rate risk from contracts that carry  interest  rate  exposure  is managed  through an  asset/liability  matching  program  which  takes into  account the risk variables of the insurance liabilities supported by the assets.

 At December 31, 2000, the Company held fixed maturity  investments in its general  account that are sensitive to changes in interest rates.  These  securities  are held in support  of the  Company's  fixed  immediate  annuities,  supplementary  contracts,  the fixed components  of variable  life  insurance  contracts,  and in support of the  Company's  target  solvency  capital.  The Company has a conservative  investment  philosophy with regard to these  investments.  All investments are investment  grade corporate  securities, government agency or U.S. government securities.

 The Company's  deferred  annuity  products  offer a fixed option which  subjects the Company to interest rate risk. The fixed option guarantees a fixed rate of interest for a period of time selected by the  contractowner.  Guarantee  period options  available  range from one to ten years.  Withdrawal  of funds before the end of the  guarantee  period  subjects the  contractowner  to a market value adjustment  ("MVA").  In the event of rising interest rates, which make the fixed maturity  securities  underlying the guarantee less valuable,  the MVA could be negative.  In the event of declining interest rates, which make the fixed maturity securities  underlying the guarantee more valuable,  the MVA could be positive.  The resulting  increase or decrease in the value of the fixed option,  from calculation of the MVA,  should  substantially  offset the increase or decrease in the market value of the securities  underlying the guarantee.  The Company  maintains strict  asset/liability  matching to enable this offset.  However,  the Company still takes on the default risk for the underlying  securities,  the interest rate risk of reinvestment of interest  payments and the risk of failing to maintain the asset/liability matching program with respect to duration and convexity.

Liabilities held in the Company's  general account and guaranteed  separate  account as of December 31, 2000 totaled  $1,095,100,000.
Fixed income  investments  supporting  those  liabilities  had a fair value of  $1,098,500,000.  The Company  performed a sensitivity analysis on these  interest-sensitive  liabilities  and assets at December 31, 2000. The analysis  showed that an immediate  decrease of 100 basis points in interest rates would result in a net increase in liabilities  and the  corresponding  assets of  approximately
$37,300,000  and  $41,500,000,  respectively.  An analysis of a 100 basis point decline in interest rates at December 31, 1999 showed a net  increase in  interest-sensitive  liabilities  and the  corresponding  assets of  approximately  $10,200,000  and  $24,800,000, respectively.

 Equity Market Exposure
 ----------------------

 The primary  equity market risk to the Company comes from the nature of the variable  annuity and variable life products sold by the
Company.  Various  fees  and  charges  earned  are  substantially  derived  as a  percentage  of the  market  value of  assets  under management.  In a market decline,  this income would be reduced.  This could be further  compounded by customer  withdrawals,  net of applicable  surrender  charge  revenues,  partially  offset by transfers to the fixed option  discussed  above.  A 10% decline in the market value of the assets under management at December 31, 2000,  sustained  throughout 2001, would result in an approximate drop in related  annual fee income of  $54,000,000.  This result was not  materially  different  than the result  obtained  from the analysis performed as of December 31, 1999.

 Another equity market risk exposure of the Company  relates to the guaranteed  minimum death benefit  liability.  Declines in equity markets and  correspondingly  the  performance  of the  underlying  mutual  funds,  increases  the  guaranteed  minimum death benefit liabilities.  As discussed in Note 2D of the  consolidated  financial  statements,  the Company  utilizes  derivative  instruments to hedge  against  the risk of  significant  decreases  in equity  markets.  Prior to the  implementation  of this  program  the Company utilized reinsurance to transfer this risk.

 The  Company  has a small  portfolio  of equity  investments;  mutual  funds  which are held in support  of a deferred  compensation program.  In the event of a decline in market values of underlying  securities,  the value of the portfolio  would  decline,  however the accrued benefits payable under the related deferred compensation program would decline by a corresponding amount.

 Estimates of interest rate risk and equity price risk were  obtained  using  computer  models that take into  consideration  various assumptions  about the future.  Given the  uncertainty  of future  interest  rate  movements,  volatility  in the equity  markets and consumer behavior, actual results may vary from those predicted by the Company's models.

                                             AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF
                                              AMERICAN SKANDIA LIFE ASSURANCE CORPORATION

                                                     INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Shareholder of American Skandia Life Assurance Corporation
Shelton, Connecticut

We have audited the  consolidated  statements of financial  condition of American  Skandia Life  Assurance  Corporation  (the "Company"
which is a wholly-owned  subsidiary of Skandia Insurance  Company Ltd.) as of December 31, 2000 and 1999, and the related  consolidated statements of operations,  shareholder's  equity and cash flows for the three year period ended December 31, 2000.  These  consolidated financial  statements  are the  responsibility  of the  Company's  management.  Our  responsibility  is to  express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing  standards  generally  accepted in the United States.  Those standards require that we plan  and  perform  the  audit to  obtain  reasonable  assurance  about  whether  the  financial  statements  are  free of  material misstatement.  An audit  includes  examining,  on a test  basis,  evidence  supporting  the amounts and  disclosures  in the  financial statements.  An audit also includes assessing the accounting principles used and significant  estimates made by management,  as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion,  the financial  statements  referred to above present fairly,  in all material  respects,  the  consolidated  financial position  of American  Skandia  Life  Assurance  Corporation  at December  31,  2000 and 1999,  and the  consolidated  results of their operations  and their cash flows for each of the three years in the period  ended  December  31,  2000 in  conformity  with  accounting principles generally accepted in the United States.

/s/Ernst & Young

February 2, 2001
Hartford, Connecticut

                                              AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                                     (a wholly-owned subsidiary of Skandia Insurance Company Ltd.)

                                            Consolidated Statements of Financial Condition
                                                            (in thousands)

                                              See notes to consolidated financial statements.

                                                                             As of December 31,
                                                                          2000                        1999
                                                                     ---------------            ----------------
ASSETS
------

Investments:
  Fixed maturities - at fair value                                          285,708             $       198,165                                                                                            $
  Fixed maturities - at amortized cost                                                                    3,360
                                                                                  -
  Equity securities - at fair value                                          20,402                      16,404
  Derivative instruments
                                                                              3,015                         189
  Policy loans                                                                3,746                       1,270
                                                                      --------------              --------------
                                                                      --------------              --------------

    Total investments                                                       312,871                     219,388

Cash and cash equivalents                                                    76,499                      89,212
Accrued investment income                                                     5,209                       4,054
Deferred acquisition costs                                                1,398,192                   1,087,705
Reinsurance receivable                                                        3,642                       4,062
Receivable from affiliates                                                    3,327
                                                                                                              -
Income tax receivable
                                                                             34,620                           -
Income tax receivable - deferred                                                                         51,726
                                                                                  -
State insurance licenses                                                      4,113                       4,263
Fixed assets                                                                 10,737                       3,305
Other assets                                                                 96,403                      36,698
Separate account assets                                                  29,757,092                  29,381,166
                                                                     ---------------            ----------------
                                                                     ---------------            ----------------

  Total assets                                                       $   31,702,705             $    30,881,579
                                                                     ===============            ================
                                                                     ===============            ================

LIABILITIES AND SHAREHOLDER'S EQUITY
------------------------------------

Liabilities:
Reserves for future insurance policy and contract benefits                  135,545             $        73,292                                                                                            $
Drafts outstanding                                                           63,758                      51,059
Accounts payable and accrued expenses                                       137,040                     158,590
Income tax payable                                                                                       24,268
                                                                                  -
Income tax payable - deferred
                                                                              8,949                           -
Payable to affiliates
                                                                                  -                      68,736
Future fees payable to parent                                               934,410
                                                                                                     576,034
Short-term borrowing                                                         10,000                      10,000
Surplus notes                                                               159,000                     179,000
Separate account liabilities                                             29,757,092                  29,381,166
                                                                     ---------------            ----------------
                                                                     ---------------            ----------------

  Total liabilities                                                      31,205,794                  30,522,145
                                                                     ---------------            ----------------
                                                                     ---------------            ----------------

Shareholder's equity:
Common stock, $100 par value, 25,000 shares authorized,
    issued and outstanding                                                    2,500                       2,500
Additional paid-in capital                                                  287,329                     215,879
Retained earnings                                                           205,979                     141,162
Accumulated other comprehensive income (loss)                                 1,103                       (107)
                                                                     ---------------            ----------------
                                                                     ---------------            ----------------

    Total shareholder's equity                                              496,911                     359,434
                                                                     ---------------            ----------------
                                                                     ---------------            ----------------

    Total liabilities and shareholder's equity                           31,702,705             $    30,881,579                                                                                            $
                                                                     ===============            ================

                                              AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                                     (a wholly-owned subsidiary of Skandia Insurance Company Ltd.)

                                                 Consolidated Statements of Operations
                                                            (in thousands)

                                              See notes to consolidated financial statements.

                                                                        For the Year Ended December 31,
                                                                   2000                  1999                 1998
                                                             ----------------      ---------------      ---------------
                                                             ----------------      ---------------      ---------------

REVENUES
--------

Annuity and life insurance charges and fees                  $                     $                    $
                                                                     424,578              289,989              186,211
Fee income                                                           130,610               83,243               50,839
Net investment income                                                 11,656               10,441               11,130
Premium income                                                         3,118                1,278                  874
Net realized capital (losses) gains                                    (688)                  578                   99
Other                                                                  2,348                1,832                  387
                                                             ----------------      ---------------      ---------------
                                                             ----------------      ---------------      ---------------

  Total revenues                                                     571,622              387,361              249,540
                                                             ----------------      ---------------      ---------------
                                                             ----------------      ---------------      ---------------

EXPENSES
--------

Benefits:
  Annuity and life insurance benefits                                    751                  612                  558
  Change in annuity and life insurance policy reserves                45,018                3,078                1,053
  Cost of minimum death benefit reinsurance
                                                                           -            2,945                5,144
  Return credited to contractowners                                    9,046              (1,639)              (8,930)
                                                             ----------------      ---------------      ---------------
                                                             ----------------      ---------------      ---------------

                                                                      54,815                4,996              (2,175)

Expenses:
  Underwriting, acquisition and other insurance
    expenses                                                         335,213              206,350              167,790
  Interest expense                                                    85,998               69,502               41,004
                                                             ----------------      ---------------      ---------------
                                                             ----------------      ---------------      ---------------

                                                                     421,211              275,852              208,794
                                                             ----------------      ---------------      ---------------
                                                             ----------------      ---------------      ---------------

  Total benefits and expenses                                        476,026              280,848              206,619
                                                             ----------------      ---------------      ---------------
                                                             ----------------      ---------------      ---------------

    Income from operations before income tax                          95,596              106,513               42,921

      Income tax expense
                                                                      30,779               30,344                8,154
                                                             ----------------      ---------------      ---------------
                                                             ----------------      ---------------      ---------------

        Net income                                           $                     $                    $
                                                                      64,817               76,169               34,767
                                                             ================      ===============      ===============
                                                             ================      ===============      ===============

                                              AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                                     (a wholly-owned subsidiary of Skandia Insurance Company Ltd.)

                                            Consolidated Statements of Shareholder's Equity
                                                            (in thousands)

                                            See notes to consolidated financial statements.

                                                                   For the Year Ended December 31,
                                                               2000                 1999                  1998
                                                         ---------------     -----------------     -----------------
                                                         ---------------     -----------------     -----------------

Common stock:
  Beginning balance                                      $                   $                     $
                                                                  2,500                 2,000                 2,000
  Increase in par value
                                                                      -                   500                     -
                                                         ---------------     -----------------     -----------------
                                                         ---------------     -----------------     -----------------

    Ending balance
                                                                  2,500                 2,500                 2,000
                                                         ---------------     -----------------     -----------------
                                                         ---------------     -----------------     -----------------

Additional paid in capital:
  Beginning balance                                             215,879               179,889               151,527
  Transferred to common stock
                                                                      -                 (500)                     -
  Additional contributions                                       71,450                36,490                28,362
                                                         ---------------     -----------------     -----------------
                                                         ---------------     -----------------     -----------------

    Ending balance                                              287,329               215,879               179,889
                                                         ---------------     -----------------     -----------------
                                                         ---------------     -----------------     -----------------

Retained earnings:
  Beginning balance                                             141,162                64,993                30,226
  Net income                                                     64,817                76,169                34,767
                                                         ---------------     -----------------     -----------------
                                                         ---------------     -----------------     -----------------

    Ending balance                                              205,979               141,162                64,993
                                                         ---------------     -----------------     -----------------
                                                         ---------------     -----------------     -----------------

Accumulated other comprehensive income (loss):
  Beginning balance
                                                                  (107)                 3,535                   668
  Other comprehensive income (loss)
                                                                  1,210               (3,642)                 2,867
                                                         ---------------     -----------------     -----------------
                                                         ---------------     -----------------     -----------------

    Ending balance
                                                                  1,103                 (107)                 3,535
                                                         ---------------     -----------------     -----------------
                                                         ---------------     -----------------     -----------------

      Total shareholder's equity                         $                   $                     $
                                                                496,911               359,434               250,417
                                                         ===============     =================     =================
                                                         ===============     =================     =================

                                              AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                                     (a wholly-owned subsidiary of Skandia Insurance Company Ltd.)

                                                 Consolidated Statements of Cash Flow
                                                            (in thousands)

                                            See notes to consolidated financial statements.

                                                                        For the Year Ended December 31,
                                                                  2000               1999                1998
                                                             -------------      --------------      -------------

Cash flow from operating activities:
  Net income                                                 $                  $                   $
                                                                   64,817              76,169             34,767
  Adjustments to reconcile net income to net
    cash used in operating activities:
      Amortization and depreciation
                                                                    7,565               1,495                251
      Deferred tax expense                                                           (10,903)
                                                                   60,023                               (14,242)
      Change in unrealized losses on derivatives
                                                                  (2,935)               3,749                  -
      Increase in policy reserves
                                                                   50,892               4,367              1,130
      (Decrease) increase in payable to affiliates
                                                                 (72,063)              69,897                166
      Change in income tax payable/receivable
                                                                 (58,888)              17,611              7,704
      Increase in other assets                                                       (32,954)
                                                                 (59,987)                                (1,173)
      Increase in accrued investment income
                                                                  (1,155)             (1,174)              (438)
      Decrease in reinsurance receivable
                                                                      420                 129              2,152
      Net increase in deferred acquisition costs                                    (366,198)          (174,804)
                                                                (310,487)
      (Decrease) increase in accounts payable and accrued
expenses                                                         (21,550)              66,763             20,637
      Increase in drafts outstanding                                                                       9,663
                                                                   12,699              22,118
      Change in foreign currency translation, net
                                                                    (101)                 701               (22)
      Net realized capital gain on expiration of derivatives
                                                                    (500)                   -                  -
      Net realized capital losses (gains)
                                                                      688               (578)               (99)
                                                             -------------      --------------      -------------

        Net cash used in operating activities                                       (148,808)          (114,308)
                                                                (330,562)
                                                             -------------      --------------      -------------

Cash flow from investing activites:
      Purchase of fixed maturity investments                                         (99,250)
                                                                (380,737)                               (31,828)
      Proceeds from sale and maturity of fixed
        maturity investments
                                                                  303,736              36,226              4,049
      Purchase of derivatives
                                                                  (6,722)             (4,974)                  -
      Purchase of shares in mutual funds                                             (17,703)
                                                                 (18,136)                                (7,158)
      Proceeds from sale of shares in mutual funds
                                                                    8,345              14,657              6,086
      Purchase of fixed assets
                                                                  (7,348)             (3,178)               (18)
      Increase in policy loans
                                                                  (2,476)               (701)                118
                                                             -------------      --------------      -------------

        Net cash used in investing activities                                        (74,923)
                                                                (103,338)                               (28,751)
                                                             -------------      --------------      -------------

Cash flow from financing activities:
      Capital contribution from parent
                                                                   51,450              22,490              8,362
      Increase in future fees payable to parent, net
                                                                  358,376             207,056            135,944
      Net deposits to (withdrawals from) contractowner
        accounts                                                   11,361               5,872            (5,696)
--------------------------------------------------------------------------      --------------      -------------

        Net cash provided by financing activities
                                                                  421,187             235,418            138,610
                                                             -------------      --------------      -------------

          Net (decrease) increase in cash and cash
            equivalents
                                                                 (12,713)              11,687            (4,449)
          Cash and cash equivalents at beginning of period
                                                                   89,212              77,525             81,974
                                                             -------------      --------------      -------------

            Cash and cash equivalents at end of period       $                  $                   $
                                                                   76,499              89,212             77,525
                                                             =============      ==============      =============

     Income taxes paid                                       $                  $                   $
                                                                   29,644              23,637             14,651
                                                             =============      ==============      =============

      Interest paid                                          $                  $                   $
                                                                   85,551              69,697             35,588
                                                             =============      ==============      =============
                                                                                                    =============

                                              AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                                     (a wholly-owned subsidiary of Skandia Insurance Company Ltd.)

                                              Notes to Consolidated Financial Statements
                                                           December 31, 2000

1.       ORGANIZATION AND OPERATION

         American Skandia Life Assurance  Corporation (the "Company") is a wholly-owned  subsidiary of American Skandia, Inc. ("ASI")
         whose ultimate parent is Skandia Insurance Company Ltd., ("SICL") a Swedish Corporation.

         The Company develops long-term savings and retirement  products which are distributed  through its affiliated  broker/dealer company,  American Skandia Marketing,  Incorporated  ("ASM").  The Company currently issues variable and term life insurance and variable, fixed, market value adjusted and immediate annuities for individuals, groups and qualified pension plans.

         The Company has 99.9% ownership in Skandia Vida, S.A. de C.V.  ("Skandia Vida") which is a life insurance  company domiciled in Mexico.  Skandia Vida had total  shareholder's  equity of $4,402,000  and  $4,592,000 as of December 31, 2000,  and 1999,
         respectively.  The Company  considers  Mexico an emerging  market and has invested in the Skandia Vida  operations  with the expectation  of generating  profits from long-term  savings  products in future years.  As such,  Skandia Vida has generated net losses of $2,540,000, $2,523,000 and $2,514,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         A.       Basis of Reporting
                  ------------------

                  The  accompanying  consolidated  financial  statements have been prepared in conformity with accounting  principles generally  accepted  in the  United  States.  Intercompany  transactions  and  balances  have  been  eliminated  in consolidation.

                  Certain reclassifications have been made to prior year amounts to conform with the current year presentation.

         B.       New Accounting Standard
                  -----------------------

                  The FASB has issued Statement of Financial  Accounting  Standards No. 133,  "Accounting for Derivative  Instruments
                  and Hedging  Activities",  as amended by SFAS 137 and SFAS 138  (collectively,  "SFAS 133").  SFAS 133 is effective for all fiscal quarters of all fiscal years beginning  after June 15, 2000;  accordingly,  the Company adopted SFAS
                  133  on  January  1,  2001.  This  statement   establishes   accounting  and  reporting  standards  for  derivative
                  instruments,  including certain derivative  instruments  embedded in other contracts,  and for hedging  activities.
                  SFAS No. 133 requires that all  derivative  financial  instruments  be measured at fair value and recognized in the statement of condition  as either  assets or  liabilities.  Changes in the fair value of the  derivative  financial instruments  will be reported in either earnings or  comprehensive  income,  depending on the use of the derivative and whether or not it qualifies for hedge accounting.

                  Special hedge  accounting  treatment is permitted  only if specific  criteria are met,  including  that the hedging relationship be highly  effective both at inception and on an ongoing basis.  Accounting for hedges varies based on the type of hedge - fair value or cash flow.  Results of effective  hedges are  recognized in current  earnings for fair value  hedges and in other  comprehensive  income for cash flow  hedges.  Ineffective  portions  of hedges are recognized immediately in earnings.

                                             AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                                     (a wholly-owned subsidiary of Skandia Insurance Company Ltd.)

                                        Notes to Consolidated Financial Statements (continued)

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

                  The  derivative  instruments  held by the  Company in 2000 and 1999  consisted  of equity put  options  utilized to manage the market risk and reserve  fluctuations  associated  with the guaranteed  minimum death benefit  ("GMDB").
                  The adoption of SFAS No. 133 did not have a material effect on the Company's financial statements.

         C.       Investments
                  --------------------

                  The Company has  classified  its fixed  maturity  investments  as either  held-to-maturity  or  available-for-sale.
                  Investments  classified as held-to-maturity  are investments that the Company has the ability and intent to hold to
                  maturity.   Such  investments  are  carried  at  amortized  cost.  Those   investments   which  are  classified  as
                  available-for-sale  are  carried  at fair value and  changes in  unrealized  gains and  losses  are  reported  as a component of other comprehensive income.

                  The Company has classified its mutual fund  investments held in support of a deferred  compensation  plan (see Note
                  13) as  available-for-sale.  Such  investments are carried at fair value and changes in unrealized gains and losses are reported as a component of other comprehensive income.

                  Policy loans are carried at their unpaid principal balances.

                  Realized gains and losses on disposal of investments are determined by the specific  identification  method and are included in revenues.

         D.       Derivative Instruments
                  ----------------------

                  The Company uses derivative  instruments  which consist of equity option  contracts for risk  management  purposes, and not for  trading or  speculation.  The  Company  hedges  the market  value  fluctuations  of the GMDB  exposure embedded in its policy reserves.  Premiums paid on option  contracts are amortized into net investment  income over the terms of the  contracts.  The  options are  carried at  amortized  cost plus  intrinsic  value,  if any, at the valuation  date.  An option has intrinsic  value if it is  "in-the-money."  For a put option to be  "in-the-money,"
                  the  exercise  price  must be greater  than the value of the  underlying  index.  Changes  in  intrinsic  value are recorded as a component of the change in annuity and life  insurance  policy  reserves  consistent  with changes in the GMDB reserve.

         E.       Cash Equivalents
                  ----------------

                  The Company  considers all highly liquid time deposits,  commercial  paper and money market mutual funds  purchased with a maturity at date of acquisition of three months or less to be cash equivalents.

         F.       Fair Values of Financial Instruments
                  ------------------------------------

                  The methods and assumptions used to determine the fair value of financial instruments are as follows:

                  Fair values of fixed  maturities with active markets are based on quoted market prices.  For fixed  maturities that trade in less active markets, fair values are obtained from an independent pricing service.

                                              AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                                     (a wholly-owned subsidiary of Skandia Insurance Company Ltd.)

                                        Notes to Consolidated Financial Statements (continued)

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

                  Fair values of investments in mutual funds are based on quoted market prices.

                  The  intrinsic  value  portion  of the  derivative  instrument  is  determined  based on the  current  value of the underlying index.

                  The carrying value of cash and cash  equivalents  (cost)  approximates  fair value due to the short-term  nature of these investments.

                  The carrying value of short-term  borrowings  (cost)  approximates fair value due to the short-term nature of these liabilities.

                  Fair  values of certain  financial  instruments,  such as future fees  payable to parent and surplus  notes are not readily determinable and are excluded from fair value disclosure requirements.

         G.       State Insurance Licenses
                  ------------------------

                  Licenses to do business in all states have been  capitalized  and  reflected  at the purchase  price of  $6,000,000 less  accumulated  amortization.  The cost of the  licenses is being  amortized  on a  straight-line  basis over 40 years.

         H.       Software Capitalization
                  -----------------------

                  The Company  capitalizes  certain  costs  associated  with  internal use software in  accordance  with the American
                  Institute of Certified  Public  Accountants  Statement of Position 98-1 ("SOP 98-1"),  "Accounting for the Costs of
                  Software  Developed or Obtained for Internal Use. The SOP, which was adopted  prospectively  as of January 1, 1999, requires the  capitalization  of certain costs  incurred in connection  with  developing or obtaining  internal use software.  Prior to the adoption of SOP 98-1,  the Company  expensed all  internal  use software  related  costs as
                  incurred.   Details  of  the  capitalized  software  costs,  which  are  included  in  fixed  assets,  and  related amortization for the years ended December 31, are as follows:

                  (in thousands)                                              2000              1999
                                                                              ----              ----

                  Balance at beginning of year                               $2,920             $
                                                                             ------             -
                                                                                       -

                  Software costs capitalized during the year                  4,804
                                                                                               3,035

                  Software costs amortized during the year                      (512)           (115)
                                                                       ---      -----     ----  -----

                                                                              4,292
                                                                      -       -----
                                                                                               2,920
                                                                                               -----

                  Balance at end of year                                     $7,212
                                                                             ======
                                                                                              $2,920
                                                                                              ======

                                              AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                                     (a wholly-owned subsidiary of Skandia Insurance Company Ltd.)

                                        Notes to Consolidated Financial Statements (continued)

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

         I.       Income Taxes
                  ------------

                  The Company is included in the  consolidated  federal  income tax return and combined state income tax return of an upstream  company,  Skandia AFS  Development  Holding  Corporation and certain of its  subsidiaries.  In accordance with the tax sharing  agreement,  the federal and state income tax  provisions  are  computed on a separate  return basis as adjusted for consolidated items such as net operating loss carryforwards.

                  Deferred income taxes reflect the net tax effects of temporary  differences  between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

         J.       Recognition of Revenue and Contract Benefits
                  --------------------------------------------

                  Revenues for variable  deferred  annuity  contracts  consist of charges  against  contractowner  account values for mortality and expense risks,  administration  fees,  surrender charges and an annual  maintenance fee per contract.
                  Benefit  reserves for variable annuity  contracts  represent the account value of the contracts and are included in the separate account liabilities.

                  Revenues for variable  immediate annuity contracts with and without life  contingencies  consist of certain charges against  contractowner  account  values  including  mortality and expense risks and  administration  fees.  Benefit reserves for variable  immediate  annuity  contracts  represent the account value of the contracts and are included in the separate account liabilities.

                  Revenues for market value adjusted fixed annuity  contracts  consist of separate account  investment income reduced by benefit payments and changes in reserves in support of contractowner  obligations,  all of which are included in return  credited to  contractowners.  Benefit  reserves  for these  contracts  represent  the account  value of the contracts,  and are  included in the general  account  reserve for future  contractowner  benefits to the extent in excess of the separate account assets.

                  Revenues for immediate annuity  contracts without life  contingencies  consist of net investment  income.  Revenues for immediate annuity contracts with life  contingencies  consist of single premium payments  recognized as annuity considerations  when  received.  Benefit  reserves for these  contracts are based on the Society of Actuaries  1983
                  Table-a with assumed  interest  rates that vary by issue year.  Assumed  interest  rates ranged from 6.25% to 8.25%
                  at December 31, 2000 and 1999.

                  Revenues  for variable  life  insurance  contracts  consist of charges  against  contractowner  account  values for mortality and expense risk fees,  cost of insurance  fees,  taxes and surrender  charges.  Certain  contracts  also include  charges  against  premium to pay state  premium  taxes.  Benefit  reserves  for  variable  life  insurance contracts represent the account value of the contracts and are included in the separate account liabilities.

                                             AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                                     (a wholly-owned subsidiary of Skandia Insurance Company Ltd.)

                                        Notes to Consolidated Financial Statements (continued)

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

         K.       Deferred Acquisition Costs
                  --------------------------

                  The costs of acquiring new business,  which vary with and are primarily  related to the production of new business, are being deferred,  net of reinsurance.  These costs include commissions,  costs of contract issuance, and certain selling  expenses that vary with  production.  These costs are being amortized  generally in proportion to expected gross  profits  from  surrender  charges,  policy and asset  based fees and  mortality  and expense  margins.  This amortization is adjusted  retrospectively  and prospectively  when estimates of current and future gross profits to be realized from a group of products are revised.

                  Details of the  deferred  acquisition  costs and  related  amortization  for the years  ended  December  31, are as follows:

                          (in thousands)                                  2000             1999              1998
                                                                          ----             ----              ----

                  Balance at beginning of year                          $1,087,705          $721,507          $546,703
                                                                        ----------          --------          --------

                  Acquisition costs deferred during the year               495,103                             261,432
                                                                                             450,059

                  Acquisition costs amortized during the year             (184,616)          (83,861)          (86,628)
                                                                     ---  ---------      ------------         ---------

                                                                           310,487                             174,804
                                                                     ----  -------         ---                --------
                                                                                             366,198
                                                                                             -------

                  Balance at end of year                                $1,398,192        $1,087,705          $721,507
                                                                        ==========        ==========          ========

         L.       Reinsurance
                  -----------

                  The Company cedes reinsurance under modified  co-insurance  arrangements.  These reinsurance  arrangements  provide additional  capacity  for growth in  supporting  the cash flow  strain  from the  Company's  variable  annuity  and variable life insurance business.  The reinsurance is effected under quota share contracts.

                  The Company reinsured its exposure to market  fluctuations  associated with its GMDB liability in the first half of
                  1999 and in 1998.  Under this  reinsurance  agreement,  the Company ceded  premiums of $2,945,000  and  $5,144,000;
                  received  claim  reimbursements  of  $242,000  and  $9,000;  and,  recorded  increases/(decreases)  in  reserves of
                  ($2,763,000) and $323,000 in 1999 and 1998, respectively.

At December 31, 2000 and 1999, in accordance with the provisions of modified coinsurance agreements, the Company accrued $4,339,000 and
                  $41,000, respectively, for amounts receivable from favorable reinsurance experience on certain blocks of variable annuity business.

                                              AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                                     (a wholly-owned subsidiary of Skandia Insurance Company Ltd.)

                                        Notes to Consolidated Financial Statements (continued)

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

         M.       Translation of Foreign Currency
                  -------------------------------

                  The  financial  position  and results of  operations  of Skandia  Vida are  measured  using  local  currency as the functional  currency.  Assets and  liabilities  are  translated  at the exchange  rate in effect at each  year-end.
                  Statements of income and  shareholder's  equity accounts are translated at the average rate  prevailing  during the year.  Translation  adjustments  arising  from the use of  differing  exchange  rates  from  period to  period  are reported as a component of other comprehensive income.

         N.       Separate Accounts
                  -----------------

                  Assets and liabilities in Separate  Accounts are included as separate  captions in the  consolidated  statements of financial  condition.  Separate  Account  assets  consist  principally  of long term bonds,  investments  in mutual funds,  short-term  securities  and  cash  and cash  equivalents,  all of which  are  carried  at fair  value.  The investments  are managed  predominately  through the Company's  investment  advisory  affiliate,  American  Skandia
                  Investment Services,  Inc. ("ASISI"),  utilizing various fund managers as sub-advisors.  The remaining  investments are  managed by  independent  investment  firms.  The  contractowner  has the option of  directing  funds to a wide variety  of  mutual  funds.  The  investment  risk  on  the  variable  portion  of  a  contract  is  borne  by  the contractowner.  A fixed  option  with a  minimum  guaranteed  interest  rate  is also  available.  The  Company  is responsible for the credit risk associated with these investments.

                  Included in Separate Account  liabilities are reserves of $1,059,987,000  and $896,205,000 at December 31, 2000 and
                  1999,  respectively,  relating to annuity  contracts  for which the  contractowner  is  guaranteed  a fixed rate of return.  Separate Account assets of  $1,059,987,000  and $896,205,000 at December 31, 2000 and 1999,  respectively, consisting of long term bonds,  short-term  securities,  transfers  due from the general  account and cash and cash equivalents are held in support of these annuity contracts, pursuant to state regulation.

         O.       Estimates
                  ---------

                  The preparation of financial  statements in conformity with accounting  principles generally accepted in the United
                  States  requires that  management  make  estimates and  assumptions  that affect the reported  amount of assets and liabilities at the date of the financial  statements and the reported  amounts of revenues and expenses  during the reporting  period.  The more significant  estimates and assumptions are related to deferred  acquisition  costs and involve  policy  lapses,  investment  return and  maintenance  expenses.  Actual  results  could  differ from those estimates.

                                              AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                                     (a wholly-owned subsidiary of Skandia Insurance Company Ltd.)

                                        Notes to Consolidated Financial Statements (continued)

3.       COMPREHENSIVE INCOME

         The components of comprehensive income, net of tax, for the years ended December 31 were as follows:

                           (in thousands)                                            2000          1999        1998
                                                                                     ----          ----        ----

         Net income                                                                 $64,817       $76,169    $34,767
         Other comprehensive income:
            Unrealized investment (losses) gains on
                available for sale securities                                         (1,681)       (3,438)     2,801
            Reclassification adjustment for realized losses (gains)
                included in investment income                                          2,957          (660)         88
                                                                                   ---------  -----   ----- ----------
            Net unrealized gains (losses) on securities                                1,276        (4,098)     2,889

            Foreign currency translation                                                               456        (22)
                                                                                    -------     ---------- -----------
                                                                                    (66)
                                                                                    ----

         Other comprehensive income (loss)                                             1,210        (3,642)      2,867
                                                                                   --------- --     ------- ---- -----

         Comprehensive income                                                       $66,027       $72,527     $37,634
                                                                                    =======       =======     =======

         The components of accumulated other comprehensive income, net of tax, as of December 31 were as follows:

                     (in thousands)                                                    2000          1999
                                                                                       ----          ----

        Unrealized investment gains (losses)                                          $1,021         ($255)
        Foreign currency translation                                                       82           148
                                                                               ------      --        ------

        Accumulated other comprehensive income (loss)                                 $1,103         ($107)
                                                                                      ======         ======

                                              AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                                     (a wholly-owned subsidiary of Skandia Insurance Company Ltd.)

                                        Notes to Consolidated Financial Statements (continued)

4.       INVESTMENTS

         The amortized cost,  gross  unrealized  gains/losses  and estimated fair value of  available-for-sale  and  held-to-maturity fixed  maturities and  investments in mutual funds as of December 31, 2000 and 1999 are shown below.  All securities held at
         December 31, 2000 and 1999 were publicly traded.

         Investments in fixed maturities as of December 31, 2000 consisted of the following:

                       (in thousands)                                     Available-for-Sale
                                                                          ------------------

                                                                           Gross              Gross
                                                        Amortized        Unrealized        Unrealized         Fair
                                                           Cost            Gains             Losses          Value
                                                           ----            -----             ------          -----

         U.S. Government obligations                       $206,041              $4,445           $ (11)      $210,475

         Foreign government obligations                       2,791                 195                          2,986
                                                                                                -

         Obligations of state and political
            subdivisions                                        253                   1                            254
                                                                                                -

         Corporate securities                                72,237               1,565          (1,809)        71,993
                                                      ----   ------  --           -----          -------  ----  ------

             Totals                                        $281,322              $6,206         $(1,820)      $285,708
                                                           ========              ======         ========      ========

         The amortized cost and fair value of fixed maturities, by contractual maturity, at December 31, 2000 are shown below.

                       (in thousands)                        Available-for-Sale
                                                             ------------------

                                                          Amortized           Fair
                                                            Cost             Value
                                                            ----             -----

         Due in one year or less                              $ 7,005           $ 7,018

         Due after one through five years                     157,111           158,344

         Due after five through ten years                     107,729           110,469

         Due after ten years                                    9,477             9,877
                                                      -----     -----  ------     -----

            Total                                            $281,322          $285,708
                                                             ========          ========

                                              AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                                     (a wholly-owned subsidiary of Skandia Insurance Company Ltd.)

                                        Notes to Consolidated Financial Statements (continued)

4.       INVESTMENTS  (continued)

         Investments in fixed maturities as of December 31, 1999 consisted of the following:

                        (in thousands)                                            Available-for-Sale
                                                                                  ------------------

                                                                            Gross             Gross
                                                          Amortized       Unrealized       Unrealized         Fair
                                                            Cost            Gains            Losses           Value
                                                            ----            -----            ------           -----

         U.S. Government obligations                          $ 81,183             $ -           $(678)       $ 80,505

         Obligations of state and political
            subdivisions                                           253               -              (3)            250

         Corporate securities                                  121,859               -          (4,449)        117,410
                                                               -------               -          -------        -------

             Totals                                           $203,295             $ -         $(5,130)       $198,165
                                                              ========             ===         ========       ========

                        (in thousands)                                            Held-to-Maturity
                                                                                  ----------------

                                                                            Gross             Gross
                                                          Amortized       Unrealized       Unrealized         Fair
                                                            Cost            Gains            Losses           Value
                                                            ----            -----            ------           -----

         U.S. Government obligations                          $1,105               $ -              $ (1)      $1,104

         Corporate securities                                   2,255                -               (15)        2,240
                                                              -------                -               ----       ------

             Totals                                           $3,360               $ -              $(16)      $3,344
                                                              ======               ===              =====      ======

         Proceeds  from  sales of  fixed  maturities  during  2000,  1999 and 1998  were  $302,632,000,  $32,196,000,  and  $999,000,
         respectively.   Proceeds  from  maturities  during  2000,  1999  and  1998  were  $1,104,000,  $4,030,000,  and  $3,050,000, respectively.

                                              AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                                     (a wholly-owned subsidiary of Skandia Insurance Company Ltd.)

                                        Notes to Consolidated Financial Statements (continued)

4.       INVESTMENTS (continued)

     The cost, gross unrealized gains/losses and fair value of investments in mutual funds at December 31, 2000 and 1999 are shown below:

                    (in thousands)                                          Gross             Gross
                                                                         Unrealized        Unrealized         Fair
                                                            Cost            Gains            Losses           Value
                                                            ----            -----            ------           -----

         2000                                             $23,218           $ 372           $(3,188)           $20,402
                                                          =======           =====           ========           =======

         1999                                             $11,667          $4,763            $ (26)            $16,404
                                                          =======          ======            ======            =======

         Net realized investment gains (losses) were as follows for the years ended December 31:

                    (in thousands)                                           2000             1999            1998
                                                                             ----             ----            ----

         Fixed maturities:
           Gross gains                                                      $1,002            $ 253            $ -
           Gross losses                                                     (3,450)            (228)              (1)
         Investment in mutual funds:
           Gross gains                                                       1,913              990              281
           Gross losses                                                        (153)           (437)            (181)
                                                                          ---  -----     --    -----            -----

         Totals                                                             $ (688)           $ 578            $ 99
                                                                            =======           =====            ====

5.       NET INVESTMENT INCOME

         The sources of net investment income for the years ended December 31 were as follows:

                    (in thousands)                                           2000             1999            1998
                                                                             ----             ----            ----

         Fixed maturities                                                  $13,502           $ 9,461         $ 8,534
         Cash and cash equivalents                                            5,154            2,159           1,717
         Investment in mutual funds                                               99               32          1,013
         Policy loans                                                             97               31              45
         Derivative instruments                                              (6,939)          (1,036)
                                                                             -------          -------
                                                                                                               -

         Total investment income                                            11,913            10,647          11,309

         Investment expenses                                                     257              206             179
                                                                         ------  ---    ------    ---      ------ ---

         Net investment income                                             $11,656           $10,441         $11,130
                                                                           =======           =======         =======

                                              AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                                     (a wholly-owned subsidiary of Skandia Insurance Company Ltd.)

                                        Notes to Consolidated Financial Statements (continued)

6.       INCOME TAXES

         The significant components of income tax expense for the years ended December 31 were as follows:

                       (in thousands)                                            2000             1999        1998
                                                                                 ----             ----        ----

         Current tax (benefit) expense                                         ($29,244)         $41,248      $22,384

         Deferred tax expense (benefit)                                                          (10,904)     (14,230)
                                                                                  --       -     --------     -------
                                                                                 60,023
                                                                                 ------

         Total income tax expense                                                $30,779         $30,344       $8,154
                                                                                 =======         =======       ======

         The tax effects of significant  items comprising the Company's  deferred tax balance as of December 31, 2000 and 1999 are as follows:

                      (in thousands)                                                     2000                 1999
                                                                                         ----                 ----

         Deferred tax liabilities:
             Deferred acquisition costs                                              ($411,417)             ($321,873)
             Payable to reinsurers                                                     (29,985)               (26,733)
             Future contractowner benefits                                             (11,526)
                                                                                                           -
             Internal use software                                                      (2,524)
                                                                                                               (1,022)
             Policy fees                                                                (1,551)                (1,146)
             Net unrealized gains                                                         (550)
                                                                                                           -
             Foreign exchange translation                                                  (45)                   (80)
                                                                    ---------              ----  ---------        ----

             Total                                                                    (457,598)              (350,854)
                                                                                      ---------              ---------

         Deferred tax assets:
             Net separate account liabilities
                                                                                       421,662                333,521
             Future contractowner benefits
                                                                                              -                 3,925
             Other reserve differences
                                                                                         2,675                 39,645
             Deferred compensation
                                                                                        17,869                 18,844
             Surplus notes interest
                                                                                         5,536                  5,030
             Net unrealized losses
                                                                                              -                   137
             Other
                                                                                           907                  1,478
                                                                    --------               ---                  -----

             Total
                                                                                           -
                                                                                       448,649                402,580
                                                                                       -------                -------

             Income tax (payable) receivable - deferred                             ($   8,949)
                                                                                    ===========
                                                                                                              $51,726
                                                                                                              =======

                                              AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                                     (a wholly-owned subsidiary of Skandia Insurance Company Ltd.)

                                        Notes to Consolidated Financial Statements (continued)

6.       INCOME TAXES (continued)

         The income tax expense was different from the amount  computed by applying the federal  statutory tax rate of 35% to pre-tax income from continuing operations as follows:

                    (in thousands)                                                2000           1999           1998
                                                                                  ----           ----           ----

         Income (loss) before taxes
            Domestic                                                             $98,136      $109,036       $45,435
            Foreign                                                               (2,540)        (2,523)      (2,514)
                                                                                  -------    --- -------      -------
            Total                                                                  95,596      106,513         42,921

            Income tax rate                                                          35%             35%            35%
                                                                            -----    ---      ---    ---   ----     ---

         Tax expense at federal statutory income tax rate                         33,459         37,280        15,022

         Tax effect of:
            Dividend received deduction                                           (7,350)        (9,572)        (9,085)
            Losses of foreign subsidiary                                                             883           880
                                                                                 889
            Meals and entertainment                                                                  664           487
                                                                                 841
            State income taxes                                                      (524)         1,071            673
            Other                                                                   3,464             18           177
                                                                                 --------     ----------     ---------

         Income tax expense                                                    $ 30,779       $ 30,344       $ 8,154
                                                                               ========       ========       =======

7.       COST ALLOCATION AGREEMENTS WITH AFFILIATES

         Certain operating costs (including  personnel,  rental of office space,  furniture,  and equipment) have been charged to the
         Company at cost by American Skandia Information Services and Technology  Corporation  ("ASIST"),  an affiliated company. The
         Company  has also  charged  operating  costs to ASISI.  The total  cost to the  Company  for  these  items was  $13,974,000,
         $11,136,000,  and $7,722,000 for the years ended December 31, 2000, 1999 and 1998,  respectively.  Income received for these items was $11,186,000, $3,919,000 and $1,355,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

         Beginning in 1999, the Company was reimbursed by ASM for certain  distribution  related costs  associated  with the sales of business  through an investment firm where ASM serves as an introducing  broker dealer.  Under this agreement,  the expenses reimbursed  were  $5,842,000  and  $1,441,000  for the years ended  December 31, 2000 and 1999.  As of December 31, 2000 and
         1999, amounts receivable under this agreement were $492,000 and $245,000, respectively.

                                              AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                                     (a wholly-owned subsidiary of Skandia Insurance Company Ltd.)

                                        Notes to Consolidated Financial Statements (continued)

8.       FUTURE FEES PAYABLE TO PARENT

         In a series of transactions  with ASI, the Company  transferred  certain rights to receive future fees and contract  charges expected to be realized on variable portions of designated blocks of deferred annuity contracts.

         The proceeds from the  transfers  have been recorded as a liability  and are being  amortized  over the remaining  surrender charge  period of the  designated  contracts  using the interest  method.  The Company did not transfer the right to receive future fees and charges after the expiration of the surrender charge period.

         In connection with these  transactions,  ASI issued  collateralized  notes in private  placements,  which are secured by the rights to receive future fees and charges purchased from the Company.

         Under the terms of the Purchase  Agreements,  the rights  transferred  provide for ASI to receive a percentage  (60%, 80% or
         100% depending on the underlying  commission  option) of future mortality and expense charges and contingent  deferred sales charges,  after reinsurance,  expected to be realized over the remaining surrender charge period of the designated contracts
         (6 to 8 years).

         Payments  representing  fees and charges in the aggregate amount of $219,454,000,  $131,420,000 and $69,226,000 were made by the Company to the Parent for the years ended December 31, 2000, 1999 and 1998,  respectively.  Related  interest expense of
         $70,667,000,  $52,840,000  and  $22,978,000  has been included in the  statement of income for the years ended  December 31,
         2000, 1999 and 1998, respectively.

         The  Commissioner  of the State of Connecticut has approved the transfer of future fees and charges;  however,  in the event that the Company  becomes subject to an order of liquidation or  rehabilitation,  the  Commissioner  has the ability to stop the payments due to the Parent under the Purchase Agreement subject to certain terms and conditions.

         The present values of the transactions as of the respective effective date were as follows:

                              Closing      Effective          Contract Issue         Discount       Present
           Transaction         Date           Date                Period               Rate          Value
           -----------         ----           ----                ------               ----          -----

             1996-1           12/16/96         9/1/96        1/1/94  -   6/30/96       7.5%           $50,221
             1997-1            7/23/97         6/1/97        3/1/96  -   4/30/97       7.5%            58,767
             1997-2           12/30/97        12/1/97         5/1/95  - 12/31/96       7.5%            77,552
             1997-3           12/30/97        12/1/97         5/1/96  - 10/31/97       7.5%            58,193
             1998-1            6/30/98         6/1/98        1/1/97  -   5/31/98       7.5%            61,180
             1998-2           11/10/98        10/1/98        5/1/97  -   8/31/98       7.0%            68,573
             1998-3           12/30/98        12/1/98         7/1/96  - 10/31/98       7.0%            40,128
             1999-1            6/23/99         6/1/99        4/1/94  -   4/30/99       7.5%           120,632
             1999-2           12/14/99        10/1/99       11/1/98  -   7/31/99       7.5%           145,078
             2000-1            3/22/00         2/1/00        8/1/99  -   1/31/00       7.5%           169,459
             2000-2            7/18/00         6/1/00        2/1/00  -   4/30/00       7.25%           92,399
             2000-3           12/28/00        12/1/00         5/1/00  - 10/31/00       7.25%          107,291
             2000-4           12/28/00        12/1/00         1/1/98  - 10/31/00       7.25%          107,139

                                              AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                                     (a wholly-owned subsidiary of Skandia Insurance Company Ltd.)

                                        Notes to Consolidated Financial Statements (continued)

8.       FUTURE FEES PAYABLE TO PARENT (continued)

         Expected payments of future fees payable to ASI as of December 31, 2000 are as follows:

                                                     Year Ended
               (in thousands)                        December 31,                          Amount
                                                     ------------                          ------

                                                         2001                             $164,892
                                                         2002                              169,511
                                                         2003                              165,626
                                                         2004                              151,516
                                                         2005                              128,053
                                                             2006 and thereafter           154,812
                                                                                --         -------

                                                        Total                             $934,410
                                                                                          ========

9.       LEASES

         The Company leases office space under a lease  agreement  established in 1989 with ASIST.  The Company  entered into a lease agreement for office space in Westminster,  Colorado,  effective  January 1, 2001. Lease expense for 2000, 1999 and 1998 was
         $6,593,000,  $5,003,000  and  $3,588,000  respectively.  Future  minimum  lease  payments  per year and in  aggregate  as of
         December 31, 2000 are as follows:

                 (in thousands)          2001                              $6,487
                                         2002                               8,032
                                         2003                               8,098
                                         2004                               8,209
                                         2005                               8,756
                                         2006 and thereafter               51,922
                                                                       -----------

                                         Total                            $91,504
                                                                       ===========

10.      RESTRICTED ASSETS

         To comply with certain state insurance  departments'  requirements,  the Company  maintains cash, bonds and notes on deposit with various  states.  The carrying value of these  deposits  amounted to $4,636,000 and $4,868,000 as of December 31, 2000,
         and 1999,  respectively.  These  deposits are required to be  maintained  for the  protection of  contractowners  within the individual states.

                                              AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                                     (a wholly-owned subsidiary of Skandia Insurance Company Ltd.)

                                        Notes to Consolidated Financial Statements (continued)

11.      RETAINED EARNINGS AND DIVIDEND RESTRICTIONS

         Statutory basis shareholder's equity was $342,804,000 and $286,385,000 at December 31, 2000 and 1999, respectively.

         The statutory  basis net income for the year ended December 31, 2000 was  $11,550,000,  as compared to losses of $17,672,000 and $13,152,000 for the years ended December 31, 1999 and 1998, respectively.

         Under  various  state  insurance  laws,  the maximum  amount of dividends  that can be paid to  shareholders  without  prior approval of the state  insurance  department  is subject to  restrictions  relating to  statutory  surplus and net gain from operations.  At December 31, 2000, no amounts may be distributed without prior approval.

         On November 8, 1999,  the Board of Directors  authorized the Company to increase the par value of its capital stock from $80 per share to $100 per share in order to comply with  minimum  capital  levels as required by the  California  Department  of
         Insurance.  This  transaction  resulted in a corresponding  decrease in paid in and contributed  surplus of $500,000 and had no effect on capital and surplus.

12.      STATUTORY ACCOUNTING PRACTICES

         The National  Association of Insurance  Commissioners  ("NAIC") revised the Accounting  Practices and Procedures Manual in a process  referred to as  Codification.  The State of Connecticut has adopted the provisions of the revised manual,  which is effective January 1, 2001. The revised manual has changed, to some extent,  prescribed  statutory  accounting  practices and will  result in  changes  to the  accounting  practices  that the  Company  uses to prepare  its  statutory-basis  financial statements.  The  adoption of the revised  accounting  practices is not  expected to have a material  adverse  effect on the
         Company's statutory-basis capital and surplus.

13.      EMPLOYEE BENEFITS

         The  Company  has a 401(k)  plan for  which  substantially  all  employees  are  eligible.  Under  this  plan,  the  Company contributes  3% of salary  for all  participating  employees  and  matches  employee  contributions  at a 50% level up to an additional 3% Company  contribution.  Company  contributions  to this plan on behalf of the  participants  were  $3,734,000,
         $3,164,000 and $2,115,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

         The Company  has a deferred  compensation  plan,  which is  available  to the  internal  field  marketing  staff and certain officers.  Company  contributions  to this plan on behalf of the participants  were $399,000,  $193,000 and $342,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

         The  Company and certain  affiliates  cooperatively  have a  long-term  incentive  program  under which units are awarded to executive  officers  and other  personnel.  The Company and certain  affiliates  also have a profit  sharing  program  which benefits all employees  below the officer level.  These programs  consist of multiple plans with new plans  instituted  each year.  Generally,  participants  must remain employed by the Company or its affiliates at the time such units are payable in order to  receive  any  payments  under the  programs.  The  accrued  liability  representing  the value of these  units was
         $31,632,000  and  $42,619,000  as of  December  31,  2000  and  1999,  respectively.  Payments  under  these  programs  were
         $13,542,000, $4,079,000 and $2,407,000 for the years ended December 31, 2000, 1999, and 1998, respectively.

                                              AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                                       (a wholly-owned subsidiary of Skandia Insurance Company Ltd.)

                                        Notes to Consolidated Financial Statements (continued)

14.      REINSURANCE

         The effect of reinsurance for the years ended December 31, 2000, 1999 and 1998 is as follows:

         (in thousands)                                   2000
                                                          ----

                                Annuity and Life Insurance   Change in Annuity and Life          Return Credited
                                     Charges and Fees                 Insurance                to Contractowners
                                     ----------------                                          -----------------
                                                                   Policy Reserves
                                                                   ---------------

        Gross                            $477,802                      $45,784                      $13,607
        Ceded                              (53,224)                        (766)                      (4,561)
                                ---        --------           ------       -----           ---        -------
        Net                              $424,578                      $45,018                      $ 9,046
                                         ========                      =======                      =======

                                                                   1999
                                                                   ----

                                Annuity and Life Insurance   Change in Annuity and Life          Return Credited
                                     Charges and Fees                 Insurance                to Contractowners
                                     ----------------                                          -----------------
                                                                   Policy Reserves
                                                                   ---------------

        Gross                            $326,670                       $4,151                      ($1,382)
        Ceded                              (36,681)                      (1,073)                       (257)
                                ---        --------             -        -------          ----         -----
        Net                              $289,989                       $3,078                      ($1,639)
                                         ========                       ======                      ========

                                                                   1998
                                                                   ----

                                Annuity and Life Insurance   Change in Annuity and Life          Return Credited
                                     Charges and Fees                 Insurance                to Contractowners
                                     ----------------                                          -----------------
                                                                   Policy Reserves
                                                                   ---------------

        Gross                            $215,425                       $ 691                       ($8,921)
        Ceded                             (29,214)                         362                             (9)
                                --        --------           -----         ---            ---------        ---
        Net                              $186,211                      $1,053                       ($8,930)
                                         ========                      ======                       ========

         In December 2000,  the Company  entered into a modified  coinsurance  agreement  with SICL  effective  January 1996.  During
         2000, ceded premiums received net of commission  expenses and reserve  adjustments were  $10,360,000.  At December 31, 2000,
         $6,109,000 was payable to SICL under this agreement.

         Such ceded  reinsurance  does not relieve the Company of its  obligations to  policyholders.  The Company  remains liable to its  policyholders  for the portion  reinsured to the extent that any reinsurer does not meet its obligations  assumed under the reinsurance agreements.

                                              AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                                     (a wholly-owned subsidiary of Skandia Insurance Company Ltd.)

                                        Notes to Consolidated Financial Statements (continued)

15.      SURPLUS NOTES

The Company has issued surplus notes to its Parent in exchange for cash.  Surplus notes outstanding as of December 31, 2000 and 1999 were as follows:

              (in thousands)
                                                                                            Interest for the
         ---------------------------------
                                            Interest       2000         1999           Years Ended December 31,
         ---------------------------------
                 Issue Date                   Rate        Amount       Amount         2000       1999        1998
                 ----------                   ----        ------       ------         ----       ----        ----
         ---------------------------------

         ---------------------------------
         December 29, 1993                   6.84%                                           -           -     1,387
                                                      -             -
         ---------------------------------
         February 18, 1994                   7.28%                         10,000         732         738         738
                                                      -
         ---------------------------------
         March 28, 1994                      7.90%                         10,000         794         801         801
                                                      -
         ---------------------------------
         September 30, 1994                  9.13%          15,000         15,000       1,392       1,389       1,389
         ---------------------------------
         December 28, 1994                   9.78%                              -           -       1,308       1,388
                                                           -
         ---------------------------------
         December 19, 1995                   7.52%          10,000         10,000         765         762         762
         ---------------------------------
         December 20, 1995                   7.49%          15,000         15,000       1,142       1,139       1,139
         ---------------------------------
         December 22, 1995                   7.47%           9,000          9,000         684         682         682
         ---------------------------------
         June 28, 1996                       8.41%          40,000         40,000       3,420       3,411       3,411
         ---------------------------------
         December 30, 1996                   8.03%          70,000         70,000       5,715       5,698       5,699
                                                      ---   ------  ---    ------ ---   ----- ---   ----- ---   -----
         ---------------------------------

         ---------------------------------
         Total                                            $159,000       $179,000     $14,644     $15,928     $17,396
                                                          ========       ========     =======     =======     =======
         ---------------------------------

         Surplus notes for  $10,000,000  dated  February 18, 1994 and  $10,000,000  dated March 28, 1994 were converted to additional paid-in  capital on December 27, 2000. A surplus note for  $14,000,000  dated  December 28, 1994 was converted to additional paid-in capital on December 10, 1999.  All surplus notes mature seven years from the issue date.

         Payment of interest and  repayment of principal  for these notes is subject to certain  conditions  and require  approval by the  Insurance  Commissioner  of the State of  Connecticut.  At December  31, 2000 and 1999,  $15,816,000  and  $14,372,000,
         respectively, of accrued interest on surplus notes was not approved for payment under these criteria.

16.      SHORT-TERM BORROWING

         The Company had a  $10,000,000  short-term  loan  payable to ASI at December  31, 2000 and 1999 as part of a revolving  loan agreement.  The loan has an  interest  rate of 7.13% and  matures  on March 12,  2001.  The total  interest  expense  to the
         Company was  $687,000,  $585,000  and  $622,000 and for the years ended  December  31,  2000,  1999 and 1998,  respectively.
         Accrued interest payable was $222,000 and $197,000 as of December 31, 2000 and 1999, respectively.

17.      CONTRACT WITHDRAWAL PROVISIONS

         Approximately 99% of the Company's  separate account  liabilities are subject to discretionary  withdrawal by contractowners at market value or with market value  adjustment.  Separate  account  assets which are carried at fair value are adequate to pay such withdrawals  which are generally  subject to surrender  charges ranging from 10% to 1% for contracts held less than
         10 years.

                                              AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                                     (a wholly-owned subsidiary of Skandia Insurance Company Ltd.)

                                        Notes to Consolidated Financial Statements (continued)

18.      SEGMENT REPORTING

         In recent  years,  in order to complete  the array of products  offered by the  Company  and its  affiliates  to meet a wide variety of financial  planning,  the Company  developed the variable life  insurance and qualified  retirement  plan annuity products.  Assets under  management  and sales for the products  other than  variable  annuities  have not been  significant enough to warrant full  segment  disclosures  as required by SFAS 131,  "Disclosures  about  Segments of an  Enterprise  and
         Related Information."

                                              AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                                     (a wholly-owned subsidiary of Skandia Insurance Company Ltd.)

                                        Notes to Consolidated Financial Statements (continued)

19.      QUARTERLY FINANCIAL DATA (UNAUDITED)

         The following table summarizes information with respect to the operations of the Company on a quarterly basis:

        (in thousands)                                                       Three months Ended
                                                                             ------------------

                                                            March 31     June 30      September 30     December 31
                                                            --------     -------      ------------     -----------
                          2000
                          ----
        Premiums and other insurance
           revenues                                        $137,255       $139,317           $147,923         $136,159
        Net investment income                                 2,876             3,628                              966
                                                                                      4,186
        Net realized capital gains (losses)                     729        (1,436)             (858)               877
                                                  -------       ---     ----------    -----    -----   -------     ---
        Total revenues                                      140,860         141,509            151,251         138,002
        Benefits and expenses                               106,641         121,356            137,514         110,515
                                                            -------       ---------          ---------         -------
        Pre-tax net income                                   34,219           20,153                            27,487
                                                                                      13,737
        Income taxes                                         10,038             5,225                           12,349
                                                  --         ------         ---------          ----    --       ------
                                                                                      3,167
                                                                                      -----
        Net income                                          $24,181         $14,928            $10,570         $15,138
                                                            =======         =======            =======         =======

                          1999
                          ----
        Premiums and other insurance
           revenues                                          $78,509         $88,435           $97,955        $111,443
        Net investment income                                  2,654             2,842                           2,210
                                                                                       2,735
        Net realized capital gains                               295                                                52
                                                  -------        ---          --------         ------- ---------    --
                                                                     25                206
                                                                     --                ---
        Total revenues                                        81,458           91,302          100,896         113,705
        Benefits and expenses                                 64,204           67,803                           77,244
                                                  --          ------         --------         ---      --       ------
                                                                                       71,597
                                                                                       ------
        Pre-tax net income                                    17,254           23,499                           36,461
                                                                                       29,299
        Income taxes                                           3,844             7,142                          11,460
                                                  -----        -----        ----------        -----    --       ------
                                                                                       7,898
                                                                                       -----
        Net income                                          $ 13,410        $ 16,357          $ 21,401        $ 25,001
                                                            ========        ========          ========        ========

                          1998
                          ----
        Premiums and other insurance
           revenues                                          $50,593         $57,946          $62,445          $67,327
        Net investment income                                  3,262             2,410                           2,989
                                                                                       2,469
        Net realized capital gains (losses)                      156
                                                  -------        ---         ---------        -------
                                                                     13                (46)                  (24)
                                                                     --                ----                  ----
        Total revenues                                        54,011           60,369           64,868          70,292
        Benefits and expenses                                 46,764           42,220           48,471          69,164
                                                  --          ------        ---------         --------        - ------
        Pre-tax net income                                     7,247           18,149           16,397           1,128
        Income taxes                                           1,175             4,174
                                                  ----         -----         ---------        ----
                                                                                       2,223                       582
                                                                                       -----                       ---
        Net income                                            $6,072         $13,975          $14,174            $ 546
                                                              ======         =======          =======            =====

                                 APPENDIX B - CONDENSED FINANCIAL INFORMATION ABOUT SEPARATE ACCOUNT B

The Unit Prices and number of Units in the  Sub-accounts  that commenced  operations  prior to January 1, 2001 are shown below.  All or some of these  Sub-accounts  were  available  during the periods  shown as  investment  options for other  variable  annuities we offer pursuant to different  prospectuses.  The Insurance Charge assessed  against the  Sub-accounts  under the terms of those other variable annuities are the same as the charges assessed against such Sub-accounts under the Annuity offered pursuant to this Prospectus.

         Unit Prices And Numbers Of Units:  The following  table shows:  (a) the Unit Price,  as of the dates shown,  for Units in each of the Class 1 Sub-accounts of Separate  Account B that commenced  operations  prior to January 1, 2001 and are being offered  pursuant to this  Prospectus or which we offer  pursuant to certain other  prospectuses;  and (b) the number of Units  outstanding  in each such
Sub-account as of the dates shown.  The year in which  operations  commenced in each such  Sub-account is noted in parentheses.  To the extent a Sub-account  commenced  operations during a particular calendar year, the Unit Price as of the end of the period reflects only the partial year results from the  commencement  of operations  until December 31st of the  applicable  year. The portfolios in which a particular  Sub-account invests may or may not have commenced operations prior to the date such Sub-account commenced  operations.  The initial offering price for each Sub-account was $10.00.

                                                                       Year Ended December 31,
------------------------------------------------------------------------------------------------------------------------------------------
                            2000       1999       1998        1997       1996        1995       1994       1993        1992       1991
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                                               -----------
Wells Fargo Variable
Trust - Asset Allocation
(1994)
Unit Price                   $22.11      22.20       20.59      16.67       13.99      12.73      10.01           -          -          -
Number of Units          11,237,827 10,783,373   7,584,157  5,186,216   3,700,609  1,991,150    743,176           -          -          -
------------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------------
Wells Fargo Variable
Trust - Corporate
Bond
(1999)
Unit Price                   $10.81       9.94           -          -           -          -          -           -          -          -
Number of Units           3,634,317  3,758,299           -          -           -          -          -           -          -          -
------------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                               -----------
Wells Fargo Variable
Trust - Equity Income
(1999)
Unit Price                   $10.05       9.96           -          -           -          -          -           -          -          -
Number of Units             502,986    136,006           -          -           -          -          -           -          -          -
------------------------------------------------------------------------------------------------------------------------------------------
Wells Fargo Variable
Trust - Equity Value
(1998)
Unit Price                    $9.56       9.17        9.53          -           -          -          -           -          -          -
Number of Units           4,442,888  2,826,839   1,148,849          -           -          -          -           -          -          -
------------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                               -----------
Wells Fargo Variable
Trust -Growth
(1994)
Unit Price                   $23.64      27.75       23.37      18.40       15.90      13.18      10.34           -          -          -
Number of Units           4,373,354  4,625,477   4,314,842  3,907,919   2,096,545    823,247    204,067           -          -          -
------------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                               -----------
Wells Fargo Variable
Trust - International
Equity (1)
(2000)
Unit Price                    $8.90          -           -          -           -          -          -           -          -          -
Number of Units             127,257          -           -          -           -          -          -           -          -          -
------------------------------------------------------------------------------------------------------------------------------------------

                                                                       Year Ended December 31,
------------------------------------------------------------------------------------------------------------------------------------------
                            2000       1999       1998        1997       1996        1995       1994       1993        1992       1991
------------------------------------------------------------------------------------------------------------------------------------------
Wells Fargo Variable
Trust - Large Company
Growth
(1999)
Unit Price                   $11.75      11.98           -          -           -          -          -           -          -          -
Number of Units           1,563,551    189,740           -          -           -          -          -           -          -          -
------------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------------
Wells Fargo Variable
Trust - Small Cap
Growth
(1999)
Unit Price                   $12.58      16.48           -          -           -          -          -           -          -          -
Number of Units             902,955    247,735           -          -           -          -          -           -          -          -
------------------------------------------------------------------------------------------------------------------------------------------
Wells Fargo Variable
Trust - Money Market
(1998)
Unit Price                   $12.55      12.04       11.68      11.31       10.92      10.58      10.18           -          -          -
Number of Units           3,440,514  3,500,017   2,250,003  1,304,834   1,157,342    521,291    144,050           -          -          -

AST Janus Overseas
Growth
(1997)
Unit Price                   $17.96      24.16       13.41      11.70           -          -          -           -          -          -
Number of Units          57,327,711 61,117,418  43,711,763 21,405,891           -          -          -           -          -          -
------------------------------------------------------------------------------------------------------------------------------------------
AST American Century
International Growth
(1997)
Unit Price                   $17.92      21.66       13.30      11.35           -          -          -           -          -          -
Number of Units          17,007,352  6,855,601   5,670,336  2,857,188           -          -          -           -          -          -
------------------------------------------------------------------------------------------------------------------------------------------
AST American Century
International
Growth II (2)
(1994)
Unit Price                   $13.93      17.10       13.14      11.69       11.70      10.39       9.49           -          -          -
Number of Units          26,340,548 28,704,923  34,328,425 37,784,426  32,628,595 17,935,251 11,166,758           -          -          -
------------------------------------------------------------------------------------------------------------------------------------------
AST PBHG Small-Cap
Growth (3)
(1994)
Unit Price                   $21.51      42.08       17.64      17.28       16.54      13.97      10.69           -          -          -
Number of Units          25,535,093 32,134,969  15,003,001 14,662,728  12,282,211  6,076,373  2,575,105           -          -          -
------------------------------------------------------------------------------------------------------------------------------------------
AST Scudder Small-
Cap Growth (4)
(1999)
Unit Price                   $11.98      15.37           -          -           -          -          -           -          -          -
Number of Units          63,621,279 53,349,003           -          -           -          -          -           -          -          -
------------------------------------------------------------------------------------------------------------------------------------------
AST Goldman Sachs
Small-Cap Value (5)
(1998)
Unit Price                   $13.95      10.57        9.85          -           -          -          -           -          -          -
Number of Units          15,193,053  6,597,544   4,081,870          -           -          -          -           -          -          -
------------------------------------------------------------------------------------------------------------------------------------------

                                                                       Year Ended December 31,
------------------------------------------------------------------------------------------------------------------------------------------
                            2000       1999       1998        1997       1996        1995       1994       1993        1992       1991
------------------------------------------------------------------------------------------------------------------------------------------
AST Gabelli Small-Cap
Value (6)
(1997)
Unit Price                   $13.35      11.11       11.20      12.70           -          -          -           -          -          -
Number of Units          23,298,524 21,340,168  24,700,211 14,612,510           -          -          -           -          -          -
------------------------------------------------------------------------------------------------------------------------------------------
AST Janus Mid-Cap
Growth (7)
(2000)
Unit Price                    $6.58          -           -          -           -          -          -           -          -          -
Number of Units           9,426,102          -           -          -           -          -          -           -          -          -
------------------------------------------------------------------------------------------------------------------------------------------
AST Neuberger Berman
Mid-Cap Growth (8)
(1994)
Unit Price                   $25.90      28.58       19.15      16.10       13.99      12.20       9.94           -          -          -
Number of Units          26,517,850 13,460,525  13,389,289 11,293,799   9,563,858  3,658,836    301,267           -          -          -
------------------------------------------------------------------------------------------------------------------------------------------
AST Neuberger Berman
Mid-Cap Value (9)
(1993)
Unit Price                   $21.09      16.78       16.10      16.72       13.41      12.20       9.81       10.69          -          -
Number of Units          44,558,699 37,864,586  16,410,121 11,745,440   9,062,152  8,642,186  7,177,232   5,390,887          -          -
------------------------------------------------------------------------------------------------------------------------------------------
AST Alger All-Cap
Growth
(2000)
Unit Price                    $6.74          -           -          -           -          -          -           -          -          -
Number of Units          28,229,631          -           -          -           -          -          -           -          -          -
------------------------------------------------------------------------------------------------------------------------------------------
AST MFS Growth
(1999)
Unit Price                   $10.38      11.27           -          -           -          -          -           -          -          -
Number of Units           7,515,486    409,467           -          -           -          -          -           -          -          -
------------------------------------------------------------------------------------------------------------------------------------------
AST Marsico Capital
Growth
(1997)
Unit Price                   $17.81      21.06       14.00      10.03           -          -          -           -          -          -
Number of Units          94,627,691 78,684,943  40,757,449    714,309           -          -          -           -          -          -
------------------------------------------------------------------------------------------------------------------------------------------
AST JanCap Growth
(1992)
Unit Price                   $41.14      60.44       39.54      23.83       18.79      14.85      10.91       11.59      10.51          -
Number of Units          99,250,773 94,850,623  80,631,598 62,486,302  46,779,164 28,662,737 22,354,170  13,603,637  1,476,139          -
------------------------------------------------------------------------------------------------------------------------------------------
AST Cohen & Steers
Realty
(1998)
Unit Price                   $10.39       8.35        8.28          -           -          -          -           -          -          -
Number of Units          11,891,188  6,224,365   3,771,461          -           -          -          -           -          -          -
------------------------------------------------------------------------------------------------------------------------------------------
AST American Century                                                                                              `
Income & Growth (10)
(1997)
Unit Price                   $14.24      16.19       13.35      12.06           -          -          -           -          -          -
Number of Units          32,388,202 21,361,995  13,845,190  9,523,815           -          -          -           -          -          -
------------------------------------------------------------------------------------------------------------------------------------------

                                                                       Year Ended December 31,
------------------------------------------------------------------------------------------------------------------------------------------
                            2000       1999       1998        1997       1996        1995       1994       1993        1992       1991
-------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------------
AST INVESCO Equity
Income
(1994)
Unit Price                   $22.01      21.31       19.34      17.31       14.23      12.33       9.61           -          -          -
Number of Units          50,171,495 46,660,160  40,994,187 33,420,274  23,592,226 13,883,712  6,633,333           -          -          -
------------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------------
AST PIMCO Total
Return Bond
(1994)
Unit Price                   $14.40      13.09       13.43      12.44       11.48      11.26       9.61           -          -          -
Number of Units          82,545,240 73,530,507  64,224,618 44,098,036  29,921,643 19,061,840  4,577,708           -          -          -
------------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------------
AST PIMCO Limited
Maturity Bond
(1995)
Unit Price                   $12.79      11.96       11.73      11.26       10.62      10.37          -           -          -          -
Number of Units          31,046,956 32,560,943  28,863,932 25,008,310  18,894,375 15,058,644          -           -          -          -

The Montgomery Variable
Series - MV Emerging
Markets
(1996)
Unit Price                    $7.09      10.06        6.19      10.05       10.25          -          -           -          -          -
Number of Units          12,899,472 12,060,036  10,534,383 10,371,104   2,360,940          -          -           -          -          -

INVESCO VIF -
Technology
(1999)
Unit Price                   $12.48      16.52           -          -           -          -          -           -          -          -
Number of Units          29,491,113  4,622,242           -          -           -          -          -           -          -          -
------------------------------------------------------------------------------------------------------------------------------------------
INVESCO VIF - Health
Sciences
(1999)
Unit Price                   $14.59      11.34           -          -           -          -          -           -          -          -
Number of Units          19,381,405    786,518           -          -           -          -          -           -          -          -
------------------------------------------------------------------------------------------------------------------------------------------
1.       This portfolio was first offered as a Sub-account on July 3, 2000.
2.       Effective May 1, 2000,  American Century  Investment  Management,  Inc. became  Sub-advisor of the Portfolio.  Prior to May 1,
     2000, Rowe Price-Fleming  International,  Inc. served as Sub-advisor of the Portfolio, then named "AST T. Rowe Price International
     Equity Portfolio."
3.       Effective  September 17, 2001 Pilgrim Baxter & Associates,  Ltd. became  Sub-advisor of the Portfolio.  Prior to September 17,
     2001,  Janus Capital  Corporation  served as Sub-advisor  of the Portfolio,  then named "AST Janus  Small-Cap  Growth  Portfolio."
     Effective December 31, 1998, Janus Capital  Corporation became Sub-advisor of the Portfolio.  Prior to December 31, 1998, Founders
     Asset Management, LLC served as Sub-advisor of the Portfolio, then named "Founders Capital Appreciation Portfolio."
4.       Effective May 1, 2001, the name of the portfolio  changed to the "AST Scudder  Small-Cap  Growth  Portfolio".  Prior to May 1,
     2001 the Portfolio was named "AST Kemper Small-Cap Growth Portfolio."
5.       Effective May 1, 2001,  Goldman Sachs Asset  Management  became  Sub-advisor  of the  Portfolio.  Prior to May 1, 2001,  Lord,
     Abbett & Co. served as Sub-advisor of the Portfolio, then named "AST Lord Abbett Small Cap Value."
6.       Effective  October 23, 2000, GAMCO  Investors,  Inc. became  Sub-advisor of the Portfolio.  Prior to October 23, 2000, T. Rowe
     Price Associates, Inc. served as Sub-advisor of the Portfolio, then named "AST T. Rowe Price Small Company Value Portfolio."
7.       This Portfolio was first offered as a Sub-account on May 1, 2000.
8.       Effective May 1, 1998,  Neuberger Berman Management,  Inc. became  Sub-advisor of the Portfolio.  Prior to May 1, 1998, Berger
     Associates, Inc. served as Sub-advisor of the Portfolio, then named "Berger Capital Growth Portfolio."
9.       Effective  May 1,  1998,  Neuberger  Berman  Management,  Inc.  became  Sub-advisor  of the  Portfolio.  Prior to May 1, 1998,
     Federated Investment Counseling served as Sub-advisor of the Portfolio, then named "Federated Utility Income Portfolio."
10.      Effective May 3, 1999,  American Century  Investment  Management,  Inc. became  Sub-advisor of the Portfolio.  Between October
     15, 1996 and May 3, 1999, Putnam Investment Management,  Inc. served as Sub-advisor of the Portfolio, then named "AST Putnam Value
     Growth & Income."

C-2

                                          APPENDIX C - CALCULATION OF OPTIONAL DEATH BENEFITS

Examples of Enhanced Beneficiary Protection Optional Death Benefit Calculation
The following are examples of how the Enhanced  Beneficiary  Protection  Optional  Death Benefit is  calculated.  Each example  assumes that a $50,000  initial  Purchase  Payment is made and that no withdrawals  are made prior to the Owner's death.  Each example  assumes that there is one Owner who is age 50 on the Issue Date and that all Account Value is maintained in the variable investment options.

Example with market increase
Assume that the Owner's  Account Value has been  increasing  due to positive  market  performance.  On the date we receive due proof of death, the Account Value is $75,000.  The basic Death Benefit is calculated as Purchase  Payments minus  proportional  withdrawals,  or
Account Value,  which ever is greater.  Therefore,  the basic Death Benefit is equal to $75,000.  The Enhanced  Beneficiary  Protection
Optional  Death Benefit is equal to the amount payable under the basic Death Benefit  ($75,000) PLUS 50% of the "Death Benefit  Amount"
less Purchase Payments reduced by proportional withdrawals.

         Purchase Payments =        $50,000
         Account Value =            $75,000
         Basic Death Benefit =      $75,000
         Death Benefit Amount =     $75,000 - $50,000 = $25,000

         Amount Payable Under Enhanced Beneficiary Protection Optional Death Benefit =  $75,000 + $12,500 = $87,500

Examples with market decline
Assume that the Owner's  Account Value has been decreasing due to declines in market  performance.  On the date we receive due proof of death, the Account Value is $45,000.  The basic Death Benefit is calculated as Purchase  Payments minus  proportional  withdrawals,  or
Account Value,  which ever is greater.  Therefore,  the basic Death Benefit is equal to $50,000.  The Enhanced  Beneficiary  Protection
Optional  Death Benefit is equal to the amount payable under the basic Death Benefit  ($50,000) PLUS 50% of the "Death Benefit  Amount"
less Purchase Payments reduced by proportional withdrawals.

         Purchase Payments =        $50,000
         Account Value =            $40,000
         Basic Death Benefit =      $50,000
         Death Benefit Amount =     $50,000 - $50,000 = $0

         Amount Payable Under Enhanced Beneficiary Protection Optional Death Benefit =  $50,000 + $0 = $50,000

         In this example you would receive no additional  benefit from purchasing the Enhanced  Beneficiary  Protection  Optional Death
         Benefit.

Examples of Guaranteed Minimum Death Benefit Calculation
The following are examples of how the  Guaranteed  Minimum Death Benefit is  calculated.  Each example  assumes that a $50,000  initial
Purchase  Payment is made and that no  withdrawals  are made prior to the Owner's death.  Each example  assumes that there is one Owner who is age 50 on the Issue Date and that all Account Value is maintained in the variable investment options.

Example of market increase
Assume that the Owner's  Account Value has generally been  increasing due to positive  market  performance.  On the date we receive due proof of death, the Account Value is $90,000.  The Highest  Anniversary  Value at the end of any previous period is $72,000.  The Death
Benefit would be the Account Value  ($90,000)  because it is greater than the Highest  Anniversary  Value ($72,000) or the sum of prior
Purchase Payments increased by 5.0% annually ($73,872.77).

Example of market decrease
Assume that the Owner's Account Value  generally  increased  until the fifth  anniversary  but generally has been decreasing  since the fifth contract  anniversary.  On the date we receive due proof of death, the Account Value is $48,000.  The Highest  Anniversary  Value
at the end of any  previous  period is  $54,000.  The Death  Benefit  would be the sum of prior  Purchase  Payments  increased  by 5.0%
annually ($73,872.77) because it is greater than the Highest Anniversary Value ($54,000) or the Account Value ($48,000).

Example of market increase followed by decrease
Assume that the Owner's  Account  Value  increased  significantly  during the first six years  following  the Issue Date.  On the sixth anniversary  date the Account Value is $90,000.  During the seventh  Annuity Year,  the Account Value  increases to as high as $100,000 but then  subsequently  falls to $80,000 on the date we receive due proof of death. The Death Benefit would be the Highest  Anniversary
Value at the end of any previous  period  ($90,000),  which  occurred on the sixth  anniversary,  although the Account Value was higher during the  subsequent  period.  The Account Value on the date we receive due proof of death  ($80,000) is lower,  as is the sum of all prior Purchase Payments increased by 5.0% annually ($73,872.77).

                                          APPENDIX D - Plus40(TM)OPTIONAL LIFE INSURANCE RIDER

---------------------------------------------------------------------------------------------------------------------------------------
The life insurance  coverage  provided under the Plus40(TM)Optional Life Insurance Rider ("Plus40(TM)rider" or the "Rider") is supported by
American  Skandia's general account and is not subject to, or registered as a security under,  either the Securities Act of 1933 or the
Investment  Company Act of 1940.  Information  about the Plus40(TM)rider is  included  as an  Appendix  to this  Prospectus  to help you understand the Rider and the  relationship  between the Rider and the value of your Annuity.  It is also included because you can elect to pay for the Rider  with  taxable  withdrawals  from your  Annuity.  The staff of the  Securities  and  Exchange  Commission  has not reviewed  this  information.  However,  the  information  may be subject to certain  generally  applicable  provisions  of the  Federal securities laws regarding accuracy and completeness.
---------------------------------------------------------------------------------------------------------------------------------------

The income  tax-free life insurance  payable to your  Beneficiary(ies)  under the Plus40(TM)rider is equal to 40% of the Account Value of your Annuity as of the date we receive due proof of death,  subject to certain  adjustments,  restrictions  and  limitations  described below.

ELIGIBILITY
The Plus40(TM)rider may be  purchased as a rider on your  Annuity.  The Rider must cover those  persons  upon whose death the  Annuity's death benefit  becomes  payable - the Annuity's  owner or owners,  or the  Annuitant (in the case of an entity owned  Annuity).  If the
Annuity has two Owners,  the  Rider's  death  benefit is payable  upon the first death of such  persons.  If the Annuity is owned by an entity, the Rider's death benefit is payable upon the death of the Annuitant, even if a Contingent Annuitant is named.

The minimum  allowable  age to purchase  the Plus40(TM)rider is 40; the maximum  allowable  age is 75. If the Rider is  purchased on two lives,  both persons must meet the age  eligibility  requirements.  The Plus40(TM)rider is not  available  to  purchasers  who use their
Annuity as a funding  vehicle for a Tax Sheltered  Annuity (or 403(b)) or as a funding  vehicle for a qualified  plan under Section 401 of the Internal Revenue Code ("Code").

ADJUSTMENTS, RESTRICTIONS & LIMITATIONS
|X|      If you die during the first 24 months  following the effective  date of the Plus40(TM)rider  (generally,  the Issue Date of your
         Annuity),  the death  benefit  will be limited to the amount of any charges  paid for the Rider while it was in effect.  While we will return the charges  you have paid  during the  applicable  period as the death  benefit,  your  Beneficiary(ies)  will receive no additional life insurance benefit from the Plus40(TM)rider if you die within 24 months of its effective date.
                    ----------

|X|      If you make a Purchase  Payment  within 24 months prior to the date of death,  the Account  Value used to determine the amount of the death  benefit  will be reduced by the  amount of such  Purchase  Payment(s).  If we reduce the death  benefit  payable under the  Plus40(TM)rider  based on this  provision,  we will  return  50% of any  charges  paid for the Rider  based on those
         Purchase Payments as an additional amount included in the death benefit under the Rider.

|X|      If we apply  Credits to your Annuity  based on Purchase  Payments,  such Credits are treated as Account  Value for purposes of determining  the death benefit  payable under the Plus40(TM)rider.  However,  if Credits were applied to Purchase  Payments made within 24 months  prior to the date of death,  the Account  Value used to  determine  the amount of the death  benefit will be reduced  by the  amount of such  Credits.  If we reduce  the death  benefit  payable  under the  Plus40(TM)rider  based on this provision,  we will return 50% of any charges paid for the Rider based on such  Credits as an  additional  amount  included in the death benefit under the Rider.

|X|      If you become  terminally  ill (as defined in the Rider) and elect to receive a portion of the Plus40(TM)rider's  death benefit under the  Accelerated  Death  Benefit  provision,  the amount  that will be  payable  under the Rider upon your death will be reduced.  Please refer to the Accelerated Death Benefit provision described below.

|X|      If charges for the Plus40(TM)rider are due and are unpaid as of the date the death  benefit is being  determined,  such charges will be deducted from the amount paid to your Beneficiary(ies).

|X|      If the age of any person  covered  under the  Plus40(TM)rider is  misstated,  we will  adjust any  coverage  under the Rider to conform to the facts.  For example,  if, due to the  misstatement,  we overcharged  you for coverage under the Rider,  we will add  any  additional  charges  paid  to the  amount  payable  to  your  Beneficiary(ies).  If,  due to  the  misstatement,  we undercharged  you for coverage  under the Rider,  we will reduce the death  benefit in  proportion  to the charges not paid as compared to the charges that would have been paid had there been no misstatement.

|X|

     On or after an Owner reaches the expiry date of the Rider (the  anniversary of the Annuity's  Issue Date on or  immediately  after the 95th  birthday),  coverage  will  terminate.  No charge will be made for an Owner  following the expiry date. If there are two Owners,  the expiry date applies  separately to each Owner;  therefore,  coverage may continue for one Owner and terminate as to the other Owner.

MAXIMUM BENEFIT
The Plus40(TM)rider is subject to a Maximum  Death Benefit  Amount based on the Purchase  Payments  applied to your Annuity.  The Plus40(TM)
rider may also be subject to a Per Life Maximum  Benefit  that is based on all amounts paid under any annuity  contract we issue to you
                                                                                                  ---
under which you have elected the Plus40(TM)rider or similar life insurance coverage.

|X|      The Maximum Death Benefit Amount is 100% of the Purchase  Payments  increasing at 5% per year following the date each Purchase
             ----------------------------
         Payment is applied to the Annuity until the date of death.  If Purchase  Payments are applied to the Annuity  within 24 months prior to the date of death, the Maximum Death Benefit Amount is decreased by the amount of such Purchase Payments.

|X|      The Per Life Maximum Benefit applies to Purchase  Payments applied to any such annuity  contracts more than 24 months from the
             ------------------------
         date of death that exceed  $1,000,000.  If you make Purchase  Payments in excess of  $1,000,000,  we will reduce the aggregate death  benefit  payable under all Plus40(TM)riders,  or similar  riders issued by us, based on the combined  amount of Purchase
         Payments  in excess of  $1,000,000  multiplied  by 40%. If the Per Life  Maximum  Benefit  applies,  we will reduce the amount payable under each  applicable  Plus40(TM)rider on a pro-rata  basis.  If the Per Life Maximum  Benefit applies upon your death, we will return any excess  charges  that you paid on the  portion of your  Account  Value on which no benefit is payable.  The
         Per Life Maximum Benefit does not limit the amount of Purchase Payments that you may apply to your Annuity.

ACCELERATED DEATH BENEFIT PROVISION
If you become  terminally  ill, you may request that a portion of the death benefit  payable under the Plus40(TM)rider be prepaid instead of being paid to your  Beneficiary(ies)  upon your  death.  Subject to our  requirements  and where  allowed by law, we will make a one time,  lump sum  payment.  Our  requirements  include  proof  satisfactory  to us, in writing,  of terminal  illness  after the Rider's
Effective Date.

The  maximum we will pay,  before any  reduction,  is the  lesser of 50% of the  Rider's  death  benefit or  $100,000.  If you elect to accelerate  payment of a portion of the death benefit under the Plus40(TM)rider,  the amount of the remaining death benefit is reduced by the prepaid amount  accumulating at an annualized  interest rate of 6.0%.  Eligibility  for an accelerated  payout of a portion of your
Plus40(TM)rider death benefit may be more  restrictive  than any  medically-related  waiver provision that may be applicable to you under the Annuity.

CHARGES FOR THE PLUS40(TM)RIDER
The  Plus40(TM)rider has a current  charge and a  guaranteed  maximum  charge.  The current  charge for the Plus40(TM)rider is based on a percentage of your Account Value as of the anniversary of the Issue Date of your Annuity.  The applicable  percentages  differ based on the attained  age,  last  birthday of the Owner(s) or Annuitant  (in the case of an entity owned  Annuity) as of the date the charge is due. We reserve the right to change the current  charge,  at any time,  subject to regulatory  approval  where  required.  If there are two Owners,  we calculate the current charge that applies to each Owner  individually  and deduct the combined amount as the charge for the Rider.  There is no charge based on a person's life after coverage  expires as to that person.  However,  a charge will still apply to the second of two Owners (and coverage will continue for such Owner) if such Owner has not reached the expiry date.

                                           Attained Age                  Percentage of
                                                                         Account Value
                                   ------------------------------ ----------------------------
                                   ------------------------------ ----------------------------
                                             Age 40-75                       .80%
                                   ------------------------------ ----------------------------
                                   ------------------------------ ----------------------------
                                             Age 76-80                       1.60%
                                   ------------------------------ ----------------------------
                                   ------------------------------ ----------------------------
                                             Age 81-85                       3.20%
                                   ------------------------------ ----------------------------
                                   ------------------------------ ----------------------------
                                             Age 86-90                       4.80%
                                   ------------------------------ ----------------------------
                                   ------------------------------ ----------------------------
                                              Age 91                         6.50%
                                   ------------------------------ ----------------------------
                                   ------------------------------ ----------------------------
                                              Age 92                         7.50%
                                   ------------------------------ ----------------------------
                                   ------------------------------ ----------------------------
                                              Age 93                         8.50%
                                   ------------------------------ ----------------------------
                                   ------------------------------ ----------------------------
                                              Age 94                         9.50%
                                   ------------------------------ ----------------------------
                                   ------------------------------ ----------------------------
                                              Age 95                        10.50%
                                   ------------------------------ ----------------------------

The charge for the  Plus40(TM)rider may also be subject to a  guaranteed  maximum  charge that will apply if the  current  charge,  when applied to the Account Value,  exceeds the guaranteed  maximum  charge.  The guaranteed  maximum charge is based on a charge per $1,000 of insurance.

We determine the charge for the Rider  annually,  in arrears.  We deduct the charge:  (1) upon your death;  (2) on each  anniversary of the  Issue  Date;  (3) on the date  that you  begin  receiving  annuity  payments;  (4) if you  surrender  your  Annuity  other  than a medically-related  surrender;  or (5) if you choose to terminate the Rider.  If the Rider  terminates for any of the preceding  reasons on a date other than the  anniversary  of the  Annuity's  Issue  Date,  the charge  will be  prorated.  During the first year after the
Annuity's  Issue Date, the charge will be prorated from the Issue Date. In all subsequent  years,  the charge will be prorated from the last anniversary of the Issue Date.

You can elect to pay the annual  charge  through a  redemption  from your  Annuity's  Account  Value or through  funds other than those within the  Annuity.  If you do not elect a method of payment,  we will  automatically  deduct the annual  charge  from your  Annuity's
Account Value.  The manner in which you elect to pay for the Rider may have tax implications.

|X|      If you elect to pay the charge through a redemption of your  Annuity's  Account  Value,  the  withdrawal  will be treated as a taxable  distribution,  and will generally be subject to ordinary  income tax on the amount of any investment  gain withdrawn.
         If you are under age 59 1/2,  the  distribution  may also be  subject to a 10%  penalty on any gain  withdrawn,  in  addition  to ordinary  income taxes.  We first deduct the amount of the charge  pro-rata from the Account Value in the variable  investment options.  We only deduct the charge pro-rata from the Fixed  Allocations to the extent there is insufficient  Account Value in the variable investment options to pay the charge.

|X|      If you  elect to pay the  charge  through  funds  other  than  those  from your  Annuity,  we  require  that  payment  be made electronically  in U.S.  currency  through a U.S.  financial  institution.  If you elect to pay the charge through  electronic transfer  of funds  and  payment  has not been  received  within 31 days from the due date,  we will  deduct  the  charge as a redemption from your Annuity, as described above.

TERMINATION
You can  terminate  the Plus40(TM)rider at any time.  Upon  termination,  you will be  required to pay a pro-rata  portion of the annual charge for the Rider.  The Plus40(TM)rider will  terminate  automatically  on the date your Account  Value is applied to begin  receiving annuity  payments,  on the date you  surrender  the Annuity  or, on the expiry date with  respect to such person who reaches the expiry date.  We may also  terminate  the  Plus40(TM)rider,  if  necessary,  to  comply  with  our  interpretation  of the Code and  applicable regulations.  Once terminated, you may not reinstate your coverage under the Plus40(TM)rider.

CHANGES IN ANNUITY DESIGNATIONS
Changes in ownership and annuitant  designations  under the Annuity may result in changes in eligibility  and charges under the Plus40(TM)
rider.  These changes may include termination of the Rider.  Please refer to the Rider for specific details.

SPOUSAL ASSUMPTION
A  spousal  beneficiary  may elect to assume  ownership  of the  Annuity  instead  of taking  the  Annuity's  Death  Benefit.  However, regardless of whether a spousal  beneficiary  assumes ownership of the Annuity,  the death benefit under the Plus40(TM)rider will be paid despite the fact that the Annuity  will  continue.  The spousal  beneficiary  can apply the death  benefit  proceeds  under the Plus40(TM)
rider to the Annuity as a new Purchase  Payment,  can purchase a new annuity  contract or use the death benefit  proceeds for any other purpose.  Certain  restrictions  may apply to an Annuity  that is used as a qualified  investment.  Spousal  beneficiaries  may also be eligible to purchase the Plus40(TM)rider,  in which case the Annuity's  Account Value,  as of the date the assumption is effective,  will be treated as the initial Purchase Payment under applicable provisions of the Rider.

TAX CONSIDERATION
The Plus40(TM)rider was designed to qualify as a life insurance  contract under the Code. As life  insurance,  under most  circumstances, the Beneficiary(ies) does not pay any Federal income tax on the death benefit payable under the Rider.

If your Annuity is being used as an  Individual  Retirement  Annuity  (IRA),  we consider the Plus40(TM)rider to be outside of your IRA, since premium for the Rider is paid for either with funds  outside of your Annuity or with  withdrawals  previously  subject to tax and any applicable tax penalty.

We believe  payments under the accelerated  payout provision of the Rider will meet the requirements of the Code and the regulations in order to qualify as tax-free  payments.  To the extent permitted by law, we will change our procedures in relation to the Rider, or the definition of terminally  ill, or any other  applicable term in order to maintain the tax-free status of any amounts paid out under the accelerated payout provision.

----------------------------------------------------------------------------------------------------------------------
                  PLEASE SEND ME A STATEMENT  OF  ADDITIONAL  INFORMATION  THAT  CONTAINS  FURTHER  DETAILS  ABOUT THE
                  AMERICAN SKANDIA ANNUITY DESCRIBED IN PROSPECTUS WFVAPEX-PROS (11/2001).
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------

                                        -------------------------------------------------------
                                                           (print your name)

                                        -------------------------------------------------------
                                                               (address)

                                        -------------------------------------------------------
                                                         (city/state/zip code)

Variable Annuity Issued by:                                                                  Variable Annuity Distributed by:

AMERICAN SKANDIA LIFE                                                                                      AMERICAN SKANDIA
ASSURANCE CORPORATION                                                                               MARKETING, INCORPORATED
One Corporate Drive                                                                                     One Corporate Drive
Shelton, Connecticut 06484                                                                       Shelton, Connecticut 06484
Telephone: 1-800-752-6342                                                                           Telephone: 203-926-1888
http://www.americanskandia.com                                                               http://www.americanskandia.com

                                                          MAILING ADDRESSES:

                                                 AMERICAN SKANDIA - VARIABLE ANNUITIES
                                                     Attention: Stagecoach Annuity
                                                             P.O. Box 7040
                                                       Bridgeport, CT 06601-7040

                                                             EXPRESS MAIL:
                                                 AMERICAN SKANDIA - VARIABLE ANNUITIES
                                                     Attention: Stagecoach Annuity
                                                          One Corporate Drive
                                                           Shelton, CT 06484

                                                  STATEMENT OF ADDITIONAL INFORMATION

The variable investment options under the Annuity are issued by AMERICAN SKANDIA LIFE ASSURANCE  CORPORATION  VARIABLE ACCOUNT B (CLASS
1 SUB-ACCOUNTS) and AMERICAN SKANDIA LIFE ASSURANCE  CORPORATION.  The variable  investment options are registered under the Securities
Act of 1933 and the  Investment  Company Act of 1940.  The fixed  investment  options under the Annuity are issued by AMERICAN  SKANDIA
LIFE ASSURANCE  CORPORATION.  The assets  supporting  the fixed  investment  options are maintained in AMERICAN  SKANDIA LIFE ASSURANCE
CORPORATION SEPARATE ACCOUNT D, a non-unitized separate account, and registered solely under the Securities Act of 1933.

                                                           TABLE OF CONTENTS

ITEM                                                                                                                   PAGE
----                                                                                                                   ----

GENERAL INFORMATION ABOUT AMERICAN SKANDIA................................................................................2
AMERICAN SKANDIA LIFE ASSURANCE CORPORATION...............................................................................2
AMERICAN SKANDIA LIFE ASSURANCE CORPORATION VARIABLE ACCOUNT B

APPENDIX A - Financial Statements for American Skandia Life Assurance Corporation
   Variable Account B (Class 1 Sub-accounts - Stagecoach)................................................................20

---------------------------------------------------------------------------------------------------------------------------------------
THIS  STATEMENT OF ADDITIONAL  INFORMATION  IS NOT A PROSPECTUS.  YOU SHOULD READ THIS  INFORMATION  ALONG WITH THE  PROSPECTUS FOR THE
ANNUITY FOR WHICH IT RELATES.  THE  PROSPECTUS  CONTAINS  INFORMATION  THAT YOU SHOULD  CONSIDER  BEFORE  INVESTING.  FOR A COPY OF THE
PROSPECTUS  SEND A WRITTEN  REQUEST TO AMERICAN  SKANDIA LIFE ASSURANCE  CORPORATION,  P.O. BOX 883,  SHELTON,  CONNECTICUT  06484,  OR
TELEPHONE 1-800-752-6342.  OUR ELECTRONIC MAIL ADDRESS IS CUSTOMERSERVICE@AMERICANSKANDIA.COM.
---------------------------------------------------------------------------------------------------------------------------------------

Date of Prospectus:  November 9, 2001                                 Date of Statement of Additional Information:  November 9, 2001
WFVAPEX - SAI (11/2001)

GENERAL INFORMATION ABOUT AMERICAN SKANDIA

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION

American  Skandia Life  Assurance  Corporation  ("American  Skandia",  "we",  "our" or "us") is a  wholly-owned  subsidiary of American
Skandia,  Inc.  ("ASI").  ASI's indirect parent is Skandia  Insurance Company Ltd. Skandia Insurance Company Ltd. is part of a group of companies whose  predecessor  commenced  operations in 1855.  Skandia  Insurance  Company Ltd. is a major worldwide  insurance  company operating from Stockholm,  Sweden which owns and controls,  directly or through  subsidiary  companies,  numerous insurance and related companies.  We are organized as a Connecticut  stock life insurance  company,  and are subject to Connecticut  law governing  insurance companies.  We are  licensed  to sell  insurance  products  in each of the fifty  states of the  United  States,  and the  District  of
Columbia.  Our mailing address is P.O. Box 883, Shelton, Connecticut 06484.

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION VARIABLE ACCOUNT B
(Class 1 Sub-accounts - Stagecoach)

American  Skandia Life Assurance  Corporation  Variable  Account B (Class 1  Sub-accounts - Stagecoach),  also referred to as "Separate
Account B", was established by us pursuant to Connecticut  law.  Separate  Account B also holds assets of other annuities  issued by us with values and benefits that vary  according to the  investment  performance of the  Portfolios  offered as  Sub-accounts  of Separate
Account B. The  Sub-accounts  offered  pursuant to this  Prospectus are all Class 1 Sub-accounts  of Separate  Account B. Each class of
Sub-accounts of Separate Account B has a different level of asset-based  charges assessed against such  Sub-accounts.  Each Sub-account invests  exclusively  in an  underlying  mutual fund or a portfolio  of an  underlying  mutual  fund.  The  underlying  mutual funds or portfolios of underlying  mutual funds are referred to as the  Portfolios.  You will find additional  information  about the Portfolios in the prospectuses for the underlying mutual funds.

Separate  Account B is registered  with the Securities and Exchange  Commission  ("SEC") under the Investment  Company Act of 1940 (the
"Investment  Company  Act")  as a unit  investment  trust,  which  is a type of  investment  company.  Values  and  benefits  based  on allocations to the Sub-accounts  will vary with the investment  performance of the Portfolios,  as applicable.  We do not guarantee the investment results of any Sub-account.  You bear the entire investment risk.

During the accumulation phase, we offer a number of Sub-accounts.  Certain  Sub-accounts may not be available in all jurisdictions.  If and when we  obtain  approval  of the  applicable  authorities  to make  such  Sub-accounts  available,  we will  notify  Owners of the availability of such Sub-accounts.

A brief summary of the  investment  objectives  and policies of each Portfolio is found in the  Prospectus.  More detailed  information about the investment objectives,  policies,  risks, costs and management of the Portfolios are found in the prospectuses and statements of additional  information for the Portfolios.  Also included in such information is the investment policy of each Portfolio  regarding the  acceptable  ratings by  recognized  rating  services  for bonds and other debt  obligations.  There can be no  guarantee  that any
Portfolio will meet its investment objectives.

Each  underlying  mutual  fund is  registered  under the  Investment  Company  Act, as amended,  as an open-end  management  investment company.  Each  underlying  mutual fund thereof may or may not be diversified  as defined in the  Investment  Company Act. The trustees or directors,  as applicable,  of an underlying mutual fund may add, eliminate or substitute  portfolios from time to time.  Generally, each  portfolio  issues a separate  class of shares.  Shares of the  portfolios  are available to separate  accounts of life  insurance companies  offering  variable  annuity  and  variable  life  insurance  products.  The  shares may also be made  available,  subject to obtaining all required  regulatory  approvals,  for direct  purchase by various  pension and retirement  savings plans that qualify for preferential tax treatment under the Internal Revenue Code ("Code").

We may make other  portfolios  available  by creating new  Sub-accounts.  Additionally,  new  portfolios  may be made  available by the creation of new  Sub-accounts  from time to time.  Such a new  portfolio  may be disclosed in its  prospectus.  However,  addition of a portfolio  does not require us to create a new  Sub-account to invest in that  portfolio.  We may take other actions in relation to the
Sub-accounts and/or Separate Account B.

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION SEPARATE ACCOUNT D

American  Skandia Life  Assurance  Corporation  Separate  Account D, also referred to as "Separate  Account D", was  established  by us pursuant to Connecticut law. During the accumulation  phase,  assets  supporting our obligations based on Fixed Allocations are held in
Separate  Account  D. Such  obligations  are  based on the fixed  interest  rates we credit to Fixed  Allocations  and the terms of the
Annuities.  These obligations do not depend on the investment performance of the assets in Separate Account D.

There are no units in  Separate  Account  D. The Fixed  Allocations  are  guaranteed  by our  general  account.  An  Annuity  Owner who allocates  a portion of their  Account  Value to  Separate  Account D does not  participate  in the  investment  gain or loss on assets maintained  in  Separate  Account  D. Such gain or loss  accrues  solely  to us.  We  retain  the risk that the value of the  assets in
Separate  Account D may drop below the  reserves and other  liabilities  we must  maintain.  Should the value of the assets in Separate
Account D drop below the reserve and other  liabilities  we must  maintain in relation to the  annuities  supported by such assets,  we will transfer  assets from our general account to Separate  Account D to make up the  difference.  We have the right to transfer to our general  account any assets of Separate  Account D in excess of such  reserves and other  liabilities.  We maintain  assets in Separate
Account D supporting a number of annuities we offer.

We currently  employ  investment  managers  retained to manage the assets  maintained in Separate  Account D. Each manager we employ is responsible for investment  management of a different portion of Separate Account D. From time to time additional  investment  managers may be  employed or  investment  managers  may cease being  employed.  We are under no  obligation  to employ or continue to employ any investment manager(s) and have sole discretion over the investment managers we retain..

We operate Separate  Account D in a fashion  designed to meet the obligations  created by Fixed  Allocations.  Factors  affecting these operations include the following:

1.       The State of New York,  which is one of the  jurisdictions  in which we are  licensed to do  business,  requires  that we meet certain "matching"  requirements.  These  requirements  address the matching of the durations of the assets with the durations of  obligations  supported  by such  assets.  We believe  these  matching  requirements  are  designed to control an insurer's ability to risk  investing  in  long-term  assets to  support  short term  interest  rate  guarantees.  We also  believe  this limitation controls an insurer's ability to offer unrealistic rate guarantees.

2.       We employ an investment  strategy  designed to limit the risk of default.  Some of the  guidelines  of our current  investment strategy for Separate Account D include, but are not limited to, the following:

a.       Investments may include cash; debt securities  issued by the United States  Government or its agencies and  instrumentalities;
              money market instruments;  short,  intermediate and long-term  corporate  obligations;  private placements;  asset-backed obligations; and municipal bonds.

b.       At the time of purchase,  fixed income  securities will be in one of the top four generic lettered rating  classifications  as established by a nationally  recognized  statistical rating  organization  ("NRSRO") such as Standard & Poor's or Moody's
              Investor Services, Inc.

We are not  obligated  to invest  according  to the  aforementioned  guidelines  or any other  strategy  except as may be  required  by
Connecticut and other state insurance laws.

3.       The assets in Separate Account D are accounted for at their market value, rather than at book value.

4.       We are  obligated by law to maintain our capital and surplus,  as well as our reserves,  at the levels  required by applicable state insurance law and regulation.

PRINCIPAL UNDERWRITER/DISTRIBUTOR - American Skandia Marketing, Incorporated

American Skandia Marketing,  Incorporated  ("ASM"), a wholly-owned  subsidiary of ASI, is the distributor and principal  underwriter of the Annuity  described in the Prospectus and Statement of Additional  Information.  American  Skandia Life  Assurance  Corporation  and
American Skandia Investment  Services,  Incorporated  ("ASISI"),  the investment manager of American Skandia Trust and American Skandia
Advisor Funds,  Inc., are also  wholly-owned  subsidiaries of ASI.  American Skandia  Information  Services and Technology  Corporation
("ASIST"),  also a  wholly-owned  subsidiary  ASI, is a service  company that  provides  systems and  information  services to American
Skandia Life Assurance Corporation and its affiliated companies.

ASM acts as the  distributor of a number of annuity and life insurance  products we offer and both American  Skandia Trust and American
Skandia Advisor Funds,  Inc., a family of retail mutual funds. ASM also acts as an introducing  broker-dealer  through whom it receives a portion of brokerage  commissions in connection with purchases and sales of securities  held by Portfolios of American  Skandia Trust which are offered as Sub-accounts under the Annuity.

ASM's principal business address is One Corporate Drive,  Shelton,  Connecticut  06484. ASM is registered as a broker-dealer  under the
Securities  and  Exchange  Act of 1934  ("Exchange  Act") and is a member of the  National  Association  of  Securities  Dealers,  Inc.
("NASD").

The  Annuity is offered on a  continuous  basis.  ASM enters into  distribution  agreements  with  independent  broker-dealers  who are registered under the Exchange Act and with entities that may offer the Annuity but are exempt from  registration.  Applications for the
Annuity are solicited by registered  representatives of those firms. Such  representatives  will also be our appointed insurance agents under state insurance law.  In addition, ASM may offer the Annuity directly to potential purchasers.

Compensation is paid to firms on sales of the Annuity according to one or more schedules.  The individual  representative  will receive a portion of the  compensation,  depending on the practice of the firm.  Compensation  is generally  based on a percentage  of Purchase
Payments  made, up to a maximum of 5.5%.  Alternative  compensation  schedules are  available  that provide a lower initial  commission plus ongoing annual  compensation  based on all or a portion of Account Value. We may also provide  compensation to firms for providing ongoing  service to you in relation to the Annuity.  Commissions and other  compensation  paid in relation to the Annuity do not result in any additional charge to you or to the Separate Account.

In addition,  firms may receive separate compensation or reimbursement for, among other things, training of sales personnel,  marketing or other  services  they provide to us or our  affiliates.  We or ASM may enter into  compensation  arrangements  with  certain  firms.
These  arrangements  will  not be  offered  to all  firms  and the  terms of such  arrangements  may  differ  between  firms.  Any such compensation  will be paid by us or ASM and will not result in any  additional  charge to you.  To the extent  permitted  by NASD rules and other applicable laws and regulations,  ASM may pay or allow other promotional  incentives or payments in the form of cash or other compensation.

ASLAC pays ASM an underwriting commission for its role as principal  underwriter/distributor  of all variable insurance products issued by ASLAC. ASM is responsible for payment of commissions to the  broker-dealer  firms who are the ultimate  sellers of the product.  ASM does not retain any underwriting  commissions.  For the past three years, the aggregate dollar amount of underwriting  commissions paid to ASM in its role as principal underwriter/distributor has been: 2000: $355,445,427; 1999: $296,723,325; 1998: $184,371,068.

HOW PERFORMANCE DATA IS CALCULATED

We may advertise  the  performance  of  Sub-accounts  using two types of measures.  These  measures are "current and effective  yield", which may be used for money market-type  Sub-accounts  (like the WFVT Money Market  Sub-account) and "total return",  which may be used with other types of Sub-accounts.

The following descriptions provide details on how we calculate these measures for Sub-accounts.

Current and Effective Yield
---------------------------
The current yield of a money  market-type  Sub-account  is calculated  based upon the previous  seven-day  period ending on the date of calculation.  The current yield of such a  Sub-account  is computed by  determining  the change  (exclusive of capital  changes) in the
Account Value of a hypothetical  pre-existing  allocation by an Owner to such a Sub-account (the  "Hypothetical  Allocation")  having a balance of one Unit at the beginning of the period,  subtracting a  hypothetical  maintenance  fee, and dividing such net change in the
Account Value of the Hypothetical  Allocation by the Account Value of the  Hypothetical  Allocation at the beginning of the same period to obtain the base  period  return,  and  multiplying  the result by  (365/7).  The  resulting  figure  will be carried to at least the nearest l00th of one percent.

We compute effective  compound yield for a money market-type  Sub-account  according to the method prescribed by the SEC. The effective yield  reflects  the  reinvestment  of net  income  earned  daily on assets of such a  Sub-account.  Net  investment  income  for yield quotation purposes will not include either realized or capital gains and losses or unrealized appreciation and depreciation.

Shown below are the current and effective  yields for a  hypothetical  contract.  The yield is calculated  based on the  performance of the WFVT Money Market  Sub-account  during the last seven days of the calendar year ending prior to the date of the  Prospectus and the
Statement of Additional  Information.  At the beginning of the seven day period,  the hypothetical  contract had a balance of one Unit.
The current and effective yields reflect the recurring  asset-based  charge deducted against the Sub-account.  Please note that current and effective yield  information  will fluctuate.  This  information may not provide a basis for comparisons  with deposits in banks or other  institutions  which  pay a fixed  yield  over a stated  period  of time,  or with  investment  companies  which do not  serve as underlying funds for variable annuities.

                      Sub-account                       Current Yield                     Effective Yield
                      -----------                       -------------                     ---------------
                   WFVT Money Market                        2.23%                              2.25%

Total Return
------------
Total return for the other, non-money market type Sub-accounts is computed by using the formula:

                                                             P(1+T)n = ERV

                                                                where:

         P = a hypothetical allocation of $1,000;

         T = average annual total return;

         n = the number of years over which total return is being measured; and

         ERV = the Account  Value of the  hypothetical  $1,000  payment as of the end of the period  over which  total  return is being measured.

We may advertise the  performance  of the  Portfolios in the form of "Standard"  and  "Non-standard"  Total  Returns.  "Standard  Total
Return" figures assume a hypothetical  initial  investment of $1,000 allocated to a Sub-account  during the most recent,  one, five and ten year  periods (or since the  inception  date that the  Portfolio  has been  offered as a  Sub-account,  if less).  "Standard  Total
Return"  figures assume that the Insurance  Charge and the Annual  Maintenance  Fee are deducted and that the Annuity is surrendered at the end of the  applicable  period,  meaning  that any  Contingent  Deferred  Sales  Charge  that would  apply upon  surrender  is also deducted.  "Non-standard  Total Return"  figures  include any  performance  figures that do not meet the SEC's rules for Standard Total
Returns.  "Non-standard  Total Return"  figures may be used that do not reflect all fees and charges.  In  particular,  they may assume no redemption at the end of the applicable  period so that the  Contingent  Deferred  Sales Charge does not apply.  Non-standard  Total
Returns are calculated in the same manner as standardized  returns except that the  calculations may assume no redemption at the end of the applicable  periods.  Consequently,  Non-standard  Total Return figures may not take into  consideration  the Annuity's  contingent deferred sales charge.  Non-standard  Total Returns may also assume that the Annual  Maintenance  Fee does not apply due to the average
Account  Value being  greater than  $100,000,  where the charge is waived.  Standard and  Non-standard  Total  returns will not reflect charges that apply to either Optional Death Benefit.  Non-standard Total Returns must be accompanied by Standard Total Returns.

Some of the  Portfolios  existed  prior to the  inception of these  Sub-accounts.  Performance  quoted in  advertising  regarding  such
Sub-accounts  may indicate  periods  during which the  Sub-accounts  have been in  existence  but prior to the initial  offering of the
Annuities,  or periods during which the underlying  mutual fund portfolios have been in existence,  but the Sub-accounts have not. Such hypothetical  performance is calculated using the same assumptions  employed in calculating  actual  performance since inception of the
Sub-accounts.  Hypothetical  performance of the underlying  mutual fund portfolios  prior to the existence of the Sub-accounts may only be presented as Non-Standard Total Returns.

As described in the  Prospectus,  Annuities  may be offered in certain  situations  in which the  contingent  deferred  sales charge or certain other  charges or fees may be  eliminated  or reduced.  Advertisements  of  performance  in  connection  with the offer of such
Annuities will be based on the charges applicable to such Annuities.

Shown below are total  return  figures for the  periods  shown.  Figures  are shown only for  Sub-accounts  operational  as of June 30,
2001.  The  "inception-to-date"  figures shown below are based on the inception  date of the  Portfolio.  "N/A" means "not  applicable"
and  indicates  that the  Portfolio was not in operation  for the  applicable  period.  Any  performance  of such  Portfolios  prior to inception of a Sub-account is provided by the underlying  mutual funds.  The Total Return for any  Sub-account  reflecting  performance prior to such Sub-account's inception is based on such information.

Some of the  Portfolios  may be subject to an expense  reimbursement  or waiver that, in the absence of such  reimbursement  or waiver, would reduce the Portfolio's performance.

The performance  quoted in any advertising  should not be considered a representation  of the performance of these  Sub-accounts in the future since  performance is not fixed or guaranteed in any way. Actual  performance will depend on the type,  quality and, for some of the  Sub-accounts,  the maturities of the investments held by the Portfolios and upon prevailing  market conditions and the response of the investment  manager of the Portfolios to such  conditions.  Actual  performance  will also depend on changes in the expenses of the
Portfolios.  In addition, the amount of charges against each Sub-account will affect performance.

The performance  information may be useful in reviewing and comparing the  performance of the  Sub-accounts,  and for providing a basis for comparison with Sub-accounts  offered under other annuities.  This performance  information may be less useful in providing a basis for  comparison  with other  investments  that  neither  provide some of the  benefits of such  annuities  nor are treated in a similar fashion under the Code.

                                 -------------------------------------------------- -- -------------------------------------------------
                                               Standard Total Return                              Non-Standard Total Return
                                 -------------------------------------------------- -- -------------------------------------------------
                                 -------------------------------------------------- -- -------------------------------------------------
                                            (Assuming maximum CDSC and                     (Assuming no CDSC with maintenance fees)
                                                 maintenance fees)
                                 -------------------------------------------------- -- -------------------------------------------------

---------------------------------- -------- --------- -------- ---------- ---------- -- --------- --------- -------- --------- ----------
                                      1        3         5        10      Inception        1         3      5 Years     10     Inception
                                    Year     Years     Years     Years     to Date        Year     Years               Years    to Date
---------------------------------- -------- --------- -------- ---------- ---------- -- --------- --------- -------- --------- ----------
WFVT Asset Allocation              -17.81%   0.92%     9.6%       N/A      10.61%        -9.31%    3.16%     9.60%     N/A      10.61%
WFVT Corporate Bond                 0.67%     N/A       N/A       N/A       1.48%        9.17%      N/A       N/A      N/A       5.86%
WFVT Equity Income                 -6.44%     N/A       N/A       N/A      -6.78%        2.06%      N/A       N/A      N/A      -2.12%
WFVT Equity Value                  -2.80%    -3.64%     N/A       N/A      -4.07%        5.70%     -1.19%     N/A      N/A      -2.04%
WFVT Growth                        -33.38%   -3.61%    7.40%               10.50%       -24.88%    -1.16%    7.40%     N/A      10.50%
WFVT International Equity          -29.43%    N/A       N/A       N/A      -29.43%      -20.93%     N/A       N/A      N/A      -20.93%
WFVT Large Company Growth          -34.36%    N/A       N/A       N/A      -6.82%       -25.86%     N/A       N/A      N/A      -2.15%
WFVT Small Cap Growth              -50.66%    N/A       N/A       N/A      -3.25%       -42.16%     N/A       N/A      N/A       1.29%

AST American Century               -37.04%   -1.67%     N/A       N/A       8.36%       -28.54%    0.69%      N/A      N/A       8.36%
  International Growth
AST PBHG Small-Cap Growth          -48.33%   2.76%     4.95%      N/A      10.07%       -39.83%    4.92%     4.95%     N/A      10.07%
AST Scudder Small-Cap Growth       -43.56%    N/A       N/A       N/A      -1.53%       -35.06%     N/A       N/A      N/A       1.29%
AST Goldman Sachs Small-Cap        16.75%    8.93%      N/A       N/A      10.27%        25.25%    10.87%     N/A      N/A      11.59%
  Value
AST Gabelli Small-Cap Value         7.66%    1.84%      N/A       N/A       8.65%        16.16%    4.04%      N/A      N/A       8.65%
AST Janus Mid-Cap Growth           -62.06%    N/A       N/A       N/A      -55.46%      -53.56%     N/A       N/A      N/A      -47.71%
AST NB Mid-Cap Growth              -38.97%   3.28%    10.23%      N/A      12.61%       -30.47%    5.42%    10.23%     N/A      12.61%
AST NB Mid-Cap Value               10.37%    6.44%    10.40%      N/A       9.30%        18.87%    8.46%    10.40%     N/A       9.30%
AST Alger All-Cap Growth           -40.08%    N/A       N/A       N/A      -35.95%      -31.58%     N/A       N/A      N/A      -29.42%
AST MFS Growth                     -30.50%    N/A       N/A       N/A      -11.02%       -22.0%     N/A       N/A      N/A      -6.01%
AST Marsico Capital Growth         -30.48%   2.93%      N/A       N/A      11.34%       -21.98%    5.08%      N/A      N/A      12.62%
AST JanCap Growth                  -49.68%   -1.27%   13.87%      N/A      14.62%       -41.18%    1.06%    13.87%     N/A      14.62%
AST Cohen & Steers Realty           9.90%    2.65%      N/A       N/A       0.66%        18.40%    4.82%      N/A      N/A       2.32%
AST American Century Income &      -20.80%   -0.88%     N/A       N/A       6.97%       -12.30%    1.44%      N/A      N/A       6.97%
  Growth
AST INVESCO Equity Income          -12.46%   0.62%     9.52%      N/A      10.14%        -3.96%    2.88%     9.52%     N/A      10.14%
AST PIMCO Total Return Bond         0.14%    2.30%     5.99%      N/A       5.20%        8.64%     4.48%     5.99%     N/A       5.20%
AST PIMCO Limited Maturity Bond     0.08%    2.89%     5.16%      N/A       4.65%        8.58%     5.05%     5.16%     N/A       4.65%

MV Emerging Markets                -36.43%   -5.34%   -7.89%      N/A      -7.29%       -27.93%    -2.81%   -7.89%     N/A      -7.29%

INVESCO VIF Technology             -64.23%    N/A       N/A       N/A      -14.96%      -55.73%     N/A       N/A      N/A      -9.79%
INVESCO VIF Health Sciences        -13.49%    N/A       N/A       N/A      10.85%        -4.99%     N/A       N/A      N/A      15.18%
---------------------------------- -------- --------- -------- ---------- ---------- -- --------- --------- -------- --------- ----------

                                 -------------------------------------------------- -- -------------------------------------------------
                                               Standard Total Return                              Non-Standard Total Return
                                 -------------------------------------------------- -- -------------------------------------------------
                                 -------------------------------------------------- -- -------------------------------------------------
                                            (Assuming maximum CDSC and                    (Assuming no CDSC and no maintenance fee)
                                                no maintenance fee)
                                 -------------------------------------------------- -- -------------------------------------------------

---------------------------------- -------- --------- -------- ---------- ---------- -- --------- --------- -------- --------- ----------
                                      1        3         5        10      Inception        1         3      5 Years     10     Inception
                                    Year     Years     Years     Years     to Date        Year     Years               Years    to Date
---------------------------------- -------- --------- -------- ---------- ---------- -- --------- --------- -------- --------- ----------
WFVT Asset Allocation              -17.74%   0.99%     9.67%      N/A      10.70%        -9.24%    3.23%     9.67%     N/A      10.70%
WFVT Corporate Bond                 0.75%     N/A       N/A       N/A       1.57%        9.25%      N/A       N/A      N/A       5.95%
WFVT Equity Income                 -6.37%     N/A       N/A       N/A      -6.70%        2.13%      N/A       N/A      N/A      -2.04%
WFVT Equity Value                  -2.72%    -3.56%     N/A       N/A      -3.98%        5.78%     -1.12%     N/A      N/A      -1.95%
WFVT Growth                        -33.33%   -3.53%    7.47%      N/A      10.59%       -24.83%    -1.09%    7.47%     N/A      10.59%
WFVT International Equity          -29.37%    N/A       N/A       N/A      -29.37%      -20.87%     N/A       N/A      N/A      -20.87%
WFVT Large Company Growth          -34.31%    N/A       N/A       N/A      -6.74%       -25.81%     N/A       N/A      N/A      -2.07%
WFVT Small Cap Growth              -50.62     N/A       N/A       N/A      -3.16%       -42.12%     N/A       N/A      N/A       1.37%

AST American Century               -36.99%   -1.59%     N/A       N/A       8.44%       -28.49%    0.76%      N/A      N/A       8.44%
  International Growth
AST PBHG Small-Cap Growth          -48.29%   2.83%     5.02%      N/A      10.15%       -39.79%    4.99%     5.02%     N/A      10.15%
AST Scudder Small-Cap Growth       -43.51%    N/A       N/A       N/A      -1.44%       -35.01%     N/A       N/A      N/A       1.38%
AST Goldman Sachs Small-Cap        16.83%    9.02%      N/A       N/A      10.36%        25.33%    10.94%     N/A      N/A      11.68%
  Value
AST Gabelli Small-Cap Value         7.74%    1.91%      N/A       N/A       8.74%        16.24%    4.11%      N/A      N/A       8.74%
AST Janus Mid-Cap Growth           -62.03%    N/A       N/A       N/A      -55.39%      -53.53%     N/A       N/A      N/A      -47.65%
AST NB Mid-Cap Growth              -38.93%   3.36%    10.31%      N/A      12.70%       -30.43%    5.50%    10.31%     N/A      12.70%
AST NB Mid-Cap Value               10.45%    6.52%    10.48%      N/A       9.39%        18.95%    8.53%    10.48%     N/A       9.39%
AST Alger All-Cap Growth           -40.03%    N/A       N/A       N/A      -35.88%      -31.53%     N/A       N/A      N/A      -29.36%
AST MFS Growth                     -30.45%    N/A       N/A       N/A      -10.94%      -21.95%     N/A       N/A      N/A      -5.93%
AST Marsico Capital Growth         -30.42%    3.0%      N/A       N/A      11.43%       -21.92%    5.16%      N/A      N/A      12.71%
AST JanCap Growth                  -49.64%   -1.20%   13.95%      N/A      14.71%       -41.14%    1.14%    13.95%     N/A      14.71%
AST Cohen & Steers Realty           9.99%    2.73%      N/A       N/A       0.75%        18.49%    4.89%      N/A      N/A       2.40%
AST American Century Income &      -20.74%   -0.81%     N/A       N/A       7.05%       -12.24%    1.51%      N/A      N/A       7.05%
  Growth
AST INVESCO Equity Income          -12.39%   0.70%     9.60%      N/A      10.22%        -3.89%    2.95%     9.60%     N/A      10.22%
AST PIMCO Total Return Bond         0.22%    2.37%     6.06%      N/A       5.28%        8.72%     4.55%     6.06%     N/A       5.28%
AST PIMCO Limited Maturity Bond     0.15%    2.97%     5.23%      N/A       4.73%        8.65%     5.13%     5.23%     N/A       4.73%

MV Emerging Markets                -36.38%   -5.27%   -7.83%      N/A      -7.22%       -27.88%    -2.74%   -7.83%     N/A      -7.22%

INVESCO VIF Technology             -64.20%    N/A       N/A       N/A      -14.88%      -55.70%     N/A       N/A      N/A      -9.72%
INVESCO VIF Health Sciences        -13.42%    N/A       N/A       N/A      10.95%        -4.92%     N/A       N/A      N/A      15.27%
---------------------------------- -------- --------- -------- ---------- ---------- -- --------- --------- -------- --------- ----------

Some of the underlying  portfolios may be subject to an expense  reimbursement  or waiver that in the absence of such  reimbursement or waiver would reduce the portfolio's performance.

The performance  quoted in any advertising  should not be considered a representation  of the performance of these  Sub-accounts in the future since  performance is not fixed.  Actual  performance will depend on the type,  quality and, for some of the  Sub-accounts,  the maturities of the  investments  held by the  underlying  mutual funds and upon  prevailing  market  conditions  and the response of the underlying  mutual funds to such conditions.  Actual  performance will also depend on changes in the expenses of the underlying  mutual funds.  In addition, the amount of charges against each Sub-account will affect performance.

The information  provided by these measures may be useful in reviewing the performance of the  Sub-accounts,  and for providing a basis for comparison  with other  annuities.  These measures may be less useful in providing a basis for  comparison  with other  investments that neither provide some of the benefits of such annuities nor are treated in a similar fashion under the Code.

HOW THE UNIT PRICE IS DETERMINED

For each  Sub-account  the initial Unit Price was $10.00.  The Unit Price for each subsequent  period is the net investment  factor for that period,  multiplied  by the Unit Price for the  immediately  preceding  Valuation  Period.  The Unit Price for a Valuation  Period
applies to each day in the period.  The net  investment  factor is an index that measures the  investment  performance  of, and charges assessed  against,  a Sub-account  from one Valuation  Period to the next.  The net  investment  factor for a Valuation  Period is: (a)
divided by (b), less (c) where:

a.       is the net result of:

1.       the net asset  value per share of the  underlying  mutual  fund  shares  held by that  Sub-account  at the end of the  current
                  Valuation  Period plus the per share amount of any dividend or capital gain  distribution  declared and unpaid by the underlying mutual fund during that Valuation Period; plus or minus

2.       any per share  charge or credit  during the  Valuation  Period as a  provision  for taxes  attributable  to the  operation  or maintenance of that Sub-account.

b.       is the net result of:

1.       the net asset value per share plus any declared and unpaid  dividends per share of the  underlying  mutual fund shares held in that Sub-account at the end of the preceding Valuation Period; plus or minus

2.       any per share charge or credit during the preceding  Valuation  Period as a provision for taxes  attributable to the operation or maintenance of that Sub-account.

c.       is the  mortality and expense risk charges and the  administration  charge  deducted  daily against the assets of the Separate
              Account..

We value the assets in each  Sub-account  at their fair market value in accordance  with accepted  accounting  practices and applicable laws and regulations.  The net investment factor may be greater than, equal to, or less than one.

ADDITIONAL INFORMATION ON FIXED ALLOCATIONS

To the extent permitted by law, we reserve the right at any time to offer Guarantee Periods with durations that differ from those which were available when your Annuity was issued.  We also reserve the right at any time to stop accepting new allocations, transfers or renewals for a particular Guarantee Period.  Such an action may have an impact on the market value adjustment ("MVA").

We declare the rates of interest  applicable during the various  Guarantee  Periods offered.  Declared rates are effective annual rates of interest.  The rate of interest  applicable to a Fixed  Allocation is the one in effect when its Guarantee  Period begins.  The rate is guaranteed  throughout the Guarantee  Period.  We inform you of the interest rate applicable to a Fixed  Allocation,  as well as its
Maturity Date, when we confirm the allocation.  We declare interest rates applicable to new Fixed  Allocations from  time-to-time.  Any new Fixed  Allocation  in an existing  Annuity is credited  interest  at a rate not less than the rate we are then  crediting  to Fixed
Allocations for the same Guarantee Period selected by new Annuity purchasers in the same class.

The  interest  rates we credit are  subject to a minimum.  We may  declare a higher  rate.  The minimum is based on both an index and a
                                                                                                                            -----
reduction to the interest rate determined according to the index.
---------

The  index is based  on the  published  rate for  certificates  of  indebtedness  (bills,  notes  or  bonds,  depending  on the term of
     -----
indebtedness)  of the United States  Treasury at the most recent  Treasury  auction held at least 30 days prior to the beginning of the applicable  Fixed  Allocation's  Guarantee  Period.  The term  (length  of time from  issuance  to  maturity)  of the  certificates  of indebtedness  upon which the index is based is the same as the duration of the Guarantee  Period.  If no  certificates  of indebtedness are available for such term,  the next shortest term is used. If the United  States  Treasury's  auction  program is  discontinued,  we will substitute  indexes which in our opinion are comparable.  If required,  implementation of such substitute  indexes will be subject to approval by the SEC and the Insurance  Department of the  jurisdiction  in which your Annuity was delivered.  (For Annuities  issued as  certificates of  participation  in a group contract,  it is our  expectation  that approval of only the  jurisdiction in which such group contract was delivered applies.)

The reduction used in determining the minimum interest rate is two and one quarter percent of interest (2.25%).
    ---------

Where required by the laws of a particular  jurisdiction,  a specific minimum interest rate,  compounded yearly,  will apply should the index less the reduction be less than the specific minimum interest rate applicable to that jurisdiction.

WE MAY CHANGE THE  INTEREST  RATES WE CREDIT NEW FIXED  ALLOCATIONS  AT ANY TIME.  Any such change does not have an impact on the rates applicable to Fixed Allocations with Guarantee Periods that began prior to such change.  However, such a change will affect the MVA.

We have no specific  formula for  determining  the interest  rates we declare.  Rates may differ  between  classes and between types of annuities we offer,  even for guarantees of the same duration  starting at the same time. We expect our interest rate  declarations for
Fixed  Allocations  to reflect the returns  available on the type of  investments  we make to support the various  classes of annuities supported  by the assets in  Separate  Account D.  However,  we may also take into  consideration  in  determining  rates such  factors including,  but not limited to, the durations  offered by the annuities  supported by the assets in Separate  Account D, regulatory and tax requirements,  the liquidity of the secondary markets for the type of investments we make,  commissions,  administrative  expenses, investment  expenses,  our insurance risks in relation to Fixed  Allocations,  general economic trends and competition.  OUR MANAGEMENT
MAKES THE FINAL DETERMINATION AS TO INTEREST RATES TO BE CREDITED.  WE CANNOT PREDICT THE RATES WE WILL DECLARE IN THE FUTURE.

How We Calculate the Market Value Adjustment
--------------------------------------------
A MVA is used in determining the Account Value of each Fixed  Allocation.  The formula used to determine the MVA is applied  separately to each Fixed  Allocation.  Values and time  durations  used in the formula are as of the date the Account  Value is being  determined.
Current Rates and available Guarantee Periods may be found in the Prospectus.

For purposes of this provision:
|X|      "Strips" are a form of security where  ownership of the interest  portion of United States  Treasury  securities are separated from ownership of the underlying principal amount or corpus.
|X|      "Strip Yields" are the yields payable on coupon Strips of United States Treasury securities.
|X|      "Option-adjusted  Spread" is the difference between the yields on corporate debt securities  (adjusted to disregard options on such  securities)  and  government  debt  securities  of  comparable  duration.  We currently  use the Merrill  Lynch 1 to 10 year
     Investment Grade Corporate Bond Index of Option-adjusted Spreads.

The formula is:

                                                      [(1+I) / (1+J+0.0010)]N/365
                                                                where:

                  I is the Strip  Yield as of the start date of the  Guarantee  Period for coupon  Strips  maturing at the end of the  applicable  Guarantee  Period  plus the  Option-adjusted  Spread.  If  there  are no
                  Strips  maturing  at that  time,  we will use the Strip  Yield for the  Strips  maturing  as soon as possible after the Guarantee Period ends.

                  J is the Strip Yield as of the date the MVA formula is being applied for coupon  Strips  maturing at the end of the  applicable  Guarantee  Period  plus the  Option-adjusted  Spread.  If  there  are no
                  Strips  maturing  at that  time,  we will use the Strip  Yield for the  Strips  maturing  as soon as possible after the Guarantee Period ends.

                  N is the number of days remaining in the original Guarantee Period.

If you surrender your Annuity under the right to cancel provision, the MVA formula is [(1 + I)/(1 + J)]N/365.

No MVA applies in  determining  a Fixed  Allocation's  Account  Value on its Maturity  Date.  The formula may be changed if  Additional
Amounts have been added to a Fixed Allocation.

Irrespective  of the above, we apply certain  formulas to determine "I" and "J" when we do not offer Guarantee  Periods with a duration equal to the Remaining Period.  These formulas are as follows:

1.       If we offer  Guarantee  Periods to your class of Annuities  with durations that are both shorter and longer than the Remaining
         Period,  we interpolate a rate for "J" between our then current  interest  rates for Guarantee  Periods with the next shortest and next longest durations then available for new Fixed Allocations for your class of Annuities .

2.       If we no longer offer  Guarantee  Periods to your class of Annuities  with durations that are both longer and shorter than the
         Remaining  Period,  we determine  rates for "J" and, for purposes of  determining  the MVA only,  for "I" based on the Moody's
         Corporate Bond Yield Average - Monthly Average Corporates (the "Average"),  as published by Moody's Investor  Services,  Inc., its  successor,  or an equivalent  service should such Average no longer be published by Moody's.  For  determining I, we will use the Average  published on or immediately  prior to the start of the applicable  Guarantee  Period.  For  determining J, we will use the Average for the Remaining Period published on or immediately prior to the date the MVA is calculated.

No MVA applies in determining a Fixed  Allocation's  Account Value on its Maturity Date,  and, where required by law, the 30 days prior to the Maturity  Date.  If we are not  offering a Guarantee  Period with a duration  equal to the number of years  remaining in a Fixed
Allocation's Guarantee Period, we calculate a rate for "J" above using a specific formula.

Our Current  Rates are  expected to be sensitive  to interest  rate  fluctuations,  thereby  making each MVA equally  sensitive to such changes.  There  would be a downward  adjustment  when the  applicable  Current  Rate plus 0.10  percent of  interest  exceeds the rate credited to the Fixed  Allocation  and an upward  adjustment  when the  applicable  Current  Rate is more than 0.10 percent of interest lower than the rate being credited to the Fixed Allocation.

We reserve the right,  from time to time, to determine the MVA using an interest rate lower than the Current Rate for all  transactions applicable to a class of Annuities.  We may do so at our sole  discretion.  This would benefit all such  Annuities if  transactions  to which the MVA applies occur while we use such lower interest rate.

GENERAL INFORMATION

Voting Rights
-------------
You have voting  rights in relation to Account  Value  maintained  in the  Sub-accounts.  You do not have voting  rights in relation to
Account Value maintained in any Fixed Allocations or in relation to fixed or adjustable annuity payments.

We will vote shares of the underlying  mutual funds or portfolios in which the  Sub-accounts  invest in the manner  directed by Owners.
Owners give instructions equal to the number of shares represented by the Sub-account Units attributable to their Annuity.

We will vote the shares  attributable to assets held in the  Sub-accounts  solely for us rather than on behalf of Owners,  or any share as to  which  we have  not  received  instructions,  in the same  manner  and  proportion  as the  shares  for  which we have  received instructions.  We will do so separately for each  Sub-account  from various classes that may invest in the same underlying  mutual fund portfolio.

The number of votes for a Portfolio  will be  determined as of the record date for such  underlying  mutual fund or portfolio as chosen by its board of trustees or board of  directors,  as  applicable.  We will furnish  Owners with proper forms and proxies to enable them to instruct us how to vote.

You may instruct us how to vote on the following  matters:  (a) changes to the board of trustees or board of directors,  as applicable;
(b) changing the independent  accountant;  (c) any change in the fundamental  investment  policy; (d) any other matter requiring a vote of the  shareholders;  and (e)  approval of changes to the  investment  advisory  agreement  or adoption of a new  investment  advisory agreement.  American  Skandia Trust (the "Trust") has obtained an exemption from the Securities  and Exchange  Commission  that permits its investment adviser, American Skandia Investment Services,  Incorporated ("ASISI"),  subject to approval by the Board of Trustees of the Trust,  to change  sub-advisors  for a Portfolio  and to enter into new  sub-advisory  agreements,  without  obtaining  shareholder approval of the changes.  This exemption (which is similar to exemptions  granted to other  investment  companies that are organized in a similar manner as the Trust) is intended to facilitate the efficient  supervision  and  management of the  sub-advisors  by ASISI and the Trustees.  The Trust is required,  under the terms of the  exemption,  to provide  certain  information to  shareholders  following these types of changes.

With respect to approval of changes to the  investment  advisory  agreement,  approval of a new  investment  advisory  agreement or any change in fundamental  investment  policy,  only Owners maintaining  Account Value as of the record date in a Sub-account  investing in the  applicable  underlying  mutual fund  portfolio will instruct us how to vote on the matter,  pursuant to the  requirements  of Rule
18f-2 under the Investment Company Act.

Modification
------------
We reserve the right to any or all of the following:  (a) combine a Sub-account with other  Sub-accounts;  (b) combine Separate Account
B or a portion thereof with other "unitized"  separate  accounts;  (c) terminate offering certain Guarantee Periods for new or renewing
Fixed  Allocations;  (d) combine Separate Account D with other  "non-unitized"  separate  accounts;  (e) deregister  Separate Account B under the Investment  Company Act; (f) operate Separate Account B as a management  investment  company under the Investment Company Act or in any other form  permitted  by law;  (g) make  changes  required by any change in the  Securities  Act,  the  Exchange  Act or the
Investment  Company  Act; (h) make changes  that are  necessary  to maintain  the tax status of your Annuity  under the Code;  (i) make changes  required  by any change in other  Federal  or state laws  relating  to  retirement  annuities  or annuity  contracts;  and (j)
discontinue offering any variable investment option at any time.

Also, from time to time, we may make additional  Sub-accounts  available to you. These  Sub-accounts  will invest in underlying  mutual funds or  portfolios  of underlying  mutual funds we believe to be suitable for the Annuity.  We may or may not make a new  Sub-account available to invest in any new  portfolio of one of the current  underlying  mutual funds should such a portfolio be made  available to
Separate Account B.

We may eliminate  Sub-accounts,  combine two or more  Sub-accounts or substitute one or more new underlying  mutual funds or portfolios for the one in which a Sub-account  is invested.  Substitutions  may be necessary if we believe an underlying  mutual fund or portfolio no longer  suits the purpose of the  Annuity.  This may happen due to a change in laws or  regulations,  or a change in the  investment objectives or restrictions of an underlying  mutual fund or portfolio,  or because the underlying mutual fund or portfolio is no longer available for  investment,  or for some other  reason.  We would obtain prior  approval  from the insurance  department of our state of domicile,  if so required by law,  before making such a  substitution,  deletion or addition.  We also would obtain prior approval from the SEC so long as required by law, and any other required approvals before making such a substitution, deletion or addition.

We reserve the right to transfer  assets of Separate  Account B, which we  determine  to be  associated  with the class of contracts to which your Annuity belongs,  to another "unitized"  separate account.  We also reserve the right to transfer assets of Separate Account
D which we determine to be associated with the class of contracts to which your annuity  belongs,  to another  "non-unitized"  separate account.  We notify you (and/or any payee during the payout phase) of any  modification  to your  Annuity.  We may endorse your Annuity to reflect the change.

Deferral of Transactions
------------------------
We may defer any  distribution  or transfer  from a Fixed  Allocation  or an annuity  payout for a period not to exceed the lesser of 6 months or the period  permitted by law. If we defer a  distribution  or transfer from any Fixed  Allocation  or any annuity  payout for more than thirty days,  or less where  required by law, we pay interest at the minimum rate  required by law but not less than 3% or at least 4% if required by your  contract,  per year on the amount  deferred.  We may defer payment of proceeds of any  distribution  from any  Sub-account  or any  transfer  from a  Sub-account  for a period not to exceed 7 calendar  days from the date the  transaction  is effected.  Any deferral period begins on the date such distribution or transfer would otherwise have been transacted.

All procedures,  including  payment,  based on the valuation of the Sub-accounts  may be postponed during the period:  (1) the New York
Stock  Exchange is closed  (other than  customary  holidays or weekends)  or trading on the New York Stock  Exchange is  restricted  as determined  by the SEC; (2) the SEC permits  postponement  and so orders;  or (3) the SEC  determines  that an emergency  exists making valuation or disposal of securities not reasonably practical.

Misstatement of Age or Sex
--------------------------
If there has been a  misstatement  of the age and/or sex of any person upon whose life annuity  payments or the minimum  death  benefit are based, we make  adjustments to conform to the facts. As to annuity  payments:  (a) any  underpayments by us will be remedied on the next payment  following  correction;  and (b) any  overpayments  by us will be charged  against future amounts payable by us under your
Annuity.

Ending the Offer
----------------
We may limit or discontinue offering Annuities.  Existing Annuities will not be affected by any such action.

ANNUITIZATION

WHAT TYPES OF ANNUITY OPTIONS ARE AVAILABLE?

We currently make annuity  options  available that provide fixed annuity  payments,  variable  payments or adjustable  payments.  Fixed options  provide the same  amount with each  payment.  Variable  options  generally  provide a payment  which may  increase or decrease depending on the investment  performance of the  Sub-accounts.  However,  currently,  we also make a variable payment option that has a guarantee  feature.  Adjustable  options provide a fixed payment that is periodically  adjusted based on current  interest rates. We do not guarantee to make all annuity payment options available in the future.

When you  purchase an Annuity,  or at a later date,  you may choose an Annuity  Date,  an annuity  option and the  frequency of annuity payments.  You may change your  choices up to 30 days before the  Annuity  Date.  A maximum  Annuity  Date may be required by law.  Any change to these  options must be in writing.  The Annuity Date may depend on the annuity  option you choose.  Certain  annuity  options may not be available depending on the age of the Annuitant.

Certain of these annuity options may also be available to  Beneficiaries  who choose to receive the Annuity's Death Benefit proceeds as a series of payments instead of a lump sum payment.

The variable  annuity  payment  options are described in greater detail in a separate  prospectus  which will be provided to you at the time you elect one of the variable annuity payment options.

Option 1
--------
Payments for Life:  Under this option,  income is payable  periodically  until the death of the "key life".  The "key life" (as used in this section) is the person or persons upon whose life annuity  payments are based. No additional  annuity  payments are made after the death of the key life.  Since no minimum number of payments is guaranteed,  this option offers the largest amount of periodic  payments of the life  contingent  annuity  options.  It is possible  that only one  payment  will be payable if the death of the key life occurs before the date the second  payment was due,  and no other  payments  nor death  benefits  would be payable.  This option is  currently available on a fixed or variable basis.  Under this option, you cannot make a partial or full surrender of the annuity.

Option 2
--------
Payments  Based on Joint Lives:  Under this option,  income is payable  periodically  during the joint  lifetime of two key lives,  and thereafter  during the remaining  lifetime of the survivor,  ceasing with the last payment prior to the  survivor's  death.  No minimum number of payments is  guaranteed  under this option.  It is possible that only one payment will be payable if the death of all the key lives occurs  before the date the second  payment was due, and no other  payments or death  benefits  would be payable.  This option is currently available on a fixed or variable basis.  Under this option, you cannot make a partial or full surrender of the annuity.

Option 3
--------
Payments for Life with a Certain  Period:  Under this option,  income is payable until the death of the key life.  However,  if the key life dies before the end of the period  selected (5, 10, or 15 years),  the remaining  payments are paid to the  Beneficiary  until the end of such period.  This option is currently  available on a fixed or variable basis.  If you elect to receive  payments on a variable basis under this  option,  you can request  partial or full  surrender  of the annuity and receive its then current cash value (if any)
subject to our rules.

Option 4
--------
Fixed Payments for a Certain Period:  Under this option,  income is payable  periodically for a specified number of years. If the payee dies before the end of the specified  number of years,  the remaining  payments are paid to the  Beneficiary to the end of such period.
Note that under this option,  payments are not based on any assumptions of life  expectancy.  Therefore,  that portion of the Insurance
Charge  assessed to cover the risk that key lives  outlive our  expectations  provides no benefit to an Owner  selecting  this  option.
Under this option, you cannot make a partial or full surrender of the annuity.

Option 5
--------
Variable Payments for Life with a Cash Value:  Under this option,  benefits are payable  periodically  until the death of the key life.
Benefits may increase or decrease  depending  on the  investment  performance  of the  Sub-accounts.  This option has a cash value that also  varies  with the  investment  performance  of the  Sub-account.  The cash value  provides a "cushion"  from  volatile  investment performance so that negative  investment  performance  does not  automatically  result in a decrease in the annuity payment each month, and positive  investment  performance  does not  automatically  result in an increase in the annuity  payment  each month.  The cushion generally  "stabilizes"  monthly annuity payments.  Any cash value remaining on the death of the key life is paid to the Beneficiary in a lump sum or as periodic  payments.  Under this option,  you can request partial or full surrender of the annuity and receive its then current cash value (if any) subject to our rules.

Option 6
--------
Variable  Payments for Life with a Cash Value and Guarantee:  Under this option,  benefits are payable as described in Option 5; except
                                                                                                                                 ------
that,  while the key life is alive,  the annuity  payment will not be less than a guaranteed  amount,  which  generally is equal to the first annuity  payment.  We charge an additional  amount for this guarantee.  Under this option,  any cash value remaining on the death of the key life is paid to the Beneficiary in a lump sum or as periodic  payments.  Under this option,  you can request partial or full surrender of the annuity and receive its then current cash value (if any) subject to our rules.

We may make additional annuity payment options available in the future.

WHEN ARE ANNUITY PAYMENTS MADE?

Each Annuity  Payment is payable  monthly on the Annuity  Payment Date. The initial annuity payment will be on a date of your choice of the 1st through the 28th day of the month.  The Annuity Payment Date may not be changed after the Annuity Date.

HOW ARE ANNUITY PAYMENTS CALCULATED?

Fixed Annuity Payments
If you choose to receive fixed annuity payments,  you will receive equal  fixed-dollar  payments  throughout the period you select. The amount of the fixed payment will vary depending on the annuity payment option and payment  frequency you select.  Generally,  the first annuity  payment is determined by  multiplying  the Account Value upon the Annuity Date,  minus any state premium taxes that may apply, by the factor  determined  from our table of annuity rates.  The table of annuity rates differs based on the type of annuity chosen and the frequency of payment selected.  Our rates will not be less than our guaranteed  minimum rates.  These guaranteed  minimum rates are derived from the 2000  Individual  Annuity  Mortality  Table with an assumed  interest rate of 3% per annum.  Where  required by law or regulation,  such annuity table will have rates that do not differ according to the gender of the key life.  Otherwise,  the rates will differ according to the gender of the key life.

Adjustable Annuity Payments
We may make an adjustable  annuity payment option  available.  Adjustable  annuity  payments are calculated  similarly to fixed annuity payments except that on every fifth (5th) anniversary of receiving  annuity payments,  the annuity payment amount is adjusted upward or downward  depending on the rate we are currently  crediting to annuity payments.  The adjustment in the annuity payment amount does not affect the duration of remaining annuity payments, only the amount of each payment.

Variable Annuity Payments
We offer three  different  types of variable  annuity  payment  options.  The first annuity  payment will be calculated  based upon the assumed  investment  return  ("AIR").  You  select the AIR  before we start to make  Annuity  Payments.  You will not  receive  annuity payments until you choose an AIR. The remaining  annuity  payments will fluctuate based on the  performance of the Portfolios  relative to the AIR, as well as, other factors  described below.  The greater the AIR, the greater the first annuity  payment.  A higher AIR may result in smaller potential growth in the annuity  payments.  A lower AIR results in a lower initial annuity payment.  For example,  if the  Sub-Accounts  you choose  perform  exactly  the same as the AIR,  then the second  annuity  payment  will be the same as the first annuity  payment.  If the  Sub-Accounts you choose perform better than the AIR, then the second annuity payment will be higher than the first.  If the Sub-Accounts you choose perform worse than the AIR, then the second annuity payment will be lower than the first.

         Options 1-3:
         Under Options 1, 2 and 3, annuity  payments are payable for the life of the Annuitant,  for a Certain Period,  or for the life of the Annuitant and a Certain  Period.  Annuity  payments  terminate when the Annuitant dies, the Certain Period chosen ends, or upon the Inheritance Date if a lump sum death benefit is payable.

         Your Account  Value on the Annuity Date will be used to purchase  Units.  We will  determine  the number of Units based on the
         Account Value reduced by any applicable  premium tax, the length of any Certain Period,  the payout option  selected,  and the
         Unit Value of the  Sub-accounts  you  initially  selected  on the  Annuity  Date.  The number of Units also will depend on the
         Annuitant's  age and gender (where  permitted by law) if Annuity  Payments are due for the life of the  Annuitant.  Other than to fund Annuity  Payments,  the number of Units  allocated to each  Sub-account  will not change unless you transfer among the
         Sub-accounts or make a withdrawal (if allowed).

         We calculate your Annuity  Payment Amount on each Monthly  Processing  Date by multiplying the number of Units scheduled to be redeemed under the Schedule of Units for each  Sub-account and multiplying  them by the Unit Value of each Sub-account on such date. This calculation is performed for each  Sub-account,  and the sum of the Sub-account  calculations will equal the amount of your Annuity Payment Amount.

         You can select one of three AIRs for these options: 3%, 5% or 7%.

         Options 5 & 6:
         Annuity  payment  Options 6 and 7 attempt to cushion  the Annuity  Payment  Amount from the  immediate  impact of  Sub-account performance  through a  "stabilization"  process.  This means that positive  market  performance  will not always increase the
         Annuity  Payment  Amount,  and  negative  market  performance  will not  always  decrease  the  Annuity  Payment  Amount.  The stabilization  process  adjusts the length of the  Inheritance  Period while  generally  maintaining a level  Annuity  Payment
         Amount.  When values under the Annuity  exceed a trigger,  then an Adjustment is made to increase the Annuity  Payment  Amount and decrease the Cash Value and the Inheritance Period.  Adjustments do not change the Income Base.

         KEY TERMS

         Adjustment is a change to the benefits that occur if, on an Annuity Payment Date, the Cash Value Trigger is exceeded.

         Annuity Date is the date you choose for annuity payments to commence.  A maximum Annuity Date may apply.

         Annuity Factors are factors we apply to determine the Schedule of Units.  Annuity Factors  reflect  assumptions  regarding the costs we expect to bear in  guaranteeing  payments for the lives of the Annuitants and will depend on the Benchmark  Rate, the
         Inheritance Period, the Annuitant's attained age and where permitted by law, gender.

         Annuity  Payment  Date is the date each month  annuity  payments  are  payable.  This date is the same day of the month as the
         Annuity  Date which may be any date  chosen by you between the 1st and the 28th day of the month.  The  Annuity  Payment  Date may not be changed on or after the Annuity Date.

         Benchmark  Rate is an  assumed  rate of return  used in  determining  the  Annuity  Factors  and the  Schedule  of Units.  The
         Benchmark  Rate for Annuity  Option 6 is currently 4%. The Benchmark  Rate for Annuity  Option 7 is currently 3%. We may use a different rate for different  classes of purchasers.  The Benchmark Rate is set forth in the  supplemental  contract  material which you receive upon annuitization.

         Cash Value  Trigger  is an amount we use to  determine  whether an  Adjustment  must be made to your  Annuity's  annuitization values  following  the Annuity  Date.  The initial Cash Value Trigger is a percentage of the Account Value on the Annuity Date
         (generally 85% of such amount),  and is always equal to the Cash Value of the contract on the  Annuitization  Date. We reserve the right to change the Cash Value Trigger at any time.

         Income Base is the value of each  allocation to a  Sub-account,  plus any earnings and any  adjustments  made based on whether the Annuitant(s) is alive and/or less any losses,  distributions,  and charges thereon.  Income Base is determined  separately for each  Sub-account,  and then totaled to determine  the Income Base for your  Annuity.  The Income Base is always more than the Cash Value.

         Inheritance Date is the date we receive, at our office, due proof satisfactory to us of the Annuitant's death and all other requirements that enable us to make payments for the benefit of a Beneficiary.  If there are joint Annuitants, the
         Inheritance Date refers to the death of the last surviving Annuitant.

         Inheritance  Period is a variable  period of time during which annuity  payments are due whether or not the Annuitant is still alive.  The Inheritance Period is represented in months or partial months.

         Schedule of Units is a schedule for each  Sub-account of how many Units are expected to fund your annuity  payments as of each
         Annuity  Payment  Date.  The  schedule  initially  is assigned on the Annuity  Date and is based on the portion of the Account
         Value on the Annuity  Date you  allocate  to a  Sub-account,  the  Benchmark  Rate,  and Annuity  Factors.  Subsequently,  the
         Schedule of Units is adjusted for transfers, Adjustments, or partial surrenders.

|X|      Stabilized Variable Payments (Option 5)
         ----------------------------
         This option  provides  guaranteed  payments for life, a cash value for the Annuitant  (while  alive) and a variable  period of time during which  annuity  payments  will be made  whether or not the  Annuitant  is still  alive.  We calculate  the initial
                                                                                                                                -------
         annuity  payment  amount by  multiplying  the number of units  scheduled to be redeemed  under a schedule of units by the Unit
         Values  determined on the Annuity Date. The schedule of units is established  for each  Sub-account  you choose on the Annuity
         Date based on the applicable  benchmark rate and the annuity  factors.  The annuity factors reflect our assumptions  regarding the costs we expect to bear in  guaranteeing  payments for the lives of the Annuitant  and will depend on the benchmark  rate, the annuitant's  attained age and gender (where  permitted).  Unlike variable  payments  (described  above) where each payment can vary based on Sub-account  performance,  this payment option cushions the immediate  impact of Sub-account  performance by adjusting  the length of the time during  which  annuity  payments  will be made  whether or not the  Annuitant is alive while generally  maintaining a level annuity payment amount.  Sub-account  performance  that exceeds a benchmark rate will generally extend this time period,  while Sub-account  performance that is less than a benchmark rate will generally shorten the period.
         If the period reaches zero and the Annuitant is still alive,  Annuity Payments continue,  however,  the annuity payment amount will vary depending on Sub-account performance, similar to conventional variable payments.  The AIR for this option is 4%.

|X|      Stabilized Variable Payments with a Guaranteed Minimum (Option 6)
         ------------------------------------------------------
         This option provides  guaranteed  payments for life in the same manner as Stabilized  Variable Payments  (described above). In addition to the  stabilization  feature,  this option also guarantees that variable annuity payments will not be less than the initial annuity payment amount regardless of Sub-account performance.  The AIR for this option is 3%.

         HOW ANNUITIZATION WORKS FOR OPTIONS 5 & 6:

         Initial Annuity Payment
         The initial annuity payment amount is calculated  based on the Schedule of Units  multiplied by the Unit Values on the Annuity
         Date.  We calculate this value upon annuitization and this is the amount payable on the first Annuity Payment Date.

         Subsequent Annuity Payments
         The amount of subsequent  annuity  payments are determined one month in advance.  On the Annuity  Payment Date,  based on your current allocations, we calculate the Inheritance Period and the Cash Value. We calculate these initial values as follows:

|X|      The  Inheritance  Period is first reduced by one month (because one monthly period has passed) and then increased or decreased
              -------------------
              to reflect the  difference  between the value of the Units to be redeemed to fund the stable  annuity  payment amount and the value of the Units in the Schedule of Units.  Generally,  if Sub-account performance exceeds the Benchmark Rate, then the  Inheritance  Period will decrease less than one month,  while if Sub-account  performance is less than the Benchmark
              Rate, the Inheritance  Period will decrease more than one month.  Monthly  annuity  payment amounts are stabilized  while the Inheritance Period absorbs the immediate impact of market volatility.

|X|      The Cash Value is determined based on the new Inheritance Period and the current Unit Values.
             ----------

         The next annuity  payment amount on each Annuity  Payment Date will depend on whether the  Inheritance  Period is greater than or equal to zero and whether the Cash Value Trigger has been exceeded.

         Inheritance Period Greater Than Zero
         Cash Value Trigger not exceeded
         If the Cash Value Trigger has not been exceeded then we do not make an  adjustment.  The next annuity  payment amount is equal
                                       ---
         to the then  current  annuity  payment  amount.  The  Inheritance  Period and the Cash Value  initially  calculated  above are established.  The stabilization process maintains a level annuity payment amount.

         Cash Value Trigger exceeded
         If the Cash Value  Trigger  has been  exceeded  then we make an  adjustment.  The Cash Value of the  Annuity is adjusted to be equal to the Cash Value  Trigger  and the  Inheritance  Period is  decreased.  The  Schedule  of Units is revised to reflect a higher Annuity  Payment Amount to be paid on the next Annuity  Payment Date.  Adjustments do not change the Income Base of the
         Annuity.  The revised  annuity  payment amount  becomes the new stabilized  payment amount until there is an adjustment or the
         Inheritance Period becomes equal to zero.

         Inheritance Period Equal To Zero
         If the  Inheritance  Period is equal to zero,  the Annuity in the  annuitization  phase does not have any Cash Value.  Annuity
         Payments will continue until the  Inheritance  Date;  however,  the annuity  payment amount may fluctuate each Annuity Payment
         Date with changes in Unit Values.  The next annuity  payment amount is established  equal to the number of Units  scheduled to be paid under the Schedule of Units multiplied by the current Unit Values.

---------------------------------------------------------------------------------------------------------------------------------------
         If you have selected  annuity payment option 6, the Optional  Guarantee  Feature,  the annuity payment amount will not be less than the initial guaranteed annuity payment amount.
---------------------------------------------------------------------------------------------------------------------------------------

         Can I change the Cash Value Trigger?
         Unless you have selected  annuity  payment option 6, you can adjust the Cash Value Trigger to 25%, 50%, or 75% of the original
         Cash Value Trigger on any Annuity Payment Date.

         Reducing the Cash Value Trigger  increases the likelihood  that your annuity payment amount will increase.  However,  reducing the Cash Value  Trigger may also result in using more Units to generate the larger  monthly  payment.  This can also  decrease the Inheritance  Period more rapidly to support the higher Annuity  Payment Amount during periods of poor market  performance, which may effect the stability of future  annuity  payments.  Any  adjustment to the Cash Value Trigger is permanent  although you may  continue to decrease  the  trigger in the future to 25% of the  original  Cash Value  Trigger.  If you have  selected
         Annuity Payment Option 6, the Cash Value Trigger is set as of the Issue Date, and may NOT be changed.

         Can you illustrate how annuity payments are made?
         Shown below are examples of annuity  payment  option 5 under  different  hypothetical  interest rate  scenarios for a randomly chosen male and female aged 65 with a 4% Benchmark  Rate,  and $50,000  Account  Value on the Annuity  Date.  These values are illustrative only and are hypothetical.

      ---------------------------------------------------------------------------------------------------------------------
                                                            Male Age 65, 4% Benchmark Rate,
                                                         $50,000 Account Value on Annuity Date
                             ----------------------------------------------------------------------------------------------
                                            Beginning Year 1                               Beginning Year 5
                             ----------------------------------------------------------------------------------------------
       Hypothetical Rate of    Annuity   Inheritance Income     Cash Value    Annuity   Inheritance Income Base Cash Value
              Return           Payment     Period       Base                  Payment     Period
                               Amount     (months)                            Amount     (months)
                0%              $ 278.96      211.32   $ 50,000    $ 42,500    $ 278.96      132.90    $ 34,857   $ 24,404
                4%                278.96      211.32     50,000      42,500      278.96      156.83      41,916     32,503
                6%                278.96      211.32     50,000      42,500      278.96      166.53      45,789     36,713
                8%                278.96      211.32     50,000      42,500      278.96      175.13      49,903     41,083
               10%                278.96      211.32     50,000      42,500      299.05      161.47      53,912     42,500
               12%                278.96      211.32     50,000      42,500      322.34      142.75      57,988     42,500

      ---------------------------------------------------------------------------------------------------------------------
       Hypothetical Rate of                Beginning Year 10                              Beginning Year 20
              Return
                             ----------------------------------------------------------------------------------------------
                               Annuity   Inheritance Income     Cash Value    Annuity   Inheritance Income Base Cash Value
                               Payment     Period       Base                  Payment     Period
                               Amount     (months)                            Amount     (months)
                0%              $ 175.01        0.00   $ 21,173         $ 0    $ 104.26        0.00     $ 8,332        $ 0
                4%                278.96       65.92     31,224      14,753      219.83        0.00      17,567          0
                6%                278.96      118.14     39,816      28,948      278.96       44.25      26,839     12,990
                8%                278.96      152.19     50,118      41,912      322.81      108.15      49,512     42,500
               10%                355.11      115.47     59,303      42,500      555.16       61.30      68,412     42,500
               12%                421.98       89.98     70,418      42,500      888.48       37.19     101,564     42,500
      ---------------------------------------------------------------------------------------------------------------------

      ---------------------------------------------------------------------------------------------------------------------
                                                           Female Age 65, 4% Benchmark Rate,
                                                         $50,000 Account Value of Annuity Date
                             ----------------------------------------------------------------------------------------------
                                            Beginning Year 1                               Beginning Year 5
                             ----------------------------------------------------------------------------------------------
       Hypothetical Rate of    Annuity   Inheritance Income     Cash Value    Annuity   Inheritance Income Base Cash Value
              Return           Payment     Period       Base                  Payment     Period
                               Amount     (months)                            Amount     (months)
                0%              $ 258.24      236.78   $ 50,000    $ 42,500    $ 258.24      144.79    $ 35,656   $ 24,173
                4%                258.24      236.78     50,000      42,500      258.24      179.86      42,775     33,347
                6%                258.24      236.78     50,000      42,500      258.24      193.11      46,680     37,896
                8%                258.24      236.78     50,000      42,500      258.54      204.14      50,826     42,500
               10%                258.24      236.78     50,000      42,500      279.62      178.24      54,810     42,500
               12%                258.24      236.78     50,000      42,500      296.48      158.15      59,069     42,500

      ---------------------------------------------------------------------------------------------------------------------
       Hypothetical Rate of                Beginning Year 10                              Beginning Year 20
              Return
                             ----------------------------------------------------------------------------------------------
                               Annuity   Inheritance Income     Cash Value    Annuity   Inheritance Income Base Cash Value
                               Payment     Period       Base                  Payment     Period
                               Amount     (months)                            Amount     (months)
                0%              $ 162.01        0.00   $ 22,625         $ 0     $ 96.51        0.00     $ 8,891        $ 0
                4%                258.24       76.04     32,961      15,506      203.50        0.00      18,747          0
                6%                258.24      147.89     41,792      32,064      258.24       74.90      29,798     19,391
                8%                278.90      166.58     51,796      42,500      327.20      114.71      50,840     42,500
               10%                335.80      125.86     61,417      42,500      544.61       65.36      72,073     42,500
               12%                390.12       98.61     73,317      42,500      841.11       40.11     107,597     42,500
      ---------------------------------------------------------------------------------------------------------------------

Below are examples of annuity  payment option 6 under  different  hypothetical  interest rate scenarios for a randomly  chosen male and female aged 65 with a 3% Benchmark  Rate,  and a $50,000  Account Value on Annuity  Date.  These values are  illustrative  only and are hypothetical.

      ---------------------------------------------------------------------------------------------------------------------
                                                            Male Age 65, 3% Benchmark Rate,
                                                         $50,000 Account Value on Annuity Date
                             ----------------------------------------------------------------------------------------------
                                            Beginning Year 1                               Beginning Year 5
                             ----------------------------------------------------------------------------------------------
       Hypothetical Rate of    Annuity   Inheritance Income     Cash Value    Annuity   Inheritance Income Base Cash Value
              Return           Payment     Period       Base                  Payment     Period
                               Amount     (months)                            Amount     (months)
                0%              $ 249.37      221.37   $ 50,000    $ 42,500    $ 249.37      148.67    $ 34,550   $ 25,151
                4%                249.37      221.37     50,000      42,500      249.37      167.89      41,435     32,509
                6%                249.37      221.37     50,000      42,500      249.37      175.80      45,210     36,410
                8%                249.37      221.37     50,000      42,500      249.37      182.87      49,219     40,492
               10%                249.37      221.37     50,000      42,500      264.57      173.21      53,211     42,500
               12%                249.37      221.37     50,000      42,500      287.28      153.60      57,176     42,500

      ---------------------------------------------------------------------------------------------------------------------
       Hypothetical Rate of                Beginning Year 10                              Beginning Year 20
              Return
                             ----------------------------------------------------------------------------------------------
                               Annuity   Inheritance Income     Cash Value    Annuity   Inheritance Income Base Cash Value
                               Payment     Period       Base                  Payment     Period
                               Amount     (months)                            Amount     (months)
                0%              $ 249.37        0.00   $ 20,319         $ 0    $ 249.37        0.00     $ 7,773        $ 0
                4%                249.37       82.08     30,483      16,461      249.37        0.00      16,400          0
                6%                249.37      124.93     38,634      28,285      249.37       44.13      25,015     11,687
                8%                249.37      154.02     48,349      39,902      249.37      121.50      47,150     41,888
               10%                309.45      126.69     57,540      42,500      469.02       69.38      64,353     42,500
               12%                370.41       99.14     68,044      42,500      757.89       42.21      94,439     42,500
      ---------------------------------------------------------------------------------------------------------------------

      ---------------------------------------------------------------------------------------------------------------------
                                                           Female Age 65, 3% Benchmark Rate,
                                                         $50,000 Account Value on Annuity Date
                             ----------------------------------------------------------------------------------------------
                                            Beginning Year 1                               Beginning Year 5
                             ----------------------------------------------------------------------------------------------
       Hypothetical Rate of    Annuity   Inheritance Income     Cash Value    Annuity   Inheritance Income Base Cash Value
              Return           Payment     Period       Base                  Payment     Period
                               Amount     (months)                            Amount     (months)
                0%              $ 228.98      248.47   $ 50,000    $ 42,500    $ 228.98      166.84    $ 35,323   $ 25,380
                4%                228.98      248.47     50,000      42,500      228.98      193.27      42,265     33,383
                6%                228.98      248.47     50,000      42,500      228.98      203.62      46,069     37,519
                8%                228.98      248.47     50,000      42,500      228.98      212.65      50,108     41,803
               10%                228.98      248.47     50,000      42,500      246.35      191.81      54,055     42,500
               12%                228.98      248.47     50,000      42,500      262.61      170.89      58,198     42,500

      ---------------------------------------------------------------------------------------------------------------------
       Hypothetical Rate of                Beginning Year 10                              Beginning Year 20
              Return
                             ----------------------------------------------------------------------------------------------
                               Annuity   Inheritance Income     Cash Value    Annuity   Inheritance Income Base Cash Value
                               Payment     Period       Base                  Payment     Period
                               Amount     (months)                            Amount     (months)
                0%              $ 228.98        0.00   $ 21,726         $ 0    $ 228.98        0.00     $ 8,275        $ 0
                4%                228.98       99.00     32,143      17,870      228.98        0.00      17,460          0
                6%                228.98      154.84     40,498      31,093      228.98       74.08      27,657     17,376
                8%                236.22      183.14     50,351      42,500      267.55      130.23      48,732     42,500
               10%                291.75      138.73     59,441      42,500      459.19       74.40      67,427     42,500
               12%                340.24      109.31     70,699      42,500      713.90       45.82      99,672     42,500
      ---------------------------------------------------------------------------------------------------------------------

WHAT HAPPENS WHEN THE ANNUITANT DIES?

As of the  Inheritance  Date, if an  Inheritance  Period exists and was never zero at any time between the death of the last  surviving
Annuitant and the Inheritance  Date, we will make Annuity Payments to the Beneficiary for the remainder of the Inheritance  Period.  As an alternative,  a lump sum can be paid to the Beneficiary.  There is no guarantee that there will be any Inheritance  Period after the date of death,  which means there may be no amount due for the  Beneficiary.  If there is no Inheritance  Period as of the  Inheritance
Date, the Annuity terminates.

For Payment  Options 1, 2 and 3 if the Annuitant  dies before the Annuity Date, the Annuity will end and the Cash Value will be payable as settlement to the Beneficiary(s) after we have received all of our requirements to make settlement.

If the Annuity is used in connection  with a tax qualified  retirement  plan or qualified  contract  (including  individual  retirement annuities),  the beneficiary  may only be entitled to a lump sum  distribution  after the death of the last surviving  Annuitant or the period over which Annuity Payments can be paid may be shortened.

WHEN DO ANNUITY PAYMENTS FOR A BENEFICIARY START?

If annuity  payments are to be paid to a  Beneficiary,  annuity  payments  will begin as of the next Annuity  Payment Date, or the Cash
Value  can then be paid.  No  amounts  are  payable  to a  Beneficiary  until  the  death of the  last  surviving  Annuitant.  Evidence satisfactory to us of the death of all Annuitants must be provided before any amount becomes payable to a Beneficiary.

INDEPENDENT AUDITORS

The consolidated  financial  statements of American  Skandia Life Assurance  Corporation at December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000,  and the financial  statements of American  Skandia Life  Assurance  Corporation
Variable  Account B - Class 1 Stagecoach at December 31, 2000 and 1999, and for the years then ended,  appearing in this Prospectus and
Registration  Statement have been audited by Ernst & Young LLP, independent  auditors,  as set forth in their reports thereon appearing elsewhere  herein,  and are included in reliance upon such reports  given on the  authority of such firm as experts in  accounting  and auditing.

LEGAL EXPERTS

Counsel for American  Skandia Life Assurance  Corporation  has passed on the legal matters with respect to Federal laws and regulations applicable to the issue and sale of the Annuities and with respect to Connecticut law.

FINANCIAL STATEMENTS
American Skandia Life Assurance Corporation Variable Account B (Class 1 Sub-accounts - Stagecoach)

The  statements  which  follow in Appendix A are those of American  Skandia  Life  Assurance  Corporation  Variable  Account B (Class 1
Sub-accounts  -  Stagecoach)  as of  December  31,  2000 and for the  periods  ended  December  31,  2000 and  1999.  There  are  other
Sub-accounts included in Variable Account B that are not available in the product described in the applicable prospectus.

To the extent and only to the extent that any  statement in a document  incorporated  by reference  into this  Statement of  Additional
Information is modified or superseded by a statement in this Statement of Additional  Information  or in a later-filed  document,  such statement is hereby deemed so modified or superseded and not part of this Statement of Additional Information.

We  furnish  you  without  charge  a copy of any or all the  documents  incorporated  by  reference  in this  Statement  of  Additional
Information,  including any exhibits to such documents which have been  specifically  incorporated by reference.  We do so upon receipt of your written or oral request.  Please address your request to American  Skandia Life Assurance  Corporation,  Attention:  Stagecoach
Annuity,  P.O.  Box 7038,  Bridgeport,  Connecticut,  06601-7038.  Our phone  number is  1-800-680-8920.  You may also  forward  such a request electronically to our Customer Service Department at customerservice@americanskandia.com.

                           APPENDIX A - Financial Statements for American Skandia Life Assurance Corporation
                                        Variable Account B (Class 1 Sub-accounts - Stagecoach)

                                                                                     Independent Auditor's Report

To the Contractowners of
       American Skandia Life Assurance Corporation
       Variable Account B - Class 1 (Stagecoach) and the
       Board of Directors and Shareholder of
       American Skandia Life Assurance Corporation
Shelton, Connecticut

We have audited the accompanying  statement of assets,  liabilities and contractowners'  equity of the thirty-four  sub-accounts of American Skandia Life Assurance  Corporation  Variable Account B -
Class 1  (Stagecoach),  referred to in Note 1, as of December 31, 2000,  the related  statement of operations  for the year then ended and the statements of changes in net assets for the years ended
December 31, 2000 and 1999. These financial  statements are the responsibility of the Company's  management.  Our  responsibility is to express an opinion on these financial  statements based on our audits.

We conducted our audits in accordance with auditing  standards  generally  accepted in the United States.  Those standards require that we plan and perform the audit to obtain  reasonable  assurance about whether the financial statements are free of material misstatement.  An audit includes examining,  on a test basis, evidence supporting the amounts and disclosures in the financial statements.
An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion,  the financial  statements  referred to above present fairly,  in all material  respects,  the financial  position of the thirty-four  sub-accounts of American Skandia Life Assurance
Corporation  Variable Account B - Class 1 (Stagecoach),  referred to in Note 1, at December 31, 2000, the results of their operations for the year then ended, and changes in their net assets for the years ended December 31, 2000 and 1999 in conformity with accounting principles generally accepted in the United States.

                                                                                                                                                                  /s/Ernst & Young

Hartford, Connecticut
February 2, 2001

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
VARAIBLE ACCOUNT B --- CLASS 1 STAGECOACH
STATEMENT OF ASSETS, LIABILITIES, AND CONTRACTOWNER'S EQUITY
AS OF DECEMBER 31, 2000

------------------------------------------------------------------------------------------------------------------------------------------------------------------                           ---------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

                                                           ASSETS                                                                                                                                                                       LIABILITIES

Investment in mutual funds at market value ( Note 2 ):
      American Skandia Trust ( AST ):
            Alger All Cap Growth Portfolio - 27,836,067 shares ( cost $257,979,693)                                                 $ 190,398,697                            Payable to American Skandia Life Assurance Corporation                                                                                                 $ 62,087,907
            Alger Growth Portfolio - 138,402,600 shares ( cost $1,383,911,762)                                                      1,317,592,754                            Payable to INVESCO                                                                                                                                       10,660,156
            American Century International Growth I Portfolio - 16,778,817 shares ( cost $322,799,790)                                304,703,325                            Payable to Montgomery                                                                                                                                     1,558,144
            American Century International Growth II Portfolio - 29,591,041 shares ( cost $414,485,387)                               366,928,914                            Payable to WFVT                                                                                                                                             277,188
                                                                                                                                                                                                                                                                                                                    -----------------------------
            American Century Income and Growth Portfolio - 35,425,266 shares ( cost $492,850,025)                                     461,236,957                                                      Total Liabilities                                                                                                              74,583,395
            Cohens & Steers Real Estate Portfolio - 12,137,221 shares ( cost $113,422,912)                                            123,556,909
            Gabelli Small-Cap Value Portfolio - 23,888,678 shares ( cost $276,119,872)                                                311,030,594
            Invesco Equity Income Portfolio - 62,779,632 shares ( cost $1,080,043,669)                                              1,104,293,722
            Jancap Growth Portfolio - 116,382,481 shares ( cost $5,175,066,093)                                                     4,082,697,429
            Janus Overseas Growth Portfolio - 54,988,664 shares ( cost $1,258,399,206)                                              1,029,387,786                                                                        NET ASSETS
            Janus Mid-Cap Growth Portfolio - 9,337,582 shares ( cost $87,106,144)                                                      62,001,543                                                                                                                                                           Unit
            Janus Small-Cap Growth Portfolio - 27,056,250 shares ( cost $809,439,874)                                                 549,241,876                            Contractowners' Equity                                                                              Units                      Value
            Kemper Small Cap Value Portfolio - 65,047,617 shares ( cost $901,040,937)                                                 762,358,068                                        AST - Alger All Cap Growth Portfolio                                                     28,229,631                 $ 6.74                  190,398,697
            Lord Abbett Small Cap Value Portfolio - 14,564,590 shares ( cost $175,113,823)                                            211,914,783                                        AST - Alger Growth Portfolio                                                            138,664,577                   9.50                1,317,592,754
            Marsico Capital Growth Portfolio - 93,086,164 shares ( cost $1,662,628,238)                                             1,684,859,573                                        AST - American Century International Growth I Portfolio                                  17,007,352                  17.92                  304,703,325
            MFS Growth Portfolio - 7,390,457 shares ( cost $84,949,589)                                                                78,043,228                                        AST - American Century International Growth II Portfolio                                 26,340,548                  13.93                  366,928,914
            Neuberger & Berman Mid-Cap Growth Portfolio - 31,757,740 shares ( cost $813,345,414)                                      686,919,917                                        AST - American Century Income and Growth Portfolio                                       32,388,202                  14.24                  461,236,957
            Neuberger & Berman Mid-Cap Value Portfolio - 55,763,860 shares ( cost $798,422,622)                                       939,621,047                                        AST - Cohens & Steers Real Estate Portfolio                                              11,891,188                  10.39                  123,556,909
            PIMCO Limited Bond Portfolio - 35,829,128 shares ( cost $382,409,136)                                                     396,986,740                                        AST - Gabelli Small-Cap Value Portfolio                                                  23,298,524                  13.35                  311,030,594
            PIMCO Total Return Bond Portfolio - 102,482,705 shares ( cost $1,141,782,869)                                           1,188,799,380                                        AST - Invesco Equity Income Portfolio                                                    50,171,495                  22.01                1,104,293,722
      The Alger American Fund (AAF)                                                                                                                                                      AST -  Jancap Growth Portfolio                                                           99,250,773                  41.14                4,082,697,429
            Alger Growth Portfolio - 0 shares ( cost $0)                                                                                        -                                        AST - Janus Overseas Growth Portfolio                                                    57,327,711                  17.96                1,029,387,786
      INVESCO Variable Investment Funds ( INVESCO ):                                                                                                                                     AST -  Janus Mid-Cap Growth Portfolio                                                     9,426,102                   6.58                   62,001,543
            VIF Health Sciences Fund - 13,540,803 shares ( cost $262,294,225)                                                         282,867,376                                        AST - Janus Small-Cap Growth Portfolio                                                   25,535,093                  21.51                  549,241,876
            VIF Technology Fund - 12,968,372 shares ( cost $520,689,315)                                                              367,912,719                                        AST - Kemper Small Cap Value Portfolio                                                   63,621,279                  11.98                  762,358,068
      Montgomery Variable Series ( Montgomery ):                                                                                                                                         AST - Lord Abbett Small Cap Value Portfolio                                              15,193,053                  13.95                  211,914,783
            Emerging Markets Portfolio - 11,779,888 shares ( cost $109,263,676)                                                        91,411,931                                        AST - Marsico Capital Growth Portfolio                                                   94,627,691                  17.81                1,684,859,573
      Wells Fargo Variable Trust (WFVT):                                                                                                                                                 AST - MFS Growth Portfolio                                                                7,515,486                  10.38                   78,043,228
            US Government Allocation Fund - 0 shares ( cost $0)                                                                                 -                                        AST - Neuberger & Berman Mid-Cap Growth Portfolio                                        26,517,850                  25.90                  686,919,917
            Equity Value Fund - 4,379,638 shares ( cost $41,523,121)                                                                   42,482,491                                        AST - Neuberger & Berman Mid-Cap Value Portfolio                                         44,558,699                  21.09                  939,621,047
            Asset Allocation Fund - 17,977,813 shares ( cost $235,824,487)                                                            248,453,382                                        AST - PIMCO Limited Bond Portfolio                                                       31,046,956                  12.79                  396,986,740
            Growth & Income Fund - 5,423,479 shares ( cost $99,303,186)                                                               103,371,518                                        AST - PIMCO Total Return Bond Portfolio                                                  82,545,240                  14.40                1,188,799,380
            Money Market Fund - 43,188,674 shares ( cost $43,188,674)                                                                  43,188,674                                        AAF - Growth Portfolio                                                                            -                      -                            -
            Small Cap Growth Fund - 1,094,581 shares ( cost $18,959,298)                                                               11,361,752                                        INVESCO - VIF Health Sciences Fund                                                       19,381,405                  14.59                  282,867,376
            Corporate Bond Fund - 3,872,845 shares ( cost $38,530,745)                                                                 39,270,652                                        INVESCO - VIF Technology Fund                                                            29,491,113                  12.48                  367,912,719
            Equity Income Fund - 297,077 shares ( cost $4,906,339)                                                                      5,053,288                                        Montgomery - Emerging Markets Portfolio                                                  12,899,472                   7.09                   91,411,931
            Large Company Growth Fund - 1,535,546 shares ( cost $19,428,256)                                                           18,365,126                                        WFVT - US Government Allocation Fund                                                              -                      -                            -
            International Equity Fund - 126,753 shares ( cost $1,204,304)                                                               1,133,173                                        WFVT - Equity Value Fund                                                                  4,442,888                   9.56                   42,482,491
                                                                                                                   -------------------------------
                          Total Invested Assets                                                                                    17,107,445,324                                        WFVT - Asset Allocation Fund                                                             11,237,827                  22.11                  248,453,382
                                                                                                                                                                                         WFVT - Growth & Income Fund                                                               4,373,354                  23.64                  103,371,518
                                                                                                                                                                                         WFVT - Money Market Fund                                                                  3,440,514                  12.55                   43,188,674
                                                                                                                                                                                         WFVT - Small Cap Growth Fund                                                                902,955                  12.58                   11,361,752
Receivable from AST                                                                                                                    74,110,864                                        WFVT - Corporate Bond Fund                                                                3,634,317                  10.81                   39,270,652
Receivable from AAF                                                                                                                       472,531                                        WFVT - Equity Income Fund                                                                   502,986                  10.05                    5,053,288
                                                                                                                   ------------------------------
                          Total Receivables                                                                                            74,583,395                                        WFVT - Large Company Growth Fund                                                          1,563,551                  11.75                   18,365,126
                                                                                                                                                                                         WFVT - International Equity Fund                                                            127,257                   8.90                    1,133,173
                                                                                                                                                                                                                                                                                                                    -----------------------------
                                                                                                                                                                                                       Total Contractowner's Equity                                                                                               17,107,445,324

                                                                                                                   ------------------------------                                                                                                                                                                  -----------------------------
                          Total Assets                                                                                           $ 17,182,028,719                                                      Total Liabilities & Contractowner's Equity                                                                               $ 17,182,028,719
                                                                                                                   ===============================                                                                                                                                                                  =============================

--------------------------------------------------------------------------------------------------------------------------------------------------                           --------------------------------------------------------------------------------------------------------------------------------------------------------------------
See Notes to Financial Statements

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
VARIABLE ACCOUNT B - CLASS 1 STAGECOACH
STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2000

---------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

                                                                                                                                          Class 1 Sub-account Investing In:                                                                                                                       Class 1 Sub-account Investing In:                                                                                                                                 Class 1 Sub-account Investing In:                                                                                                                Class 1 Sub-account Investing In:                                                                                                                  Class 1 Sub-account Investing In:
                                                                                                                                          ---------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

                                                                                                                                                                                          AST - Alger                         AST - Alger                       AST - American Century                     AST - American Century                    AST - American Century                     AST - Cohens & Steers                      AST - Gabelli                       AST - Invesco                        AST - Jancap                         AST - Janus                         AST - Janus                         AST - Janus                          AST - Kemper                       AST - Lord Abbett                     AST - Marsico                         AST - MFS                          AST - Neuberger & Berman                          AST - Neuberger & Berman                         AST - PIMCO
                                                                                                                                                         Total                          All Cap Growth                          Growth                          International Growth I                    International Growth II                        Income & Growth                             Real Estate                          Small Cap Value                      Equity Income                           Growth                          Overseas Growth                     Mid-Cap Growth                     Small-Cap Growth                      Small-Cap Value                       Small Cap Value                     Capital Growth                     Growth Portfolio                            Mid-Cap Growth                                    Mid-Cap Value                              Limited Bond
                                                                                                                                          ---------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

INVESTMENT INCOME:
   Income
      Dividends                                                                                                                                                 $ 126,797,177                                 $ -                                 $ -                                         $ -                                $ 970,867                                 $ 2,028,006                              $ 1,856,677                         $ 1,497,043                         $ 19,151,179                         $ 7,313,255                         $ 9,184,903                                 $ -                                 $ -                                    $ -                                 $ -                                 $ -                             $ 3,088                                               $ -                                      $ 2,080,786                        $ 20,440,624
   Expenses
      Mortality and Expense Risk Charges and Administrative Fees (Note 6)                                                                                        (271,982,036)                         (2,587,208)                         (2,567,277)                                 (3,475,709)                              (5,973,163)                                 (6,244,529)                              (1,230,492)                         (3,855,132)                         (15,164,398)                        (78,539,897)                        (20,780,638)                           (432,066)                        (14,260,238)                           (12,994,136)                         (1,636,480)                        (24,931,385)                           (558,629)                                       (9,739,008)                                     (10,020,702)                         (5,272,032)
                                                                                                                                          ---------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
NET INVESTMENT INCOME (LOSS)                                                                                                                                     (145,184,859)                         (2,587,208)                         (2,567,277)                                 (3,475,709)                              (5,002,296)                                 (4,216,523)                                 626,185                          (2,358,089)                           3,986,781                         (71,226,642)                        (11,595,735)                           (432,066)                        (14,260,238)                           (12,994,136)                         (1,636,480)                        (24,931,385)                           (555,541)                                       (9,739,008)                                      (7,939,916)                         15,168,592
                                                                                                                                          ---------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

REALIZED GAIN (LOSS) ON INVESTMENTS:
   Proceeds from Sales                                                                                                                                          9,786,906,419                         105,214,087                          33,402,518                                 292,911,616                              276,326,506                                  83,890,915                               87,029,368                         158,163,876                          267,806,531                       1,540,228,581                       1,129,149,583                          22,958,901                         364,563,038                            516,831,075                          39,468,963                         467,185,960                           1,948,251                                       864,796,399                                      259,315,076                         192,552,556
   Cost of Securities Sold                                                                                                                                      8,201,941,716                         135,053,246                          34,733,510                                 269,983,932                              253,909,665                                  71,802,027                               80,784,164                         164,778,661                          252,895,954                         953,942,235                         680,306,707                          23,878,722                         193,642,802                            321,714,296                          32,253,151                         300,660,276                           1,747,867                                       750,055,661                                      238,952,539                         195,367,589

                                                                                                                                          ---------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
       Net Gain (Loss)                                                                                                                                          1,584,964,703                         (29,839,159)                         (1,330,992)                                 22,927,684                               22,416,841                                  12,088,888                                6,245,204                          (6,614,785)                          14,910,577                         586,286,346                         448,842,876                            (919,821)                        170,920,236                            195,116,779                           7,215,812                         166,525,684                             200,384                                       114,740,738                                       20,362,537                          (2,815,033)
   Short-Term Capital Gain Distributions Received                                                                                                                 350,058,168                                   -                                   -                                   4,168,123                                1,072,304                                  14,387,977                                        -                           5,797,795                           21,707,793                                   -                                   -                                   -                         108,835,676                             48,014,769                                   -                          38,447,314                                   -                                                 -                                        2,504,895                                   -
   Long-Term Capital Gain Distributions Received                                                                                                                  775,799,308                                   -                                   -                                   1,712,809                               45,437,971                                   7,385,611                                        -                           7,244,970                           53,088,804                         475,961,396                          12,868,245                                   -                          19,660,270                                      -                                   -                           4,805,973                                   -                                        13,201,805                                                -                                   -
                                                                                                                                          ---------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

NET REALIZED GAIN (LOSS)                                                                                                                                        2,710,822,179                         (29,839,159)                         (1,330,992)                                 28,808,616                               68,927,116                                  33,862,476                                6,245,204                           6,427,980                           89,707,174                       1,062,247,742                         461,711,121                            (919,821)                        299,416,182                            243,131,548                           7,215,812                         209,778,971                             200,384                                       127,942,543                                       22,867,432                          (2,815,033)
UNREALIZED GAIN (LOSS) ON INVESTMENTS:
   Beginning of Period                                                                                                                                          4,556,095,133                                   -                                   -                                  54,317,354                              101,100,943                                  55,066,347                               (1,104,266)                        (11,124,827)                          84,407,782                       1,849,522,716                         558,256,845                                   -                         592,176,377                            329,253,045                           4,845,224                         501,644,806                             325,814                                       124,170,953                                      (15,947,584)                          2,050,978
   End of Period                                                                                                                                               (1,918,986,995)                        (67,580,996)                        (66,319,007)                                (18,096,465)                             (47,556,473)                                (31,613,068)                              10,133,996                          34,910,721                           24,250,053                      (1,092,368,665)                       (229,011,421)                        (25,104,601)                       (260,197,998)                          (138,682,868)                         36,800,960                          22,231,335                          (6,906,361)                                     (126,425,497)                                     141,198,425                          14,577,604
                                                                                                                                          ---------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

NET UNREALIZED GAIN (LOSS)                                                                                                                                     (6,475,082,128)                        (67,580,996)                        (66,319,007)                                (72,413,819)                            (148,657,416)                                (86,679,415)                              11,238,262                          46,035,548                          (60,157,729)                     (2,941,891,381)                       (787,268,266)                        (25,104,601)                       (852,374,375)                          (467,935,913)                         31,955,736                        (479,413,471)                         (7,232,175)                                     (250,596,450)                                     157,146,009                          12,526,626
                                                                                                                                          ---------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS                                                                                              $ (3,909,444,808)                     $ (100,007,363)                      $ (70,217,276)                              $ (47,080,912)                           $ (84,732,596)                              $ (57,033,462)                            $ 18,109,651                        $ 50,105,439                         $ 33,536,226                    $ (1,950,870,281)                     $ (337,152,880)                      $ (26,456,488)                     $ (567,218,431)                        $ (237,798,501)                       $ 37,535,068                      $ (294,565,885)                       $ (7,587,332)                                   $ (132,392,915)                                   $ 172,073,525                        $ 24,880,185
                                                                                                                                          =========================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================

---------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
See Notes to Financial Statements.

* Date Operations Commenced
AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
VARIABLE ACCOUNT B - CLASS 1 STAGECOACH
STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2000

------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

                                                                                                                                          Class 1 Sub-account Investing In:                                                                                                                       Class 1 Sub-account Investing In:                                                                                                                                 Class 1 Sub-account Investing In:                                                                                                                Class 1 Sub-account Investing In:
                                                                                                                                          ------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

                                                                                                                                                                                                                                                                      Montgomery
                                                                                                                                                      AST - PIMCO                        INVESCO - VIF                       INVESCO - VIF                             Emerging                                     WFVT                                      WFVT                                       WFVT                                  WFVT                                 WFVT                                WFVT                                WFVT                                WFVT                                WFVT                                  AAF
                                                                                                                                                   Total Return Bond                    Health Sciences                       Technology                                Markets                                 Equity Value                            Asset Allocation                           Growth & Income                         Money Market                       Small Cap Growth                     Corporate Bond                       Equity Income                   Large Company Growth                International Equity                         Growth
                                                                                                                                          ------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

INVESTMENT INCOME:
   Income
      Dividends                                                                                                                                                  $ 51,823,520                                 $ -                                 $ -                                         $ -                                $ 201,101                                 $ 5,345,438                                      $ -                         $ 2,205,679                                  $ -                         $ 2,656,066                            $ 35,781                                 $ -                             $ 3,164                                    $ -
   Expenses
      Mortality and Expense Risk Charges and Administrative Fees (Note 6)                                                                                         (15,141,999)                         (1,894,806)                         (5,283,922)                                 (1,747,842)                                (416,181)                                 (3,529,180)                              (1,694,216)                           (555,045)                            (158,757)                           (574,464)                            (35,246)                           (157,990)                             (5,030)                           (20,524,239)
                                                                                                                                          ------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
NET INVESTMENT INCOME (LOSS)                                                                                                                                       36,681,521                          (1,894,806)                         (5,283,922)                                 (1,747,842)                                (215,080)                                  1,816,258                               (1,694,216)                          1,650,634                             (158,757)                          2,081,602                                 535                            (157,990)                             (1,866)                           (20,524,239)
                                                                                                                                          ------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

REALIZED GAIN (LOSS) ON INVESTMENTS:
   Proceeds from Sales                                                                                                                                            324,120,456                          85,929,824                         542,973,728                                 169,274,865                               11,771,053                                  12,638,176                               16,446,626                          46,242,703                            3,935,801                           9,467,819                             672,048                             600,414                              43,250                          1,859,045,856
   Cost of Securities Sold                                                                                                                                        338,576,262                          85,135,450                         582,214,157                                 161,881,004                               11,662,186                                  10,037,073                               10,024,660                          46,242,703                            2,336,257                           9,653,053                             694,081                             475,093                              45,792                          1,986,500,941

                                                                                                                                          ------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
       Net Gain (Loss)                                                                                                                                            (14,455,806)                            794,374                         (39,240,429)                                  7,393,861                                  108,867                                   2,601,103                                6,421,966                                   -                            1,599,544                            (185,234)                            (22,033)                            125,321                              (2,542)                          (127,455,085)
   Short-Term Capital Gain Distributions Received                                                                                                                           -                             241,040                             835,153                                           -                                        -                                   3,429,690                                        -                                   -                            3,099,610                                   -                              17,497                                   -                                   -                             97,498,532
   Long-Term Capital Gain Distributions Received                                                                                                                            -                              27,254                              36,079                                           -                                        -                                   4,603,364                               10,501,750                                   -                              101,824                                   -                              41,852                                   -                                   -                            119,119,331
                                                                                                                                          ------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

NET REALIZED GAIN (LOSS)                                                                                                                                          (14,455,806)                          1,062,668                         (38,369,197)                                  7,393,861                                  108,867                                  10,634,157                               16,923,716                                   -                            4,800,978                            (185,234)                             37,316                             125,321                              (2,542)                            89,162,778
UNREALIZED GAIN (LOSS) ON INVESTMENTS:
   Beginning of Period                                                                                                                                            (34,751,893)                            419,823                          12,339,485                                  27,264,672                                 (560,713)                                 26,195,350                               37,654,128                                   -                            1,461,891                            (675,233)                              3,150                             178,133                                   -                            257,603,833
   End of Period                                                                                                                                                   47,016,511                          20,573,152                        (152,776,597)                                (17,851,745)                                 959,371                                  12,628,895                                4,068,331                                                               (7,597,547)                            740,271                             146,949                          (1,063,129)                            (71,131)                                     -
                                                                                                                                          ------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

NET UNREALIZED GAIN (LOSS)                                                                                                                                         81,768,404                          20,153,329                        (165,116,082)                                (45,116,417)                               1,520,084                                 (13,566,455)                             (33,585,797)                                  -                           (9,059,438)                          1,415,504                             143,799                          (1,241,262)                            (71,131)                          (257,603,833)
                                                                                                                                          ------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS                                                                                                  $103,994,119                      $   19,321,191                      $ (208,769,201)                              $ (39,470,398)                             $ 1,413,871                                $ (1,116,040)                           $ (18,356,297)                        $ 1,650,634                         $ (4,417,217)                        $ 3,311,872                           $ 181,650                        $ (1,273,931)                          $ (75,539)                        $ (188,965,294)
================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================

------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
See Notes to Financial Statements.

* Date Operations Commenced

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
VARIABLE ACCOUNT B - CLASS 1 STAGECOACH
STATEMENTS OF CHANGES IN NET ASSETS

--------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

                                                                                                                                                                                                                     AST - Alger                                                                   AST - Alger                                                       AST - American Century                                                   AST - American Century                                                  AST - American Century                                                    AST - Cohens & Steers                                                        AST - Gabelli                                                           AST - Invesco                                                            AST - JanCap
                                                                                                                                       Total                                                                        All Cap Growth                                                                   Growth                                                          International Growth I                                                  International Growth II                                                      Income & Growth                                                            Real Estate                                                            Small Cap Value                                                          Equity Income                                                               Growth
                                                                                                  ------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
                                                                                                  ------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                Year Ended                              Year Ended                             Year Ended                           Year Ended                              Year Ended                               Year Ended                          Year Ended                          Year Ended                          Year Ended                           Year Ended                          Year Ended                          Year Ended                          Year Ended                           Year Ended                           Year Ended                          Year Ended                          Year Ended                          Year Ended                          Year Ended                           Year Ended
                                                                                                               Dec. 31, 2000                           Dec. 31, 1999                         Dec. 31, 2000                        Dec. 31, 1999                            Dec. 31, 2000                           Dec. 31, 1999                        Dec. 31, 2000                       Dec. 31, 1999                       Dec. 31, 2000                       Dec. 31, 1999                        Dec. 31, 2000                       Dec. 31, 1999                       Dec. 31, 2000                        Dec. 31, 1999                        Dec. 31, 2000                       Dec. 31, 1999                       Dec. 31, 2000                       Dec. 31, 1999                       Dec. 31, 2000                        Dec. 31, 1999
                                                                                                  ------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
                                                                                                  ------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

INCREASE (DECREASE) IN NET ASSETS:

OPERATIONS:
     Net Investment Income (Loss)                                                                                          $ (145,184,859)                          $ (94,381,916)                        $ (2,587,208)                                 $ -                                $ (2,567,277)                                 $ -                        $ (3,475,709)                       $ (1,384,306)                       $ (5,002,296)                        $ (3,132,947)                       $ (4,216,523)                       $ (1,870,742)                          $ 626,185                             $ 232,870                        $ (2,358,089)                       $ (1,530,582)                        $ 3,986,781                         $ 1,566,627                       $ (71,226,642)                        $ (60,311,575)
     Net Realized Gain (Loss)                                                                                               2,710,822,179                           1,848,202,953                          (29,839,159)                                   -                                  (1,330,992)                                   -                          28,808,616                           5,239,075                          68,927,116                           50,858,290                          33,862,476                          13,331,439                           6,245,204                            (3,031,748)                          6,427,980                         (16,397,924)                         89,707,174                          73,836,927                       1,062,247,742                         1,034,785,585
     Net Unrealized Gain (Loss) On Investments                                                                             (6,475,082,128)                          3,095,646,454                          (67,580,996)                                   -                                 (66,319,007)                                   -                         (72,413,819)                         53,932,229                        (148,657,416)                          72,468,212                         (86,679,415)                         37,248,776                          11,238,262                             1,897,123                          46,035,548                          14,734,309                         (60,157,729)                          8,043,868                      (2,941,891,381)                          873,924,691
                                                                                                  ------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
                                                                                                  ------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

     Net Increase (Decrease) In Net Assets Resulting
        From Operations                                                                                                    (3,909,444,808)                          4,849,467,491                         (100,007,363)                                   -                                 (70,217,276)                                   -                         (47,080,912)                         57,786,998                         (84,732,596)                         120,193,555                         (57,033,462)                         48,709,473                          18,109,651                              (901,755)                         50,105,439                          (3,194,197)                         33,536,226                          83,447,422                      (1,950,870,281)                        1,848,398,701
                                                                                                  ------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
                                                                                                  ------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

     Transfers of Annuity Fund Deposits                                                                                     3,735,229,149                           3,443,595,523                          140,745,244                                    -                                   6,729,763                                    -                         120,636,499                          28,463,642                          24,961,846                           33,425,909                         150,905,022                          91,265,885                          17,208,495                            19,294,009                          32,789,977                          46,713,574                         148,061,102                         197,744,545                         977,864,053                         1,067,968,042
     Net Transfers Between Sub-accounts                                                                                       713,574,449                           1,199,966,988                          161,697,109                                    -                               1,399,927,736                                    -                          99,179,233                          (4,789,257)                        (28,332,452)                         (82,874,435)                         52,232,815                          36,249,731                          42,112,008                             4,829,373                          10,829,929                         (68,408,489)                         18,295,872                         (10,371,533)                       (195,978,719)                          (63,694,319)
     Surrenders                                                                                                            (1,599,126,915)                           (996,487,307)                         (12,036,293)                                   -                                 (18,847,469)                                   -                         (16,509,380)                         (8,373,745)                        (35,808,042)                         (31,080,164)                        (30,668,893)                        (15,256,845)                         (5,854,644)                           (2,478,936)                        (19,805,822)                        (14,739,893)                        (90,064,766)                        (69,353,138)                       (480,860,576)                         (308,428,489)
                                                                                                  ------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
                                                                                                  ------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

     Net Increase (Decrease) In Net Assets Resulting
        From Capital Share Transactions                                                                                     2,849,676,683                           3,647,075,204                          290,406,060                                    -                               1,387,810,030                                    -                         203,306,352                          15,300,640                         (39,178,648)                         (80,528,690)                        172,468,944                         112,258,771                          53,465,859                            21,644,446                          23,814,084                         (36,434,808)                         76,292,208                         118,019,874                         301,024,758                           695,845,234
                                                                                                  ------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
                                                                                                  ------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

TOTAL INCREASE (DECREASE) IN NET ASSETS                                                                                    (1,059,768,125)                          8,496,542,695                          190,398,697                                    -                               1,317,592,754                                    -                         156,225,440                          73,087,638                        (123,911,244)                          39,664,865                         115,435,482                         160,968,244                          71,575,510                            20,742,691                          73,919,523                         (39,629,005)                        109,828,434                         201,467,296                      (1,649,845,523)                        2,544,243,935
                                                                                                  ------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
                                                                                                  ------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

NET ASSETS:
     Beginning of Period                                                                                                   18,166,851,247                           9,670,308,552                                                                         -                                                                                -                         148,477,885                          75,390,247                         490,840,158                          451,175,293                         345,801,475                         184,833,231                          51,981,399                            31,238,708                         237,111,071                         276,740,076                         994,465,288                         792,997,992                       5,732,542,952                         3,188,299,017
                                                                                                  ------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
                                                                                                  ------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
     End of Period                                                                                                       $ 17,107,083,122                        $ 18,166,851,247                        $ 190,398,697                                  $ -                             $ 1,317,592,754                                  $ -                       $ 304,703,325                       $ 148,477,885                       $ 366,928,914                        $ 490,840,158                       $ 461,236,957                       $ 345,801,475                       $ 123,556,909                          $ 51,981,399                       $ 311,030,594                       $ 237,111,071                     $ 1,104,293,722                       $ 994,465,288                     $ 4,082,697,429                       $ 5,732,542,952
                                                                                                  ========================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================
                                                                                                  ========================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================

--------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

See Notes to Financial Statements.

* Date Operations Commenced.
AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
VARIABLE ACCOUNT B - CLASS 1 STAGECOACH
STATEMENTS OF CHANGES IN NET ASSETS

--------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

                                                                                                                                    AST - Janus                                                             AST - Janus                                                                   AST - Janus                                                                 AST - Kemper                                                          AST - Lord Abbett                                                         AST - Marsico                                                             AST - MFS                                                          AST - Neuberger & Berman                                                AST - Neuberger & Berman                                                      AST - PIMCO
                                                                                                                                  Overseas Growth                                                          Mid Cap Growth                                                              Small Cap Growth                                                              Small Cap Value                                                         Small Cap Value                                                          Capital Growth                                                              Growth                                                                Mid-Cap Growth                                                           Mid-Cap Value                                                           Limited Bond
                                                                                                  ------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
                                                                                                  ------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                Year Ended                              Year Ended                             Year Ended                           Year Ended                              Year Ended                               Year Ended                          Year Ended                          Year Ended                          Year Ended                           Year Ended                          Year Ended                          Year Ended                          Year Ended                           Year Ended                           Year Ended                          Year Ended                          Year Ended                          Year Ended                          Year Ended                           Year Ended
                                                                                                               Dec. 31, 2000                           Dec. 31, 1999                         Dec. 31, 2000                        Dec. 31, 1999                            Dec. 31, 2000                           Dec. 31, 1999                        Dec. 31, 2000                       Dec. 31, 1999                       Dec. 31, 2000                       Dec. 31, 1999                        Dec. 31, 2000                       Dec. 31, 1999                       Dec. 31, 2000                        Dec. 31, 1999                        Dec. 31, 2000                       Dec. 31, 1999                       Dec. 31, 2000                       Dec. 31, 1999                       Dec. 31, 2000                        Dec. 31, 1999
                                                                                                  ------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
                                                                                                  ------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

INCREASE (DECREASE) IN NET ASSETS:

OPERATIONS:
     Net Investment Income (Loss)                                                                                           $ (11,595,735)                          $ (11,482,288)                          $ (432,066)                                 $ -                               $ (14,260,238)                        $ (7,487,156)                      $ (12,994,136)                       $ (5,984,455)                       $ (1,636,480)                          $ (763,677)                      $ (24,931,385)                      $ (14,194,102)                         $ (555,541)                             $ (5,717)                       $ (9,739,008)                       $ (3,839,123)                       $ (7,939,916)                       $ (4,007,600)                       $ 15,168,592                          $ 12,671,629
     Net Realized Gain (Loss)                                                                                                 461,711,121                              86,208,113                             (919,821)                                   -                                 299,416,182                           71,628,371                         243,131,548                          46,393,894                           7,215,812                             (578,929)                        209,778,971                          74,897,698                             200,384                                24,866                         127,942,543                          23,072,954                          22,867,432                          10,017,751                          (2,815,033)                            2,864,491
     Net Unrealized Gain (Loss) On Investments                                                                               (787,268,266)                            540,902,236                          (25,104,601)                                   -                                (852,374,375)                         576,061,780                        (467,935,913)                        329,253,045                          31,955,736                            5,818,500                        (479,413,471)                        434,097,479                          (7,232,175)                              325,814                        (250,596,450)                        103,877,551                         157,146,009                         (17,133,949)                         12,526,626                            (8,532,984)
                                                                                                  ------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
                                                                                                  ------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

     Net Increase (Decrease) In Net Assets Resulting
        From Operations                                                                                                      (337,152,880)                            615,628,061                          (26,456,488)                                   -                                (567,218,431)                         640,202,995                        (237,798,501)                        369,662,484                          37,535,068                            4,475,894                        (294,565,885)                        494,801,075                          (7,587,332)                              344,963                        (132,392,915)                        123,111,382                         172,073,525                         (11,123,798)                         24,880,185                             7,003,136
                                                                                                  ------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
                                                                                                  ------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

     Transfers of Annuity Fund Deposits                                                                                       197,489,457                             224,252,910                           41,691,279                                    -                                  74,706,240                          201,984,481                         195,980,211                          24,773,868                          34,444,437                           27,031,518                         437,999,730                         463,545,461                          46,406,264                             2,446,515                         209,722,652                          46,001,103                          76,507,818                          69,866,864                          58,016,105                            80,167,192
     Net Transfers Between Sub-accounts                                                                                      (208,315,999)                            102,132,687                           48,369,579                                    -                                (240,856,158)                         282,244,629                          77,321,399                         466,186,888                          77,428,084                            2,025,241                           1,192,958                         191,591,888                          36,501,515                             1,847,389                         275,227,841                         (21,926,231)                        121,890,621                         357,483,913                         (26,152,462)                            1,458,005
     Surrenders                                                                                                               (99,261,698)                            (51,686,777)                          (1,602,827)                                   -                                 (69,689,069)                         (36,756,036)                        (93,364,141)                        (40,404,140)                         (7,219,612)                          (4,015,662)                       (116,886,757)                        (63,339,875)                         (1,891,041)                              (25,045)                        (50,346,767)                        (18,862,465)                        (66,037,832)                        (45,253,125)                        (49,212,541)                          (37,887,402)
                                                                                                  ------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
                                                                                                  ------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

     Net Increase (Decrease) In Net Assets Resulting
        From Capital Share Transactions                                                                                      (110,088,240)                            274,698,820                           88,458,031                                    -                                (235,838,987)                         447,473,074                         179,937,469                         450,556,616                         104,652,909                           25,041,097                         322,305,931                         591,797,474                          81,016,738                             4,268,859                         434,603,726                           5,212,407                         132,360,607                         382,097,652                         (17,348,898)                           43,737,795
                                                                                                  ------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
                                                                                                  ------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

TOTAL INCREASE (DECREASE) IN NET ASSETS                                                                                      (447,241,120)                            890,326,881                           62,001,543                                    -                                (803,057,418)                       1,087,676,069                         (57,861,032)                        820,219,100                         142,187,977                           29,516,991                          27,740,046                       1,086,598,549                          73,429,406                             4,613,822                         302,210,811                         128,323,789                         304,434,132                         370,973,854                           7,531,287                            50,740,931
                                                                                                  ------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
                                                                                                  ------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

NET ASSETS:
     Beginning of Period                                                                                                    1,476,628,906                             586,302,025                                                                                                         1,352,299,294                          264,623,225                         820,219,100                                   -                          69,726,806                           40,209,815                       1,657,119,527                         570,520,978                           4,613,822                                     -                         384,709,106                         256,385,317                         635,186,915                         264,213,061                         389,455,453                           338,714,522
                                                                                                  ------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
                                                                                                  ------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
     End of Period                                                                                                        $ 1,029,387,786                         $ 1,476,628,906                         $ 62,001,543                                  $ -                               $ 549,241,876                      $ 1,352,299,294                       $ 762,358,068                       $ 820,219,100                       $ 211,914,783                         $ 69,726,806                     $ 1,684,859,573                     $ 1,657,119,527                        $ 78,043,228                           $ 4,613,822                       $ 686,919,917                       $ 384,709,106                       $ 939,621,047                       $ 635,186,915                       $ 396,986,740                         $ 389,455,453
                                                                                                  ========================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================
                                                                                                  ========================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================

--------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

See Notes to Financial Statements.

* Date Operations Commenced.
AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
VARIABLE ACCOUNT B - CLASS 1 STAGECOACH
STATEMENTS OF CHANGES IN NET ASSETS

--------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

                                                                                                                                    AST - PIMCO                                                                     Invesco                                                                       Invesco                                                                    Montgomery                                                WFVT                                                                                 WFVT                                                                    WFVT                                                                      WFVT                                                                    WFVT                                                                    WFVT
                                                                                                                                Total Return Bond                                                              VIF Health Sciences                                                            VIF Technology                                                                Emerging Markets                                        Equity Value                                                                      Asset Allocation                                                         Growth & Income                                                            Money Market                                                          Small Cap Growth                                                         Corporate Bond
                                                                                                  ------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
                                                                                                  ------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                Year Ended                              Year Ended                             Year Ended                           Year Ended                              Year Ended                               Year Ended                          Year Ended                          Year Ended                          Year Ended                           Year Ended                          Year Ended                          Year Ended                          Year Ended                           Year Ended                           Year Ended                          Year Ended                          Year Ended                          Year Ended                          Year Ended                           Year Ended
                                                                                                               Dec. 31, 2000                           Dec. 31, 1999                         Dec. 31, 2000                        Dec. 31, 1999                            Dec. 31, 2000                           Dec. 31, 1999                        Dec. 31, 2000                       Dec. 31, 1999                       Dec. 31, 2000                       Dec. 31, 1999                        Dec. 31, 2000                       Dec. 31, 1999                       Dec. 31, 2000                        Dec. 31, 1999                        Dec. 31, 2000                       Dec. 31, 1999                       Dec. 31, 2000                       Dec. 31, 1999                       Dec. 31, 2000                        Dec. 31, 1999
                                                                                                  ------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
                                                                                                  ------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

INCREASE (DECREASE) IN NET ASSETS:

OPERATIONS:
     Net Investment Income (Loss)                                                                                            $ 36,681,521                            $ 25,089,716                         $ (1,894,806)                           $ (12,609)                               $ (5,283,922)                          $ (107,676)                       $ (1,747,842)                       $ (1,245,826)                         $ (215,080)                           $ (95,710)                        $ 1,816,258                         $ 1,103,144                        $ (1,694,216)                         $ (1,451,518)                        $ 1,650,634                           $ 997,620                          $ (158,757)                          $ (12,329)                        $ 2,081,602                             $ 467,239
     Net Realized Gain (Loss)                                                                                                 (14,455,806)                             33,733,795                            1,062,668                              200,172                                 (38,369,197)                           3,332,312                           7,393,861                          (5,736,406)                            108,867                               (8,491)                         10,634,157                           1,091,738                          16,923,716                             2,834,226                                   -                                   -                           4,800,978                             133,758                            (185,234)                               (9,433)
     Net Unrealized Gain (Loss) On Investments                                                                                 81,768,404                             (82,414,622)                          20,153,329                              419,823                                (165,116,082)                          12,339,485                         (45,116,417)                         51,149,486                           1,520,084                             (966,330)                        (13,566,455)                         12,644,192                         (33,585,797)                           18,184,853                                   -                                   -                          (9,059,438)                          1,461,891                           1,415,504                              (675,233)
                                                                                                  ------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
                                                                                                  ------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

     Net Increase (Decrease) In Net Assets Resulting
        From Operations                                                                                                       103,994,119                             (23,591,111)                          19,321,191                              607,386                                (208,769,201)                          15,564,121                         (39,470,398)                         44,167,254                           1,413,871                           (1,070,531)                         (1,116,040)                         14,839,074                         (18,356,297)                           19,567,561                           1,650,634                             997,620                          (4,417,217)                          1,583,320                           3,311,872                              (217,427)
                                                                                                  ------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
                                                                                                  ------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

     Transfers of Annuity Fund Deposits                                                                                       152,548,125                             268,341,763                           72,483,931                            2,251,483                                 225,408,992                           14,334,899                          24,148,970                          18,463,324                           5,174,757                           10,941,564                          33,726,387                          76,044,468                           5,080,248                            15,690,585                          37,898,952                          49,141,712                           8,195,931                             302,822                           2,078,483                             1,362,627
     Net Transfers Between Sub-accounts                                                                                        70,099,983                             (61,802,224)                         190,641,093                            6,167,329                                 306,364,788                           46,864,762                          (6,108,393)                         (1,990,882)                         12,194,806                            6,280,145                          (5,251,148)                          3,973,006                          (3,200,690)                           (1,367,538)                        (22,652,353)                        (18,209,341)                          4,206,782                           2,228,483                             110,398                            37,221,494
     Surrenders                                                                                                              (100,516,156)                            (82,490,942)                          (8,497,293)                            (107,744)                                (31,458,990)                            (396,652)                         (8,467,299)                         (4,534,033)                         (2,216,738)                          (1,188,543)                        (18,269,551)                        (11,665,243)                         (8,489,716)                           (6,385,977)                        (15,835,320)                        (16,090,829)                           (707,481)                            (30,888)                         (3,599,911)                             (996,884)
                                                                                                  ------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
                                                                                                  ------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

     Net Increase (Decrease) In Net Assets Resulting
        From Capital Share Transactions                                                                                       122,131,952                             124,048,597                          254,627,731                            8,311,068                                 500,314,790                           60,803,009                           9,573,278                          11,938,409                          15,152,825                           16,033,166                          10,205,688                          68,352,231                          (6,610,158)                            7,937,070                            (588,721)                         14,841,542                          11,695,232                           2,500,417                          (1,411,030)                           37,587,237
                                                                                                  ------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
                                                                                                  ------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

TOTAL INCREASE (DECREASE) IN NET ASSETS                                                                                       226,126,071                             100,457,486                          273,948,922                            8,918,454                                 291,545,589                           76,367,130                         (29,897,120)                         56,105,663                          16,566,696                           14,962,635                           9,089,648                          83,191,305                         (24,966,455)                           27,504,631                           1,061,913                          15,839,162                           7,278,015                           4,083,737                           1,900,842                            37,369,810
                                                                                                  ------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
                                                                                                  ------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

NET ASSETS:
     Beginning of Period                                                                                                      962,673,309                             862,215,823                            8,918,454                                    -                                  76,367,130                                    -                         121,309,051                          65,203,388                          25,915,795                           10,953,160                         239,363,734                         156,172,429                         128,337,973                           100,833,342                          42,126,761                          26,287,599                           4,083,737                                   -                          37,369,810                                     -
                                                                                                  ------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
                                                                                                  ------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
     End of Period                                                                                                        $ 1,188,799,380                           $ 962,673,309                        $ 282,867,376                          $ 8,918,454                               $ 367,912,719                         $ 76,367,130                        $ 91,411,931                       $ 121,309,051                        $ 42,482,491                         $ 25,915,795                       $ 248,453,382                       $ 239,363,734                       $ 103,371,518                         $ 128,337,973                        $ 43,188,674                        $ 42,126,761                        $ 11,361,752                         $ 4,083,737                        $ 39,270,652                          $ 37,369,810
                                                                                                  ========================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================
                                                                                                  ========================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================

--------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

See Notes to Financial Statements.

* Date Operations Commenced.
AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
VARIABLE ACCOUNT B - CLASS 1 STAGECOACH
STATEMENTS OF CHANGES IN NET ASSETS

------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

                                                                                                                                       WFVT                                                                           WFVT                                                                         WFVT                                                                         WFVT                                                                     AAF                                                                AST - Stein Roe                                                              WFVT
                                                                                                                                  Equity Income                                                                Large Company Growth                                                         International Equity                                                        US Gov Asset Allocation                                                        Growth                                                               Small Cap Blend                                                        Strategic Growth
                                                                                                  ----------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
                                                                                                  ----------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                Year Ended                              Year Ended                             Year Ended                           Year Ended                              Year Ended                               Year Ended                          Year Ended                          Year Ended                          Year Ended                           Year Ended                          Year Ended                          Year Ended                          Year Ended                           Year Ended
                                                                                                               Dec. 31, 2000                           Dec. 31, 1999                         Dec. 31, 2000                        Dec. 31, 1999                            Dec. 31, 2000                           Dec. 31, 1999                        Dec. 31, 2000                       Dec. 31, 1999                       Dec. 31, 2000                       Dec. 31, 1999                        Dec. 31, 2000                       Dec. 31, 1999                       Dec. 31, 2000                        Dec. 31, 1999
                                                                                                  ----------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
                                                                                                  ----------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

INCREASE (DECREASE) IN NET ASSETS:

OPERATIONS:
     Net Investment Income (Loss)                                                                                                   $ 535                                 $ 9,844                           $ (157,990)                            $ (2,330)                                   $ (1,866)                                 $ -                                 $ -                           $ 884,268                       $ (20,524,239)                       $ (18,427,551)                                $ -                           $ (39,039)                                $ -                             $ (16,015)
     Net Realized Gain (Loss)                                                                                                      37,316                                     (83)                             125,321                                  250                                      (2,542)                                   -                                   -                          (1,526,629)                         89,162,778                          341,226,442                                   -                            (790,805)                                  -                               571,254
     Net Unrealized Gain (Loss) On Investments                                                                                    143,799                                   3,150                           (1,241,262)                             178,133                                     (71,131)                                   -                                   -                             384,112                        (257,603,833)                          56,035,439                                   -                             194,637                                   -                              (211,242)
                                                                                                  ----------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
                                                                                                  ----------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

     Net Increase (Decrease) In Net Assets Resulting
        From Operations                                                                                                           181,650                                  12,911                           (1,273,931)                             176,053                                     (75,539)                                   -                                   -                            (258,249)                       (188,965,294)                         378,834,330                                   -                            (635,207)                                  -                               343,997
                                                                                                  ----------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
                                                                                                  ----------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

     Transfers of Annuity Fund Deposits                                                                                         2,051,539                                 876,640                           12,256,743                            1,449,137                                     732,489                                    -                                   -                           5,438,649                         160,577,408                          352,548,365                                   -                             779,054                                   -                               682,913
     Net Transfers Between Sub-accounts                                                                                         1,654,901                                 474,686                            5,571,183                              659,186                                     477,058                                    -                                   -                         (38,039,714)                     (1,563,104,868)                          34,203,976                                   -                          (8,663,776)                                  -                            (2,018,084)
     Surrenders                                                                                                                  (189,062)                                 (9,977)                            (462,496)                             (10,749)                                       (835)                                   -                                   -                          (1,571,863)                       (134,447,897)                        (122,793,315)                                  -                            (199,193)                                  -                               (72,738)
                                                                                                  ----------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
                                                                                                  ----------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

     Net Increase (Decrease) In Net Assets Resulting
        From Capital Share Transactions                                                                                         3,517,378                               1,341,349                           17,365,430                            2,097,574                                   1,208,712                                    -                                   -                         (34,172,928)                     (1,536,975,357)                         263,959,026                                   -                          (8,083,915)                                  -                            (1,407,909)
                                                                                                  ----------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
                                                                                                  ----------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

TOTAL INCREASE (DECREASE) IN NET ASSETS                                                                                         3,699,028                               1,354,260                           16,091,499                            2,273,627                                   1,133,173                                    -                                   -                         (34,431,177)                     (1,725,940,651)                         642,793,356                                   -                          (8,719,122)                                  -                            (1,063,912)
                                                                                                  ----------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
                                                                                                  ----------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

NET ASSETS:
     Beginning of Period                                                                                                        1,354,260                                       -                            2,273,627                                    -                                           -                                    -                                   -                          34,431,177                       1,725,578,449                        1,082,785,093                                   -                           8,719,122                                   -                             1,063,912
                                                                                                  ----------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
                                                                                                  ----------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
     End of Period                                                                                                            $ 5,053,288                             $ 1,354,260                         $ 18,365,126                          $ 2,273,627                                 $ 1,133,173                                  $ -                                 $ -                                 $ -                          $ (362,202)                     $ 1,725,578,449                                 $ -                                 $ -                                 $ -                                   $ -
                                                                                                  ==============================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================
                                                                                                  ==============================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================

------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

See Notes to Financial Statements.

* Date Operations Commenced.

American Skandia Life Assurance Corporation
Variable Account B - Class 1 Stagecoach

Notes to Financial Statements
December 31, 2000
------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

1.       ORGANIZATION

         American Skandia Life Assurance  Corporation Variable Account B - Class 1 Stagecoach (the "Account") is a separate investment account of American Skandia Life Assurance Corporation  ("American Skandia" or "Company").  The Account is registered with the Securities and
         Exchange Commission under the Investment Company Act of 1940 as a unit investment trust.

         As of December 31, 2000, the Account consisted of seventy-nine  sub-accounts.  These financial statements report on thirty-four  sub-accounts offered in the American Skandia's Stagecoach Variable Annuity,  Stagecoach Variable Annuity Plus, Stagecoach Extra Credit and
         Stagecoach  Variable Annuity Flex. Each of the thirty-four  sub-accounts  invests only in a single  corresponding  portfolio of either American Skandia Trust,  Montgomery  Variable Series,  Wells Fargo Variable Trust, or INVESCO Variable  Investment  Funds, Inc. (the
         "Trusts").  American Skandia Investment Services,  Incorporated,  an affiliate of American Skandia, is the investment manager for American Skandia Trust while Lord Abbett & Co., Janus Capital Corporation,  Neuberger Berman Management Incorporated,  Pacific Investment
         Management Company, INVESCO Funds Group Inc., American Century Investment Management,  Inc., Marsico Capital Management LLC, Cohen and Steers Capital Management,  Inc., Massachusetts Financial Services Company, Fred Alger Management,  Inc., GAMCO Investors, Inc., and
         Zurich Scudder Investments, Inc. are the sub-advisors.  Montgomery Asset Management, L.P. is the investment advisor for the Montgomery Variable Series.  Wells Fargo Bank N.A. is the

         investment advisor for the Wells Fargo Variable Trust.  INVESCO Funds Group, Inc. is the investment advisor for the INVESCO Variable Investment Funds, Inc.

         The investment advisors are paid fees for their services by the respective Trusts.

         The annuities described above are distributed by American Skandia Marketing, Inc., an affiliate of American Skandia, and are sold exclusively to customers of Wells Fargo Bank, N.A.

         During 2000, the following sub-accounts incurred a name change or sub-advisor change: AST American Century International Growth II (formerly AST T. Rowe Price International Equity) and AST Gabelli Small-Cap Value (formerly AST T. Rowe Price Small Company Value).

         The 1999 Statement of Operations and 1999 Statement of Changes in Net Assets have been restated to include two funds that are currently available for the investment by contract owners.

2.       VALUATION OF INVESTMENTS

         The market value of the  investments in the  sub-accounts  is based on the net asset values of the Trust shares held at the end of the current  period.  Transactions  are accounted for on the trade date and dividend  income is recognized on an accrual basis. Realized gains and losses on sales of investments are determined on a first-in first-out basis.

3.       ESTIMATES
         The preparation of financial statements,  in conformity with accounting principles generally accepted in the United States, requires that management make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

4.       INCOME TAXES
         American Skandia does not expect to incur any federal income tax liability on earnings,  or realized capital gains attributable to the Account;  therefore,  no charges for federal income taxes are currently deducted from the Account. If American Skandia incurs income taxes attributable to the Account, or determines that such taxes will be incurred, it may make a charge for such taxes against the Account.

         Under current laws,  American Skandia may incur state and local income taxes (in addition to premium tax) in several states.  The Company does not anticipate that these will be significant.  However,  American Skandia may make charges to the Account in the event that the amount of these taxes changes.

5.   DIVERSIFICATION REQUIREMENTS
         Section 817(h) of the Internal Revenue Code provides that a variable annuity contract, in order to qualify as an annuity,  must have an "adequately  diversified"  segregated asset account (including  investments in a mutual fund by the segregated asset account of the insurance companies).  If the diversification requirements under the Internal  Revenue Code are not met and the annuity is not treated as an annuity,  the taxpayer will be subject to income tax on the annual gain in the contract.  The Treasury  Department's  regulations  prescribe  the  diversification  requirements for variable annuity contracts.  The Company believes the underlying mutual fund portfolios complied with the terms of these regulations.

6.       CONTRACT CHARGES
         The following contract charges are paid to American Skandia, which provides administrative services to the Account:

         Mortality and Expense Risk Charges - Charged daily against the Account at an annual rate of 1.25% of the net assets.

         Administrative Fees - Charged daily against the Account at an annual rate of .15% of the net assets.  A maintenance fee of $30 per contractowner account is deducted at the end of each contract year and on surrender.

         Contingent Deferred Sales Charges are computed as set forth in the respective  prospectus' of the Stagecoach Variable Annuity, the Stagecoach Variable Annuity Plus and the Stagecoach Extra Credit Variable Annuity.  There is no Contingent Deferred Sales Charges on the
         Stagecoach  Variable Annuity Flex. These charges may be imposed on the full or partial surrender of certain  contracts.  There is no contingent  deferred sales charge if all premiums were received at least eight complete years prior to the date of the full or partial surrender.

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
VARIABLE ACCOUNT B - CLASS 1 STAGECOACH

NOTES TO FINANCIAL STATEMENTS (continued)

--------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

7.   CHANGES IN THE UNITS OUTSTANDING

                                                                           Class 1 Sub-accounts Investing In:                                                                                                                                                                                                                                                                                                            Class 1 Sub-accounts Investing In:                                                                                                                                     Class 1 Sub-accounts Investing In:
                                                                           -----------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
                                                                           ----------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
                                                                                               AST-Alger                                               AST-Alger                                               AST- American Century                                   AST- American Century                                  AST- American Century                                    AST-Cohens & Steers                                         AST-Gabelli                                            AST-Invesco                                             AST-JanCap                                               AST-Janus
                                                                                           All Cap Growth                                              Growth                                                  International Growth I                                  International Growth II                                    Income & Growth                                           Real Estate                                           Small Cap Value                                         Equity Income                                              Growth                                              Overseas Growth
                                                                           -----------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
                                                                           ----------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
                                                                                   Year Ended                  Year Ended                  Year Ended                  Year Ended                 Year Ended                  Year Ended                  Year Ended                  Year Ended                  Year Ended                  Year Ended                 Year Ended                  Year Ended                  Year Ended                  Year Ended                  Year Ended                  Year Ended                 Year Ended                  Year Ended                  Year Ended                  Year Ended
                                                                                  Dec. 31, 2000               Dec. 31, 1999               Dec. 31, 2000              Dec. 31, 1999               Dec. 31, 2000               Dec. 31, 1999               Dec. 31, 2000               Dec. 31, 1999               Dec. 31, 2000              Dec. 31, 1999               Dec. 31, 2000               Dec. 31, 1999               Dec. 31, 2000               Dec. 31, 1999               Dec. 31, 2000              Dec. 31, 1999               Dec. 31, 2000               Dec. 31, 1999               Dec. 31, 2000               Dec. 31, 1999
                                                                           -----------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
                                                                           ----------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
Units Outstanding Beginning of the Period                                                            -                           -                           -                          -                   6,855,601                   5,670,336                  28,704,924                  34,328,425                  21,361,995                 13,845,190                   6,224,365                   3,771,461                  21,340,168                  24,700,211                  46,660,160                 40,994,187                  94,850,623                  80,631,598                  61,117,418                  43,711,763
Units Purchased                                                                             15,572,565                           -                     659,052                          -                   5,938,888                   1,701,547                   1,525,058                   2,387,422                   9,503,127                  6,149,725                   1,783,109                   2,295,153                   2,636,286                   4,232,548                   6,485,913                  9,432,516                  16,634,541                  22,575,336                   7,430,557                  13,999,128
Units Transferred Between Sub-accounts                                                      14,041,924                           -                 139,959,589                          -                   5,040,621                    (205,609)                 (1,589,145)                 (5,791,989)                  3,489,536                  2,364,939                   4,496,188                     447,875                     920,717                  (6,293,301)                  1,073,082                   (573,664)                 (3,643,238)                 (1,954,630)                 (6,940,931)                  6,415,887
Units Surrendered                                                                           (1,384,858)                          -                  (1,954,064)                         -                    (827,758)                   (310,673)                 (2,300,289)                 (2,218,934)                 (1,966,456)                  (997,859)                   (612,474)                   (290,124)                 (1,598,647)                 (1,299,290)                 (4,047,660)                (3,192,879)                 (8,591,153)                 (6,401,681)                 (4,279,333)                 (3,009,360)
                                                                           -----------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
                                                                           ----------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
Units Outstanding End of the Period                                                         28,229,631                           -                 138,664,577                          -                  17,007,352                   6,855,601                  26,340,548                  28,704,924                  32,388,202                 21,361,995                  11,891,188                   6,224,365                  23,298,524                  21,340,168                  50,171,495                 46,660,160                  99,250,773                  94,850,623                  57,327,711                  61,117,418
                                                                           =============================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================
                                                                           ============================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================

--------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
* Date Operations Commenced
AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
VARIABLE ACCOUNT B - CLASS 1 STAGECOACH

NOTES TO FINANCIAL STATEMENTS (continued)

--------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

7.   CHANGES IN THE UNITS OUTSTANDING

                                                                                                                                                                                          Class 1 Sub-accounts Investing In:                                                                                                                                     Class 1 Sub-accounts Investing In:                                                                                                                                     Class 1 Sub-accounts Investing In:
                                                                           -----------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
                                                                           ----------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
                                                                                                   AST-Janus                                               AST-Janus                                            AST - Kemper                                          AST - Lord Abbett                                       AST - Marsico                                            AST - MFS                                        AST- Neuberger & Berman                                AST- Neuberger & Berman                                    AST - PIMCO                                                AST - PIMCO
                                                                                               Mid Cap Growth                                           Small Cap Growth                                     Small Cap Value                                         Small Cap Value                                         Capital Growth                                             Growth                                              Mid-Cap Growth                                           Mid-Cap Value                                          Limited Bond                                           Total Return Bond
                                                                           -----------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
                                                                           ----------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
                                                                                   Year Ended                  Year Ended                  Year Ended                  Year Ended                 Year Ended                  Year Ended                  Year Ended                  Year Ended                  Year Ended                  Year Ended                 Year Ended                  Year Ended                  Year Ended                  Year Ended                  Year Ended                  Year Ended                 Year Ended                  Year Ended                  Year Ended                  Year Ended
                                                                                  Dec. 31, 2000               Dec. 31, 1999               Dec. 31, 2000              Dec. 31, 1999               Dec. 31, 2000               Dec. 31, 1999               Dec. 31, 2000               Dec. 31, 1999               Dec. 31, 2000              Dec. 31, 1999               Dec. 31, 2000               Dec. 31, 1999               Dec. 31, 2000               Dec. 31, 1999               Dec. 31, 2000              Dec. 31, 1999               Dec. 31, 2000               Dec. 31, 1999               Dec. 31, 2000               Dec. 31, 1999
                                                                           -----------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
                                                                           ----------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
Units Outstanding Beginning of the Period                                                            -                           -                  32,134,969                 15,003,001                  53,349,003                           -                   6,597,544                   4,081,870                  78,684,943                 40,757,449                     409,467                           -                  13,460,525                  13,389,289                  37,864,586                 16,410,121                  32,560,943                  28,863,932                  73,530,507                  64,224,618
Units Purchased                                                                              4,549,468                           -                   1,691,590                  7,636,717                  12,668,203                   2,444,262                   2,903,934                   2,567,431                  21,621,804                 28,766,864                   4,001,534                     232,164                   6,576,802                   2,285,131                   4,112,369                  4,135,450                   4,573,653                   6,648,573                  10,867,479                  19,275,213
Units Transferred Between Sub-accounts                                                       5,048,195                           -                  (6,280,218)                10,866,270                   3,826,659                  54,737,624                   6,271,107                     194,596                     276,496                 12,618,011                   3,271,065                     179,355                   8,088,785                  (1,301,268)                  6,160,891                 19,957,280                  (2,252,122)                    136,595                   5,273,481                  (4,733,026)
Units Surrendered                                                                             (171,561)                          -                  (2,011,248)                (1,371,019)                 (6,222,586)                 (3,832,883)                   (579,532)                   (246,353)                 (5,955,552)                (3,457,381)                   (166,580)                     (2,052)                 (1,608,262)                   (912,627)                 (3,579,147)                (2,638,265)                 (3,835,518)                 (3,088,157)                 (7,126,227)                 (5,236,298)
                                                                           -----------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
                                                                           ----------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
Units Outstanding End of the Period                                                          9,426,102                           -                  25,535,093                 32,134,969                  63,621,279                  53,349,003                  15,193,053                   6,597,544                  94,627,691                 78,684,943                   7,515,486                     409,467                  26,517,850                  13,460,525                  44,558,699                 37,864,586                  31,046,956                  32,560,943                  82,545,240                  73,530,507
                                                                           =============================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================
                                                                           ============================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================

--------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
* Date Operations Commenced
AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
VARIABLE ACCOUNT B - CLASS 1 STAGECOACH

NOTES TO FINANCIAL STATEMENTS (continued)

--------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

7.   CHANGES IN THE UNITS OUTSTANDING

                                                                                                                                   Class 1 Sub-accounts Investing In:                                                                                                                                     Class 1 Sub-accounts Investing In:                                                                                                                                     Class 1 Sub-accounts Investing In:
                                                                           -----------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
                                                                           ----------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
                                                                                                INVESCO                                                 INVESCO                                              Montgomery                                                 WFVT                                                    WFVT                                                   WFVT                                                    WFVT                                                    WFVT                                                   WFVT                                                    WFVT
                                                                                             VIF Health Sciences                                    VIF Technology Funds                                     Emerging Markets                                      Equity Value                                          Asset Allocation                                        Growth & Income                                          Money Market                                            Small Cap Growth                                       Corporate Bond                                           Equity Income
                                                                           -----------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
                                                                           ----------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
                                                                                   Year Ended                  Year Ended                  Year Ended                  Year Ended                 Year Ended                  Year Ended                  Year Ended                  Year Ended                  Year Ended                  Year Ended                 Year Ended                  Year Ended                  Year Ended                  Year Ended                  Year Ended                  Year Ended                 Year Ended                  Year Ended                  Year Ended                  Year Ended
                                                                                  Dec. 31, 2000               Dec. 31, 1999               Dec. 31, 2000              Dec. 31, 1999               Dec. 31, 2000               Dec. 31, 1999               Dec. 31, 2000               Dec. 31, 1999               Dec. 31, 2000              Dec. 31, 1999               Dec. 31, 2000               Dec. 31, 1999               Dec. 31, 2000               Dec. 31, 1999               Dec. 31, 2000              Dec. 31, 1999               Dec. 31, 2000               Dec. 31, 1999               Dec. 31, 2000               Dec. 31, 1999
                                                                           -----------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
                                                                           ----------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
Units Outstanding Beginning of the Period                                                      786,518                           -                   4,622,242                          -                  12,060,036                  10,534,383                   2,826,839                   1,148,849                  10,783,373                  7,584,157                   4,625,477                   4,314,842                   3,500,017                   2,250,003                     247,735                          -                   3,758,299                           -                     136,006                           -
Units Purchased                                                                              5,378,661                     209,738                  12,017,020                    979,105                   2,474,507                   2,387,735                     527,611                   1,134,203                   1,426,653                  3,528,094                     166,594                     614,602                   2,942,324                   3,976,049                     455,060                     24,702                     195,469                     130,159                     208,581                      88,892
Units Transferred Between Sub-accounts                                                      13,821,022                     586,420                  14,569,486                  3,679,123                    (710,436)                   (275,348)                  1,292,554                     651,134                    (210,988)                   181,751                    (118,134)                    (59,287)                 (2,103,982)                 (1,538,785)                    237,893                    225,552                          84                   3,722,103                     176,174                      48,105
Units Surrendered                                                                             (604,796)                     (9,640)                 (1,717,635)                   (35,986)                   (924,635)                   (586,734)                   (204,116)                   (107,347)                   (761,211)                  (510,629)                   (300,583)                   (244,680)                   (897,845)                 (1,187,250)                    (37,733)                    (2,519)                   (319,535)                    (93,963)                    (17,775)                       (991)
                                                                           -----------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
                                                                           ----------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
Units Outstanding End of the Period                                                         19,381,405                     786,518                  29,491,113                  4,622,242                  12,899,472                  12,060,036                   4,442,888                   2,826,839                  11,237,827                 10,783,373                   4,373,354                   4,625,477                   3,440,514                   3,500,017                     902,955                    247,735                   3,634,317                   3,758,299                     502,986                     136,006
                                                                           =============================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================
                                                                           ============================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================================

--------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
* Date Operations Commenced
AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
VARIABLE ACCOUNT B - CLASS 1 STAGECOACH

NOTES TO FINANCIAL STATEMENTS (continued)

--------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

7.   CHANGES IN THE UNITS OUTSTANDING

                                                                           Class 1 Sub-accounts Investing In:
                                                                           -----------------------------------------------------------------------------------------------------------------------------------------------------------------------
                                                                           ----------------------------------------------------------------------------------------------------------------------------------------------------------------------
                                                                                                    WFVT                                                    WFVT                                                    AAF
                                                                                            Large Company Growth                                     International Equity                                          Growth
                                                                           -----------------------------------------------------------------------------------------------------------------------------------------------------------------------
                                                                           ----------------------------------------------------------------------------------------------------------------------------------------------------------------------
                                                                                   Year Ended                  Year Ended                  Year Ended                  Year Ended                 Year Ended                  Year Ended
                                                                                  Dec. 31, 2000               Dec. 31, 1999               Dec. 31, 2000              Dec. 31, 1999               Dec. 31, 2000               Dec. 31, 1999
                                                                           -----------------------------------------------------------------------------------------------------------------------------------------------------------------------
                                                                           ----------------------------------------------------------------------------------------------------------------------------------------------------------------------
Units Outstanding Beginning of the Period                                                      189,740                           -                           -                          -                  20,747,944                  17,168,792
Units Purchased                                                                                938,933                     130,800                      77,113                          -                   1,829,435                   4,910,321
Units Transferred Between Sub-accounts                                                         468,240                      59,884                      50,236                          -                 (20,988,624)                    328,071
Units Surrendered                                                                              (33,362)                       (944)                        (92)                         -                  (1,588,755)                 (1,659,240)
                                                                           -----------------------------------------------------------------------------------------------------------------------------------------------------------------------
                                                                           ----------------------------------------------------------------------------------------------------------------------------------------------------------------------
Units Outstanding End of the Period                                                          1,563,551                     189,740                     127,257                          -                           -                  20,747,944
                                                                           =======================================================================================================================================================================
                                                                           ======================================================================================================================================================================

--------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
* Date Operations Commenced

VARIABLE ACCOUNT B - CLASS 1 STAGECOACH

NOTES TO FINANCIAL STATEMENTS (continued)

-------------------------------------------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------------------------------------------

8.  SECURITIES TRANSACTIONS

Purchases and sales of securities, other than short-term securities, were as follows:

                                                                                  Purchases                                    Sales
                                                                                 Year Ended           Year Ended            Year Ended            Year Ended                   Part 3                  Part 5                  Total Purchases
                                                                                Dec. 31, 2000        Dec. 31, 1999         Dec. 31, 2000         Dec. 31, 1999
                                                                            ---------------------------------------------------------------------------------------
                                                                            ---------------------------------------------------------------------------------------
            AST - Alger All Cap Growth Portfolio                                     393,032,936                     -           105,214,087                     -                         261,391,168             131,641,768             393,032,936
            AST - Alger Growth Portfolio                                           1,418,645,272                     -            33,402,518                     -                       1,418,645,272                       0           1,418,645,272
            AST - American Century International Growth I Portfolio                  498,623,191            76,803,802           292,911,616            62,309,042                         329,850,406             168,772,785             498,623,191
            AST - American Century International Growth II Portfolio                 278,655,836           597,074,887           276,326,506           659,959,680                         278,655,836                       0             278,655,836
            AST - American Century Income and Growth Portfolio                       273,916,925           140,724,960            83,890,915            21,418,068                         273,916,925                       0             273,916,925
            AST - Cohens & Steers Real Estate Portfolio                              141,121,411            50,543,202            87,029,368            28,665,886                         118,833,481              22,287,930             141,121,411
            AST - Gabelli Small-Cap Value Portfolio                                  192,662,634            95,642,348           158,163,876           133,607,738                         192,662,634                       0             192,662,634
            AST - Invesco Equity Income Portfolio                                    422,882,115           386,585,921           267,806,531           244,093,440                         422,882,115                       0             422,882,115
            AST -  Jancap Growth Portfolio                                         2,245,988,092         2,796,844,434         1,540,228,581         2,033,899,820                       2,245,988,092                       0           2,245,988,092
            AST - Janus Overseas Growth Portfolio                                  1,020,333,852         1,061,332,081         1,129,149,583           798,115,548                       1,020,333,852                       0           1,020,333,852
            AST -  Janus Mid-Cap Growth Portfolio                                    110,984,866                     -            22,958,901                     -                          87,119,693              23,865,173             110,984,866
            AST - Janus Small-Cap Growth Portfolio                                   242,959,758           723,175,630           364,563,038           283,189,711                         242,959,758                       0             242,959,758
            AST - Kemper Small Cap Value Portfolio                                   731,789,178           823,089,514           516,831,075           378,517,353                         731,789,178                       0             731,789,178
            AST - Lord Abbett Small Cap Value Portfolio                              142,485,391            54,838,623            39,468,963            30,561,202                         142,485,391                       0             142,485,391
            AST - Marsico Capital Growth Portfolio                                   807,813,793           879,393,216           467,185,960           301,330,985                         807,813,793                       0             807,813,793
            AST - MFS Growth Portfolio                                                82,409,448             5,316,905             1,948,251             1,053,763                          82,409,448                       0              82,409,448
            AST - Neuberger & Berman Mid-Cap Growth Portfolio                      1,302,862,923           205,579,429           864,796,399           184,743,622                         818,696,078             484,166,845           1,302,862,923
            AST - Neuberger & Berman Mid-Cap Value Portfolio                         386,240,662           622,937,476           259,315,076           236,425,704                         386,240,662                       0             386,240,662
            AST - PIMCO Limited Bond Portfolio                                       190,372,250           185,820,697           192,552,556           129,411,273                         190,372,250                       0             190,372,250
            AST - PIMCO Total Return Bond Portfolio                                  482,933,928           447,172,927           324,120,456           269,314,929                         482,933,928                       0             482,933,928
            AAF - Growth                                                                       -         1,384,290,382         1,859,045,856         1,011,406,666
            INVESCO - VIF Health Sciences Fund                                       338,931,043            13,625,683            85,929,824             5,323,760                         271,318,767              67,612,276             338,931,043
            INVESCO - VIF Technology Fund                                          1,038,875,827            71,426,192           542,973,728            10,730,858                         531,780,627             507,095,200           1,038,875,827
            Montgomery - Emerging Markets Portfolio                                  177,100,302           111,698,539           169,274,865           101,005,955                         112,707,505              64,392,797             177,100,302
            WFVT - U.S. Government Allocation                                                  -            10,874,962                     -            44,108,980                                   0                       0                       0
            WFVT - Equity Value Fund                                                  26,708,799            18,846,795            11,771,053             2,909,340                          26,708,799                       0              26,708,799
            WFVT - Asset Allocation Fund                                              32,693,176            74,430,516            12,638,176             4,775,503                          32,693,176                       0              32,693,176
            WFVT - Growth & Income Fund                                               18,644,003            13,504,797            16,446,626             7,019,246                          18,644,003                       0              18,644,003
            WFVT - Money Market Fund                                                  47,304,615            51,504,956            46,242,703            35,665,794                          43,204,580               4,100,035              47,304,615
            WFVT - Small Cap Growth Fund                                              18,673,710             3,162,028             3,935,801               673,941                          18,673,710                       0              18,673,710
            WFVT - Corporate Bond Fund                                                10,138,756            39,596,499             9,467,819             1,542,023                          10,138,756                       0              10,138,756
            WFVT - Equity Income Fund                                                  4,249,309             1,390,159               672,048                38,966                           4,249,309                       0               4,249,309
            WFVT - Large Company Growth Fund                                          17,807,767             2,105,166               600,414                 9,834                          17,807,767                       0              17,807,767
            WFVT - International Equity Fund                                           1,249,996                     -                43,250                     -                           1,214,189                  35,807               1,249,996

                                                                            ---------------------------------------------------------------------------------------            ------------------------------------------------------------------------
                                                                            ---------------------------------------------------------------------------------------            ------------------------------------------------------------------------
                                                                                $ 13,099,091,764      $ 10,949,332,726       $ 9,786,906,419       $ 7,021,828,630                      11,625,121,148           1,473,970,616          13,099,091,764
                                                                            =======================================================================================            ========================================================================
                                                                            =======================================================================================            ========================================================================

Wells Apex

                                                                PART C

                                                           OTHER INFORMATION

Item 24.  Financial Statements and Exhibits:

(a)      All financial statements are included in Parts A & B of this Registration Statement.

(b)      Exhibits are attached as indicated.

         (1)      Copy of the resolution of the board of directors of Depositor  authorizing  the  establishment  of the Registrant for
                  Separate Account B filed via EDGAR with Post-Effective  Amendment No. 6 to Registration Statement No. 33-87010, filed
                  March 2, 1998.

         (2)      Not applicable.  American Skandia Life Assurance Corporation maintains custody of all assets.

         (3)      (a)      Form of revised Principal  Underwriting  Agreement  between American Skandia Life Assurance  Corporation and
                           American Skandia Marketing, Incorporated,  formerly known as Skandia Life Equity Sales Corporation filed via
                           EDGAR with Post-Effective Amendment No. 6 to Registration Statement No. 33-87010, filed March 2, 1998.

                  (b)      Form of  Revised  Dealer  Agreement  filed via EDGAR with  Post-Effective  Amendment  No. 7 to  Registration
                           Statement No. 33-87010, filed April 24, 1998.

         (4)      (a)      Copy of the Form of Annuity :
                           (1)      Group Contract filed via EDGAR with  Pre-Effective  Amendment No. 1 to  Registration  Statement No.
                                    333-49478, filed February 14, 2001.
                           (2)      Individual  Contract  without  fixed  filed  via  EDGAR  with  Pre-Effective  Amendment  No.  1  to
                                    Registration Statement No. 333-49478, filed February 14, 2001.
                           (3)      Individual  Contract filed via EDGAR with Pre-Effective  Amendment No. 1 to Registration  Statement
                                    No. 333-49478, filed February 14, 2001.

(b)      Copy of Guaranteed  Minimum Death Benefit  Endorsement  filed via EDGAR with  Post-Effective  Amendment No. 8 to  Registration
                           Statement No. 33-87010, filed April 26, 1999.

                  (c)      Copy  of  percent  Death  Benefit  Endorsement  filed  via  EDGAR  with  Pre-Effective  Amendment  No.  1 to
                           Registration Statement No. 333-49478, filed March 14, 2001.

         (5)      A copy of the  application  form  used  with the  Annuity  filed via EDGAR  with  Post-Effective  Amendment  No. 6 to
                  Registration Statement No. 33-87010, filed March 2, 1998.

         (6)      (a)      Copy of the certificate of  incorporation  of American  Skandia Life Assurance  Corporation  filed via EDGAR with Post-Effective Amendment No. 6 to Registration Statement No. 33-87010, filed March 2, 1998.

                  (b)      Copy of the By-Laws of American  Skandia  Life  Assurance  Corporation  filed via EDGAR with  Post-Effective
                           Amendment No. 6 to Registration Statement No. 33-87010, filed March 2, 1998.

         (7)      Annuity Reinsurance Agreements between Depositor and:                          Not applicable

         (8)      Agreements between Depositor and:

                  (a)      American  Skandia Trust filed via EDGAR with  Post-Effective  Amendment No. 4 to Registration  Statement No.
                           33-87010,  filed February 25, 1997 (At such time, what later became American  Skandia Trust was known as the
                           Henderson Global Asset Trust).

                  (b)      Life & Annuity Trust Agreement (previously filed in Post-Effective Amendment No. 1 to Registration Statement No. 33-71118, filed February 17, 1995).
                           FILED VIA EDGAR with  Post-Effective  Amendment No. 4 to this  Registration  Statement No.  33-59993,  filed
                           April 27, 1998.

(c)      The  Montgomery  Funds III filed via EDGAR in the Initial  Registration  Statement to  Registration  Statement No.  333-08853,
                           filed July 25, 1996.

(d)      INVESCO Variable  Investment Funds,  Inc. filed via EDGAR with  Post-Effective  Amendment No. 9 to Registration  Statement No.
                           33-87010, filed April 26, 2000.

         (9)      Opinion and Consent of Counsel                                                                    FILED HEREWITH

         (10)     Consent of Ernst & Young LLP                                                                      FILED HEREWITH

         (11)     Not applicable.

         (12)     Not applicable.

         (13)     Calculation  of  Performance  Information  for  Advertisement  of  Performance  filed via EDGAR  with  Post-effective
                  Amendment No. 12 to Registration Statement No. 33-44436, filed April 29, 1996.

(14)     Financial Data Schedule

Item 25.  Directors and Officers of the Depositor:  The Directors and Officers of the Depositor are shown in Part A.

Item 26.  Persons  Controlled  by or Under  Common  Control  with the  Depositor  or  Registrant:  The  Depositor  does not directly or indirectly control any person.  The following persons are under common control with the Depositor by American Skandia, Inc.:

         (1)      American Skandia Information Services and Technology  Corporation  ("ASIST"):  The organization is a general business
                  ----------------------------------------------------------------------------
                  corporation  organized  in the State of  Delaware.  Its  primary  purpose is to  provide  various  types of  business services to American Skandia,  Inc. and all of its subsidiaries  including computer systems acquisition,  development and  maintenance,  human  resources  acquisition,  development  and  management,  accounting and financial  reporting services and general office services.

         (2)      American  Skandia  Marketing,  Incorporated  ("ASM,  Inc."):  The  organization  is a  general  business  corporation
                  ------------------------------------------------------------
                  organized  in the State of  Delaware.  It was  formed  primarily  for the  purpose  of acting as a  broker-dealer  in securities.  It acts as the principal "underwriter" of annuity contracts deemed to be securities,  as required by the
                  Securities and Exchange  Commission,  which  insurance  policies are to be issued by American  Skandia Life Assurance
                  Corporation.  It provides  securities  law  supervisory  services in relation to the  marketing of those  products of
                  American Skandia Life Assurance Corporation  registered as securities.  It also may provide such services in relation to marketing of certain  public  mutual  funds.  It also has the power to carry on a general  financial,  securities, distribution,  advisory, or investment advisory business; to act as a general agent or broker for insurance companies and to render  advisory,  managerial,  research and  consulting  services for  maintaining  and improving  managerial efficiency and operation.

         (3)      American Skandia Investment  Services,  Incorporated  ("ASISI"):  The organization is a general business  corporation
                  ----------------------------------------------------------------
                  organized in the state of Connecticut.  The organization is authorized to provide  investment  service and investment management advice in connection with the purchasing,  selling, holding or exchanging of securities or other assets to insurance companies,  insurance-related  companies, mutual funds or business trusts. It's primary role is expected to be as investment  manager for certain mutual funds [to be made  available  primarily  through the variable  insurance products of American Skandia Life Assurance Corporation.]

         (4)      Skandia Vida:  This  subsidiary of American  Skandia Life  Assurance  Corporation  was organized in March,  1995, and
                  ------------
                  began  operations  in July,  1995.  It offers  investment  oriented life  insurance  designed for  long-term  savings products through independent banks and brokers in Mexico.

Item 27.  Number of Contract Owners:   Currently there are no owners of Annuities.

Item 28.  Indemnification:  Under Section  33-320a of the  Connecticut  General  Statutes,  the Depositor  must indemnify a director or officer  against  judgments,  fines,  penalties,  amounts paid in settlement and reasonable  expenses  including  attorneys'  fees, for actions  brought or threatened to be brought  against him in his capacity as a director or officer when certain  disinterested  parties determine  that he acted in good faith and in a manner he  reasonably  believed to be in the best  interests of the  Depositor.  In any criminal  action or  proceeding,  it also must be  determined  that the  director  or officer  had no reason to believe his conduct was unlawful.  The director or officer must also be  indemnified  when he is  successful on the merits in the defense of a proceeding or in circumstances  where a court  determines  that he is fairly and  reasonable  entitled to be  indemnified,  and the court  approves  the amount.  In  shareholder  derivative  suits,  the director or officer must be finally  adjudged not to have  breached  this duty to the
Depositor or a court must  determine  that he is fairly and reasonably  entitled to be  indemnified  and must approve the amount.  In a claim based upon the  director's  or  officer's  purchase or sale of the  Registrants'  securities,  the director or officer may obtain indemnification  only if a court  determines  that,  in view of all the  circumstances,  he is fairly  and  reasonably  entitled  to be indemnified  and then for such  amount as the court  shall  determine.  The  By-Laws of American  Skandia  Life  Assurance  Corporation
("ASLAC") also provide directors and officers with rights of indemnification, consistent with Connecticut Law.

The foregoing statements are subject to the provisions of Section 33-320a.

Directors  and officers of ASLAC and ASM,  Inc. can also be  indemnified  pursuant to indemnity  agreements  between each  director and officer and American Skandia,  Inc., a corporation  organized under the laws of the state of Delaware.  The provisions of the indemnity agreement are governed by Section 45 of the General Corporation Law of the State of Delaware.

The directors and officers of ASLAC and ASM, Inc. are covered under a directors and officers  liability  insurance  policy issued by an unaffiliated  insurance  company to Skandia  Insurance  Company Ltd., their ultimate  parent.  Such policy will reimburse ASLAC or ASM,
Inc., as applicable,  for any payments that it shall make to directors and officers pursuant to law and, subject to certain  exclusions contained in the policy,  will pay any other  costs,  charges and  expenses,  settlements  and  judgments  arising from any  proceeding involving any director or officer of ASLAC or ASM, Inc., as applicable, in his or her past or present capacity as such.

Registrant  hereby  undertakes as follows:  Insofar as  indemnification  for liabilities  arising under the Securities Act of 1933 (the
"Act") may be permitted  to  directors,  officers and  controlling  persons of  Registrant  pursuant to the  foregoing  provisions,  or otherwise,  Registrant has been advised that in the opinion of the Securities and Exchange  Commission such  indemnification is against public policy as expressed in the Act and,  therefore,  is unenforceable.  In the event that a claim for  indemnification  against such liabilities  (other than the payment by  Registrant  of expenses  incurred  or paid by a  director,  officer or  controlling  person of
Registrant in the successful  defense of any action,  suit or proceeding) is asserted by such director,  officer or controlling  person in connection  with the  securities  being  registered,  unless in the opinion of  Registrant's  counsel the matter has been settled by controlling  precedent,  Registrant will submit to a court of appropriate  jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 29.  Principal Underwriters:

(a)      At present, ASM, Inc. acts as principal underwriter only for annuities to be issued by ASLAC.

(b)      Directors and officers of ASM, Inc.

Name and Principal Business Address                                   Position and Offices with Underwriter
-----------------------------------                                   -------------------------------------

Patricia J. Abram                                                               Senior Vice President
American Skandia Life Assurance Corporation
One Corporate Drive, P.O. Box 883
Shelton, Connecticut  06484-0883

Lori Allen                                                                      Vice President
American Skandia Life Assurance Corporation
One Corporate Drive, P.O. Box 883
Shelton, Connecticut  06484-0883

Gordon C. Boronow                                                               Deputy Chief Executive Officer
American Skandia Life Assurance Corporation
One Corporate Drive, P.O. Box 883
Shelton, Connecticut  06484-0883

Hollie Briggs                                                                   Vice President
American Skandia Life Assurance Corporation
One Corporate Drive, P.O. Box 883
Shelton, Connecticut  06484-0883

Robert Brinkman                                                                 Senior Vice President
American Skandia Life Assurance Corporation
One Corporate Drive, P.O. Box 883
Shelton, Connecticut  06484-0883

Carl Cavaliere                                                                  Vice President
American Skandia Life Assurance Corporation
One Corporate Drive, P.O. Box 883
Shelton, Connecticut  06484-0883

Kathleen A. Chapman                                                             Corporate Secretary
American Skandia Life Assurance Corporation
One Corporate Drive, P.O. Box 883
Shelton, Connecticut  06484-0883

Lucinda C. Ciccarello                                                           Vice President
American Skandia Life Assurance Corporation
One Corporate Drive, P.O. Box 883
Shelton, Connecticut  06484-0883

Lincoln R. Collins                                                              Senior Vice President and
American Skandia Life Assurance Corporation                                     Director
One Corporate Drive, P.O. Box 883
Shelton, Connecticut  06484-0883

Timothy S. Cronin                                                               Vice President
American Skandia Life Assurance Corporation
One Corporate Drive, P.O. Box 883
Shelton, Connecticut  06484-0883

Wade A. Dokken                                                                  President and Chief Executive Officer
American Skandia Life Assurance Corporation
One Corporate Drive, P.O. Box 883
Shelton, Connecticut  06484-0883

Lisa Foote                                                                      Vice President
American Skandia Life Assurance Corporation
One Corporate Drive, P.O. Box 883
Shelton, Connecticut  06484-0883

Jacob Herchler                                                                  Vice President
American Skandia Life Assurance Corporation
One Corporate Drive, P.O. Box 883
Shelton, Connecticut  06484-0883

Thomas M. Mazzaferro                                                            Executive Vice President,
American Skandia Life Assurance Corporation                                     Chief Financial Officer, Treasurer, Corporate
One Corporate Drive, P.O. Box 883                                               Controller and Director
Shelton, Connecticut  06484-0883

Michael A. Murray                                                               Senior Vice President
American Skandia Life Assurance Corporation
One Corporate Drive, P.O. Box 883
Shelton, Connecticut  06484-0883

Carl E. Oberholtzer                                                             Vice President
American Skandia Life Assurance Corporation
One Corporate Drive, P.O. Box 883
Shelton, Connecticut  06484-0883

Polly Rae                                                                       Vice President
American Skandia Life Assurance Corporation
One Corporate Drive, P.O. Box 883
Shelton, Connecticut  06484-0883

Rebecca Ray                                                                     Senior Vice President
American Skandia Life Assurance Corporation
One Corporate Drive, P.O. Box 883
Shelton, Connecticut  06484-0883

Hayward L. Sawyer                                                               Senior Vice President
American Skandia Life Assurance Corporation
One Corporate Drive, P.O. Box 883
Shelton, Connecticut  06484-0883

Guy Sullivan                                                                    Vice President
American Skandia Life Assurance Corporation
One Corporate Drive, P.O. Box 883
Shelton, Connecticut  06484-0883

Leslie S. Sutherland                                                            Vice President
American Skandia Life Assurance Corporation
One Corporate Drive, P.O. Box 883
Shelton, Connecticut  06484-0883

Amanda C. Sutyak                                                                Vice President
American Skandia Life Assurance Corporation
One Corporate Drive, P.O. Box 883
Shelton, Connecticut  06484-0883

Bayard F. Tracy                                                                 Senior Vice President
American Skandia Life Assurance Corporation
One Corporate Drive, P.O. Box 883
Shelton, Connecticut  06484-0883

Robert G. Whitcher                                                              Director
American Skandia Life Assurance Corporation
One Corporate Drive, P.O. Box 883
Shelton, Connecticut  06484-0883

Kirk Wickman                                                                    Senior Vice President and
American Skandia Life Assurance Corporation                                     General Counsel
One Corporate Drive, P.O. Box 883
Shelton, Connecticut  06484-0883

Item 30.  Location  of  Accounts  and  Records:  Accounts  and  records are  maintained  by ASLAC at its  principal  office in Shelton,
Connecticut.

Item 31.  Management Services:  None

Item 32.  Undertakings:

(a)      Registrant hereby undertakes to file a post-effective  amendment to this Registration  Statement as frequently as is necessary to ensure that the audited  financial  statements in the  Registration  Statement are never more than 16 months old so long as payments under the annuity contracts may be accepted and allocated to the Sub-accounts of Separate Account B.

(b)      Registrant  hereby  undertakes to include  either (1) as part of any  enrollment  form or  application  to purchase a contract offered by the prospectus,  a space that an applicant or enrollee can check to request a Statement of Additional Information,  or (2) a post card or similar  written  communication  affixed to or  included in the  prospectus  that the  applicant  can remove to send for a
Statement of Additional Information.

(c)      Registrant hereby undertakes to deliver any Statement of Additional  Information and any financial  statements  required to be made available under this form promptly upon written or oral request.

(d)      American  Skandia Life Assurance  Corporation  ("Depositor")  hereby  represents that the aggregate fees and charges under the annuity contracts are reasonable in relation to the services rendered,  the expenses expected to be incurred,  and the risks assumed by the Depositor.  Depositor bases its  representation  on its assessment of all of the facts and  circumstances,  including such relevant factors as: the nature and extent of such services,  expenses and risks;  the need for Depositor to earn a profit;  the degree to which the contracts include innovative  features;  and the regulatory standards for exemptive relief under the Investment Company Act of 1940 used prior to October 1996,  including the range of industry practice.  This  representation  applies to all Contracts sold pursuant to this  Registration  Statement,  including those sold on the terms  specifically  described in the prospectus  contained  herein, or any variations therein, based on supplements, endorsements, or riders to any Contracts or prospectus, or otherwise.

(e)      With respect to the  restrictions  on withdrawals  for Texas  Optional  Retirement  Programs and Section 403(b) plans,  we are relying upon: 1) a no-action  letter dated November 28, 1988 from the staff of the  Securities and Exchange  Commission to the American
Council of Life  Insurance  with respect to annuities  issued under Section  403(b) of the code,  the  requirements  of which have been complied  with by us;  and 2) Rule 6c-7  under the 1940 Act with  respect  to  annuities  made  available  through  the Texas  Optional
Retirement Program, the requirements of which have been complied with by us.

                                                               EXHIBITS

As noted in Item 24(b), various exhibits are incorporated by reference or are not applicable.  The exhibits included are as follows:

No. 9         Opinion and Consent of Counsel         FILED HEREWITH

No. 10(a)     Consent of Ernst & Young LLP           FILED HEREWITH

                                                             SIGNATURES

         As required by the  Securities  Act of 1933 and the  Investment  Company Act of 1940,  the  Registrant has duly caused this registration statement to  be  signed  on  its  behalf,  in  the  Town  of  Shelton  and  State  of  Connecticut, on  this 9th day of November, 2001.

                                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION VARIABLE ACCOUNT B
                                                       (CLASS 1 SUB-ACCOUNTS)
                                                             Registrant

                                          By: American Skandia Life Assurance Corporation
                                          -----------------------------------------------

By:/s/ Kathleen A. Chapman                                                  Attest:_/s/ Scott K. Richardson
Kathleen A. Chapman, Corporate Secretary                                               Scott K. Richardson

                                            AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                                                             Depositor

By:/s/ Kathleen A. Chapman                                                  Attest:_/s/ Scott K. Richardson
Kathleen A. Chapman, Corporate Secretary                                               Scott K. Richardson

As required by the Securities Act of 1933, this  Registration  Statement has been signed by the following  persons in the capacities and on the date indicated.

              Signature                            Title                                       Date
              ---------                            -----                                       ----
                                                   (Principal Executive Officer)

          Wade A. Dokken**         President and Chief Executive Officer                   November 9, 2001
          ----------------
           Wade A. Dokken

                                   (Principal Financial Officer and Principal Accounting Officer)

    /s/ Thomas M. Mazzaferro            Executive Vice President,                          November 9, 2001
       Thomas M. Mazzaferro             Chief Financial Officer,
                                      Treasurer and Corporate Controller

                                                        (Board of Directors)

      Lincoln R. Collins*                          Thomas M. Mazzaferro*                Robert G. Whitcher***
      -------------------                          --------------------                -------------------
      Lincoln R. Collins                            Thomas M. Mazzaferro                Robert G. Whitcher

                                    *By:  /s/ Kathleen A. Chapman
                                          -----------------------
                                            Kathleen A. Chapman

   *Pursuant to Powers of Attorney previously filed with Post-Effective Amendment No. 1 to Registration Statement No. 333-53596.
         **Pursuant to Power of Attorney filed with Post-Effective Amendment No. 6 to Registration Statement No. 333-38119.
        ***Pursuant to Power of Attorney filed with Pre-Effective Amendment No. 1 to Registration Statement No. 333-68714.